Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175396

1302 Wrights Lane East
West Chester, Pennsylvania 19380

 October 27, 2011

Dear Stockholder:

We cordially invite you to attend a special meeting of Synthes stockholders to be held on Thursday, December 15, 2011 at 11:00 a.m., at Synthes’ European Headquarters, Luzernstrasse 19, 4528 Zuchwil (Solothurn), Switzerland. At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger we entered into as of April 26, 2011, as it may be amended from time to time, with Johnson & Johnson and its wholly owned subsidiary, Samson Acquisition Corp., pursuant to which Samson Acquisition Corp. will merge with and into Synthes. As a result of the merger, Synthes will become a wholly owned subsidiary of Johnson & Johnson.

Upon closing of the merger, each share of Synthes common stock you hold will be converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock you receive will depend on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger. If the average of the volume weighted average trading prices of Johnson & Johnson stock on each day during this valuation period, as converted into CHF on each day in the valuation period, is between CHF 52.54 and CHF 60.45, then you will receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35 in exchange for each of your shares of Synthes common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then you will receive 1.9672 shares of Johnson & Johnson stock in exchange for each of your shares of Synthes common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then you will receive 1.7098 shares of Johnson & Johnson common stock in exchange for each of your shares of Synthes common stock.

Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol “JNJ” and on October 24, 2011 the last practicable date before the date of the accompanying proxy statement/prospectus, its closing price was $64.73 per share.

The Synthes board of directors unanimously determined that the merger is fair to and in the best interests of Synthes and its stockholders, approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

Your vote is very important.  Subject to the terms and conditions of a voting agreement dated as of April 26, 2011, Mr. Hansjörg Wyss, the Chairman of the Synthes board of directors, Ms. Amy Wyss, a Synthes director, and two trusts, the beneficiaries of which are Wyss family members, have agreed, among other things, to vote 44,825,825 of their shares of Synthes common stock (representing approximately 37.75% of the shares entitled to vote at the special meeting) “FOR” the adoption of the merger agreement. However, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Synthes common stock entitled to vote at the special meeting. Only stockholders entered in the stock ledger at the close of business on October 20, 2011, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of it. Admission cards can be ordered until December 6, 2011 from your custodian bank. Admission cards with the corresponding voting material will be dispatched as from November 21, 2011 onwards. The special meeting will be conducted in German.

Please review the accompanying proxy statement/prospectus carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 16 of the accompanying proxy statement/prospectus before voting.

Thank you for your support; we appreciate your consideration of this matter.

On behalf of the Board of Directors of Synthes, Inc.,

Dr. h.c. mult. Hansjörg Wyss
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Johnson & Johnson common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 27, 2011,
and is first being mailed to stockholders on or about November 2, 2011.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Johnson & Johnson from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Johnson & Johnson at the following address and telephone number:

JOHNSON & JOHNSON
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: Office of Corporate Secretary
Telephone: (732) 524-2455

If you would like to request documents, please do so by December 1, 2011 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 116.

Synthes, Inc. c/o Synthes GmbH	Eimattstrasse 3 4436 Oberdorf BL Switzerland	Tel. +41 61 965 61 11 Fax +41 61 965 66 00

Notice of and Invitation to the Special Meeting of Stockholders 2011
Thursday, December 15, 2011 at 11:00 am (doors open at 10:30 am)
Synthes GmbH, Luzernstrasse 19, 4528 Zuchwil (Solothurn)

Oberdorf, November 2, 2011

Dear Stockholders,

We would like to invite you to attend the Special Meeting of Stockholders of Synthes, Inc. (hereafter Synthes), which will take place on Thursday, December 15, 2011 at 11:00 am at our premises at Luzernstrasse 19 in Zuchwil (Solothurn), Switzerland.

The Special Meeting of Stockholders will be conducted in German only. Subsequent to the meeting you are cordially invited to join us for a cocktail reception.

Purpose of the Special Meeting

The purposes of the Special Meeting are:

1.	To consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of April 26, 2011, as it may be amended from time to time, among Johnson & Johnson, Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson, and Synthes, pursuant to which Samson Acquisition Corp. will merge with and into Synthes. As a result of the merger, Synthes will become a wholly owned subsidiary of Johnson & Johnson, and each outstanding share of Synthes common stock will be converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) a number of shares of Johnson & Johnson common stock based on an exchange ratio that will be calculated based upon the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger; and

2.	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

We will transact no other business at the Special Meeting except such business as may properly be brought by the Synthes board of directors before the Special Meeting or any adjournment or postponement of it.

The number of shares of Johnson & Johnson common stock you receive will depend on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period. If the average of the volume weighted average trading prices of Johnson & Johnson stock on each day during this valuation period, as converted into CHF on each day in the valuation period, is between CHF 52.54 and CHF 60.45, then you will receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35 in exchange for each of your shares of Synthes common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then you will receive 1.9672 shares of Johnson & Johnson stock in exchange for each of your shares of Synthes common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then you will receive 1.7098 shares of Johnson & Johnson common stock in exchange for each of your shares of Synthes common stock.

The Synthes Board of Directors unanimously determined that the merger is fair to, and in the best interests of, Synthes and its stockholders, approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

Attendance procedures

Documents
The proxy statement/prospectus can be downloaded on www.synthes.com (Investors/Media section). Alternatively a hardcopy of the documentation (app. 300 pages) can be ordered via mail, e-mail or phone from the address noted below under “Questions”.

Record date for voting
Only stockholders entered in the stock ledger at the close of business on October 20, 2011, the record date for the Special Meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it.

Admission cards
Admission cards can be ordered until December 6, 2011, from your custodian bank. Admission cards with the corresponding voting material will be dispatched as from November 21, 2011, onwards.

Representation/Granting proxy
Stockholders who will not be attending the Special Meeting in person may appoint a proxy to represent them. To do this, stockholders must sign their admission card/proxy form and deliver them to the person they wish to appoint. In particular, stockholders may elect to have their bank as a proxy holder of deposited shares (Depotvertreter), or they may be represented by the designated independent proxy.

Dr. Oscar Battegay, attorney at law and notary public, Heuberg 7, PO Box 2032, 4001 Basel, Switzerland, phone +41 58 387 95 00, fax +41 58 387 95 99, serves as the designated independent proxy. Stockholders wishing to be represented by the independent proxy should send their proxy authorizations and instructions directly to Dr. Battegay. If you appoint Dr. Battegay as your proxy, your votes will be cast “FOR” the proposal of the Board of Directors, absent written instructions to the contrary.

Additionally if you appoint Synthes, Inc. to represent you as your proxy, your votes will be cast “FOR” the proposal of the Board of Directors. Authorized proxies will accept voting instructions until December 8, 2011.

You may revoke your proxy prior to the Special Meeting in the manner described in the proxy statement/prospectus.

Representatives of custodian banks are requested to notify Synthes as soon as possible, at the latest at the admission office on the day of the Special Meeting, of the number of the shares they are representing.

Questions
We request that you direct any questions with regard to the Special Meeting to:

Synthes GmbH, Investor Relations, Eimattstrasse 3, 4436 Oberdorf BL, Switzerland, phone +41 32 720 46 38, e-mail investor.relations@synthes.com.

Yours faithfully,

On behalf of the Board of Directors of Synthes, Inc.

Dr. h.c. mult. Hansjörg Wyss Chairman of the Board

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Synthes, may have regarding the merger and the answers to those questions. Johnson & Johnson and Synthes urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the Annexes to and the documents incorporated by reference in this proxy statement/prospectus. All references in this proxy statement/prospectus to “Johnson & Johnson” refer to Johnson & Johnson, a New Jersey corporation; all references in this proxy statement/prospectus to “Synthes” refer to Synthes, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Samson Acquisition Corp.” refer to Samson Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Johnson & Johnson; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we”, “our” and “us” refer to Johnson & Johnson and Synthes collectively; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 26, 2011, among Johnson & Johnson, Synthes and Samson Acquisition Corp., a copy of which is included as Annex A to this proxy statement/prospectus. Johnson & Johnson following completion of the merger is sometimes referred to in this proxy statement/prospectus as the “combined company”.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement, as it may be amended from time to time, entered into among Johnson & Johnson, Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson, and Synthes or to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In the merger, Samson Acquisition Corp. will be merged with and into Synthes.

Q:	What will happen to Synthes as a result of the merger?

A:	If the merger is completed, Synthes will become a wholly owned subsidiary of Johnson & Johnson, and shares of Synthes common stock will be cancelled and delisted from the SIX Swiss Exchange.

Q:	What will I receive in the merger?

A:	Upon closing of the merger, you will receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock you receive will depend on the average of the volume weighted average trading prices of Johnson & Johnson common stock during the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period:

• You will receive CHF 103.35 in shares of Johnson & Johnson common stock in exchange for each share of Synthes common stock that you own if the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is between CHF 52.54 and CHF 60.45 per share.

• You will receive 1.7098 shares of Johnson & Johnson common stock in exchange for each share of Synthes common stock that you own if the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is greater than CHF 60.45.

• You will receive 1.9672 shares of Johnson & Johnson common stock in exchange for each share of Synthes common stock that you own if the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is less than CHF 52.54.

Q:	Does the Synthes board of directors support the merger?

A:	Yes. The Synthes board of directors believes that the merger is fair to, and in the best interests of, Synthes and its stockholders, unanimously declared advisable and approved the merger agreement and recommends that the stockholders vote “FOR” the adoption of the merger agreement.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Synthes common stock outstanding as of the record date for the special meeting. In connection with the merger,

Mr. Hansjörg Wyss, the Chairman of the Synthes board of directors, Ms. Amy Wyss, a Synthes director, and two trusts, the beneficiaries of which are Wyss family members, entered into a voting agreement with Johnson & Johnson dated as of April 26, 2011, which we refer to as the “voting agreement”, in which they agreed, among other things, to vote 44,825,825 of their shares of Synthes common stock “FOR” the adoption of the merger agreement, subject to the terms and conditions of the voting agreement. Please see the section entitled “The Merger Agreement — The Voting Agreement” on page 74 of this proxy statement/prospectus for a more detailed summary of the terms and conditions of the voting agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B.

Q:	Where and when is the special meeting of stockholders?

A:	The Synthes special meeting will be held on Thursday, December 15, 2011 at 11:00 a.m., at Synthes’ European Headquarters, Luzernstrasse 19, 4528 Zuchwil (Solothurn), Switzerland. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy. However, you must have an admission card to attend the special meeting. To obtain an admission card, please request one from your custodian bank where your shares are held in custody as soon as possible. Admission cards can be ordered until December 6, 2011 from your custodian bank. Admission cards with the corresponding voting materials will be dispatched as from November 21, 2011, onwards.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of Synthes common stock entered in the stock ledger at the close of business on October 20, 2011, the record date for the special meeting. As of the close of business on that day, 118,756,463 shares of Synthes common stock were outstanding.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please request your admission card and corresponding voting material (including a proxy form) from your custodian bank as soon as possible, and in any event prior to December 6, 2011. Once you have received the materials, you may vote your shares by attending the special meeting and voting your shares in person at the special meeting, or by completing a proxy form (instructions are provided on the form). If you sign and return your proxy form and do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement and in favor of the adjournment proposal, if any.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time prior to the time it is voted at the special meeting. You can do this in one of three ways. First, you can execute and deliver to Synthes a later-dated proxy form relating to the same shares. Second, you can file with Synthes’ acting Secretary a written notice of revocation bearing a later date than the proxy form. Any such written notice of revocation or subsequent proxy form must be received by Synthes before the taking of the vote at the special meeting and should be delivered to Synthes, Inc., Investor Relations, c/o Synthes GmbH, Eimattstrasse 3, 4436 Oberdorf BL, Switzerland, or hand delivered to Synthes’ acting Secretary or her representative before the taking of the vote at the special meeting. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

In addition to the three methods described above, stockholders who have appointed Dr. Oscar Battegay as their proxy may revoke such proxy by sending a written notice of revocation bearing a later date than the proxy form or a later-dated proxy form relating to the same shares and delivering it by mail so that it is received by the designated independent proxy, Dr. Oscar Battegay, before December 8, 2011. Such revocation or proxy form should be delivered to Heuberg 7, PO Box 2032, 4001 Basel, Switzerland, Attention: Dr. Oscar Battegay.

For stockholders whose shares are held in “street name”, and who have either instructed the record holder of their shares on how to vote their shares or obtained a proxy form from the record holder to vote at the special meeting, please check with your bank, broker, nominee, fiduciary or other custodian for information on how to revoke your instructions to them.

Q:	If my shares of Synthes common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of Synthes common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	Is the merger expected to be taxable to me?

A:	The receipt of the merger consideration in exchange for Synthes common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize capital gain or loss as a result of the merger measured by the difference, if any, between (i) the sum of (a) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and (b) the U.S. dollar value of the Swiss francs received and (ii) your adjusted tax basis in the Synthes common stock exchanged therefor in the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 55 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Swiss-resident individual taxpayers holding Synthes common stock as their private property should realize a tax-free private capital gain or a non-tax-deductible loss, as the case may be, for Swiss federal, cantonal and municipal income tax purposes with respect to all or part of the shares of Johnson & Johnson common stock received in the merger. A portion of the merger consideration will be received in cash, and all or part may be treated as taxable income for Swiss federal, cantonal and municipal income tax purposes. Swiss-resident corporate and individual taxpayers as well as corporate and individual taxpayers resident abroad who hold Synthes common stock as part of Swiss business assets are required to recognize any capital gains realized as a result of the merger in their income statement for the respective tax period and are subject to Swiss federal, cantonal and municipal individual or corporate income tax, as the case may be, on any net taxable earnings (including a capital gain realized as a result of the merger) for such period. You should read “The Merger — Material Swiss Tax Consequences of the Merger” beginning on page 57 for a more complete discussion of the Swiss tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. If the merger agreement is adopted by Synthes stockholders, it is anticipated that the merger will be completed during the first half of 2012, subject to the receipt of required stockholder and regulatory approvals. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:	Can I dissent and require appraisal of my shares?

A:	Yes. Synthes stockholders have appraisal rights under Delaware law in connection with the merger. See “The Merger — Appraisal Rights” beginning on page 49.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the proxy form, you should contact:

Synthes, Inc., Investor Relations c/o Synthes GmbH Eimattstrasse 3 4436 Oberdorf BL, Switzerland Email: investor.relations@synthes.com Phone: +41 32 720 46 38

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement and the voting agreement that are attached to this proxy statement/prospectus as Annexes A and B, respectively. See also “Where You Can Find More Information” beginning on page 116. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Johnson & Johnson (page 25)

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400

Johnson & Johnson and its subsidiaries have approximately 114,000 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus has been on products related to human health and well-being. Johnson & Johnson is a New Jersey corporation, incorporated in the State of New Jersey in 1887.

Additional information about Johnson & Johnson and its subsidiaries is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 116.

Samson Acquisition Corp. (page 25)

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400

Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson, is a Delaware corporation that was formed on April 21, 2011 solely for the purpose of effecting the merger and the other transactions contemplated by the merger agreement and has not engaged, and does not expect to engage, in any other business activities.

Synthes, Inc. (page 25)

Synthes, Inc.
1302 Wrights Lane East
West Chester, Pennsylvania 19380
Telephone: (610) 719-5000

Synthes is a global medical device company that develops, produces and markets instruments, implants and biomaterials for the surgical fixation, correction and regeneration of the human skeleton and its soft tissues. Synthes has more than 11,400 employees and operates and sells products in 42 countries worldwide. Synthes is a Delaware corporation, incorporated in the State of Delaware in 1999 (originally under the corporate name Synstra, Inc.).

The Merger

Form of the Merger (page 46)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson and a party to the merger agreement, will merge with and into Synthes. Synthes will continue as the surviving corporation of the merger and will become a wholly owned subsidiary of Johnson & Johnson.

Merger Consideration (page 46)

In the merger, each issued and outstanding share of Synthes common stock (other than shares owned by Synthes as treasury stock, shares owned by Johnson & Johnson and shares for which appraisal rights have been properly exercised and perfected under the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock each Synthes stockholder will receive is based on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is between CHF 52.54 and CHF 60.45, then each share of Synthes common stock will be converted into the right to receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then each share of Synthes common stock will be converted into the right to receive 1.9672 shares of Johnson & Johnson common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then each share of Synthes common stock will be converted into the right to receive 1.7098 shares of Johnson & Johnson common stock.

Holders of Synthes common stock will receive cash in lieu of any fractional shares of Johnson & Johnson common stock they otherwise would have received in the merger. Each Synthes stockholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive an amount in cash (without interest, rounded down to the nearest whole cent and subject to withholding taxes) equal to the product obtained by multiplying (1) the fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (2) the average of the volume weighted averages of the trading prices, as reported by Bloomberg L.P., of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day during this valuation period.

The CHF 55.65 in cash and the number of shares of Johnson & Johnson common stock to be received by holders of Synthes common stock in the merger are referred to collectively as the “merger consideration”.

The exchange ratio will be determined shortly before completion of the merger. On October 24, 2011, the latest practicable date before the date of this proxy statement/prospectus, Johnson & Johnson common stock closed on the New York Stock Exchange (the “NYSE”), at $64.73, the CHF equivalent of which is CHF 57.26 per share, as of such date. If this were the volume weighted average trading price per share of Johnson & Johnson common stock used to calculate the exchange ratio, the exchange ratio would be 1.8049. The actual exchange ratio and, accordingly, the actual number of shares of Johnson & Johnson common stock issued in respect of each share of Synthes common stock in the merger, may differ from this example and will not be known at the special meeting because the valuation period will not occur until after the special meeting.

Completion of the Merger (page 46)

Johnson & Johnson and Synthes currently expect to complete the merger during the first half of 2012, subject to the receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the merger agreement. However, it is possible that factors outside of our control could require us to complete the merger at a later date or not complete it at all.

Treatment of Synthes’ Stock Options and Other Equity Based Awards (page 54)

Each outstanding Synthes stock option will be cancelled upon the closing of the merger and converted into an amount in cash equal to the excess, if any, of (A) the sum of (x) the CHF 55.65 cash consideration in the merger and (y) the product of the share exchange ratio multiplied by the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, over (B) the exercise price per share of Synthes common stock subject to the option, less applicable withholding taxes, if any.

Each Synthes restricted stock award will become fully vested upon the closing of the merger, and the holder of the restricted stock award will be entitled to receive, without any interest thereon, the merger consideration less applicable withholding taxes.

Ownership of Johnson & Johnson Following the Merger (page 47)

Based on the number of outstanding shares of Synthes common stock on the record date and the number of outstanding shares of Johnson & Johnson common stock on October 24, 2011, we anticipate that Synthes stockholders will own between approximately 7% and 8% of the outstanding shares of Johnson & Johnson common stock following the merger.

Material United States Federal Income Tax Consequences of the Merger (page 55)

The receipt of the merger consideration in exchange for Synthes common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize capital gain or loss as a result of the merger measured by the difference, if any, between (i) the sum of (a) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and (b) the U.S. dollar value of the Swiss francs received and (ii) your adjusted tax basis in the Synthes common stock exchanged therefor in the merger.

You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Material Swiss Tax Consequences of the Merger (page 57)

Swiss-resident individual taxpayers holding Synthes common stock as their private property should realize a tax-free private capital gain or a non-tax-deductible loss, as the case may be, for Swiss federal, cantonal and municipal income tax purposes with respect to all or part of the shares of Johnson & Johnson common stock received in the merger. A portion of the merger consideration will be received in cash, and all or part may be treated as taxable income for Swiss federal, cantonal and municipal income tax purposes. Swiss-resident corporate and individual taxpayers as well as corporate and individual taxpayers resident abroad who hold Synthes common stock as part of Swiss business assets are required to recognize any capital gains realized as a result of the merger in their income statement for the respective tax period and are subject to Swiss federal, cantonal and municipal individual or corporate income tax, as the case may be, on any net taxable earnings (including a capital gain realized as a result of the merger) for such period.

You should read “The Merger — Material Swiss Tax Consequences of the Merger” for a more complete discussion of the Swiss tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Recommendation of the Synthes Board of Directors (page 31)

The Synthes board of directors believes that the merger is fair to, and in the best interests of, Synthes and its stockholders, unanimously declared advisable and approved the merger agreement and recommends that the stockholders vote “FOR” the adoption of the merger agreement.

To review the background of and reasons for the merger, as well as certain risks related to the merger, see “The Merger — Background to the Merger”, “— Reasons for the Merger and Recommendation of the Synthes Board of Directors” and “Risk Factors” beginning on pages 26, 31 and 16, respectively.

Opinion of Synthes’ Financial Advisor (page 35)

In connection with the merger, Synthes’ financial advisor, Credit Suisse Securities (USA) LLC, referred to as Credit Suisse, delivered an opinion, dated April 25, 2011, to the Synthes board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Synthes common stock (other than holders entering into the voting agreement and their respective affiliates). The full text of Credit Suisse’s written opinion is attached to this proxy statement/prospectus as Annex C and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to the Synthes board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Synthes or the underlying business decision of Synthes to proceed with the merger. The opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

Interests of Synthes’ Directors and Executive Officers in the Merger (page 40)

In considering the recommendation of the Synthes board of directors in favor of the adoption of the merger agreement, Synthes stockholders should be aware that certain directors and executive officers of Synthes have interests in the merger that may be different from, or in addition to, the interests of other Synthes stockholders generally. These interests include the following:

•	All outstanding options to purchase Synthes common stock under Synthes’ equity incentive plans, including those held by Synthes’ executive officers, would accelerate and vest upon the closing of the merger. The options would be cancelled and each option would be converted into an amount of cash equal to the excess, if any, of the value of the merger consideration over the exercise price of the option. As of October 20, 2011, unvested options held by Synthes’ executive officers relating to 192,500 shares of Synthes common stock would be subject to cancellation and exchange for cash if the merger is completed. As of October 20, 2011, no directors held options.

•	All restrictions imposed on restricted stock granted under Synthes’ equity incentive plans, including restricted stock held by Synthes’ executive officers, would lapse upon the closing of the merger. As of October 20, 2011, 76,035 restricted shares of Synthes common stock held by Synthes’ executive officers would be subject to accelerated vesting if the merger is completed. As of October 20, 2011, no directors held restricted stock.

•	Closing of the merger would constitute a “change in control” under the executive officers’ employment and change in control severance agreements, which generally entitle the executive officers to severance payments and tax gross-ups if their employment is terminated during the two-year period following the merger either by Synthes without “Cause” or by the executive officers for “Good Reason” (as such terms are defined in the applicable agreements).

•	Members of the Synthes board of directors receive a grant of shares of Synthes common stock as their annual retainer for service on the board. They will receive a pro-rata portion of their annual grant covering the period of service between the previous grant and the closing of the merger.

•	In connection with the Synthes board of director’s exploration of a potential sale of the company, Synthes entered into retention bonus agreements with employees including the executive officers, most of which were amended in connection with the merger. Under the terms of the retention bonus agreements, each executive officer, other than Messrs. Hansjörg Wyss, Michel Orsinger, Robert Donohue and William Wachter, will receive a bonus on the first and second anniversaries of the merger if they remain continuously employed by Synthes through such dates. Messrs. Orsinger and Donohue will receive a bonus on the closing date of the merger and the six-month anniversary of the merger if they remain continuously employed by Synthes through such dates. Mr. Wachter will receive a bonus on the closing date of the merger and the one-year anniversary of the merger if he remains continuously employed by Synthes through such dates. In each case, if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the executive’s employment or change in control severance agreement, as applicable) following the merger and prior to the final payment date, the executive officer would be entitled to the full payment if the executive officer signs, and does not revoke, a release in favor of Synthes.

•	In connection with the Employment Agreement between Mr. Wyss and Synthes, Mr. Wyss will be entitled to certain retirement benefits upon the expiration of his current term as Chairman of the Board on April 30, 2012, or upon his earlier resignation or termination without cause.

•	Current and former officers and members of the Synthes board of directors will retain all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and such rights will continue following closing of the merger. The merger agreement also provides that for six years after the effective time of the merger, Johnson & Johnson will maintain directors’ and officers’ liability insurance covering each person who was, as of the date of the merger agreement, covered by Synthes’ directors’ and officers’ liability insurance.

The Synthes board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement.

For a more complete description, see “The Merger — Interests of Synthes’ Directors and Executive Officers in the Merger”.

Regulatory Approvals Required for the Merger (page 48)

The following is a summary of the material regulatory requirements for completion of the merger. There can be no guarantee if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain. For further information, please see “Risk Factors” beginning on page 16.

United States Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. Johnson & Johnson and Synthes filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 6, 2011. Johnson & Johnson withdrew its Notification and Report Form on July 5, 2011 in order to allow more time for the staff of the Federal Trade Commission to review the proposed transaction and re-filed it on July 7, 2011. On August 8, 2011, Johnson & Johnson and Synthes received from the Federal Trade Commission a Request for Additional Information and Documentary Materials (a “Second Request”). The waiting period under the HSR Act with respect to the proposed merger will expire at 11:59 p.m., Eastern Time, on the 30th day after both Johnson & Johnson and Synthes have substantially complied with the Second Request, unless earlier terminated by the Federal Trade Commission or extended by agreement among the parties and the Federal Trade Commission.

At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Johnson & Johnson or Synthes or subject to other remedies. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

European Union Antitrust.  Both Johnson & Johnson and Synthes conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. On September 27, 2011, Johnson & Johnson filed the formal notification to the European Commission of the merger. Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has 25 business days from the day following the date of receipt of a complete notification, which period may be extended to 35 business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or opening an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

Other Laws.  In addition to the regulatory approvals described above, notifications of the merger have been filed with other governmental agencies for their review and approval under foreign regulatory laws, such as foreign merger control laws. It is possible that any of the governmental entities with which filings have been made may seek, as conditions for granting approval of the merger, various regulatory concessions.

Appraisal Rights (page 49)

Under Section 262 of the DGCL, record holders of Synthes common stock who do not vote in favor of the adoption of the merger agreement, who properly demand and perfect their appraisal rights and who comply with the terms of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Synthes common stock if the merger is completed, in lieu of receiving the merger consideration. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. Synthes stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Synthes stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable DGCL provisions will result in the loss of the right of appraisal. See “The Merger — Appraisal Rights”.

Comparison of Rights of Common Shareholders of Johnson & Johnson and Synthes (page 102)

Synthes stockholders, whose rights are currently governed by the Synthes certificate of incorporation, as amended, the Synthes amended and restated by-laws, as amended, and Delaware law, will, upon completion of the merger, become shareholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.

Litigation Related to the Merger (page 54)

Three putative shareholder class actions challenging the merger have been filed in the Delaware Court of Chancery naming Synthes, certain officers and directors of Synthes, Johnson & Johnson and Samson Acquisition Corp. as defendants. The three suits were consolidated into one action, In re Synthes, Inc. Shareholder Litigation, Case No. 6452-CS, and a Verified Consolidated Amended Class Action Complaint was filed in the consolidated action on August 2, 2011. On August 4, 2011, the court entered an order dismissing Johnson & Johnson from the case without prejudice. On October 20, 2011, the remaining defendants filed a motion to dismiss the Verified Consolidated Amended Class Action Complaint with prejudice. On October 24, 2011, plaintiffs filed a motion with the Court of Chancery seeking a preliminary injunction to prevent Synthes from conducting a vote of stockholders to adopt the merger agreement.

Accounting Treatment of the Merger (page 55)

The merger will be accounted for by Johnson & Johnson using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Stock Exchange Listing of Johnson & Johnson Common Stock (page 48)

Shares of Johnson & Johnson common stock are quoted on the NYSE under the stock symbol “JNJ”. It is a condition to the consummation of the merger that the Johnson & Johnson common stock to be issued in the merger has been authorized for listing on the NYSE, subject to official notice of issuance.

Delisting of Synthes Common Stock (page 48)

Synthes common stock trades on the SIX Swiss Exchange under the symbol “SYST”. If the merger is completed, Synthes common stock will be delisted from the SIX Swiss Exchange.

The Special Meeting

Date, Time and Place (page 22)

The special meeting of Synthes stockholders will be held on Thursday, December 15, 2011 at 11:00 a.m., at Synthes’ European Headquarters, Luzernstrasse 19, 4500 Solothurn, Switzerland. At the special meeting, Synthes stockholders will be asked to adopt the merger agreement or adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Shares Entitled to Vote (page 22)

Synthes stockholders are entitled to vote at the special meeting if they are entered in the Synthes stock ledger as of the close of business on October 20, 2011, the record date for the special meeting.

On the record date, there were 118,756,463 shares of Synthes common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Synthes common stock that they owned on the record date.

Vote Required (page 23)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Synthes common stock entitled to vote on the adoption of the merger agreement on the record date. Subject to the terms and conditions of the voting agreement, Mr. Hansjörg Wyss, Ms. Amy Wyss and two trusts, the beneficiaries of which are Wyss family members, have agreed, among other things, to vote 44,825,825 of their shares of Synthes common stock (representing approximately 37.75% of the shares entitled to vote at the special meeting) “FOR” the adoption of the merger agreement.

Shares Owned by Synthes’ Directors and Executive Officers (page 23)

At the close of business on the record date, directors and executive officers of Synthes beneficially owned and were entitled to vote 58,390,695 shares of Synthes common stock, which represent approximately 49.17% of the shares of Synthes common stock entitled to vote at the special meeting.

The Merger Agreement

The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

No Solicitation (page 63)

The merger agreement contains restrictions on the ability of each of Synthes, its subsidiaries and their respective representatives to solicit or engage in discussions or negotiations with a third party regarding a competing proposal as described in “The Merger Agreement — No Solicitation”. Notwithstanding the restrictions, under certain limited circumstances, Synthes may respond to and negotiate an unsolicited acquisition proposal or the Synthes board of directors may change its recommendation or recommend to the Synthes stockholders an alternative transaction if specified conditions are met. For a more complete description, see “The Merger Agreement — No Solicitation”.

Conditions to the Completion of the Merger (page 67)

As more fully described in this proxy statement/prospectus and as set forth in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the adoption by Synthes stockholders of the merger agreement, the receipt of all necessary regulatory approvals under antitrust laws in the United States, the European Union and certain other jurisdictions, the accuracy of the representations and warranties made by the parties to the merger agreement, performance by the parties of their obligations under the merger agreement, and the absence of laws, orders or antitrust-related litigation prohibiting or preventing the merger. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete description of the conditions to completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger”.

Termination of the Merger Agreement (page 70)

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of Johnson & Johnson and Synthes;

•	by either Johnson & Johnson or Synthes if:

•	the merger is not completed by April 26, 2012 (which we refer to as the “outside date”), subject to a 60-day extension under certain circumstances, subject to the terminating party’s compliance with certain provisions of the merger agreement;

•	certain legal restraints regarding the merger become final and nonappealable, subject to the terminating party’s compliance with certain provisions of the merger agreement;

•	Synthes stockholders fail to adopt the merger agreement; or

•	the other party breaches the merger agreement such that any condition to the non-breaching party’s obligation to complete the merger would not be satisfied, subject to the right of the breaching party to cure the breach by the outside date (and only if the terminating party is in compliance with its representations, warranties and covenants at the time of termination);

•	by Johnson & Johnson if:

•	the Synthes board of directors makes a change in the company recommendation or fails to publicly reaffirm the company recommendation within ten business days following a publicly announced or publicly known competing proposal after a written request from Johnson & Johnson to provide such reaffirmation; or

•	certain legal restraints regarding the merger relating to antitrust and similar regulatory laws become final and nonappealable, subject to Johnson & Johnson’s compliance with certain provisions of the merger agreement.

For a more complete description of the provisions addressing the circumstances under which the merger agreement can be terminated, see “The Merger Agreement — Termination of the Merger Agreement”.

Fees and Expenses (page 71)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Johnson & Johnson and Synthes will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. In addition, upon termination of the merger agreement under certain circumstances, Johnson & Johnson may be obligated to pay Synthes a termination fee of $650 million and, in other circumstances, Synthes may be obligated to pay Johnson & Johnson a termination fee of $650 million. For a more complete description, see “The Merger Agreement — Fees and Expenses”.

Reasonable Best Efforts (page 66)

Subject to the terms and conditions of the merger agreement, Johnson & Johnson and Synthes have agreed to use their reasonable best efforts to:

•	take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable laws or orders, to consummate and make effective the merger and the related transactions; and

•	obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities and officials and parties to contracts with Synthes and its subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the related transactions.

As a result of these requirements, Johnson & Johnson and Synthes may be required, conditional upon closing, to divest certain assets or take other actions, subject to limitations specified in the merger agreement. For a more complete discussion see “The Merger Agreement — Reasonable Best Efforts”.

Market Prices and Dividend Information (page 88)

Shares of Johnson & Johnson common stock are listed on the NYSE and shares of Synthes common stock are listed on the SIX Swiss Exchange. The following table presents:

•	the last reported sale price of a share of Johnson & Johnson common stock, as reported by the NYSE Composite Transactions Tape;

•	the last reported sale price of a share of Synthes common stock, as reported by the SIX Swiss Exchange; and

•	the market value of Synthes common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Synthes common stock in the merger, in each case on April 26, 2011, the last full trading day prior to the public announcement of the merger, and on October 24, 2011, the latest practicable date before the date of this proxy statement/prospectus. The equivalent price per share of Synthes common stock is always equal to CHF 159.00 to the extent that the average of the volume weighted average trading prices per share of Johnson & Johnson common stock on each day during the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, is within the range of CHF 52.54 and CHF 60.45. Within this range, the CHF 159.00 equivalent price per share represents the cash consideration of CHF 55.65 to be paid in respect of each share of Synthes common stock in the merger plus the stock consideration of shares of Johnson & Johnson having a value in the aggregate of CHF 103.35 to be issued in respect of each share of Synthes common stock in the merger. However, the equivalent price per share of Synthes common stock will be less than CHF 159.00 to the extent that the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is less than CHF 52.54 and will be more than CHF 159.00 to the extent that the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is greater than CHF 60.45.

							Equivalent Price per
	Johnson & Johnson Common Stock			Synthes Common Stock			Share of Synthes
	High	Low	Close	High	Low	Close	Common Stock(1)

April 26, 2011	$65.30	$64.07	$64.95	CHF 148.50	CHF 146.40	CHF 146.50	CHF 159.00
October 24, 2011	$64.79	$63.60	$64.73	CHF 149.40	CHF 148.50	CHF 148.80	CHF 159.00

(1)	Calculated using an average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the ten trading days ending two trading days prior to April 26, 2011 and October 24, 2011, respectively, as converted into CHF on each day in these periods.

These prices will fluctuate prior to the special meeting and the consummation of the merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Johnson & Johnson and Synthes declare and pay regular dividends. See “Market Prices and Dividend Information”.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JOHNSON & JOHNSON

The following table sets forth selected historical consolidated financial data of Johnson & Johnson. The historical consolidated financial information of Johnson & Johnson as of and for each of the five fiscal years in the period ended January 2, 2011 has been derived from Johnson & Johnson’s audited historical financial statements, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Johnson & Johnson’s historical audited consolidated financial statements for the years ended January 2, 2011, January 3, 2010 and December 28, 2008 are contained in its Annual Report on Form 10-K for the year ended January 2, 2011, which is incorporated by reference in this proxy statement/prospectus. Johnson & Johnson’s historical audited consolidated financial statements for the years ended December 30, 2007 and December 31, 2006 are not incorporated by reference in this proxy statement/prospectus.

The selected historical consolidated financial data of Johnson & Johnson as of July 3, 2011 and for the six month periods ended July 3, 2011 and July 4, 2010 have been derived from Johnson & Johnson’s historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended July 3, 2011, which is incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Johnson & Johnson as of July 4, 2010 has been derived from Johnson & Johnson’s historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended July 4, 2010, which is not incorporated by reference in this proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Johnson & Johnson’s management, contain all adjustments necessary to present fairly Johnson & Johnson’s financial position, results of operations and cash flows for the periods indicated.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and should be read in conjunction with Johnson & Johnson’s management’s discussion and analysis of results of operations and financial condition and Johnson & Johnson’s consolidated financial statements and notes thereto incorporated by reference in this proxy statement/prospectus. For additional information, please see “Where You Can Find More Information” beginning on page 116.

	Six Months Ended		Fiscal Year Ended
	July 3,	July 4,	December 31,	December 30,	December 28,	January 3,	January 2,
	2011	2010	2006	2007	2008	2010	2011
	(Unaudited)
	(In US$ millions, except per share data)

EARNINGS DATA:
Sales to customers	$32,770	$30,961	$53,324	$61,095	$63,747	$61,897	$61,587
Costs and expenses	24,838	20,461	38,737	47,812	46,818	46,142	44,640
Earnings before provision for taxes on income	7,932	10,500	14,587	13,283	16,929	15,755	16,947
Net earnings	6,252	7,975	11,053	10,576	12,949	12,266	13,334
Basic net earnings per share	2.28	2.89	3.76	3.67	4.62	4.45	4.85
Diluted net earnings per share	2.25	2.85	3.73	3.63	4.57	4.40	4.78
Dividends paid per share	1.110	1.030	1.455	1.620	1.795	1.930	2.110
BALANCE SHEET DATA (as of period end):
Total assets	$112,114	$92,300	$70,556	$80,954	$84,912	$94,682	$102,908
Long-term debt	13,680	7,937	2,014	7,074	8,120	8,223	9,156
Shareholders’ equity	62,132	52,851	39,318	43,319	42,511	50,588	56,579

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYNTHES

The following table sets forth selected historical consolidated financial data of Synthes. The historical consolidated financial information of Synthes as of and for each of the five fiscal years in the period ended December 31, 2010 has been derived from Synthes’ audited historical financial statements, which were audited by Ernst & Young LLP, an independent accounting firm. Synthes historical audited consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 are included in this proxy statement/prospectus beginning on page F-17. Synthes’ historical audited consolidated financial statements for the years ended December 31, 2007 and 2006 are not included in this proxy statement/prospectus.

The selected historical consolidated financial data of Synthes as of June 30, 2011 and for the six month periods ended June 30, 2011 and 2010 have been derived from Synthes’ historical unaudited interim consolidated financial statements included in this proxy statement/prospectus. The selected historical consolidated balance sheet data of Synthes as of June 30, 2010 has been derived from Synthes’ historical unaudited interim consolidated financial statements not included in this proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Synthes’ management, contain all adjustments necessary to present fairly Synthes’ financial position, results of operations and cash flows for the periods indicated.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and should be read in conjunction with the section titled “Synthes’ Management’s Discussion and Analysis of Results of Operations and Financial Condition” beginning on page 76 and Synthes’ consolidated financial statements and notes thereto included in this proxy statement/prospectus.

	Six Months
	Ended
	June 30,		Fiscal Year Ended December 31,
	2011	2010	2006	2007	2008	2009	2010
	(In US$ millions, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales	$1,975.0	$1,803.9	$2,391.6	$2,759.7	$3,192.5	$3,394.7	$3,687.0
Gross profit	1,629.1	1,485.6	1,957.9	2,234.7	2,638.7	2,802.4	3,046.5
Earnings from continuing operations	454.4	424.6	508.8	612.6	735.0	824.0	907.7
Net earnings	454.4	424.6	508.8	612.6	735.0	824.0	907.7
Earnings per share (basic and diluted):
Earnings from continuing operations	3.83	3.58	4.38	5.16	6.19	6.94	7.65
Net earnings	3.83	3.58	4.38	5.16	6.19	6.94	7.65
Dividends declared per common share	1.9485	1.2776	0.5414	0.6187	0.9092	0.9824	1.2776
CONSOLIDATED BALANCE SHEET DATA (as of period end):
Total assets	8,840.0	6,779.6	4,549.3	5,188.0	5,897.3	6,658.6	7,923.6
Liabilities (current and long-term)	1,322.7	1,031.4	1,170.6	1,102.0	1,071.5	1,020.4	1,184.9
Stockholders’ equity	7,517.3	5,748.2	3,378.7	4,086.0	4,825.8	5,638.2	6,738.7

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial information about the financial condition and results of operations of Johnson & Johnson after giving effect to the merger. The summary unaudited pro forma condensed combined income statement data for the six months ended July 3, 2011 and the year ended January 2, 2011 give effect to the merger as if the merger had taken place on January 4, 2010. The summary unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had taken place on July 3, 2011.

The following summary unaudited pro forma condensed combined financial information has been prepared by applying the purchase method of accounting with Johnson & Johnson treated as the acquirer and does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, Johnson & Johnson’s fair value of consideration paid to Synthes stockholders will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to the state where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information in this proxy statement/prospectus. The actual number of shares of Johnson & Johnson common stock issued in respect of each share of Synthes common stock in the merger will be established shortly before completion of the merger.

The summary unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the consolidated financial statements and related notes of Johnson & Johnson, incorporated herein by reference, and the consolidated financial statements and related notes of Synthes, included in this proxy statement/prospectus, together with the more detailed unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 90. For further information with respect to documents incorporated by reference in this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 116. The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

	Fiscal Year Ended	Six Months Ended
	January 2, 2011	July 3, 2011
	(Unaudited)
	(In millions, except per share amounts)

EARNINGS DATA:
Sales to customers	$65,274	$34,745
Costs and expenses	47,908	26,529
Earnings before provision for taxes on income	17,366	8,216
Net earnings	13,699	6,484
Basic net earnings per share	4.62	2.20
Diluted net earnings per share	4.56	2.17
Dividends paid per share	2.110	1.110

As of July 3, 2011
(Unaudited)
(In millions, except per
share amounts)

BALANCE SHEET DATA
Total assets	$138,672
Long-term debt	21,215
Shareholders’ equity	75,565

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth for the periods presented certain historical per share data of Johnson & Johnson common stock and Synthes common stock on a historical basis and on unaudited pro forma and pro forma equivalent bases after giving effect to the merger under the purchase method of accounting. The historical per share data of Johnson & Johnson and Synthes has been derived from, and should be read in conjunction with, the historical financial statements of Johnson & Johnson and Synthes incorporated by reference or included in this proxy statement/prospectus. See “Where You Can Find More Information”, “Selected Historical Consolidated Financial Data of Johnson & Johnson” and “Selected Historical Consolidated Financial Data of Synthes” beginning on pages 116, 11 and 12 respectively. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 90.

The Synthes unaudited pro forma equivalent data was calculated by multiplying the corresponding Johnson & Johnson unaudited pro forma consolidated data by 1.8029, which was calculated by assuming that the volume weighted average trading price of Johnson & Johnson common stock utilized to derive the exchange ratio was equal to CHF 57.32, which is the average of the volume weighted average trading prices of Johnson & Johnson common stock for the ten trading days ending two trading days prior to October 25, 2011 (October 21, 2011), as converted into CHF on each day in the valuation period. The exchange ratio does not include the CHF 55.65 per share cash portion of the merger consideration. The actual exchange ratio may vary as described in this proxy statement/prospectus. This data shows how each share of Synthes common stock would have participated in net income and book value of Johnson & Johnson if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Johnson & Johnson.

	Six Months Ended	Fiscal Year Ended
	July 3, 2011	January 2, 2011
	(Unaudited)
	(In millions, except per share amounts)

JOHNSON & JOHNSON — HISTORICAL
Per common share data:
Net earnings:
Basic	$2.28	$4.85
Diluted	2.25	4.78
Dividends paid per share	1.110	2.110
Book value per share (basic)	22.67	20.66
SYNTHES — HISTORICAL(1)
Per common share data:
Net earnings (basic and diluted):	$3.83	$7.65
Dividends declared per share:	1.9485	1.2776
Book value per share (basic):	63.30	56.76
JOHNSON & JOHNSON — UNAUDITED PRO FORMA COMBINED WITH SYNTHES
Per common share data:
Net earnings:
Basic	$2.20	$4.62
Diluted	2.17	4.56
Dividends paid per share:	1.110	2.110
Book value per share (basic):	25.57	N/A

	Six Months Ended	Fiscal Year Ended
	July 3, 2011	January 2, 2011
	(Unaudited)
	(In millions, except per share amounts)

SYNTHES — UNAUDITED PRO FORMA EQUIVALENTS
Per common share data:
Earnings from continuing operations:
Basic	$3.97	$8.33
Diluted	3.91	8.22
Dividends declared per share:	2.00	3.80
Book value per share (basic):	46.10	N/A

(1)	Synthes reports its financial information on a calendar period basis, while Johnson & Johnson reports its financial information on a fiscal year basis. Synthes’ financial information is as of and for the year ended December 31, 2010 and the six months ended June 30, 2011.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” Synthes stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement. In addition, you should read and consider the risks associated with an investment in the common stock of Johnson & Johnson. These risks can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated in this proxy statement/prospectus by reference, please see “Where You Can Find More Information” beginning on page 116.

Because of fluctuations in the market price of Johnson & Johnson common stock and the Swiss franc/U.S. dollar exchange rate, Synthes stockholders cannot be sure of the market value of the Johnson & Johnson common stock that they will receive in the merger.

At the time the merger is completed, each issued and outstanding share of Synthes common stock (other than shares owned by Johnson & Johnson or Synthes and shares in respect of which appraisal rights have been properly exercised and perfected) will be converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) a number of shares of Johnson & Johnson common stock equal to the exchange ratio (as described below). The exchange ratio is subject to a collar and may fluctuate, depending on the market price of Johnson & Johnson common stock and the Swiss franc/U.S. dollar exchange rate. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, is equal to or between CHF 52.54 and CHF 60.45, then the number of shares of Johnson & Johnson common stock exchangeable for each share of Synthes common stock will be determined by dividing CHF 103.35 by the average of the volume weighted average trading prices.

Within the price range prescribed by the collar, the exchange ratio “floats” so as to ensure that the value of Johnson & Johnson common stock to be received in exchange for each share of Synthes common stock will be CHF 103.35 per share of Synthes common stock. However, if the average of the volume weighted average trading prices of Johnson & Johnson common stock used to calculate the exchange ratio is less than CHF 52.54, the exchange ratio will be fixed at 1.9672 shares of Johnson & Johnson common stock for each share of Synthes common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock used to calculate the exchange ratio is greater than CHF 60.45, the exchange ratio will be fixed at 1.7098 shares of Johnson & Johnson common stock for each share of Synthes common stock. Accordingly, if the average of the volume weighted average trading prices of Johnson & Johnson common stock used to calculate the exchange ratio is less than the low end of the collar, then the initial value of the stock portion of the consideration to be paid per share of Synthes common stock may be less than CHF 103.35. Conversely, if the average of the volume weighted average trading prices of Johnson & Johnson common stock used to calculate the exchange ratio is greater than the high end of the collar, then the initial value of the stock portion of the consideration may be greater than CHF 103.35.

There will be time lapses between each of the date on which Synthes stockholders vote on the merger agreement at the special meeting, the date on which the exchange ratio is determined and the date on which Synthes stockholders entitled to receive shares of Johnson & Johnson common stock actually receive such shares. The market value of Johnson & Johnson common stock may fluctuate during these periods.

Stock price fluctuations may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in Johnson & Johnson’s and Synthes’ respective businesses, operations and prospects or market assessments thereof;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding litigation and regulatory approvals of the merger;

•	market assessments about the prospects of post-merger operations;

•	fluctuations in the exchange rate between the U.S. dollar and the Swiss franc; and

•	general business, market, industry and economic conditions and other factors generally affecting the price of Johnson & Johnson and Synthes common stock.

In addition, the exchange rate used to convert the U.S. dollar denominated volume weighted average trading prices of Johnson & Johnson common stock into Swiss francs for purposes of calculating the exchange ratio may fluctuate during the periods between each of the date of the special meeting, the date on which the exchange ratio is determined and the date on which Synthes stockholders entitled to receive shares of Johnson & Johnson common stock actually receive such shares. Fluctuations in this Swiss franc/U.S. dollar exchange rate may cause the actual exchange ratio to differ significantly from the exchange ratio that would have existed if it had been calculated as of the date of the special meeting.

Consequently, at the time Synthes stockholders must decide whether or not to adopt the merger agreement, they will not know the actual market value of the shares of Johnson & Johnson common stock they will receive when the merger is completed. The actual market value of shares of Johnson & Johnson stock, when received by Synthes stockholders, will depend on the market value of those shares on that date. This market value may be less than the value used to determine the exchange ratio, as the determination will be made with respect to a period occurring prior to the consummation of the merger.

Synthes stockholders are urged to obtain current market quotations for shares of Johnson & Johnson common stock and Synthes common stock.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on Johnson & Johnson, Synthes or the combined company, or if not obtained, could prevent completion of the merger.

Completion of the merger is conditioned upon the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act, approval by the European Commission under applicable merger regulations and regulatory approval in certain other jurisdictions. Johnson & Johnson and Synthes are pursuing all required approvals in accordance with the merger agreement. These consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Johnson & Johnson or Synthes or may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require Johnson & Johnson and/or Synthes to comply with such conditions imposed by regulatory entities, and in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. Such conditions, divestitures, requirements, limitations, costs or restrictions may jeopardize or delay completion of the merger, may reduce the anticipated benefits of the merger or may result in the abandonment of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger Agreement — Conditions for the Completion of the Merger” beginning on page 67 for a discussion of the conditions to the completion of the merger and “The Merger — Regulatory Matters” beginning on page 48 for a description of the regulatory approvals necessary in connection with the merger.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Johnson & Johnson and Synthes.

If the merger is not completed, the ongoing businesses of Johnson & Johnson and Synthes may be adversely affected. Johnson & Johnson and Synthes will be subject to several risks, including the following:

•	being required to pay a termination fee of $650 million under certain circumstances under the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor, filing, mailing and printing fees; and

•	focusing each company’s management on the merger instead of on pursuing other opportunities that could have been beneficial to each company, in each case, without realizing any of the benefits of having the merger completed.

If the merger is not completed, Johnson & Johnson and Synthes cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of either company.

The price of Johnson & Johnson common stock may be affected by factors different from those affecting the price of Synthes common stock.

Upon completion of the merger, holders of Synthes common stock will become holders of Johnson & Johnson common stock. Johnson & Johnson’s business is different from that of Synthes, and Johnson & Johnson’s results of operations, as well as the price of Johnson & Johnson common stock, may be affected by factors different from those affecting Synthes’ results of operations and the price of Synthes common stock. For a discussion of Johnson & Johnson’s business and certain risks to consider in connection with its business, see Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, as updated by subsequent Quarterly Reports on Form 10-Q , all of which are incorporated by reference in this proxy statement/prospectus.

Fluctuations in the valuation of foreign currencies could impact the value of an investment in Johnson & Johnson common stock by certain Synthes stockholders.

Johnson & Johnson common stock and any dividends to be paid in respect of it will be denominated in U.S. dollars. An investment in Johnson & Johnson common stock by an investor whose principal currency is not the U.S. dollar exposes the investor to foreign exchange rate risk. Any depreciation of the U.S. dollar in relation to such other currency will reduce the value of the investment in Johnson & Johnson common stock, and any dividends to be paid in respect of it, in terms of such other currency, and any appreciation of the U.S. dollar will increase the value in terms of such other currency.

Some directors and executive officers of Synthes have interests in the merger that differ from the interests of Synthes’ other stockholders.

Some directors and executive officers of Synthes may have interests in the merger that differ from, or that are in addition to, their interests as stockholders of Synthes. These interests may include, among other things, specific employment arrangements, arrangements that provide for severance benefits if certain executive officers’ employment is terminated under certain circumstances following completion of the merger and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the merger. Although the Synthes board of directors recommended the adoption of the merger to Synthes stockholders, these interests may cause Synthes’ directors and officers to view the merger differently than general stockholders. See “The Merger — Interests of Synthes’ Directors and Officers in the Merger” beginning on page 40.

Johnson & Johnson is expected to incur substantial expenses related to the merger and the integration of Synthes.

Johnson & Johnson is expected to incur substantial expenses in connection with the merger and the integration of Synthes. Specifically, based on estimates as of the date of the announcement of the merger, Johnson & Johnson expects to incur approximately $500 to 600 million of transaction costs related to the merger, the largest component of which will be costs incurred to hedge the foreign currency component of the merger, and which costs are expected to be recorded as special items. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and benefits. While Johnson & Johnson expects to incur after-tax integration and restructuring costs and other costs incurred to execute the transaction following completion of the merger in 2012 that are estimated to range between $1.0 and $1.2 billion, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Johnson & Johnson expects to achieve from elimination of duplicative expenses and the realization of economics of scale and cost savings. Although Johnson & Johnson and Synthes expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

The merger may cause dilution to Johnson & Johnson’s earnings per share, which may negatively affect the market price of Johnson & Johnson’s common stock.

Johnson & Johnson anticipates that the merger may have a 1% to 2% dilutive impact, excluding special items, such as after-tax charges for such items as amortization of acquired intangibles, inventory set-up costs, restructuring costs and other costs incurred to execute the transaction on the earnings per share of its common stock during 2012. We anticipate that this dilutive impact will be reduced over time. These expectations are based on preliminary estimates as of the date of the public announcement of the merger which may materially change. Johnson & Johnson could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. In addition, Johnson & Johnson anticipates that Synthes stockholders will own between approximately 7% and 8% of the outstanding shares of Johnson & Johnson common stock following the merger, based on the number of outstanding shares of Synthes common stock on the record date and the number of outstanding shares of Johnson & Johnson common stock on October 24, 2011. Once its shares are issued in the merger, Johnson & Johnson’s earnings per share may be lower than it would have been in the absence of the merger. All of these factors could cause dilution to Johnson & Johnson’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Johnson & Johnson common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for the common stock of Johnson & Johnson and Synthes and other matters. Statements in this proxy statement/prospectus and the documents incorporated herein by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Johnson & Johnson and Synthes, and those relating to the merger and the expected benefits thereof, wherever they occur in this proxy statement/prospectus or the documents incorporated herein by reference, are necessarily estimates reflecting the judgment of the respective managements of Johnson & Johnson or Synthes and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and the documents incorporated herein by reference.

Words such as “may,” “will,” “predict,” “target,” “forecast,” “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated herein by reference. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under “Risk Factors,” beginning on page 16, as well as, among others, risks and uncertainties relating to:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings in which Johnson & Johnson or Synthes is involved;

•	the inability to complete the merger due to the failure to obtain stockholder approval, governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger;

•	the failure of the merger to be completed for any other reason;

•	the risk that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the risk that the proposed merger disrupts current plans and operations;

•	potential difficulties in employee retention as a result of the merger;

•	disruption from the merger making it difficult to maintain relationships with customers or suppliers;

•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

•	the impact of exchange rate fluctuations between the U.S. dollar and the Swiss franc;

•	the risk that cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;

•	adverse developments in general market, business, economic, labor, regulatory and political conditions;

•	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;

•	competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on products expire;

•	continued access to credit markets on favorable terms, and the maintenance by Johnson & Johnson of an AAA credit rating; and

•	the impact of any change to applicable government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform.

Additional factors that could impact Johnson & Johnson’s ability to achieve the results described in any forward-looking statements can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 and subsequent Quarterly Reports on Form 10-Q, all filed with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or if such statement is included in another document incorporated in this proxy statement/prospectus, as of the date of such other document. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Johnson & Johnson and Synthes undertake no obligation to update any forward-looking statements, whether as a result of new information, changes in beliefs, changes in circumstances, future events or developments, or otherwise.

THE SPECIAL MEETING

We are making this proxy statement/prospectus available to Synthes stockholders as of the record date as part of the solicitation of proxies by the Synthes board of directors for use at the special meeting, including any adjournment or postponement of the meeting.

Date, Time and Place

The Synthes special meeting will be held on Thursday, December 15, 2011 at 11:00 a.m., at Synthes’ European Headquarters, Luzernstrasse 19, 4528 Zuchwil (Solothurn), Switzerland. Please request your admission card from your custodian bank where your shares are held in custody as soon as possible if you plan to attend the special meeting. Admission cards can be ordered until December 6, 2011 from your custodian bank. Admission cards with the corresponding voting material will be dispatched as from November 21, 2011 onwards. This proxy statement/prospectus can be downloaded from www.synthes.com (Investors/Media section) or a hardcopy of the documentation (approximately 300 pages) can be ordered via mail, e-mail or phone from Synthes, Inc., Investor Relations, c/o Synthes GmbH, Eimattstrasse 3, 4436 Oberdorf BL, Switzerland, phone +41 32 720 46 38, e-mail: investor.relations@synthes.com.

Purpose of the Special Meeting

At the special meeting, Synthes stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which a wholly owned subsidiary of Johnson & Johnson, Samson Acquisition Corp., will merge with and into Synthes, with Synthes becoming a wholly owned subsidiary of Johnson & Johnson, and each outstanding share of Synthes common stock will be converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock based on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is between CHF 52.54 and CHF 60.45, then each share of Synthes common stock will be converted into the right to receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then each share of Synthes common stock will be converted into the right to receive 1.9672 shares of Johnson & Johnson common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then each share of Synthes common stock will be converted into the right to receive 1.7098 shares of Johnson & Johnson common stock.

The Synthes board of directors unanimously determined that the merger is fair to, and in the best interests of, Synthes and its stockholders, declared advisable and approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders entered in the stock ledger at the close of business on October 20, 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. On the record date, 118,756,463 shares of Synthes common stock were issued and outstanding and held by approximately 19 holders of record.

Synthes’ by-laws provide that, except (a) with respect to shares of Synthes common stock issued pursuant to the Combination Agreement dated February 24, 1999, to (i) R. Maag and H.J. Wyss, (ii) the stockholders of Synthes, Synthes North America, Inc., Synthes Spine, Inc. and Synthes (Canada) Ltd., (iii) any stockholders of Stratec Holding Ltd. that are U.S. persons who received share of Synthes common stock bearing a legend in respect of issuances pursuant to Section 4(2) of the Securities Act, and (iv) any U.S. persons who are “Qualified Institutional Buyers” as such term is defined in Rule 144A of the Securities Act who purchased shares in connection with Synthes’ secondary offering effected in November 1999, or transferees of such Qualified Institutional Buyers who obtained such shares in compliance with the restrictions on resales and transfers set forth in the offering circular prepared for such secondary offering; and (b) under certain other limited circumstances, any voting instruction received from a U.S. person or bearing a U.S. postmark shall be presumed to evidence a prohibited transfer of shares of Synthes common stock, or interests therein or rights thereof, as to which such voting instructions relate, and shall, accordingly, be disregarded by Synthes and shall be deemed void and of no effect.

A quorum will be present at the special meeting if there is the presence in person or by proxy of the holders of shares of stock having one-third of the voting power of the shares entitled to vote at the meeting. Abstentions will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies, provided that the proposal to adjourn the special meeting has been approved by the majority vote of the stockholders present and entitled to vote at the special meeting, although less than a quorum. Holders of record of Synthes common stock on the record date are entitled to one vote per share on any matter submitted to a vote at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Synthes common stock entitled to vote at the special meeting. Because the required vote of Synthes stockholders is based upon the number of outstanding shares of Synthes common stock entitled to vote, rather than upon the shares actually voted, the failure by a stockholder to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against adoption of the merger agreement.

Subject to the terms and conditions of the voting agreement, Mr. Hansjörg Wyss, the Chairman of the Synthes board of directors, Ms. Amy Wyss, a Synthes director, and two trusts, the beneficiaries of which are Wyss family members, have agreed, among other things, to vote 44,825,825 of their shares of Synthes common stock (representing approximately 37.75% of the shares entitled to vote at the special meeting) “FOR” the adoption of the merger agreement.

Shares Owned by Synthes’ Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Synthes beneficially owned and were entitled to vote 58,390,695 shares of Synthes common stock, which represented approximately 49.17% of the shares of Synthes common stock entitled to vote at the special meeting.

Voting of Proxies

Stockholders should request their admission card and corresponding voting material (including a proxy form) from their custodian bank where their shares are held in custody as soon as possible, and in any event prior to December 6, 2011. Admission cards with the corresponding voting material will be dispatched as from November 21, 2011. Once the material has been received, stockholders may vote their shares by attending and voting their shares in person at the special meeting, or by completing a proxy form (instructions are provided on the form). If a proxy form is signed by a stockholder and returned without specific voting instructions, the shares represented by the proxy will be voted “FOR” the proposals presented at the special meeting.

Representatives of custodian banks are requested to notify Synthes as soon as possible and at the latest at the admission office on the day of the special meeting, of the number of the shares they are representing.

Stockholders whose shares are held in “street name” must either instruct the record holder of their shares how to vote their shares or obtain a proxy form as described above to vote at the special meeting. Please check the voting form used by your bank, broker, nominee, fiduciary or other custodian for information on how to submit your instructions to them.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Synthes does not currently intend to seek an adjournment of its special meeting. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment.

Synthes does not expect that any matter other than the proposals to adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

Stockholders may revoke their proxy at any time prior to the taking of the vote at the special meeting. Stockholders may revoke their proxy by:

•	executing and delivering to Synthes a later-dated proxy form relating to the same shares;

•	filing with Synthes’ acting Secretary a written notice of revocation bearing a later date than the proxy form; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

Any such written notice of revocation or subsequent proxy form must be received by Synthes before the taking of the vote at the special meeting, and should be delivered to Synthes, Inc., Investor Relations, c/o Synthes GmbH, Eimattstrasse 3, 4436 Oberdorf BL, Switzerland, or hand delivered to Synthes’ acting Secretary, Helene Schaub, or her representative before the taking of the vote at the special meeting.

In addition to the three methods described above, stockholders who have appointed Dr. Oscar Battegay as their proxy may revoke such proxy by sending a written notice of revocation bearing a later date than the proxy form or a later-dated proxy form relating to the same shares and delivering it by mail so that it is received by the designated independent proxy, Dr. Oscar Battegay, before December 8, 2011. Such revocation or proxy form should be delivered to Heuberg 7, PO Box 2032, 4001 Basel, Switzerland, Attention: Dr. Oscar Battegay.

For stockholders whose shares are held in “street name”, and who have either instructed the record holder of their shares on how to vote their shares or obtained a proxy form from the record holder to vote at the special meeting, please check with your bank, broker, nominee, fiduciary or other custodian for information on how to revoke your instructions to them.

Solicitation of Proxies

Synthes is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies, except that those expenses incurred in connection with the printing and mailing of this proxy statement/prospectus will be shared equally by Synthes and Johnson & Johnson. Upon request, Synthes will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares.

Synthes expects to solicit proxies primarily by mail, but directors, officers and other employees of Synthes may also solicit in person or by Internet, telephone or mail.

Synthes stockholders who receive more than one proxy form or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy forms and provide instructions for all voting instruction forms received to ensure that all shares are voted.

THE COMPANIES

Johnson & Johnson

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400

Johnson & Johnson and its subsidiaries have approximately 114,000 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus has been on products related to human health and well-being. Johnson & Johnson is a New Jersey corporation, incorporated in the State of New Jersey in 1887.

Additional information about Johnson & Johnson and its subsidiaries is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 116.

Samson Acquisition Corp.

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telephone: (732) 524-0400

Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson, is a Delaware corporation that was formed on April 21, 2011 solely for the purpose of effecting the merger and the other transactions contemplated by the merger agreement and has not engaged, and does not expect to engage, in any other business activities.

Synthes

Synthes, Inc.
1302 Wrights Lane East
West Chester, Pennsylvania 19380
Telephone: (610) 719-5000

Synthes is a global medical device company employing more than 11,400 people. Through its five product groups (Trauma, Spine, Cranio-Maxillofacial, Biomaterials and Power Tools), Synthes develops, produces and markets instruments, implants and biomaterials for the surgical fixation, correction and regeneration of the human skeleton and its soft tissues.

Synthes has operations and sells direct in 42 countries and sells through distributors in an additional 76 countries. Synthes’ operations are managed by four area head offices: West Chester (USA) for North America; Solothurn (Switzerland) for Europe, Middle East & Africa; Sydney (Australia) for Asia/Pacific and Miami (USA) for Latin America. Synthes operates 13 manufacturing facilities, mainly located in the United States and Switzerland.

Following the merger of Stratec Medical and Synthes USA in February 1999, the company was incorporated in Delaware under the corporate name Synstra, Inc. In March 1999, Synstra changed its name to Synthes-Stratec. In February 2004, following the merger of Synthes-Stratec and Mathys, the company changed its name to Synthes. Later in 2004, Synthes’ registered shares were added to the Swiss Market Index.

THE MERGER

Background to the Merger

As part of its ongoing review of Synthes’ business, the Synthes board of directors, which is sometimes referred to as the “Synthes board”, regularly reviews and assesses long-term strategic goals and associated risks, including potential strategic alternatives. Against a backdrop of significant changes to the regulatory, reimbursement, pricing and tax environments driven by healthcare reform and the weak economic environment that had reduced the growth prospects of Synthes and its industry, the Synthes board of directors, in April 2010, raised with Mr. Wyss the possibility of exploring strategic alternatives to enhance stockholder value, including a potential sale of the company.

Mr. Wyss concurred that it would be appropriate for the Synthes board to explore strategic alternatives, and the Synthes board agreed that Amin J. Khoury, a Synthes independent director, would serve as the lead director in this process, as he had previously done in all of Synthes’ significant mergers and acquisitions transactions. In connection with this process, Synthes retained Credit Suisse to act as its financial advisor, based on Credit Suisse’s qualifications, experience, reputation and familiarity with Synthes after having advised Synthes on all of its significant mergers and acquisitions transactions. Synthes also retained Shearman & Sterling LLP (“Shearman & Sterling”) to act as its legal advisor.

Synthes, with the assistance of Credit Suisse, began to assess which potential strategic partners had the financial capacity to complete a transaction of this size. Based on this assessment, nine potential strategic partners (including Johnson & Johnson) were identified. Beginning in mid-September 2010, Synthes and Credit Suisse, acting in accordance with Synthes’ directives, approached these potential strategic partners to explore their interest in pursuing a possible transaction with Synthes. Five of the nine strategic parties declined the opportunity, and four expressed preliminary interest. Synthes held initial introductory meetings with each of these four potential strategic partners. Synthes entered into confidentiality agreements and shared certain financial due diligence materials with three of these four potential strategic partners (with one party declining to proceed further than the initial introductory meeting). Each of these parties was told during this process that if it was interested in proceeding, it would be necessary to submit a written non-binding proposal for the acquisition of Synthes.

Synthes and Johnson & Johnson entered into a confidentiality agreement on September 24, 2010 (which was later amended several times) that covered Synthes’ confidential information, and held a number of meetings in the Fall of 2010 between certain of their senior executives to discuss on a preliminary level a possible acquisition of Synthes by Johnson & Johnson.

On September 27, 2010, Alex Gorsky, Vice Chairman of Johnson & Johnson’s Executive Committee, and Michael Mahoney, Worldwide Chairman of Johnson & Johnson’s Medical Diagnostics & Devices group, met with Mr. Wyss, Mr. Khoury and a representative of Credit Suisse. At this meeting, there was a general discussion of the potential for a business combination transaction between Synthes and Johnson & Johnson and Synthes provided Messrs. Gorsky and Mahoney with preliminary due diligence information regarding Synthes, including financial due diligence information.

On September 28, 2010, Aileen Stockburger, Vice President of Worldwide Business Development of Johnson & Johnson’s subsidiary, DePuy Orthopaedics, Inc., and Susan Morano, Vice President of New Business Development of Johnson & Johnson’s Medical Devices & Diagnostics group, had a telephone conversation with a representative of Credit Suisse to discuss the process of working together towards a potential business combination between Johnson & Johnson and Synthes. On October 14, 2010, Messrs. Gorsky and Mahoney, Peter Batesko, III, Worldwide Vice President of Finance and Chief Financial Officer of Johnson & Johnson’s subsidiary, DePuy Orthopaedics, Inc., Michael Ullmann, General Counsel of Johnson & Johnson’s Medical Devices & Diagnostics group, and Ms. Stockburger met with Messrs. Khoury, Michel Orsinger, Synthes’ President and Chief Executive Officer, and Robert Donohue, Synthes’ Chief Financial Officer, for a preliminary due diligence review and presentation of Synthes’ business. Representatives of Credit Suisse also attended this meeting.

On November 21, 2010, William C. Weldon, Chairman of the Board of Directors and Chief Executive Officer of Johnson & Johnson, and Mr. Khoury met and generally discussed the potential for a business combination transaction between Synthes and Johnson & Johnson.

On December 12, 2010, Messrs. Wyss and Orsinger, and Dr. Robert Frigg, Chief Technology Officer of Synthes, met with Messrs. Mahoney, Gorsky and Ullmann and Ms. Stockburger to further discuss Synthes’ business, the structure of Johnson & Johnson’s Medical Device & Diagnostics group and Johnson & Johnson’s general thoughts about the potential integration process. During this meeting, the representatives of the two companies also discussed the AO Foundation, a research and education foundation that is also a minority shareholder of Synthes.

Also, starting in mid-November 2010, in accordance with Synthes’ directives, Credit Suisse contacted six private equity firms that were considered potential merger partners for Synthes in light of their prior investments and capital resources to explore their interest in pursuing a possible transaction with Synthes. Two of the six declined the opportunity, and four expressed preliminary interest. Synthes entered into confidentiality agreements, held due diligence meetings, and shared certain financial due diligence materials with each of these four potential private equity partners. All of the potential partners expressed an interest in proceeding, and were instructed to submit a non-binding proposal for the acquisition of Synthes.

At a meeting of the Synthes board of directors on November 19, 2010, Messrs. Wyss and Khoury brought the Synthes board up to date as to the status of discussions with the various strategic parties and private equity partners.

On December 13, 2010, three of the private equity firms submitted non-binding proposals to acquire Synthes for ranges of up to CHF 150 per share of Synthes common stock, with the consideration to be paid 100% in cash. These three private equity firms indicated that, because of the size of the potential transaction, they would need to include other private equity firms in a consortium in order to proceed with a transaction. The fourth private equity firm that had participated in a due diligence meeting declined to submit a non-binding proposal. In a telephone conversation on December 15, 2010, Messrs. Gorsky and Wyss had a discussion to follow up on the meeting between representatives of the two companies on December 12. Mr. Gorsky indicated that Johnson & Johnson would be following up with a formal proposal in due course. The other parties contacted declined to submit proposals.

In a telephone conversation on December 20, 2010, Mr. Gorsky conveyed to Mr. Khoury the terms of Johnson & Johnson’s non-binding proposal to acquire Synthes, with an indicative price range of CHF 145-150 per share of Synthes common stock. Johnson & Johnson’s proposal contemplated that more than 60% of the consideration would be paid in the form of Johnson & Johnson common stock, and was subject to, among other things, satisfactory completion of due diligence and negotiation and execution of mutually acceptable transaction agreements. In response to a request from Mr. Khoury, Johnson & Johnson presented this proposal in writing on December 23, 2010. Between January 10, 2011 and January 18, 2011, Messrs. Gorsky and Wyss had a number of telephone conversations in which Mr. Gorsky requested a proposed timeline for a response to the Johnson & Johnson proposal, and Mr. Wyss responded that the Synthes board was considering the proposal and that Synthes would respond in the coming weeks.

On January 12, 2011, Mr. Wyss and Mr. Khoury, together with representatives of Credit Suisse, met in London with representatives of each of the three private equity firms that had submitted non-binding proposals on December 13, 2010. In each of these meetings, the parties discussed Synthes’ business as well as a potential transaction. Following this meeting, the three private equity firms were authorized by Synthes to form a consortium for purposes of proceeding with the proposed transaction.

On February 2, 2011, Mr. Weldon and Mr. Khoury had a telephone conversation in which Mr. Weldon confirmed to Mr. Khoury that Johnson & Johnson’s previously submitted non-binding proposal of CHF 145-150 per share of Synthes common stock remained valid.

On February 8, 2011, Mr. Wyss and Mr. Khoury, together with representatives of Credit Suisse, met in Boston with representatives of each of the three private equity firms that had submitted non-binding proposals to confirm that their previously submitted non-binding proposals remained valid. On February 9, 2011, the three private equity firms submitted a revised non-binding proposal to reflect a proposed purchase price of CHF 151 per share of Synthes common stock but said that they could not increase their proposal above CHF 151 per share. Also as part of this proposal, the private equity firms advised that Mr. Wyss would be required to convert a substantial portion of his equity investment in Synthes into an equity investment in the post-merger company.

On February 10 and 11, 2011, the Synthes board of directors held a regularly scheduled meeting that was also attended by representatives of Shearman & Sterling and Credit Suisse. At this meeting, the Synthes board discussed potential strategic alternatives, including maintaining the status quo, growing its business through acquisitions and a sale of Synthes or merger with another company. In this regard, the Synthes board considered that maintaining the status quo would allow Synthes’ management to focus on opportunities to develop Synthes’ business and to continue providing a dividend to its stockholders, but that it also would continue to expose Synthes to the negative effects of changes to the regulatory, reimbursement, pricing and tax environments driven by healthcare reform and the weak economic environment. The Synthes board also considered that growing Synthes’ business through acquisitions might allow Synthes to use its relative size to drive synergies through economies of scale and to achieve a mix of assets with a higher growth profile, but that to date Synthes had not been able to find attractive targets and that this strategy would create a risk of diluting Synthes’ growth rate and margins. Finally, the Synthes board considered that a sale of Synthes at a significant premium to its trading price would provide immediate accretion in value to stockholders, and that the opportunities to enhance Synthes’ operating performance might improve if Synthes were either a private company or were part of a larger corporation, but also noted that an acquisition of Synthes would require significant financing and that there were few strategic and private equity firms with the financial capability to complete such an acquisition.

Also at this meeting, Credit Suisse reviewed with the Synthes board of directors financial aspects of the non-binding proposals received from Johnson & Johnson and the three private equity firms. The Synthes board discussed the fact that the Johnson & Johnson proposal offered less closing risk as it related to the necessary financing given Johnson & Johnson’s strong financial position and the fact that a significant portion of the overall consideration would be paid in Johnson & Johnson stock, not cash, compared to the fact that 100% of the consideration offered by the private equity firms to Synthes’ public stockholders would be in the form of cash.

The Synthes board also discussed the private equity firms’ proposal. The Synthes board noted that the private equity firms’ proposal offered absolute value certainty to Synthes stockholders because the value of the cash consideration would not fluctuate after signing. The Synthes board also discussed the fact that an acquisition of Synthes by a strategic partner (such as Johnson & Johnson) would likely attract greater regulatory scrutiny than an acquisition of Synthes by one or more private equity firms, and accordingly, would be likely to close at a later date. However, the Synthes board discussed that there was significant closing risk associated with the private equity firms’ proposal, as the private equity funds’ ability to obtain sufficient cash to close their proposed merger would be impacted by general uncertainty in the financing markets as well as fluctuations in the currency exchange rate. In this regard, the Synthes board noted that no private equity firms had completed cash acquisitions of this magnitude in several years. The Synthes board also discussed the fact that because the private equity firms were not as familiar with Synthes’ business and industry as Johnson & Johnson was, the private equity firms would likely have greater due diligence requirements than would Johnson & Johnson, which might result in a longer due diligence period prior to signing a merger agreement. The Synthes board also discussed that the private equity firms would require Mr. Wyss to convert a substantial portion of his equity to facilitate the transaction.

After discussion with Synthes’ management and legal and financial advisors, including an executive session of the independent directors, the Synthes board authorized Mr. Khoury to further discuss the Johnson & Johnson proposal with representatives of Johnson & Johnson. On February 14, 2011, Mr. Khoury spoke with Mr. Weldon and indicated that because Synthes had received all-cash proposals in an amount higher than CHF 150, Johnson & Johnson’s proposed price of CHF 145-150 was not acceptable to the Synthes board and that the Synthes board would accept a price of CHF 160 per share. Mr. Khoury also discussed with Mr. Weldon the fact that it was important to the Synthes board of directors that any business combination transaction be structured so as to provide Synthes’ stockholders with significant certainty of value and certainty of closing. On February 15, 2011, in accordance with the Synthes board’s directives, Credit Suisse further conveyed to a representative of Johnson & Johnson and representatives of Johnson & Johnson’s financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), the importance of certainty of value and closing, as well as proposed price and mix of consideration, in the Synthes board’s evaluation of a business combination.

On February 16, 2011, Mr. Weldon and Mr. Khoury had a further telephone call in which Mr. Weldon indicated that Johnson & Johnson was prepared to raise its offer to CHF 155 per share, subject to Johnson & Johnson being able to conduct a complete due diligence review, but that he did not have authority to offer more than CHF 155 per share. Mr. Weldon noted that any ability of Johnson & Johnson to offer more than CHF 155 per share would be subject to the results of its due diligence review and discussion with the Johnson & Johnson board of directors. Following this call, representatives of Synthes indicated to representatives of Johnson & Johnson that Synthes was prepared to continue discussions with Johnson & Johnson about a potential business combination transaction. On February 20, 2011, Mr. Weldon and Mr. Khoury had a further telephone call to discuss the timing for Johnson & Johnson to commence its due diligence review.

Beginning in early March, representatives of Johnson & Johnson and its advisors met in person and held telephonic conference calls on numerous occasions with Synthes’ representatives and advisors as part of Johnson & Johnson’s due diligence review of Synthes. Also in connection with this due diligence review, Synthes made available to Johnson & Johnson and its advisors a variety of legal, business and financial documents. This due diligence review continued through the execution of the merger agreement.

On March 28, 2011, Johnson & Johnson and Synthes entered into a confidentiality agreement that covered Johnson & Johnson’s confidential information to facilitate Synthes conducting due diligence on Johnson & Johnson in light of the stock component of the consideration in a potential transaction with Johnson & Johnson.

Also on March 28, 2011, Shearman & Sterling provided to Johnson & Johnson’s legal counsel, Cravath, Swaine & Moore LLP (“Cravath”), an initial draft of the merger agreement and the voting agreement. Over the course of the next several weeks, the parties and their respective advisors conducted extensive negotiations over the terms and conditions of the merger agreement and the voting agreement. These negotiations focused on the representations, warranties, covenants and closing conditions to be included in the merger agreement, as well as the obligations of the parties in connection with obtaining regulatory approvals for the merger. The negotiations also addressed the circumstances under which the parties could terminate the merger agreement and the voting agreement, the percentage of shares subject to the voting agreement in the event the Synthes board were to change its recommendation in favor of a superior proposal, and the circumstances and amount of termination fees payable pursuant to the merger agreement.

On April 1, 2011, the compensation committee of the Synthes board met to consider proposed arrangements designed to incentivize key personnel to remain employed with Synthes during the potentially significant period of time that Synthes was exploring a potential sale of the company and beyond (which the compensation committee recognized could be a period of unease and uncertainty for employees), and to reward them for their contributions to the success of Synthes. After discussion, the compensation committee approved, subject to approval by the Synthes board, amendments to existing employment agreements with seven senior executives, new change in control severance arrangements with nine senior executives, and retention bonus agreements with those 16 executives plus two other senior executives, as well as retention bonuses and a reward bonus pool for other groups of key employees. On April 4, 2011, the Synthes board met to consider these proposed arrangements and, after discussion, approved them.

On April 7, 2011, Mr. Mahoney, Gary Fischetti, Company Group Chairman of Johnson & Johnson’s subsidiary, DePuy, Inc. and other representatives of DePuy, Inc. met with Mr. Orsinger and other representatives of Synthes to review a presentation of Synthes’ overall structure, operations and business units. The management presentation was followed by an integration planning session. Representatives of Credit Suisse also attended this meeting. Afterward, Mr. Mahoney met with Mr. Orsinger to discuss leadership and succession planning. The parties discussed a further meeting to review international and U.S. organization and research and development pipeline.

On April 12, 2011, Ms. Stockburger, Eric Harris, Assistant General Counsel of Johnson & Johnson, Mr. Fischetti, and other representatives of Johnson & Johnson met with Mr. Orsinger and other representatives of Synthes to discuss, among other things, Synthes’ international and U.S. organization and research and development pipeline. Representatives of Credit Suisse also attended this meeting. On April 13, 2011, Messrs. Weldon and Wyss had a phone call to discuss the status of the process between the two companies to date. During this conversation, Mr. Weldon stated that before entering into any definitive transaction, Johnson & Johnson would need to complete its due diligence review.

On April 14, 2011, a representative from Credit Suisse and a representative from Goldman Sachs exchanged emails regarding the tentative timing of Synthes’ board of directors meeting.

On April 18, 2011, in response to market speculation about a potential transaction between Johnson & Johnson and Synthes, and in compliance with the requirements of the SIX Swiss Exchange, Synthes issued a public statement confirming that it was engaged in discussions with Johnson & Johnson about a potential business combination transaction. Synthes’ statement indicated that no assurance could be given as to whether, when or on what terms any possible transaction might occur, and that Synthes did not intend to make any further public statements unless and until a definitive agreement had been reached, or until discussions between the parties had terminated. Also on April 18, 2011, Mr. Mahoney conveyed to representatives of Synthes that Johnson & Johnson would like to modify the terms of the retention and severance arrangements of Synthes’ senior executives in the event of a business combination. On April 20, 2011, a representative of Johnson & Johnson stated to a representative of Credit Suisse that Johnson & Johnson would like to begin discussions with senior executives of Synthes regarding the proposed modifications, and that these discussions were a predicate of Johnson & Johnson pursuing any transaction. In response, and in accordance with the Synthes board’s directives, the representatives of Synthes and Credit Suisse conveyed to Mr. Mahoney and to representatives of Johnson & Johnson, respectively, that Synthes did not want these discussions with the senior executives to occur until negotiations of the terms of the merger agreement and voting agreement were substantially complete.

On April 19, 2011, Synthes’ representatives and advisors participated in a due diligence session with representatives of Johnson & Johnson to discuss certain financial, business and legal matters related to Johnson & Johnson.

Throughout the week of April 18, 2011, Synthes and Johnson & Johnson and their respective advisors continued to negotiate the terms of the merger agreement and the voting agreement. These negotiations centered around the amount and form of consideration (including whether there would be a “collar” on the stock consideration, and the nature of the “collar”), the circumstances under which Synthes would be permitted to terminate the merger agreement and the amount of a termination fee payable upon such termination, and the obligations of the parties to obtain regulatory approvals and the consequences of failing to do so.

On April 22, 2011, the Johnson & Johnson board of directors, which is sometimes referred to as the “Johnson & Johnson board”, met telephonically. Representatives of Johnson & Johnson’s senior management team and Johnson & Johnson’s legal and financial advisors also participated in this meeting. Members of Johnson & Johnson’s senior management team provided an update on the current status of negotiations with Synthes and made presentations regarding, among others, (i) Synthes’ business, (ii) findings from Johnson & Johnson’s due diligence review of Synthes and (iii) the potential financial implications of a combination. Representatives from Cravath and Goldman Sachs discussed the legal and financial implications of a potential combination. At this meeting, the Johnson & Johnson board of directors authorized continued negotiation with Synthes and the submission of a bid to acquire Synthes, subject to final approval from the Johnson & Johnson board.

Over the course of numerous discussions between Johnson & Johnson and Synthes and their respective legal and financial advisors between April 21 and April 25, 2011, Synthes and Johnson & Johnson agreed that (1) the aggregate merger consideration would be CHF 159.00 per share, with 65% of the consideration being in the form of Johnson & Johnson stock (subject to a 7% “collar”) and 35% of the aggregate consideration being in the form of cash, (2) Johnson & Johnson would agree to use reasonable best efforts to obtain necessary antitrust approvals (including the divestiture of assets in accordance with the merger agreement) and to pay to Synthes a “reverse termination fee” of $650 million if the merger fails to close because required antitrust approvals have not been obtained and (3) Synthes would convene a special meeting of its stockholders to vote on adoption of the merger agreement even if the Synthes board were to change its recommendation in favor of adoption of the merger agreement (although if the Synthes board were to change its recommendation in favor of a superior proposal, the percentage of shares subject to the voting agreement would be reduced from approximately 37% to 33%).

On April 24, 2011, Mr. Mahoney again requested that senior executives of Synthes modify the terms of their retention and severance arrangements and expressed an interest in speaking with these senior executives to discuss the proposed modifications. During the day and evening on April 25, 2011, Messrs. Gorsky and Khoury spoke by telephone to finalize the proposed transaction terms. Mr. Gorsky expressed to Mr. Khoury the importance to Johnson & Johnson of completing the modifications to the terms of the retention and severance arrangements of Synthes’ senior executives before Johnson & Johnson could agree to a transaction.

On April 25, 2011, the Johnson & Johnson board of directors met telephonically. Representatives of Johnson & Johnson’s senior management team and Johnson & Johnson’s legal and financial advisors also participated in this meeting. Members of Johnson & Johnson’s senior management team provided an update as to the current status of negotiations with Synthes and reported that Johnson & Johnson had reached an agreement in principle and described the agreed upon terms. Members of Johnson & Johnson’s senior management team also made presentations regarding updates on the findings made during the legal and business due diligence process, an overview of Synthes’ senior management and an update on the financial implications of a potential combination. Representatives from Cravath and Goldman Sachs discussed the legal and financial implications of a potential combination.

The members of the Johnson & Johnson board of directors then unanimously authorized the execution and delivery of the merger agreement and the voting agreement.

Also on April 25, 2011, the Synthes board of directors met telephonically. Representatives of Synthes’ senior management team and Synthes’ legal and financial advisors also participated in this meeting. Representatives of Shearman & Sterling reviewed the fiduciary duties of the directors in connection with their consideration of the proposed merger, and described the principal terms of the proposed merger agreement and voting agreement. Also at this meeting, Credit Suisse reviewed with the Synthes board of directors its financial analysis of the merger consideration and rendered to the Synthes board of directors an oral opinion, confirmed by delivery of a written opinion dated April 25, 2011, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by holders of Synthes common stock (other than holders entering into voting agreements in connection with the merger and their respective affiliates) was fair, from a financial point of view, to such holders. The directors also discussed the terms of the proposed transaction and the process between the signing of definitive agreements and the closing of the transaction. The members of the Synthes board of directors then unanimously determined that the proposed merger, upon the terms and conditions set forth in the merger agreement, was fair to and in the best interests of Synthes and its stockholders; declared the merger agreement advisable; approved the merger agreement; and recommended that holders of Synthes common stock adopt the merger agreement. The Synthes board also unanimously approved proposed modifications to the terms of the retention and severance arrangements that had been approved by the Synthes board of directors on April 4, 2011, which modifications had been negotiated at the request of Johnson & Johnson.

During the day on April 26, 2011, Mr. Mahoney and other representatives of Johnson & Johnson and Messrs. Wyss and Khoury met telephonically with 15 senior executives of Synthes to discuss proposed modifications to the terms of the retention and severance arrangements that had been approved by the Synthes board of directors on April 4, 2011. As of the close of business on April 26, 2011, 12 of the 15 senior executives had agreed to the proposed modifications, and two additional executives agreed to such modifications shortly thereafter.

Also on April 26, 2011, Messrs. Weldon and Wyss spoke by telephone to confirm all open items had been resolved and to discuss execution of the merger agreement and the voting agreement.

During the evening of April 26, 2011, the merger agreement and the voting agreement were executed. Johnson & Johnson and Synthes issued a joint press release announcing the agreements prior to the opening of the Swiss financial markets on April 27, 2011.

Johnson & Johnson’s Reasons for the Merger

Johnson & Johnson believes the merger will expand and strengthen its orthopaedics business worldwide, which represents an important growth driver for it. Johnson & Johnson further believes that Synthes is widely respected for its innovative high-quality products, world-class research and development capabilities, commitment to education, high standards of service and extensive global footprint. It expects that the merger will create the most innovative, comprehensive orthopaedics business in the world and enable it to better serve clinicians and patients worldwide.

Reasons for the Merger and Recommendation of the Synthes Board of Directors

At a special meeting held on April 25, 2011, the Synthes board of directors unanimously determined that the merger is fair to, and in the best interests of, Synthes and its stockholders, approved the merger agreement and recommended that Synthes stockholders vote “FOR” adoption of the merger agreement.

In evaluating the merger, the Synthes board of directors consulted with Synthes’ senior management and legal and financial advisors and, in reaching its decision to approve the merger agreement and recommend that Synthes stockholders adopt the merger agreement, the Synthes board of directors considered a number of factors, including the following:

Synthes’ Business Condition and Prospects.  The Synthes board of directors considered information with respect to Synthes’ financial condition, results of operations, business, competitive position and business strategy, as well as current industry, economic, regulatory and market conditions and trends. The Synthes board of directors considered other strategic alternatives reasonably available to Synthes, including continuing to operate as an independent company and the possibility of growing its business through acquisitions and internal growth while remaining independent, in each case taking into account the potential benefits, risks and uncertainties associated with those other opportunities.

Value of Merger Consideration.  The Synthes board of directors considered the value of the merger consideration to be received by Synthes stockholders in the merger, including that the value may fluctuate and be different than CHF 159 per share at closing. The Synthes board of directors noted that, if the average of the volume weighted average trading prices of Johnson & Johnson’s common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, is between CHF 52.54 and CHF 60.45, Synthes stockholders will receive, for each share of Synthes common stock that they own, merger consideration with a value of CHF 159.00 (consisting of CHF 55.65 in cash and CHF 103.35 in Johnson & Johnson common stock). The Synthes board of directors considered this aggregate value as compared to recent and historical trading prices of Synthes common stock. The Synthes board of directors also considered the fact that, because the exchange ratio for the stock portion of the merger consideration becomes fixed outside this range of trading prices, the value of the merger consideration to be received by Synthes stockholders would also change: the value of the merger consideration will be more than CHF 159.00 to the extent that the average of the volume weighted average trading prices of Johnson & Johnson common stock during the valuation period, as converted into CHF on each day in the valuation period, is greater than CHF 60.45 and will be less than CHF 159.00 to the extent that the average of the volume weighted trading prices of Johnson & Johnson’s common stock during the valuation period, as converted into CHF on each day in the valuation period, is lower than CHF 52.54. Accordingly, the Synthes board of directors considered the fact that the aggregate value to be received by Synthes stockholders could be impacted both by changes in the trading prices of Johnson & Johnson common stock, as well as the changes in the USD/CHF currency exchange rate.

Form of Merger Consideration.  The Synthes board of directors considered that the stock portion of the merger consideration will permit Synthes stockholders to exchange their shares of Synthes common stock for shares of Johnson & Johnson common stock and retain an equity interest in the combined enterprise and the related opportunity to share in its future growth. The Synthes board of directors also reviewed the current and historical results of operations and trading prices of Johnson & Johnson common stock and considered the liquidity that holding shares of Johnson & Johnson common stock would provide to Synthes stockholders who do not wish to hold shares of Johnson & Johnson common stock following the merger.

Ability to Discuss Alternative Transactions and Change Recommendation.  The Synthes board of directors considered Synthes’ ability to speak with third parties about unsolicited alternative transaction proposals, and the circumstances under which the Synthes board of directors could change its recommendation in favor of the merger agreement. The Synthes board of directors noted that even if the Synthes board of directors changed its recommendation because of a superior proposal, the percentage required to vote in favor of the merger would be reduced from approximately 37% to 33% of the outstanding shares of common stock.

Regulatory Matters.  The Synthes board of directors considered the required regulatory approvals for the merger and the prospects and anticipated timing of obtaining such approvals. The Synthes board of directors also considered that Johnson & Johnson had agreed to use reasonable best efforts to obtain necessary antitrust approvals (including the divestiture of assets pursuant to the merger agreement), and that Johnson & Johnson had agreed to pay a termination fee to Synthes of $650 million if the merger is not completed solely for antitrust reasons.

Tax Treatment.  The Synthes board of directors considered the expected tax treatment of the merger to Synthes stockholders, including the fact that the merger is not structured as a reorganization for United States federal income tax purposes that generally would allow Synthes stockholders not to recognize gain from the receipt of the stock portion of the merger consideration.

Opinion of Financial Advisor.  The Synthes board of directors considered the financial presentation and opinion, dated April 25, 2011, of Credit Suisse as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Synthes common stock (other than holders entering into the voting agreement and their respective affiliates), as more fully described in the section titled “Opinion of Synthes’ Financial Advisor” beginning on page 35.

Other Considerations.  The Synthes board of directors also considered:

•	the fact that nine potential strategic partners and six potential private equity partners were contacted on behalf of Synthes to determine whether they would be interested in acquiring Synthes and that no potential strategic partner other than Johnson & Johnson submitted a proposal to acquire Synthes, and that the only private equity firms that submitted a non-binding proposal to acquire Synthes did so at CHF 151 per share, and said they could not increase their proposed price above CHF 151;

•	the fact that the merger agreement does not include a financing condition to Johnson & Johnson’s obligation to close the merger; and

•	the availability of statutory appraisal rights to Synthes stockholders who comply with the required procedures under the DGCL.

Potential Risks.  The Synthes board of directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger, including:

•	the fact that completion of the merger would require satisfaction of closing conditions that are not within Synthes’ control, including the receipt of regulatory approvals, and that no material adverse effect on Synthes has occurred;

•	that if the merger is not completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, this could result in significant distractions of Synthes’ employees and increased expenses from an unsuccessful attempt to complete the merger and could have an adverse impact on Synthes’ business;

•	the fact that under the terms of the merger agreement, prior to the completion or abandonment of the merger Synthes will be required to conduct its business only in the ordinary course consistent with past practice and subject to certain operational restrictions; and

•	the requirement that Synthes pay to Johnson & Johnson a $650 million termination fee if the merger agreement is terminated (1) by Johnson & Johnson following a change in recommendation by the Synthes board of directors, (2) by Johnson & Johnson if the Synthes board of directors fails to publicly reaffirm its recommendation of the merger following a publicly announced competing proposal, or (3) because (x) the Synthes special meeting has not been held by the outside date or the merger agreement is not adopted at the special meeting and (y) a competing proposal was publicly known prior to termination and (z) Synthes enters into an agreement with respect to a competing proposal within 12 months of termination.

In the judgment of the Synthes board of directors, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

The above discussion is not intended to be exhaustive, but Synthes believes it addresses the material information and factors considered by the Synthes board of directors in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Synthes board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Synthes board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Synthes board of directors may have given different weights to different factors.

In considering the recommendation of the Synthes board of directors to approve the merger agreement, Synthes stockholders should be aware that certain executive officers and directors of Synthes have certain interests in the merger that may be different from, or in addition to, the interests of Synthes stockholders generally. The Synthes board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that Synthes stockholders vote to adopt the merger agreement. See “— Interests of Synthes Directors and Executive Officers in the Merger” beginning on page 40.

Projected Financial Information

Synthes does not, as a matter of course, prepare long-range financial projections, and Synthes senior management prepares only one-year forecasts in connection with Synthes’ annual budgeting process.

However, in connection with Synthes’ evaluation of a possible transaction, Synthes’ management prepared certain financial projections for calendar years 2011 through 2015. These forecasts were provided to the Synthes board of directors and also provided to Synthes’ financial advisor in connection with its opinion more fully described in the section titled “Opinion of Synthes’ Financial Advisor” beginning on page 35. These financial projections were not provided to Johnson & Johnson or to any other party that expressed an interest in pursuing a transaction with Synthes. The financial projections set forth below are not included in this proxy statement/prospectus to influence your decision as to whether to vote to adopt the merger agreement or because we believe they are material.

The inclusion of the financial projections set forth below in this proxy statement/prospectus should not be regarded as an indication that Synthes, the Synthes board of directors, Johnson & Johnson or any recipient of the financial projections considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied upon as such.

The financial projections are subjective in many respects and reflect numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond Synthes’ control, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Synthes’ business. Important factors that may affect actual results and cause the financial projections not to be accurate include, but are not limited to, risks and uncertainties relating to Synthes’ business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, competition and the protection and enforcement of intellectual property rights. In addition, the financial projections do not reflect any events that could affect Synthes’ prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared, including the announcement of the potential acquisition of Synthes by Johnson & Johnson pursuant to the merger agreement. Further, the financial projections do not take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context. The financial projections also cover multiple years and by their nature become less predictive with each successive year. Furthermore, and for the same reasons, the financial projections should not be construed as commentary by Synthes’ management as to how management expects Synthes’ actual results to compare to research analysts’ estimates. There can be no assurance that the financial projections will be achieved or that Synthes’ future financial results will not vary, even materially, from the financial projections. None of Synthes, Johnson & Johnson or their respective affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the financial projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

Set forth below is a summary of the financial projections.

	2011	2012	2013	2014	2015
	($ in millions except per share amounts)

Revenue	$3,993	$4,273	$4,573	$4,894	$5,238
EBIT	$1,357	$1,453	$1,555	$1,665	$1,783
EBITDA	$1,710	$1,831	$1,960	$2,098	$2,246
Net Income	$981	$1,053	$1,130	$1,212	$1,301
Earnings Per Share	$8.27	$8.87	$9.52	$10.22	$10.96
Unlevered free cash flow	$759	$979	$1,121	$1,282	$1,396

Each of EBITDA, EBIT and unlevered free cash flow is not a measure recognized by U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

The financial projections should be read together with Synthes’ historical financial statements and the other information regarding Synthes contained elsewhere in this proxy statement/prospectus. The financial projections were not prepared with a view toward public disclosure. Neither Synthes’ independent accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their respective achievability, and accordingly assume no responsibility for them.

There can be no assurance that any projections will be realized, or that the assumptions on which they are based will prove to be correct. The financial projections do not and should not be read to update, modify or affirm any prior financial guidance issued by Synthes. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote to adopt the merger agreement.

Opinion of Synthes’ Financial Advisor

Synthes retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Synthes board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Synthes common stock (other than holders entering into the voting agreement and their respective affiliates). On April 25, 2011, at a meeting of the Synthes board of directors held to evaluate the proposed merger, Credit Suisse rendered to the Synthes board of directors an oral opinion, confirmed by delivery of a written opinion dated April 25, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of Synthes common stock (other than holders entering into the voting agreement and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated April 25, 2011, to the Synthes board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex C and is incorporated into this proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Synthes board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Synthes or the underlying business decision of Synthes to proceed with the merger. The opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed a draft dated April 25, 2011 of the merger agreement and certain publicly available business and financial information relating to Synthes and Johnson & Johnson. Credit Suisse also reviewed certain other information relating to Synthes and Johnson & Johnson, including financial forecasts relating to Synthes and publicly available research analysts’ estimates relating to Johnson & Johnson, provided to or discussed with Credit Suisse by Synthes and Johnson & Johnson, and met with Synthes’ and Johnson & Johnson’s managements to discuss Synthes’ and Johnson & Johnson’s respective businesses and prospects. Credit Suisse also considered certain financial and stock market data of Synthes and Johnson & Johnson, and Credit Suisse compared that data with similar data for other publicly held companies in businesses it deemed similar to that of Synthes and Johnson & Johnson, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Synthes that Credit Suisse utilized in its analyses, Synthes’ management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Synthes’ management as to the future financial performance of Synthes. With respect to the publicly available research analysts’ estimates for Johnson & Johnson that Credit Suisse utilized in its analyses, Credit Suisse reviewed and discussed such forecasts with Johnson & Johnson’s management and assumed, with Synthes’ consent, that such forecasts were a reasonable basis upon which to evaluate the future financial performance of Johnson & Johnson. Credit Suisse also relied upon, with Synthes’ consent and without independent verification, the assessments of Synthes’ and Johnson & Johnson’s managements as to (i) the existing and future products, product candidates and technology of Synthes and the validity of, and risks associated with, such products, product candidates and technology and (ii) governmental and regulatory policies and matters affecting the healthcare industry and the potential impact thereof on Synthes, Johnson & Johnson and the contemplated benefits of the merger. Credit Suisse assumed, with Synthes’ consent, that there would be no developments with respect to any such matters that would be material to Credit Suisse’s analyses or opinion.

Credit Suisse also assumed, with Synthes’ consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition, including any divestiture requirements, would be imposed that would have an adverse effect on Synthes, Johnson & Johnson or the contemplated benefits of the merger in any respect material to Credit Suisse’s analyses or opinion and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement. Representatives of Synthes advised Credit Suisse, and Credit Suisse also assumed, that the terms of the merger agreement, when executed, would conform in all material respects to the terms reflected in the draft reviewed by Credit Suisse. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Synthes or Johnson & Johnson, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addresses only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of Synthes common stock (other than holders entering into the voting agreement and their respective affiliates) and did not address any other aspect or implication of the merger, including, without limitation, the form or structure of the merger consideration or the merger or any voting or other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to what the value of shares of Johnson & Johnson common stock actually would be when issued to the holders of Synthes common stock pursuant to the merger or the prices at which shares of Synthes common stock or Johnson & Johnson common stock would trade at any time. In addition, Credit Suisse expressed no view as to, and its opinion did not address, foreign currency exchange risks associated with the merger. Except as described in this summary, the Synthes board of directors imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the Synthes board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Synthes’ control. No company, transaction or business used in Credit Suisse’s analyses is identical to Synthes, Johnson & Johnson or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which merger consideration was determined through negotiations between Synthes and Johnson & Johnson, and the decision to enter into the merger agreement was solely that of the Synthes board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Synthes board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Synthes board of directors or Synthes’ management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Synthes board of directors on April 25, 2011 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the financial analyses summarized below, the term “implied per share merger consideration” refers to the total implied value of the merger consideration of CHF 159.00 per share calculated as (i) the CHF 55.65 per share cash consideration and (ii) the CHF 103.35 per share assumed value of the stock consideration based on an illustrative merger exchange ratio of 1.8295 (which was calculated by dividing CHF 103.35 by the volume weighted average Johnson & Johnson closing stock price for the three-day period ended April 21, 2011 of $63.41 per share (as converted into CHF utilizing a U.S. dollar to CHF exchange rate of 0.8909)). The actual merger exchange ratio will be determined prior to closing and, as provided in the merger agreement, will not be greater than 1.9672 or less than 1.7098.

Synthes Financial Analyses

Synthes Selected Companies Analysis.  Credit Suisse reviewed financial and stock market information of Synthes and the following seven selected publicly traded companies with operations in whole or in part in the medical devices industry:

•	Boston Scientific Corporation
•	Johnson & Johnson
•	Medtronic, Inc.
•	Smith & Nephew plc
•	St. Jude Medical, Inc.
•	Stryker Corporation
•	Zimmer Holdings, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on April 14, 2011 (the last trading day prior to market rumors of a potential transaction with Johnson & Johnson), plus debt, less cash and other adjustments, as a multiple of calendar year 2011 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Credit Suisse also reviewed equity values of the selected companies, based on closing stock prices on April 14, 2011, as a multiple of calendar year 2011 estimated earnings per share, referred to as EPS. The overall low and high calendar year 2011 estimated EBITDA multiples observed for the selected companies were 7.1x and 10.9x, respectively, and the overall low and high calendar year 2011 estimated EPS multiples observed for the selected companies were 11.5x and 23.2x, respectively. In calculating an implied per share reference range for Synthes, Credit Suisse applied a range of selected multiples of calendar year 2011 estimated EBITDA and EPS of 8.0x to 9.0x and 14.0x to 18.0x, respectively, derived from the selected companies to corresponding data of Synthes. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Synthes were based on internal estimates of Synthes’ management. This analysis indicated the following approximate implied per share reference range for Synthes as compared to the implied per share merger consideration:

Implied Per Share	Implied Per Share
Reference Range	Merger Consideration

CHF 109 — CHF 130	CHF 159

Synthes Selected Transactions Analysis.  Credit Suisse reviewed financial information of the following eight selected transactions involving companies with operations in whole or in part in the medical devices industry:

Acquiror	Target

• Smith & Nephew plc	• Plus Orthopedics Holding AG
• Private Equity Consortium	• Biomet, Inc.
• Blackstone Capital Partners V. L.P.	• Encore Medical Corporation
• Synthes, Inc.	• Mathys Medizinaltechnik AG
• Zimmer Holdings, Inc.	• Centerpulse AG
• Synthes, Inc.	• Stratec Holding Ltd.
• Stryker Corporation	• Howmedica (Orthopaedic Division of Pfizer Inc.)
• Johnson & Johnson	• DePuy, Inc.

Credit Suisse reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt, less cash and other adjustments, as multiples of the target companies’ latest 12 months sales and EBITDA. The overall low and high latest 12 months sales multiples observed for the selected transactions were 2.0x and 5.7x, respectively, and the overall low and high latest 12 months EBITDA multiples observed for the selected transactions were 8.0x and 18.6x, respectively. In calculating an implied per share reference range for Synthes, Credit Suisse applied a range of selected multiples of latest 12 months sales and EBITDA of 3.5x to 4.5x and 10.0x to 14.0x, respectively, derived from the selected transactions to Synthes’ sales and EBITDA for the latest 12 months ended March 31, 2011. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Synthes were based on public filings and internal estimates of Synthes’ management. This analysis indicated the following approximate implied per share reference range for Synthes, as compared to the implied per share merger consideration:

Implied Per Share	Implied Per Share
Reference Range	Merger Consideration

CHF 123 — CHF 161	CHF 159

Synthes Discounted Cash Flow Analysis.  Credit Suisse performed a discounted cash flow analysis of Synthes to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Synthes was forecasted to generate during the fiscal years ending December 31, 2011 through December 31, 2015 based on internal estimates of Synthes’ management. Credit Suisse calculated terminal values for Synthes by applying a range of terminal value EBITDA multiples of 8.5x to 9.5x to Synthes’ estimated EBITDA for the fiscal year ending December 31, 2015. The present value (as of March 31, 2011) of the cash flows and terminal values was then calculated using discount rates ranging from 8.5% to 10.5%. This analysis indicated the following approximate implied per share reference range for Synthes, as compared to the implied per share merger consideration:

Implied Per Share	Implied Per Share
Reference Range	Merger Consideration

CHF 133 — CHF 154	CHF 159

Johnson & Johnson Financial Analysis

Johnson & Johnson Selected Companies Analysis.  Credit Suisse reviewed financial and stock market information of Johnson & Johnson, Synthes and the six other selected publicly traded companies with operations in whole or in part in the medical devices industry referred to above in ‘‘— Synthes Selected Companies Analysis”. Credit Suisse reviewed, among other things, enterprise values of Johnson & Johnson, Synthes and the other selected companies, calculated as equity values based on closing stock prices on April 14, 2011, plus debt, less cash and other adjustments, as a multiple of calendar year 2011 estimated EBITDA. Credit Suisse also reviewed equity values of Johnson & Johnson, Synthes and the other selected companies, based on closing stock prices on April 14, 2011, as a multiple of calendar year 2011 estimated EPS. Financial data of Johnson & Johnson and the other selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Synthes were based on internal estimates of Synthes’ management. Credit Suisse then compared the implied multiples of calendar year 2011 estimated EBITDA and EPS derived for Johnson & Johnson with those derived for Synthes and the other selected companies. This analysis indicated ranges of implied multiples of calendar year 2011 estimated EBITDA and EPS for Synthes and the other selected companies of 7.1x to 10.9x and 11.5x to 23.2x, respectively, as compared to implied multiples of calendar year 2011 estimated EBITDA and EPS for Johnson & Johnson of 7.6x and 12.4x, respectively.

Other Information.  Credit Suisse also noted for the Synthes board of directors certain additional factors that were not considered part of Credit Suisse’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	premiums paid in selected transactions with transaction values of greater than $10 billion announced between January 1, 2000 and April 21, 2011, applying a selected range of premiums derived from the closing stock prices of the target companies during various periods prior to public announcement of the relevant transactions to Synthes’ closing stock price on April 14, 2011 and Synthes’ high closing stock price during the 52-week period ended April 14, 2011, which indicated an implied per share reference range for Synthes of approximately CHF 143 to CHF 156;

•	historical trading prices of Synthes common stock during the 52-week period ended April 14, 2011, which reflected low and high stock prices during such period of approximately CHF 109 to CHF 135 per share;

•	one-year forward stock price targets for Synthes common stock in 13 recently published, publicly available Wall Street research analyst reports, which indicated low and high stock price targets for Synthes (discounted to present value using a 9.5% discount rate) of approximately CHF 105 to CHF 146 per share; and

•	one-year forward stock price targets for Johnson & Johnson common stock in 13 recently published, publicly available Wall Street research analyst reports, which indicated a mean and median target stock price for Johnson & Johnson of approximately $67.62 per share and $67.00 per share, respectively, noting that such target stock prices implied a premium of 5.5% and 4.6%, respectively, to Johnson & Johnson’s closing stock price of $64.07 per share on April 21, 2011.

Miscellaneous

Synthes selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with Synthes. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Synthes has agreed to pay Credit Suisse for its financial advisory services to Synthes in connection with the proposed merger an aggregate fee currently estimated to be approximately $50 million, $5 million of which was paid upon delivery of Credit Suisse’s opinion and the balance of which is contingent upon closing of the merger. In addition, Synthes has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided investment banking and other financial services to Synthes, for which Credit Suisse and its affiliates have received compensation. In addition, Credit Suisse and its affiliates in the past have provided and in the future may provide wealth management and other financial services to significant stockholders of Synthes (including Synthes’ founder and chairman, Mr. Hansjörg Wyss and his family), which may include financial services in connection with the merger, for which services Credit Suisse and its affiliates have received and would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Synthes, Johnson & Johnson and their respective affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Interests of Synthes’ Directors and Executive Officers in the Merger

In considering the recommendation of the Synthes board of directors in favor of the adoption of the merger agreement, Synthes stockholders should be aware that certain directors and executive officers of Synthes have interests in the merger that may be different from, or in addition to, the interests of Synthes stockholders generally. The Synthes board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that Synthes stockholders vote to adopt the merger agreement. These interests are summarized below.

Stock Options and Other Stock-Based Awards.  All outstanding options to purchase Synthes common stock issued under the equity incentive plans adopted in 2000 and 2010, including those held by executive officers, will accelerate and vest upon the closing of the merger. Under the terms of the merger agreement, all options will be cancelled and each option will be converted into an amount of cash equal to the excess, if any, of the merger consideration over the exercise price of the option. For a more complete description of the merger consideration, see “The Merger — Treatment of Synthes’ Stock Options and Other Equity-Based Awards” on page 54. As of October 20, 2011, unvested options held by Synthes’ executive officers for 192,500 shares of Synthes common stock will be cancelled and exchanged for cash if the merger is completed. In addition, all restrictions imposed on restricted stock grants granted under the equity incentive plans, including those held by Synthes executive officers, will lapse upon the closing of the merger. As of October 20, 2011, 76,035 restricted shares of Synthes common stock held by Synthes’ executive officers will be subject to accelerated vesting if the merger is completed. Please see the table below for further details relating to options and grants of restricted stock held by Synthes’ executive officers that are subject to acceleration and vesting or lapsing of restrictions.

The following table sets forth, as of October 20, 2011, the number of shares subject to unvested options held by Synthes’ executive officers and the weighted average exercise prices of those options and the number of shares of restricted stock held by Synthes’ executive officers. Synthes directors do not hold options or restricted stock:

		Weighted Average
	Number of Shares Subject	Exercise	Number of Shares
Name	to Unvested Options	Price per Share (CHF)	of Restricted Stock

Michel Orsinger	85,000	115.38	47,693
President and Chief Executive Officer
Robert Donohue	24,000	132.40	28,342
Chief Financial Officer
Ciro Roemer	27,500	126.41	0
President, Europe and Operations
Steven Murray	20,000	130.70	0
President, Spine
Harry Hall IV	20,000	132.40	0
President, Trauma
Michael Mazzio	16,000	128.15	0
President, CMF
William Wachter	0	—	0
President, Power Tools
Dr. h. c. mult. Hansjörg Wyss	0	—	0
Chairman of the Board

Employment Agreements.  Each executive officer except for Mr. Wachter and Mr. Wyss entered into an Employment Agreement with Synthes between August 10, 2010 and January 24, 2011 that provides for severance, as described below, if the executive officer is terminated under certain circumstances following a “Change in Control” (as defined in the applicable Employment Agreement). The Employment Agreements, with the exception of the Employment Agreement for Mr. Roemer, were amended on or about April 13, 2011. These Employment Agreements, as amended, provide for severance following a Change in Control if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as each is defined in the applicable Employment Agreement, as amended) within the two years following a Change in Control.

In the Employment Agreements for Messrs. Hall, Mazzio, Murray and Roemer, “Cause” includes the executive officer’s willful misconduct, gross negligence, insubordination, theft, dishonesty, misappropriation of funds, usurpation of corporate opportunity, material breach of fiduciary duty, failure to follow policies or to perform assigned duties, conviction of or plea of nolo contendere with respect to a felony, any crime involving fraud, larceny or embezzlement, or any other crime involving moral turpitude, any other conduct that is materially detrimental to Synthes or violation of drug and alcohol in the workplace policies. Cause in the Employment Agreements for Messrs. Orsinger and Donohue includes willful misconduct, failure to perform duties, insubordination, theft, dishonesty, conviction of a felony or any other misconduct that is materially detrimental to Synthes.

“Good Reason” for Messrs. Hall, Mazzio, Murray and Roemer, as amended in accordance with the Revised Retention Agreements, described below, includes the occurrence of any of the following events without either (x) the executive officer’s express prior written consent or (y) full cure within 30 days after the executive officer gives written notice to Synthes requesting cure: (i) a material reduction in base salary, (ii) the relocation of the executive officer’s principal office more than 75 miles (or for Mr. Roemer, the relocation of his principal office from Synthes’ offices in Switzerland), or (iii) the assignment of duties or responsibilities that are substantially inconsistent with the executive officer’s professional skills and experience levels as of such Change in Control (without regard to the fact that Synthes is no longer an independent publicly held company). No event shall constitute grounds for a Good Reason termination unless the executive officer terminates his employment within 90 days after such event occurs. Good Reason in the Employment Agreements for Messrs. Orsinger and Donohue includes (i) a material diminution in authority, title, duties, responsibilities or reporting lines, (ii) a material reduction in total compensation, or (iii) the relocation of the executive officer’s principal office more than 50 miles. Messrs. Orsinger and Donohue also must resign within one year after an event that would constitute Good Reason.

Consummation of the merger would constitute a Change in Control under each of the Employment Agreements. The severance payable to an executive officer upon a termination without Cause or a resignation for Good Reason within two years following a Change in Control is a lump sum payment equal to a multiple of the total annual cash compensation (annual base salary plus annual cash bonus) in effect at the time of termination plus a pro-rata annual cash bonus for the year of termination. In addition, each executive officer with an Employment Agreement (other than Mr. Roemer, who is not a United States taxpayer) is entitled to a gross-up for any excise tax imposed on the executive officer under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. The severance multiple for Messrs. Orsinger and Donohue is three times total annual cash compensation, and the multiple for Messrs. Hall, Mazzio, Murray and Roemer is two times total annual cash compensation. The severance amounts payable to each executive officer is set forth below in the tables titled “Named Executive Officers Golden Parachute Compensation” on page 45 and “Other Executive Officers” on page 45.

Change in Control Severance Agreement.  Mr. Wachter entered into a Change in Control Severance Agreement with Synthes on April 14, 2011. This agreement provides for severance benefits, as described below, if Mr. Wachter’s employment is terminated without Cause or he resigns for Good Reason within two years following a Change in Control.

Cause includes Mr. Wachter’s willful misconduct, gross negligence, insubordination, theft, dishonesty, misappropriation of funds, usurpation of corporate opportunity, material breach of fiduciary duty, failure to follow policies or to perform assigned duties, conviction of or plea of nolo contendere with respect to a felony, any crime involving fraud, larceny or embezzlement, or any other crime involving moral turpitude, any other conduct that is materially detrimental to Synthes or violation of drug and alcohol in the workplace policies.

Good Reason includes the occurrence of any of the following events without either (x) Mr. Wachter’s express prior written consent or (y) full cure within 30 days after Mr. Wachter gives written notice to Synthes requesting cure: (i) a material diminution in authority, title, duties, or responsibilities, (ii) a material reduction in total compensation, or (iii) the relocation of Mr. Wachter’s principal office more than 75 miles. No event shall constitute grounds for a Good Reason termination unless Mr. Wachter terminates his employment within 90 days after such event occurs.

Consummation of the merger would constitute a Change in Control under Mr. Wachter’s Change in Control Severance Agreement. The severance payable to Mr. Wachter upon a termination without Cause or a resignation for Good Reason within two years following a Change in Control is a lump sum payment equal to his total annual cash compensation (annual base salary plus annual cash bonus) in effect at the time of termination plus a pro-rata annual cash bonus for the year of termination. In addition, Mr. Wachter is entitled to a gross-up for any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. The severance amounts payable to Mr. Wachter are set forth below in the table titled “Other Executive Officers” on page 45.

Additional Employment Agreements and Change in Control Severance Agreements.  In addition to the Employment Agreements and Change in Control Severance Agreements between Synthes and the executive officers described above, three other executives who are not executive officers entered into Employment Agreements on January 24, 2011, as amended on April 13, 2011. Eight executives who are not executive officers and did not enter into Employment Agreements with Synthes entered into Change in Control Severance Agreements with Synthes on April 14, 2011. The Employment Agreements and Change in Control Severance Agreements were amended by Revised Retention Agreements (described below) on or about April 26, 2011. These Employment Agreements and Change in Control Severance Agreements provide for substantially similar benefits as the Employment Agreements and Change in Control Severance Agreements with the executive officers described above, except the severance multiplier for each executive ranges from one to two times total cash compensation.

Retention Bonus Agreements.  On April 13, 2011, Synthes entered into Retention Bonus Agreements with each executive officer, other than Mr. Wyss, and certain other employees. The Retention Bonus Agreements entitle each executive officer to a multiple of the sum of his annual base salary plus annual cash bonus if the executive officer remains in the continuous employment of Synthes, to be paid in two parts as described below. If the executive officer is terminated without Cause or resigns for Good Reason (defined in the same manner as the applicable Employment Agreement or Change in Control Severance Agreement, as amended by the Revised Retention Agreements described below, where applicable) prior to the final payment date, the executive officer would be entitled to the full payment if the executive officer signs, and does not revoke, a release in favor of Synthes. The Retention Bonus Agreements entitle the executive officers to the following payments: Messrs. Orsinger and Donohue are entitled to four times annual base salary plus annual cash bonus, two-thirds to be paid on the closing date of the merger and one-third to be paid on the six-month anniversary of the closing date of the merger; Messrs. Hall, Mazzio, Murray and Roemer are entitled to three times annual base salary plus annual cash bonus, one-half to be paid on the first anniversary of the closing date of the merger and one-half to be paid on the second anniversary of the closing date of the merger; and Mr. Wachter is entitled to one times annual base salary plus annual cash bonus, one-half to be paid on the closing date of the merger and one-half to be paid on the first anniversary of the closing date of the merger. The retention bonus amounts payable to each executive officer are set forth below in the table titled “Retention Payments” on page 44.

Revised Retention Agreements.  In connection with the merger, Synthes, at Johnson & Johnson’s request, entered into Revised Retention Agreements with Messrs. Hall, Mazzio, Murray, and Roemer, as well as certain other executives who are not executive officers, on or about April 26, 2011, that amended their respective Employment Agreements, Change in Control Severance Agreements and Retention Agreements. The Revised Retention Agreements (i) amended the definition of Good Reason so that it was more difficult to resign for Good Reason by removing the executive’s ability to resign for Good Reason due to a material diminution in the executive’s authority, title, duties or responsibilities or due to a material reduction in the executive’s total compensation, (ii) amended the payment dates of the Retention Bonus Agreements so that retention bonuses are payable on the first and second anniversaries of the closing date of the merger (from the original terms under which the retention bonus was payable on the closing date of the merger and the first anniversary of the closing date of the merger), (iii) amended any severance provisions in any other agreement so that the executive would not be entitled to severance following the second anniversary of the closing date, but would instead be eligible for the Johnson & Johnson severance plan applicable to that executive, (iv) required a release of claims in favor of Synthes for any payment of a retention bonus in connection with a termination of employment, and (v) increased restrictive covenants for the executive to a period of 18 months following termination of employment.

Additional Retention Bonus Agreements.  In addition to the Retention Bonus Agreements described above with the executive officers, Synthes has entered into substantially similar Retention Bonus Agreements covering approximately 200 executives and senior management with a value of approximately $35 million.

The following table sets forth the retention payments that each of Synthes’ executive officers would be entitled to receive under their Retention Bonus Agreements, as amended, and the retention payment dates, assuming each executive officer remains employed with Johnson & Johnson through the applicable payment date:

Retention Payments

Name	Payment Date	Cash ($)(1)

Michel Orsinger —	Closing	7,959,508
President and Chief Executive Officer	Six-Month Anniversary of the Closing	3,979,754
Robert Donohue — Chief	Closing	3,076,896
Financial Officer	Six-Month Anniversary of the Closing	1,538,448
Ciro Roemer — President	First Anniversary of the Closing	2,455,592
Europe and Operations	Second Anniversary of the Closing	2,455,592
Steven Murray —	First Anniversary of the Closing	1,237,515
President, Spine	Second Anniversary of the Closing	1,237,515
Harry Hall IV —	First Anniversary of the Closing	1,084,785
President, Trauma	Second Anniversary of the Closing	1,084,785
Michael Mazzio —	First Anniversary of the Closing	827,055
President, CMF	Second Anniversary of the Closing	827,055
William Wachter —	Closing	307,730
President Power Tools	First Anniversary of the Closing	307,730
Dr. h. c. mult. Hansjörg	Not Applicable	0
Wyss — Chairman of the Board
All other executives as a group	First Anniversary of the Closing	6,655,986
	Second Anniversary of the Closing	6,655,986

(1)	The amounts payable to Messrs. Orsinger and Roemer include payments in Swiss Francs and have been converted into U.S. dollars based on the World Market Fix rate as of 11:00 a.m. (New York time) for October 20, 2011, which was 0.8977 CHF to 1.00 USD.

Hansjörg Wyss.  Pursuant to the Employment Agreement between Mr. Wyss and Synthes, dated April 25, 2003, and amended as of April 27, 2007, Mr. Wyss is entitled to certain retirement benefits at the end of his term as Chairman of the Board of Synthes on April 30, 2012. Also, under the terms of the Employment Agreement, Mr. Wyss would be entitled to these retirement benefits if he resigns or his employment is terminated without cause prior to April 30, 2012. The Employment Agreement provides that, at the end of his term as Chairman of the Board of Synthes, Mr. Wyss is entitled to assume the position of Chairman Emeritus of Synthes. Pursuant to the merger agreement, Mr. Wyss will cease to be a director of Synthes at the closing of the merger. The Employment Agreement further provides that the retirement benefits include an annual benefit of $500,000, payable monthly, commencing on May 1, 2012, as well as a continuation of his perquisites under his Employment Agreement. Such perquisites include access to office space, equipment, facilities, support personnel and dues for professional associations as well as personal use of corporate aircraft for Mr. Wyss and his spouse or significant other. The Employment Agreement provides that Synthes or its successor will also supply an automobile for Mr. Wyss’ use as well as other perquisites to include an annual physical, participation in a matching gift program and personal tax and financial advice. It also provides that Synthes will reimburse Mr. Wyss for all tax costs incurred for all of the perquisites he receives. Under his Employment Agreement, Mr. Wyss is entitled to an annual equity grant of 13,000 shares of Synthes common stock. If the merger closes before the date in 2012 on which grants are typically made, Mr. Wyss is entitled to receive a pro-rata portion of his annual grant covering the period of service between the previous grant and the closing of the merger. Mr. Wyss entered into an agreement with Johnson & Johnson on April 26, 2011 that provides for Mr. Wyss to transfer to Synthes a number of shares of Synthes common stock that would have been converted, at the closing of the merger, into the right to receive cash and Johnson & Johnson common stock valued at $25 million in the aggregate.

The following tables show the retention and severance compensation and benefits that each of Synthes’ executive officers would be entitled to receive under their respective employment, change in control and retention agreements, that are based on or related to the merger, (i) if the executive is not terminated immediately following the merger (Single Trigger) and (ii) assuming the executive officer is terminated without Cause or resigns for Good Reason immediately following the closing of the merger (Double Trigger). The Single Trigger amount represents the value of the Retention Bonus Agreement award that are intended be paid in two installments (as shown above in the table entitled “Retention Payments”) contingent upon the executive officer remaining with Synthes. The Double Trigger amount represents the value of the Retention Bonus Agreement award, plus the severance payments that would be made under the Employment Agreements or Change in Control Severance Agreement that are based on or related to the merger. The first table below, entitled “Named Executive Officers Golden Parachute Compensation”, sets forth, for each of Synthes’ Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers, the estimated value of the potential retention and change in control severance pay and other benefits due the executive officer (based on levels of pay and other circumstances as of October 20, 2011), including an estimate of the amount of any excise tax gross-up and the value of any stock options and other stock based awards subject to accelerated vesting or for which restrictions would lapse (see “— Stock Options and Other Stock-Based Awards”), if applicable, if the executive officer terminated employment as of October 20, 2011. The second table below, entitled “Other Executive Officers”, shows the value of similar compensation payable to Synthes’ other executive officers. Although the rules of the SEC do not require the second table, it has been included so that quantification of the payments and benefits that could be received by Synthes’ executive officers is presented in a uniform manner. Mr. Wyss has been omitted from these tables because he will not receive any retention or severance compensation based on or related to the merger.

Named Executive Officers
Golden Parachute Compensation

					Perquisites	Tax
			Equity(2)	Pension and	and Benefits	Reimbursement
Name	Event	Cash(1) ($)	($)	NQDC ($)	($)	($)(3)	Other ($)	Total ($)

Michel Orsinger —	Single Trigger	11,939,262	17,682,062	0	0	6,646,535	0	36,267,859
President and Chief Executive Officer	Double Trigger	22,393,811	17,682,062	0	0	11,872,280	0	51,948,153
Robert Donohue —	Single Trigger	4,615,344	5,908,854	0	0	2,980,160	0	13,504,358
Chief Financial Officer	Double Trigger	8,641,849	5,908,854	0	0	5,015,578	0	19,566,281
Ciro Roemer —	Single Trigger	4,911,184	1,907,653	0	0	N/A	0	6,818,837
President, Europe and Operations	Double Trigger	8,873,488	1,907,653	0	0	N/A	0	10,781,141
Steven Murray —	Single Trigger	2,475,030	788,125	0	0	901,390	0	4,164,545
President, Spine	Double Trigger	4,442,140	788,125	0	0	1,882,120	0	7,112,385
Harry Hall IV —	Single Trigger	2,169,570	740,782	0	0	902,997	0	3,813,349
President, Trauma	Double Trigger	3,875,387	740,782	0	0	1,753,622	0	6,369,791

(1)	The amounts payable to Messrs. Orsinger and Roemer include payments in Swiss Francs and have been converted into U.S. dollars based on the World Market Fix rate as of 11:00 a.m. (New York time) for October 20, 2011, which was 0.8977 CHF to 1.00 USD.

(2)	This amount represents the value of unvested options and restricted shares that would accelerate and vest upon completion of the merger and the aggregate payments in cancellation of stock and option awards, calculated using a per share price of CHF 159.00 and has been converted into U.S. dollars based on the World Market Fix rate as of 11:00 a.m. (New York time) for October 20, 2011, which was 0.8977 CHF to 1.00 USD, resulting in a per share price of $177.12.

(3)	The amounts in this column represent the value of a gross-up for Synthes’ payment of excise taxes resulting from Section 280G of the Internal Revenue Code of 1986, as amended. Mr. Roemer is not a U.S. taxpayer and therefore does not receive a tax gross-up.

Other Executive Officers

						Tax
			Equity	Pension and	Perquisites and	Reimbursement
Name	Event	Cash ($)	($)(1)	NQDC ($)	Benefits ($)	($)(2)	Other ($)	Total ($)

Michael Mazzio —	Single Trigger	1,654,110	687,312	0	0	731,998	0	3,073,420
President, CHF	Double Trigger	2,958,635	687,312	0	0	1,383,819	0	5,029,766
William Wachter —	Single Trigger	615,460	0	0	0	0	0	615,460
President, Power Tools	Double Trigger	1,403,878	0	0	0	495,987	0	1,899,865

(1)	This amount represents the value of unvested options and restricted shares that would accelerate and vest upon completion of the merger and aggregate payments in cancellation of stock and option awards, calculated using a per share price of CHF 159.00 and has been converted into U.S. dollars based on the World Market Fix rate as of 11:00 a.m. (New York time) for October 20, 2011, which was 0.8977 CHF to 1.00 USD, resulting in a per share price of $177.12.

(2)	The amounts in this column represent the value of a gross-up for Synthes’ payment of excise taxes resulting from Section 280G of the Internal Revenue Code of 1986, as amended.

Director Annual Retainers.  Non-employee directors receive an annual grant of shares of Synthes common stock as a retainer for their service on the board. This grant is typically made in February of each year. If the merger does not close prior to the date in 2012 on which the annual grants are typically made, Synthes will grant 13,700 shares of Synthes common stock, in the aggregate, to the directors in 2012. If the merger closes before the date in 2012 on which grants are typically made, the directors will receive a pro-rata portion of their annual grant covering the period of service between the previous grant and the closing of the merger.

Indemnification and Insurance.  The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of current or former directors or officers of Synthes under Synthes’ certificate of incorporation, by-laws or indemnification contracts will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms following closing of the merger. The merger agreement also provides that for six years after the effective time of the merger, Johnson & Johnson will maintain directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Synthes’ directors’ and officers’ liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement.

Potential Employment Discussions Between Johnson & Johnson and Synthes’ Executives.  Affiliates of Johnson & Johnson have had and expect to continue to have conversations from time to time with executive officers and other executives of Synthes, including the President and Chief Executive Officer of Synthes, concerning their role at Synthes or an affiliate of Johnson & Johnson following the consummation of the merger. These conversations may include proposals by the affiliates of Johnson & Johnson regarding the proposed terms of the individual’s employment, compensation and benefits. No assurance can be given that any such conversations will result in an employment relationship between any affiliate of Johnson & Johnson and any individual.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson and a party to the merger agreement, will merge with and into Synthes. Synthes will continue as the surviving corporation of the merger and will become a wholly owned subsidiary of Johnson & Johnson.

Completion and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such later time as is agreed upon by Johnson & Johnson and Synthes and specified in the certificate of merger. Such filing will occur as promptly as practicable, but in no event later than the third business day after satisfaction or written waiver (where permissible) of the conditions to the completion of the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time) unless another date is agreed to in writing by Johnson & Johnson and Synthes. However, in the event that on such third business day all such conditions to completion of the merger are no longer satisfied or waived, the certificate of merger will not be filed until the first business day on which all such conditions are again satisfied or waived, unless another time is agreed to by Johnson & Johnson and Synthes. The closing of the merger will take place immediately prior to the filing of the certificate of merger.

Merger Consideration; Conversion of Shares

In the merger, each issued and outstanding share of Synthes common stock (other than shares owned by Synthes as treasury stock, shares owned by Johnson & Johnson and shares for which appraisal rights have been properly demanded and perfected under the DGCL) will be automatically converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock each Synthes stockholder will receive is based on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is between CHF 52.54 and CHF 60.45, then each share of Synthes common stock will be converted into the right to receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then each share of Synthes common stock will be converted into the right to receive 1.9672 shares of Johnson & Johnson common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then each share of Synthes common stock will be converted into the right to receive 1.7098 shares of Johnson & Johnson common stock.

Holders of Synthes common stock will receive cash in lieu of any fractional shares of Johnson & Johnson common stock they otherwise would have received in the merger. Each Synthes stockholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive an amount in cash (without interest, rounded down to the nearest whole cent and subject to withholding taxes) equal to the product obtained by multiplying (1) the fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (2) the average of the volume weighted averages of the trading prices, as reported by Bloomberg L.P., of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day during this valuation period.

The CHF 55.65 in cash and the number of shares of Johnson & Johnson common stock to be received by holders of Synthes common stock in the merger are referred to collectively as the “merger consideration” in this proxy statement/prospectus.

The merger agreement provides that the exchange ratio will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a subsidiary of Synthes or Johnson & Johnson or of securities convertible into Johnson & Johnson or Synthes common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Johnson & Johnson common stock or Synthes common stock with a record date occurring on or after the date of the merger agreement and prior to the effective time of the merger.

The exchange ratio will be determined shortly before completion of the merger. On October 24, 2011, the latest practicable date before the date of this proxy statement/prospectus, Johnson & Johnson common stock closed on the NYSE, at $64.73, the equivalent of which is CHF 57.26 per share, as of such date. If this were the volume weighted average trading price per share of Johnson & Johnson common stock used to calculate the exchange ratio, the exchange ratio would be 1.8049. The actual exchange ratio and, accordingly, the actual number of shares of Johnson & Johnson common stock issued in respect of each share of Synthes common stock in the merger, may differ from this example and will not be known at the special meeting because the valuation period will not occur until after the special meeting.

Ownership of Johnson & Johnson Following the Merger

Based on the number of outstanding shares of Synthes common stock on the record date and the number of outstanding shares of Johnson & Johnson common stock on October 24, 2011, we anticipate that Synthes stockholders will own between approximately 7% and 8% of the outstanding shares of Johnson & Johnson common stock following the merger.

Procedures for Exchange of Certificates; Fractional Shares

The conversion of Synthes common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As promptly as practicable after the closing of the merger, each of VEM Aktienbank AG, the exchange agent and paying agent appointed by Johnson & Johnson for shares held in Switzerland or Germany, and Computershare Trust Company, N.A., the exchange agent and paying agent appointed by Johnson & Johnson for shares held in the United States (each an “exchange agent”), will send instructions to each holder of record of shares of Synthes common stock as of the effective time of the merger in its respective jurisdiction. The instructions will contain directions for obtaining shares of Johnson & Johnson common stock, the cash portion of the merger consideration and cash for any fractional shares of Johnson & Johnson common stock, in exchange for shares of Synthes common stock.

After the effective time of the merger, each certificate that previously represented shares of Synthes common stock will no longer be outstanding, will be automatically canceled and retired, will cease to exist and will represent only the right to receive the merger consideration as described above.

Until holders of certificates previously representing Synthes common stock have surrendered those certificates to the appropriate exchange agent for exchange, those holders will not receive dividends or distributions on the Johnson & Johnson common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Johnson & Johnson common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Johnson & Johnson common stock, in each case without interest.

In the event of a transfer of ownership of Synthes common stock that is not registered in the transfer records of Synthes, payment of the merger consideration as described above will be made to the person to whom the ownership of Synthes common stock was transferred if the certificate representing such shares is presented to the appropriate exchange agent and is accompanied by:

•	all documents required to evidence and effect such transfer; and

•	evidence that any applicable stock transfer taxes have been paid.

No fractional shares of Johnson & Johnson common stock will be issued to any Synthes stockholder upon surrender of certificates previously representing Synthes common stock. Each Synthes stockholder will receive cash in lieu of any fraction of a share of Johnson & Johnson common stock such stockholder would otherwise have been entitled to receive. See “— Merger Consideration; Conversion of Shares”.

Stock Exchange Listing of Johnson & Johnson Common Stock

It is a condition to the consummation of the merger that the Johnson & Johnson common stock to be issued in the merger has been authorized for listing on the NYSE, subject to official notice of issuance.

Delisting of Synthes Common Stock

Synthes common stock trades on the SIX Swiss Exchange under the symbol “SYST”. If the merger is completed, Synthes common stock will be delisted from the SIX Swiss Exchange.

Merger Financing

Johnson & Johnson has represented in the merger agreement that it has, and as of the closing will have, and will make available to Samson Acquisition Corp., sufficient funds to consummate the merger. The receipt of financing by Johnson & Johnson is not a condition to the obligation of any party to complete the merger under the terms of the merger agreement.

Regulatory Matters

United States Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. Johnson & Johnson and Synthes filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 6, 2011. Johnson & Johnson withdrew its Notification and Report Form on July 5, 2011 in order to allow more time for the staff of the Federal Trade Commission to review the proposed transaction and re-filed it on July 7, 2011. On August 8, 2011, Johnson & Johnson and Synthes received from the Federal Trade Commission a Request for Additional Information and Documentary Materials (a “Second

Request”). The waiting period under the HSR Act with respect to the proposed merger will expire at 11:59 p.m., Eastern Time, on the 30th day after both Johnson & Johnson and Synthes have substantially complied with the Second Request, unless earlier terminated by the Federal Trade Commission or extended by agreement among the parties and the Federal Trade Commission.

At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Johnson & Johnson or Synthes or subject to other remedies. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

European Union Antitrust.  Both Johnson & Johnson and Synthes conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. On September 27, 2011, Johnson & Johnson filed the formal notification to the European Commission of the merger. Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has 25 business days from the day following the date of receipt of a complete notification, which period may be extended to 35 business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or opening an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

Other Laws.  In addition to the regulatory approvals described above, notifications of the merger have been filed with other governmental agencies for their review and approval under foreign regulatory laws, such as foreign merger control laws. It is possible that any of the governmental entities with which filings have been made may seek, as conditions for granting approval of the merger, various regulatory concessions.

General.  In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

•	governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that Johnson & Johnson or Synthes will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Johnson & Johnson after completion of the merger; or

•	the required regulatory approvals will be obtained within the time frame contemplated by Johnson & Johnson and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Johnson & Johnson and Synthes.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail. See “The Merger Agreement — Conditions to the Completion of the Merger”.

Appraisal Rights

In connection with the merger, record holders of Synthes common stock who (i) do not vote for the adoption of the merger agreement at the special meeting of stockholders, (ii) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and (iii) otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, may be entitled to appraisal rights under Section 262 of the DGCL if the merger is completed. In order to properly demand and perfect appraisal rights, a record holder of shares of Synthes common stock must comply with Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement/prospectus. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Synthes common stock immediately prior to the effective time of the merger as to which appraisal rights are demanded. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Synthes common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, in lieu of receiving the merger consideration.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder of record on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice to the holders of Synthes common stock and Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Synthes, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Synthes common stock. If you sign and return a proxy form without abstaining or expressly directing that your shares of Synthes common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to demand and perfect appraisal rights with respect to any of your shares of Synthes common stock, you must (i) refrain from executing and returning the proxy form and from voting in person “FOR” the proposal to adopt the merger agreement or (ii) check either the “against” or the “abstain” box next to the proposal on such proxy form or vote in person against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Synthes of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Synthes common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Synthes common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Synthes common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Synthes common stock is entitled to assert appraisal rights for such shares of Synthes common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Synthes common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Synthes common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Synthes common stock must be mailed or delivered to: Synthes, Inc., 1302 Wrights Lane East, West Chester, Pennsylvania 19380, Attention: Corporate Secretary, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, the surviving corporation must notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the date that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any stockholder who has complied with the statutory requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The surviving corporation is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Synthes common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by the surviving corporation, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Synthes common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon the surviving corporation, it will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Synthes common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

The Delaware Court of Chancery will direct the payment of the fair value of the shares of Synthes common stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has properly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Synthes common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration to which the stockholder is entitled pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw a demand for appraisal only with the written consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and such stockholder will be entitled only to receive the merger consideration pursuant to the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may submit a demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of Synthes common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Synthes common stock will be converted into the right to receive the per share merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to surviving corporation a written withdrawal of your demand for appraisal.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Synthes’ Employee Benefits Matters

The merger agreement provides that for 12 months following the closing date of the merger, the employees of Synthes or its subsidiaries who remain in the employment of Synthes or the surviving corporation after the closing date of the merger will receive a base salary or wage rate, bonus opportunity (other than with respect to any participant in Synthes’ Global Executive Incentive Compensation Plan as of the closing date of the merger) and a level of employee benefit plans and arrangements (excluding any equity-based compensation, defined benefit pension or post-employment health or post-employment welfare benefits) that are no less favorable in the aggregate to those provided to such employees immediately prior to the closing date of the merger (and for participants in Synthes’ Global Executive Incentive Compensation Plan as of the closing date of the merger, a bonus opportunity that is no less favorable in the aggregate than that provided to similarly situated employees of Johnson & Johnson).

Johnson & Johnson also has agreed that, solely to the extent that Johnson & Johnson makes a plan or program available to employees of the surviving corporation and not, in any case, where credit would result in a duplication of benefits, Johnson & Johnson will cause the surviving corporation to recognize the service of each Synthes employee who remains employed by the surviving corporation as if such service had been performed with Johnson & Johnson for the following purposes:

•	for purposes of vesting under Johnson & Johnson’s defined benefit pension plan;

•	for purposes of eligibility and calculation of benefits for vacation and paid time off under Johnson & Johnson’s vacation and paid time off programs;

•	for purposes of eligibility under any health or welfare plan maintained by Johnson & Johnson (other than any post-employment health or post-employment welfare plan);

•	for purposes of eligibility and vesting under Johnson & Johnson’s 401(k) plan; and

•	unless covered under another Synthes arrangement, for purposes of eligibility, vesting and calculation of benefits under Johnson & Johnson’s severance plan.

Johnson & Johnson will not cause the surviving corporation to recognize Synthes past service for purposes of benefit accrual under any of the foregoing benefit plans of Johnson & Johnson or for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of Johnson & Johnson not described above.

The merger agreement provides that Johnson & Johnson will enroll Synthes employees in the severance plans of Johnson & Johnson, or its subsidiary, at the same level of benefits as similarly situated employees of Johnson & Johnson, unless a Synthes employee is covered by another arrangement.

With respect to any welfare plan maintained by Johnson & Johnson in which Synthes employees are eligible to participate after the merger, the merger agreement provides that Johnson & Johnson will waive any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the merger under the applicable Synthes plans and to the same extent such limitations are waived under any comparable plan of Johnson & Johnson or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of Synthes and its subsidiaries in the calendar year in which the merger occurs.

Treatment of Synthes’ Stock Options and Other Equity-Based Awards

Each outstanding Synthes option will be cancelled upon the closing of the merger and converted into an amount in cash equal to the excess, if any, of (A) the sum of (x) the CHF 55.65 cash consideration in the merger and (y) the product of the share exchange ratio multiplied by the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, over (B) the exercise price per share of Synthes common stock subject to the option, less applicable withholding taxes, if any.

Each Synthes restricted stock award will become fully vested upon the closing of the merger, and the holder of the restricted stock award will be entitled to receive, without any interest thereon, the merger consideration less applicable withholding taxes.

Litigation Related to the Merger

Three putative shareholder class actions challenging the merger have been filed in the Delaware Court of Chancery naming Synthes, certain officers and directors of Synthes, Johnson & Johnson and Samson Acquisition Corp., as defendants: (i) Norfolk County Retirement System et al., v. Hansjoerg Wyss et al., Case No. 6452 (filed May 5, 2011); (ii) Inter-Local Pension Fund of the Graphic Communications Conference of the International Brotherhood of Teamsters et al., v. Hansjoerg Wyss et al., Case No. 6506 (filed May 19, 2011); and (iii) Mortimer Labes et al., v. Hansjoerg Wyss et al., Case No. 6534 (filed May 31, 2011). The complaints allege, among other things, that the members of the Synthes board of directors breached their fiduciary duties and seek, among other things, to enjoin the defendants from completing the merger on the terms of the merger agreement. On May 27, 2011, the Delaware Court of Chancery entered an Order of Consolidation for Case No. 6452 and Case No. 6506 and appointed Labaton Sucharow LLP and Spector Roseman Kodroff & Willis P.C. as lead counsel in respect of the consolidated cases. Case No. 6534 also subsequently became part of the consolidated action, captioned In re Synthes, Inc. Shareholder Litigation. On August 2, 2011, plaintiffs’ counsel filed a Verified Consolidated Amended Class Action Complaint in the consolidated action (which we refer to as the “Consolidated Amended Complaint”). The Consolidated Amended Complaint includes additional factual allegations based on disclosures in this proxy statement/prospectus (as initially filed on July 7, 2011). Plaintiffs have dismissed Johnson & Johnson from the action, and the court entered an order dismissing Johnson & Johnson without prejudice on August 4, 2011. On October 20, 2011 the remaining defendants filed a motion to dismiss the Consolidated Amended Complaint with prejudice. On October 24, 2011, plaintiffs filed a motion with the Court of Chancery seeking a preliminary injunction to prevent Synthes from conducting a vote of stockholders to adopt the merger agreement.

Resale of Johnson & Johnson Common Stock

Johnson & Johnson common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Synthes stockholder who may be deemed to be an “affiliate” of Johnson & Johnson for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Johnson & Johnson and may include the executive officers, directors and significant stockholders of Johnson & Johnson. This proxy statement/prospectus does not cover resales of Johnson & Johnson common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Notice to Synthes Stockholders Resident in Canada and Canadian Resale Restrictions

Notice to Synthes Stockholders Resident in Canada.  The Johnson & Johnson common stock that is being distributed to holders of Synthes common stock that reside in Canada is being distributed under an exemption from the prospectus requirement of Canadian provincial and territorial securities laws.

Canadian Resale Restrictions.  The provincial and territorial securities laws require the first trade in the Johnson & Johnson common stock to be made in accordance with certain conditions, including that no unusual effort is made to prepare the market or to create a demand for such shares and no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the shares, holders resident in a province or territory of Canada must use a dealer appropriately registered in such province or territory or rely on another exemption from the registration requirement of such province or territory. If a holder requires advice on any applicable prospectus or registration exemption, the holder should consult its own legal advisor.

Accounting Treatment of the Merger

The merger will be accounted for by Johnson & Johnson using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of Synthes common stock whose shares are converted into the right to receive the merger consideration under the merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of Synthes common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are investors in a pass-through entity;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Internal Revenue Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of Synthes common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address U.S. federal estate, gift or other non-income tax, or any state, local or non-U.S. tax consequences of the merger.

ALL HOLDERS OF SHARES OF SYNTHES COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

For purposes of this discussion, a “United States Holder” means a holder of Synthes common stock who is:

•	a citizen or individual resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States persons for United States federal income tax purposes.

A “Non-United States Holder” is a holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

If a partnership holds Synthes common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Synthes common stock, you should consult your tax advisor regarding the tax consequences of the merger.

United States Holders

The receipt of the merger consideration in exchange for shares of Synthes common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives the merger consideration in exchange for shares of Synthes common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the sum of (a) the fair market value of the Johnson & Johnson common stock as of the effective time of the merger and (b) the U.S. dollar value of the Swiss francs received and (ii) the holder’s adjusted tax basis in the shares of Synthes common stock exchanged for the merger consideration pursuant to the merger. The U.S. dollar value of the Swiss francs received should be determined, depending on the United States Holder’s method of accounting and foreign currency elections in effect, by reference to the spot rate on either the date the shares of Synthes common stock are treated as sold for U.S. income tax purposes or the date the Swiss francs are received. Each U.S. Holder is urged to consult its own tax advisor as to the determination of the amount realized in its particular circumstances. Any gain or loss recognized would be long-term capital gain or loss if the holding period for the shares of Synthes common stock exceeded one year. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations.

A United States Holder’s aggregate tax basis in Johnson & Johnson common stock received in the merger will equal the fair market value of such stock as of the effective time of the merger. The holding period of the Johnson & Johnson common stock received in the merger will begin on the day after the merger. A United States Holder’s basis in any Swiss francs received will equal the U.S. dollar value of those Swiss francs using the same spot rate used to determine the amount of gain or loss recognized.

On a subsequent disposition of any Swiss francs received in the merger (including conversion into U.S. dollars), a United States Holder will generally recognize exchange gain or loss equal to the difference between the United States Holder’s basis in such Swiss francs (as described above) and the fair market value of the property received in exchange for the Swiss francs. Exchange gain or loss will generally be treated as U.S.-source ordinary income or loss.

Non-United States Holders

A Non-United States Holder generally will not be subject to U.S. federal income tax on any gain realized in the merger unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-United States Holder in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-United States Holder); or

•	in the case of a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions and is not eligible for relief under an applicable income tax treaty.

Gain that is effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. A Non-United States Holder that is a corporation may also be subject to branch profits tax at a 30% rate (or such lower rate as may apply under an applicable tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. If the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment maintained by the Non-United States Holder in the United States, the gain may be exempt from U.S. federal income tax under the income tax treaty. If a Non-United States Holder is described in the second bullet point above, the Non-United States Holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S.-source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Synthes common stock prior to completion of the merger, (2) provides a certification of foreign status on the applicable Form W-8 (typically Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Back-up withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Material Swiss Tax Consequences of the Merger

Swiss-resident individual taxpayers holding Synthes common stock as their private property should realize a tax-free private capital gain or a non-tax-deductible loss, as the case may be, for Swiss federal, cantonal and municipal income tax purposes with respect to all or part of the shares of Johnson & Johnson common stock received in the merger. A portion of the merger consideration will be received in cash, and all or part may be treated as taxable income for Swiss federal, cantonal and municipal income tax purposes.

Swiss-resident corporate and individual taxpayers as well as corporate and individual taxpayers resident abroad who hold Synthes common stock as part of Swiss business assets are required to recognize any capital gains realized as a result of the merger in their income statement for the respective tax period and are subject to Swiss federal, cantonal and municipal individual or corporate income tax, as the case may be, on any net taxable earnings (including a capital gain realized as a result of the merger) for such period; capital losses are tax-deductible. A part of the merger consideration may be treated as dividend income for tax purposes. The same tax treatment applies to Swiss resident individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, for example, frequent dealing and debt-financed purchases.

Swiss-resident taxpayers should consult with their individual tax advisors to determine the Swiss tax consequences of the merger in the light of their particular circumstances, including what tax planning opportunities might be available to them.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated herein by reference in its entirety. This summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of Johnson & Johnson and Synthes are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the merger.

The merger agreement is included in this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any factual information about Johnson & Johnson or Synthes.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk to one of the parties if the statements prove to be inaccurate;

•	have been qualified by certain disclosures that were made to the other parties in connection with the negotiation of the merger agreement, that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors or that is different from standards of materiality generally applicable under the United States federal securities laws.

Accordingly, you should not rely on the representations and warranties in the merger agreement (or the summaries contained herein) as characterizations of the actual state of facts about Johnson & Johnson or Synthes. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated herein by reference. See “Where You Can Find More Information” beginning on page 116.

Representations and Warranties

The merger agreement contains certain customary representations and warranties made by Synthes relating to, among other things, the following:

•	due organization, valid existence, good standing, corporate power and authority and qualification or licensing;

•	material subsidiaries;

•	certificate of incorporation and by-laws or equivalent organizational documents;

•	capitalization of Synthes and ownership of its subsidiaries;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and the enforceability of the merger agreement;

•	the approval of the merger agreement by the board of directors of Synthes, the recommendation by the Synthes board of directors that Synthes stockholders vote to adopt the merger agreement and the vote required by the stockholders of Synthes to adopt the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, any applicable law or any contracts, permits or other instruments or obligations;

•	required consents, approvals, authorizations, permits and governmental filings and notifications in connection with the merger;

•	compliance with applicable laws and possession of material permits;

•	compliance with a certain corporate integrity agreement, settlement agreement and divestiture agreement (see “— Other Actions”);

•	financial statements and internal controls and procedures;

•	the absence of certain changes and events since December 31, 2010;

•	the absence of material litigation;

•	employee benefit plan matters and ERISA compliance;

•	collective bargaining agreements and other labor relations matters;

•	owned real property and tangible assets;

•	compliance with the terms of material leases;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance;

•	filings with the SIX Swiss Exchange and the accuracy of information contained in such filings;

•	receipt of an opinion from Synthes’ financial advisor;

•	payment of fees and expenses for brokers, accountants, financial advisors, investment bankers and legal counsel in connection with the merger;

•	regulatory compliance;

•	compliance with the Foreign Corrupt Practices Act, the Currency and Foreign Transactions Reporting Act of 1970 and other similar laws, and the absence of any sanction by the Office of Foreign Assets Control of the United States Department of Treasury;

•	the absence of any “poison pill” or other rights agreement or plan;

•	the inapplicability of state takeover statutes; and

•	the accuracy of the information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part.

The merger agreement also contains certain customary representations and warranties made by each of Johnson & Johnson and Samson Acquisition Corp. relating to, among other things, the following:

•	due organization, valid existence, good standing, corporate power and authority and qualification or licensing;

•	the certificate of incorporation and by-laws or equivalent organizational documents;

•	capitalization of Johnson & Johnson and Johnson & Johnson’s ownership of Samson Acquisition Corp.;

•	due authorization, valid issuance, registration and NYSE approval for listing the shares issuable pursuant to the merger;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and the enforceability of the merger agreement;

•	the absence of a vote required by Johnson & Johnson’s shareholders to approve the merger;

•	the absence of conflicts with, or violations of, organizational documents, any applicable law or any contracts, permits or other instruments or obligations;

•	required consents, approvals, authorizations, permits and governmental filings and notifications in connection with the merger;

•	availability to Johnson & Johnson of sufficient funds to permit Samson Acquisition Corp. to consummate the merger;

•	SEC filings and financial statements;

•	internal controls and disclosure controls and procedures;

•	the absence of material litigation;

•	organization and operations of Samson Acquisition Corp.;

•	the absence of ownership of Synthes common stock by Johnson & Johnson and Samson Acquisition Corp.;

•	payment of fees for brokers in connection with the merger; and

•	the accuracy of the information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard. For purposes of the merger agreement, “material adverse effect” means, when used in connection with Synthes or Johnson & Johnson, any occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects:

•	would prevent the consummation of the merger and any of the transactions contemplated by the merger agreement, which we refer to as the “related transactions”, by Synthes or Johnson & Johnson, as applicable, or otherwise prevent either of Synthes or Johnson & Johnson from performing its respective obligations under the merger agreement; or

•	has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Synthes and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, as the case may be, except that any occurrence, state of facts, development, circumstance, change or effect resulting from the following will not be taken into account:

•	any change in the market price or trading volume of Synthes common stock or Johnson & Johnson common stock, as applicable, or any failure, in and of itself, by Synthes or Johnson & Johnson, as the case may be, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (however, the facts or causes underlying or contributing to such change or failure may be considered);

•	changes in general economic or political conditions, or in the financial, credit or securities markets in general, to the extent such changes do not disproportionately affect Synthes and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, as the case may be, relative to other participants in the industries in which they conduct their respective businesses;

•	changes in applicable law or GAAP or any interpretations thereof, to the extent such changes do not disproportionately affect Synthes and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their respective businesses;

•	changes, including legal and regulatory changes, in the industries in which Synthes and its subsidiaries conduct their respective businesses or in the industries in which Johnson & Johnson and its subsidiaries conduct their respective businesses, as applicable, to the extent such changes do not disproportionately affect Synthes and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their respective businesses;

•	acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such acts under way as of the date of the merger agreement, unless such acts are directed at the properties or assets of Synthes or any of its subsidiaries or Johnson & Johnson or any of it subsidiaries, as applicable;

•	earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, volcanic eruptions or other natural disasters or force majeure events, unless such events directly involve the properties or assets of Synthes or any of its subsidiaries or Johnson & Johnson or any of its subsidiaries, as the case may be; or

•	the public announcement of the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger.

Conduct of Business Pending the Merger

Synthes has undertaken certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. During this period, except (i) with prior written consent of Johnson & Johnson (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) as contemplated or permitted by the merger agreement, Synthes has agreed that (x) its businesses and the businesses of its subsidiaries will be, in all material respects, conducted only in the ordinary course of business and in a manner consistent in all material respects with past practice (and Synthes and its subsidiaries will not take any action to the contrary) and (y) it shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to preserve substantially intact their business organizations and maintain and preserve intact their current relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

In addition, by way of amplification and not limitation, Synthes has agreed that each of it and its subsidiaries be subject to various specific restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including the following (subject in each case to the exceptions specified in the preceding paragraph):

•	amending or otherwise changing its certificate of incorporation or by-laws or equivalent organizational documents;

•	issuing, delivering, selling, granting, pledging, disposing of or granting or permitting an encumbrance on, any shares of any classes of capital stock or other voting securities or other ownership interests or similar interests (except for securities issuable upon the exercise of Synthes stock options outstanding as of the date of the merger agreement);

•	selling, leasing, licensing, pledging, disposing of, or granting or permitting an encumbrance on, any material property or other assets (except for sales of inventory and used equipment in the ordinary course of business and consistent with past practice);

•	declaring, setting aside, making or paying any dividend, payable in cash, stock, property or otherwise on any of its capital stock (except (i) for dividends made by any Synthes subsidiary to Synthes or another of its subsidiaries and (ii) that Johnson & Johnson has consented to Synthes paying a regular annual dividend for 2011 consistent with past practice (including with respect to the timing thereof) if the merger has not occurred prior to the customary record date for such dividend and certain other conditions are met);

•	adjusting, reclassifying, combining, splitting, subdividing, redeeming, purchasing or otherwise acquiring any of its capital stock, voting securities or other ownership interests or any securities convertible, exchangeable for or exercisable into such securities or interests;

•	acquiring, including by merger, consolidation, or acquisition of stock or assets or any other business combination or by any other manner, any other corporation, partnership, other business organization or any business, division or equity interest thereof;

•	incurring or guaranteeing indebtedness or extending loans, advances, capital contributions or investments (except (i) to employees, (ii) to Synthes or its wholly owned subsidiaries in the ordinary course of business or (iii) borrowings under Synthes’ existing credit facility);

•	making or authorizing capital expenditures in excess of the aggregate amount disclosed in Synthes’ capital expenditure budget;

•	making material modifications to accounting policies or procedures, other than as required by GAAP or applicable law;

•	modifying any material tax accounting methods (except as required under applicable law) or tax elections, settling or compromising any material tax liability or consenting to any claim or assessment relating to a material amount of tax, filing any amended tax return or claim for refund, entering into any closing agreement relating to a material tax amount or waiving or extending the statute of limitations in respect of material taxes (except, in each case, in the ordinary course of business, and to the extent applicable, in a manner consistent with past practices);

•	(i) abandoning, selling, transferring or licensing intellectual property or related agreements, (ii) disclosing or allowing to be disclosed any material confidential information or (iii) adversely amending or modifying any rights to any material intellectual property in any material respect;

•	except as required to ensure that any Synthes employee benefit plan is not out of compliance with applicable law or the terms of such plan:

•	adopting, terminating or amending collective bargaining agreements, similar contracts or employee benefit plans;

•	increasing the compensation or benefits of, or paying any bonus to, any current or former director, officer, employee or consultant (other than in the ordinary course of business and in a manner consistent with past practice);

•	granting any change in control, retention, severance or termination pay to any current or former director, officer, employee or independent contractor or increasing any such compensation or benefit;

•	granting any awards;

•	taking any action to fund or secure the payment of compensation or benefits under any employee benefit plan;

•	taking any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or awards made thereunder; or

•	materially changing any actuarial or other assumption used to calculate funding obligations with respect to any employee benefit plan or changing the manner in which contributions to any employee benefit plan are made or the basis on which such contributions are determined (except as required by GAAP);

•	except as required by law or any judgment of a court of competent jurisdiction:

•	paying, discharging, satisfying or settling any claims, liabilities, obligations or litigation that are material to Synthes and its subsidiaries, taken as a whole (other than liabilities in the ordinary course of business, consistent with past practice and in accordance with their terms that are disclosed, reflected or reserved against in Synthes’ financial statements or incurred since the date of the financial statements in the ordinary course of business and in a manner consistent with past practice);

•	waiving or assigning rights or claims with material value; or

•	canceling material indebtedness;

•	entering into, terminating or canceling (except when it may be commercially reasonable to do so and after consulting with Johnson & Johnson in advance and, in good faith, taking Johnson & Johnson’s views into account with respect to certain specified contracts), failing to exercise a right to renew on commercially reasonable terms or materially modifying or amending any material contract;

•	entering into, modifying, amending or terminating any contract or waiving, modifying, releasing or assigning any material rights or claims thereunder, which action would reasonably be expected to (i) impair in any material respect the ability of Synthes to perform its obligations under the merger agreement or (ii) materially impede, interfere with, hinder or delay the consummation of the merger or related transactions;

•	entering into any material contract to the extent consummation of the merger and related transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such contract;

•	authorizing or applying for the listing of shares of Synthes common stock on any stock exchange (other than the SIX Swiss Exchange); or

•	authorizing or agreeing to do any of the foregoing.

Johnson & Johnson has also agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (in each case, except as contemplated or permitted by any other provision of the merger agreement or with the prior written consent of Synthes (which consent shall not be unreasonably withheld, delayed or conditioned)):

•	amending or otherwise changing its certificate of incorporation or by-laws, except for any amendments or changes that would not (i) materially delay, impede or prevent the consummation of the merger and related transactions or (ii) adversely affect the stockholders of Synthes in any material respect differently than the shareholders of Johnson & Johnson;

•	declaring, setting aside, making or paying any extraordinary or special dividends, in cash, stock, property or otherwise, with respect to any of its capital stock;

•	acquiring or merging with any business, person or division, or entering into a joint venture, in each case within the orthopedics market, if entering into a definitive agreement relating to, or the consummation of, such actions would be reasonably likely to materially delay, materially impede or prevent the consummation of the transactions;

•	acquiring or merging with any business, person or division, if entering into a definitive agreement relating to, or the consummation of, such acquisition or merger would be reasonably likely to materially delay the effectiveness of the registration statement; or

•	authorizing or agreeing to do any of the foregoing.

No Solicitation

Under the merger agreement, subject to certain exceptions described below, Synthes has agreed that it will not, nor will any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents or other representatives, which we refer to as “representatives”, directly or indirectly (and Synthes will cause each of the parties listed above not to):

•	solicit, initiate or take any other action to facilitate or knowingly encourage any competing proposal, as described below;

•	enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information with respect to, any competing proposal;

•	agree to, approve, endorse, recommend or consummate any competing proposal;

•	enter into any binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other contract or agreement which contemplates or which would reasonably be expected to lead to any competing proposal (other than certain acceptable confidentiality agreements) (we refer to each such agreement in respect of a potential competing proposal as a “competing transaction agreement”);

•	take any action to approve a third party becoming an “interested stockholder” or to approve any transaction, for the purposes of section 203 of the DGCL; or

•	resolve, propose, agree, authorize or permit any representative to do any of the foregoing.

The merger agreement also provides that Synthes will, and will direct its subsidiaries and its subsidiaries’ representatives to:

•	immediately cease and cause to be terminated all existing discussions and negotiations with any person regarding any competing proposal conducted prior to the execution of the merger agreement by Synthes, any of its subsidiaries or any of its or its subsidiaries’ respective representatives; and

•	request the prompt return or destruction of all confidential information previously furnished.

Under the merger agreement, a “competing proposal” means any bona fide proposal or offer from any person relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions (other than the merger):

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Synthes or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Synthes or any resulting parent company of Synthes;

•	any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Synthes and its subsidiaries, taken as a whole;

•	any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Synthes;

•	any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of Synthes;

•	any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the merger; or

•	any combination of the foregoing.

Synthes has agreed that promptly after the receipt of any competing proposal or any bona fide inquiry relating to or that could reasonably be expected to lead to any competing proposal, Synthes will advise Johnson & Johnson, orally and in writing, of such proposal, setting forth the financial and other material terms and conditions of such proposal (including any changes thereto) and the identity of the person making such competing proposal or bona fide inquiry. Additionally, Synthes is required to (i) keep Johnson & Johnson fully informed of the status and material details (including any changes to the terms) of any such competing proposal or bona fide inquiry and (ii) provide to Johnson & Johnson, as soon as reasonably practicable after receipt or delivery thereof, copies of all correspondence and other written material (including draft and final versions of agreements, as well as any amendments, schedules and exhibits) relating to any such competing proposal or bona fide inquiry between Synthes or any of its subsidiaries or their respective representatives and the person making such competing proposal or bona fide inquiry or such person’s representatives.

Notwithstanding the restrictions described above, if following the execution of the merger agreement and prior to the adoption of the merger agreement by Synthes stockholders, Synthes receives an unsolicited, written, bona fide competing proposal that did not arise as a result of a breach of Synthes’ no-solicitation obligations under the merger agreement, and the Synthes board of directors reasonably determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel), that

•	such competing proposal constitutes, or is reasonably likely to lead to, a superior proposal, as described below; and

•	failure to furnish information to, or enter into discussion with, the person who made the competing proposal would be inconsistent with the fiduciary duties of the Synthes board of directors to Synthes and its stockholders under applicable law, then Synthes may furnish information to, and enter into discussions with, the person making such competing proposal (so long as Synthes (i) has provided, or concurrently provides, all such information to Johnson & Johnson and (ii) has obtained from any such person a customary confidentiality agreement containing terms no less favorable to Synthes than those contained in the confidentiality agreement between Synthes and Johnson & Johnson).

Under the merger agreement, the term “superior proposal” means any unsolicited, written, bona fide offer made by a third party with respect to a competing proposal (other than pursuant to the second to last bullet point in the definition of competing proposal above), replacing each reference to “15%” in the definition of competing proposal with “50%”, which the Synthes board of directors reasonably determines, in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be:

•	more favorable to the Synthes stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal, as well as any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such offer or otherwise; and

•	reasonably expected to be consummated.

Change in the Company Recommendation

The Synthes board of directors has agreed to recommend that Synthes stockholders vote in favor of the adoption of the merger agreement, which we refer to as “the company recommendation”. Under the merger agreement, neither the Synthes board of directors nor any committee of the Synthes board of directors may take any of the following actions (each of which we refer to as a “change in the company recommendation”):

•	withdraw, qualify, modify or amend, or propose publicly to withdraw, qualify, modify or amend, the company recommendation;

•	adopt or recommend, or propose publicly to adopt or recommend, any competing proposal; or

•	make any public statement inconsistent with the company recommendation.

Notwithstanding the above, at any time prior to the adoption of the merger agreement by Synthes stockholders and subject to Synthes’ obligations under the no-solicitation provisions of the merger agreement, if the Synthes board of directors determines in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that the failure to make a change in the company recommendation would be inconsistent with the Synthes board of directors’ fiduciary duties to Synthes and its stockholders under applicable law, the Synthes board of directors may make a change in the company recommendation, provided that no change in the company recommendation may be made:

•	that relates to a competing proposal unless such competing proposal constitutes a superior proposal; and

•	until after Synthes has provided Johnson & Johnson with five business days’ prior written notice of the intent to make a change in the company recommendation, which specifies the reasons therefor, including the terms and conditions of such superior proposal (provided that any amendment to the financial terms and any other material term of such superior proposal shall require a new two business day notice period).

During the applicable notice period, Synthes and Johnson & Johnson and their respective representatives have agreed to negotiate in good faith regarding any revisions to the terms of the merger agreement proposed by Johnson & Johnson. In determining whether to make a change in the company recommendation, the Synthes board of directors must take into account any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to its receipt of such notice from Synthes or otherwise.

Nothing in the merger agreement prohibits the Synthes board of directors from making any disclosure that is required by applicable law, except that neither the Synthes board of directors nor any committee of the Synthes board of directors may make any change in the company recommendation in connection with such disclosure.

If the board of directors of Synthes makes a change in the company recommendation, Synthes will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposal to adopt the merger agreement to its stockholders as described in this proxy statement/prospectus.

Synthes Stockholders Meeting

Synthes has agreed to take all lawful action to call, give notice of, convene and hold the Synthes stockholders meeting as promptly as practicable for the purpose of obtaining stockholder adoption of the merger agreement. Synthes has further agreed to solicit proxies from its stockholders in favor of the adoption of the merger agreement and to take all other action necessary or advisable to obtain such stockholder adoption. The Synthes board of directors has agreed, subject to a change in company recommendation in accordance with the terms of the merger agreement, to include its recommendation to its stockholders to adopt the merger agreement in this proxy statement/prospectus. The merger agreement requires Synthes to convene and hold the Synthes stockholder meeting as promptly as practicable for the purpose of obtaining stockholder adoption of the merger agreement, regardless of any change in company recommendation or competing proposal.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, Johnson & Johnson and Synthes have agreed to use their reasonable best efforts to:

•	take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable laws or orders, to consummate and make effective the merger and the related transactions; and

•	obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities and officials and parties to contracts with Synthes and its subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the related transactions.

Additionally, Synthes, Johnson & Johnson and Samson Acquisition Corp. have each agreed to:

•	cooperate fully with one another in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders; and

•	make any appropriate filings, if necessary or advisable (in the opinion of Johnson & Johnson), pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, state or supranational antitrust, competition, fair trade or similar laws.

The merger agreement further provides that Synthes will use its reasonable best efforts to:

•	provide or cause to be provided promptly to Johnson & Johnson all necessary information and assistance as any governmental authority may require; and

•	provide or cause to be provided promptly all assistance and cooperation to allow Johnson & Johnson to prepare and submit any filings or submissions under the HSR Act, the EU Merger Regulation or other applicable antitrust, competition, fair trade or similar laws.

Johnson & Johnson will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and will take the lead in all meetings and communications with any governmental authority in connection with obtaining such clearances; provided that Johnson & Johnson will consult in advance with Synthes and in good faith take Synthes’ views into account regarding the overall strategic direction of obtaining antitrust or competition clearance in the United States, the European Union or certain other material jurisdictions, and Johnson & Johnson will consult with Synthes prior to taking any material substantive position in any written submissions to, or to the extent practicable, discussions with, governmental agencies in such jurisdictions.

The merger agreement further provides that Johnson & Johnson and Synthes will, and will cause their subsidiaries to use their reasonable best efforts to, accomplish the following:

•	take any and all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar law that may be asserted by any antitrust or competition governmental authority or any other party so as to enable the parties to close the transaction as promptly as practicable (and in any event, prior to the outside date);

•	propose, negotiate, commit to and effect the sale, divestiture or other disposition of their assets, properties or businesses, and enter into such other arrangements, as are necessary or reasonably advisable in order to avoid the entry of any order, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would have the effect of materially delaying or preventing the consummation of the merger and related transactions; and

•	defend through litigation, on the merits, any claims asserted in court or administrative tribunal by any person in order to avoid the entry of, or have vacated or terminated, any decree, order or judgment that would prevent the closing from occurring prior to the outside date.

Notwithstanding the foregoing or any other provision of the merger agreement, (i) neither Johnson & Johnson nor any of its subsidiaries or affiliates will be required to agree to a divestiture of any assets or businesses of DePuy, Inc. or any of its subsidiaries or of Synthes or any of its subsidiaries that, in the aggregate, are material relative to (a) DePuy, Inc. and its subsidiaries, taken as a whole, or (b) Synthes and its subsidiaries, taken as a whole, and (ii) Synthes, only at the direction of Johnson & Johnson (in connection with satisfying the obligations described above), will agree to any divestiture of any of its assets or the assets of any of its subsidiaries or affiliates so long as such divestiture is conditioned on the consummation of the merger.

Johnson & Johnson will have the sole and exclusive right to direct and control any litigation, negotiation or other action, with counsel of its own choosing, provided that, in the United States, the European Union or certain other material jurisdictions, Johnson & Johnson will consult in advance with Synthes and in good faith take Synthes’ views into account regarding the overall strategic direction of the defense of any such litigation and consult with Synthes prior to making dispositive motions or other material substantive filings or entering into any negotiations concerning litigation in such jurisdictions. In such jurisdictions, Johnson & Johnson must, to the extent practicable and permitted by the relevant governmental authority, give Synthes (through its counsel) the opportunity to attend and participate in all substantive meetings, telephone calls or discussions with respect to any filings, investigations (including settlement of any investigation), litigation or other inquiry, provided that Johnson & Johnson or its representatives may conduct such aforementioned interactions without Synthes or its representatives present if Johnson & Johnson determines in good faith that doing so would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the outside date.

Conditions to the Completion of the Merger

Conditions to Johnson & Johnson’s, Samson Acquisition Corp.’s and Synthes’ Obligations to Complete the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order;

•	the merger agreement has been adopted by the affirmative vote of shareholders of Synthes representing a majority of the shares of Synthes common stock outstanding and entitled to vote at the Synthes stockholder meeting on the adoption of the merger agreement;

•	no governmental authority has enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that is in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the merger and the related transactions;

•	no antitrust, competition, fair trade or similar law or order, arising in the United States, the European Union or certain other jurisdictions whether temporary, preliminary, or permanent, is in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the merger and the related transactions;

•	any waiting period applicable to the consummation of the merger under the HSR Act has expired or has been terminated;

•	the approval by the European Commission of the merger and the related transactions has been obtained pursuant to the EU Merger Regulation (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the merger and the related transactions under the EU Merger Regulation);

•	any approval or waiting period with respect to certain jurisdictions has been obtained or terminated or has expired; and

•	the shares of Johnson & Johnson common stock to be issued to Synthes stockholders upon completion of the merger have been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to Johnson & Johnson’s and Samson Acquisition Corp.’s Obligations to Complete the Merger.  Johnson & Johnson’s and Samson Acquisition Corp.’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Synthes relating to:

•	capitalization and ownership of its subsidiaries;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and the enforceability of the merger agreement;

•	the approval of the merger agreement by the board of directors of Synthes and the vote required by the stockholders of Synthes to adopt the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents;

•	the absence of certain changes and events relating to Synthes’ employee benefits plans from December 31, 2010 to the date of the merger agreement, including increases in compensation or benefits, grants or increases in severance or termination pay for certain personnel, the entry into or amendment of employment and other similar contracts, the removal of restrictions in benefit plans or the adoption of new benefit plans;

•	agreements that limit or purport to limit the ability of affiliates of Synthes (other than Synthes’ subsidiaries) to compete in any line of business or with any person or entity in any geographic area, during any period of time or in any customer segment;

•	brokers’ fees payable in connection with the merger and the related transactions;

•	the absence of any rights agreement, “poison pill” or similar agreement or plan to which Synthes is a party; and

•	the inapplicability of the Delaware state takeover statute set forth in Section 203 of the DGCL;

that are qualified as to materiality or material adverse effect are true and correct, and such representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date;

•	all the other representations and warranties of Synthes set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and would not have a material adverse effect on Synthes;

•	Synthes has performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the date on which the merger is to be effected and has delivered to Johnson & Johnson a certificate, signed by an executive officer of Synthes, certifying that Synthes has so performed or so complied;

•	there is no pending suit, action or proceeding with respect to any antitrust, competition, fair trade or similar law by any governmental authority in the United States, the European Union or certain other jurisdictions (i) seeking to restrain or prohibit the consummation of the merger or any of the related transactions or seeking to obtain from Johnson & Johnson, Samson Acquisition Corp. or Synthes or any other subsidiary or affiliate of Johnson & Johnson any damages that, in the aggregate, are material relative to (a) DePuy, Inc. and its subsidiaries, taken as a whole, or (b) Synthes and its subsidiaries, taken as a whole, (ii) seeking to impose limitations on the ability of Johnson & Johnson or any of its affiliates to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such shares on all matters properly presented to the stockholders of the surviving corporation, (iii) seeking to prohibit Johnson & Johnson or any of its subsidiaries or affiliates from effectively controlling, in any material respect, the business or operations of Synthes or any of its subsidiaries or affiliates, (iv) seeking any divestiture that is not required to be effected pursuant to the terms of the merger agreement, or (v) that would have a material adverse effect on Synthes or Johnson & Johnson; and

•	there is no law or order, whether temporary, preliminary or permanent, arising under any antitrust, competition, fair trade or similar law or order in the United States, the European Union or certain other jurisdictions that is in effect that would reasonably be expected to result in any of the effects referred to in the immediately preceding clause.

Conditions to Synthes’ Obligation to Complete the Merger.  Synthes’ obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representation and warranty of Johnson & Johnson and Samson Acquisition Corp. relating to ownership of Synthes’ common stock is true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date;

•	the representations and warranties of Johnson & Johnson and Samson Acquisition Corp. relating to authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and the enforceability of the merger agreement and the absence of conflicts with, or violations of, organizational documents, which are qualified as to materiality or material adverse effect are true and correct, and such representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date;

•	all the other representations and warranties of Johnson & Johnson set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and would not have a material adverse effect on Johnson & Johnson; and

•	Johnson & Johnson and Samson Acquisition Corp. have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the date on which the merger is to be effected and Johnson & Johnson has delivered to Synthes a certificate, signed by an executive officer of Johnson & Johnson, certifying that Johnson & Johnson and Samson Acquisition Corp. have so performed or so complied.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Johnson & Johnson and Synthes, duly authorized by their respective boards of directors;

•	by either Johnson & Johnson or Synthes, if the effective time of the merger has not occurred on or before the outside date, subject to 60 days’ extension upon delivery of written notice of such extension to the other party not less than five business days prior to the outside date, in the event that certain regulatory clearances have not yet been obtained, provided that all other conditions to closing have been satisfied (see “— Conditions to the Completion of the Merger)”; provided, further, that the right to terminate the merger agreement as described herein is not available to any party whose failure to fulfill any obligation under the merger agreement or other intentional breach has been a material cause of, or resulted in, the failure to effect the merger on or before the outside date;

•	by either Johnson & Johnson or Synthes, if any governmental authority has enacted, issued, promulgated, enforced or entered any final and nonappealable law or order that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the merger and the related transactions, provided that the party seeking to terminate the merger agreement has complied in all material respects with its obligations described under “— Additional Terms”;

•	by either Johnson & Johnson or Synthes, if the Synthes stockholders fail to adopt the merger agreement at the Synthes stockholder meeting;

•	by Johnson & Johnson, upon a breach by Synthes of any representation, warranty, covenant or agreement set forth in the merger agreement such that any condition to Johnson & Johnson’s obligations to complete the merger would not then be satisfied and such breach cannot be cured or has not been cured on or before the outside date, provided that neither Johnson & Johnson nor Samson Acquisition Corp. is in material breach of its respective representations, warranties or covenants as of the time of such purported termination;

•	by Johnson & Johnson, if the Synthes board of directors (i) makes a change in the company recommendation or (ii) fails publicly to reaffirm the company recommendation within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a competing proposal that has been publicly announced or that has become publicly known;

•	by Johnson & Johnson, if any governmental authority has enacted, issued, promulgated, enforced or entered any law or order with respect to any antitrust, competition, fair trade or similar law in the United States, the European Union or certain other jurisdictions having the effect of: (i) seeking to restrain or prohibit the consummation of the merger or any other related transactions or seeking to obtain from Johnson & Johnson, Samson Acquisition Corp. or Synthes or any other subsidiary or affiliate of Johnson & Johnson any damages that, in the aggregate, are material relative to (a) DePuy, Inc. and its subsidiaries, taken as a whole, or (b) Synthes and its subsidiaries, taken as a whole, (ii) seeking to impose limitations on the ability of Johnson & Johnson or any of its affiliates to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such shares on all matters properly presented to the stockholders of the surviving corporation, (iii) seeking to prohibit Johnson & Johnson or any of its subsidiaries or affiliates from effectively controlling, in any material respect, the business or operations of Synthes or any of its subsidiaries or affiliates, (iv) seeking any divestiture that is not required to be effected pursuant to the terms of the merger agreement or (v) that would have a material adverse effect on Synthes or Johnson & Johnson, in each case, which shall have become final and nonappealable, provided that Johnson & Johnson has complied in all material respects with its obligations described under “— Additional Terms”; or

•	by Synthes, upon a breach by Johnson & Johnson of any representation, warranty, covenant or agreement set forth in the merger agreement such that any condition to Synthes’ obligation to complete the merger would not then be satisfied and such breach cannot be cured or has not been cured on or before the outside date, provided that Synthes is not in material breach of its respective representations, warranties or covenants as of the time of such purported termination.

Effect of Termination

If the merger agreement is terminated as described in “— Termination” above, the merger agreement will be void and no party will have any liability under the merger agreement, except that:

•	no termination will relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	designated provisions of the merger agreement will survive termination, including (i) the confidential treatment of information, (ii) provisions regarding brokers’ fees, (iii) the ability of any party to specifically enforce the merger agreement against another party, (iv) the allocation of fees and expenses, including, if applicable, the termination fees described below and (v) certain other general provisions governing the merger agreement.

Fees and Expenses

General.  The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the merger and the related transactions, whether or not the merger or any other related transaction is consummated, except that Johnson & Johnson and Synthes will each pay one-half of the expenses incurred in connection with printing and mailing of the registration statement of which this proxy statement/prospectus is a part.

Termination Fee.  Synthes must pay to Johnson & Johnson a termination fee of $650 million in each of the following circumstances:

•	Johnson & Johnson terminates the merger agreement because the Synthes board of directors makes a change in the company recommendation (see the sixth bullet point under “— Termination of the Merger Agreement”);

•	Johnson & Johnson terminates the merger agreement because the Synthes board of directors fails publicly to reaffirm the company recommendation within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a competing proposal that has been publicly announced or that has become publicly known (see the sixth bullet point under “— Termination of the Merger Agreement”); or

•	(i) Johnson & Johnson or Synthes terminates the merger agreement because (a) the merger is not effected by the outside date (but only if the Synthes stockholder meeting has not been held prior to the date of such termination) (see the second bullet point under “— Termination of the Merger Agreement”) or (b) the Synthes stockholders fail to adopt the merger agreement at the Synthes stockholder meeting; (ii) prior to the termination of the merger agreement, a competing proposal is publicly announced or has become publicly known; and (iii) on or prior to the date that is 12 months after the date of termination, Synthes enters into a competing transaction agreement, or the transactions contemplated by a competing proposal are consummated (for purposes of this circumstance, the term “competing proposal” has the same meaning as described under “— No Solicitation”, except that references to 15% are replaced by 35%).

Johnson & Johnson must pay Synthes a termination fee of $650 million in the following circumstance:

•	the merger agreement is terminated by either Johnson & Johnson or Synthes (i) pursuant to their respective rights described in the second, third or seventh bullet points under “— Termination of the Merger Agreement” and (ii) at the time of any such termination all of the conditions set forth in “— Conditions to Completion of the Merger” have been satisfied or waived (or, with respect to any conditions that by their terms must be satisfied at closing, would have been so satisfied if the closing would have occurred), except for the conditions described in the third and fourth bullet points under “— Conditions to the Completion of the Merger — Conditions to Johnson & Johnson’s, Samson Acquisition Corp.’s and Synthes’ Obligations to

Complete the Merger” and the conditions described in the second to last and the last bullet points under “— Conditions to the Completion of the Merger — Conditions to Johnson & Johnson’s and Samson Acquisition Corp.’s Obligations to Complete the Merger”.

Indemnification and Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, Johnson & Johnson has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of Synthes, as provided in the certificate of incorporation and by-laws of Synthes or any indemnification contract between such directors or officers and Synthes. The indemnification and exculpation rights pursuant to the terms of the certificate of incorporation or by-laws of Synthes as in effect at or prior to the effective time of the merger may not be impaired by any modifications of such terms in any amendment or restatement following the effective time of the merger.

Johnson & Johnson has agreed to obtain, at the effective time of the merger, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the merger for six years from the effective time of the merger, covering persons currently covered by Synthes’ directors’ and officers’ liability insurance policies on terms with respect to such coverage and amounts no less favorable than those of Synthes’ current policy; provided that the surviving corporation will not be obligated to pay more than 300% of the last annual premium paid by Synthes for such insurance. If the necessary amount to procure such insurance coverage exceeds such maximum amount, Johnson & Johnson will only be obligated to provide as much coverage as may be obtained for such maximum amount.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements relating to:

•	cooperation between Johnson & Johnson and Synthes in the preparation of this proxy statement/prospectus and the registration statement of which this forms a part;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of reasonable best efforts by Johnson & Johnson and Synthes to consult with the other before making public announcements regarding the merger;

•	cooperation between Johnson & Johnson and Synthes in the defense or settlement of any stockholder litigation relating to the merger and related transactions;

•	the use of reasonable best efforts by Synthes and its board of directors to ensure that no state takeover law becomes applicable and, if applicable, to ensure the merger and related transactions are consummated as promptly as practicable;

•	the obligations of Samson Acquisition Corp.;

•	sharing of notifications from governmental authorities in connection with the merger or related transactions;

•	the obligations of Synthes with respect to certain tax matters;

•	the use of reasonable best efforts by Johnson & Johnson to cause the shares of Johnson & Johnson common stock to be issued in the merger to be approved for listing on the NYSE;

•	the use of reasonable best efforts by Synthes to cause the delisting of its shares on the SIX Swiss Exchange; and

•	the use of reasonable best efforts by Johnson & Johnson and Synthes to cause the consents of their respective independent auditors in connection with the registration statement to be delivered to the other.

Other Actions

Under the merger agreement, Synthes and its subsidiaries are required to:

•	comply in all material respects with the terms and conditions of the Settlement Agreement, entered into on September 27, 2010, among Synthes, the United States of America, the Office of Inspector General, the United States Department of Defense TRICARE Management Activity, the United States Department of Veterans Affairs and Norian Corporation; and

•	comply in all material respects with the terms and conditions of the Corporate Integrity Agreement, entered into on September 23, 2010, between Synthes and the Office of Inspector General.

Synthes is also required under the merger agreement to (i) comply with the terms and conditions of the Divestiture Agreement, entered into on September 23, 2010, among Synthes, the Office of Inspector General and Norian Corporation (which we refer to herein as the “Divestiture Agreement”) and (ii) complete either the sale of the assets of Norian Corporation to an unrelated party or the dissolution of the Norian Corporation by May 24, 2011. Synthes divested Norian on May 24, 2011, fulfilling its obligations under the Divestiture Agreement.

Certificate of Incorporation and By-laws of the Surviving Corporation

At the effective time of the merger, Synthes’ certificate of incorporation, will, by virtue of the merger, be amended and restated in its entirety to read as the certificate of incorporation of Samson Acquisition Corp., as in effect immediately prior to the effective time of the merger, except that all references to Samson Acquisition Corp. will be deemed to be references to the surviving corporation until thereafter amended. The merger agreement further provides that, at the effective time of the merger, the by-laws of Samson Acquisition Corp. as in effect immediately prior to the effective time of the merger will continue as the by-laws of the surviving corporation, except that all references to Samson Acquisition Corp. will be deemed to be references to the surviving corporation until thereafter amended. For a summary of certain provisions of the current Synthes certificate of incorporation, by-laws and the associated rights of Synthes stockholders, see “Comparison of Rights of Common Shareholders of Johnson & Johnson and Synthes” beginning on page 102.

Directors and Officers of the Surviving Corporation

The directors of Samson Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation, and the officers of Synthes immediately prior to the effective time of the merger shall be the initial officers of the surviving corporation, in each case, until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Governing Law

The merger agreement is governed by the laws of the state of Delaware and provides that any action or proceeding relating to or arising out of the merger agreement will be maintained exclusively in the Court of Chancery of the State of Delaware.

Amendment; Extension and Waiver; Parties in Interest; Assignment

Amendment.  The merger agreement may be amended by an instrument in writing signed by each of the parties to the merger agreement by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger; provided, however, that after the merger agreement has been adopted by the stockholders of Synthes, no amendment may be made that requires (under applicable law or the rules of any relevant stock exchange) further approval by Synthes stockholders without such approval having been obtained.

Extension and Waiver.  To the extent permitted by applicable law, at any time prior to the effective time of the merger, a party may by written instrument signed on behalf of such party:

•	extend the time for performance of any obligation or other act of any other party to the merger agreement;

•	waive any breach or inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement, except that, after the merger agreement has been adopted by the stockholders of Synthes, no waiver may be made that requires (under applicable law or the rules of any relevant stock exchange) further approval by Synthes stockholders without such approval having been obtained.

Parties in Interest.  Except for the rights of Synthes stockholders to receive merger consideration and for provisions described above under “— Indemnification and Insurance”, pursuant to which the persons referenced therein are third party beneficiaries, the merger agreement is not intended to confer nor will confer upon any other person other than the parties thereto any right, benefit or remedy of any nature whatsoever.

Assignment.  Johnson & Johnson and Samson Acquisition Corp. may assign all or any of their rights and obligations under the merger agreement to any affiliate of Johnson & Johnson without the consent of the other parties to the merger agreement. Under the merger agreement, such an assignment would not relieve Johnson & Johnson or Samson Acquisition Corp, as applicable, of its obligations under the merger agreement if the assignee did not perform the assigned obligations. Following the merger, Synthes will become a wholly owned direct or indirect subsidiary of Johnson & Johnson, whether or not such an assignment occurs.

The Voting Agreement

On April 26, 2011, concurrently with and as a condition to Johnson & Johnson’s willingness to enter into the merger agreement, Mr. Hansjörg Wyss, Chairman of the Synthes board of directors, Amy Wyss, a member of the Synthes board of directors, the AW 2010 GRAT and the Wyss 1989 Distributive Trust, each a trust the beneficiary of which are Wyss family members (which we herein collectively refer to as the “Shareholders”), entered into a voting agreement with Johnson & Johnson. Pursuant to the voting agreement, the Shareholders agreed to vote 44,825,825 of their shares of Synthes common stock, representing approximately 37.75% of the shares of Synthes common stock outstanding as of the record date for the special meeting, in favor of, among other things, the adoption of the merger agreement and against (i) any competing proposal or competing transaction, (ii) the adoption of any competing transaction agreement and (iii) any other action that would in any manner (A) prevent, impede, frustrate or nullify any provision of the merger agreement, (B) change the voting rights of any class of Synthes capital stock or (C) otherwise interfere with or delay the transactions contemplated by the merger agreement. However, in the event that the Synthes board of directors changes its recommendation that Synthes stockholders adopt the merger agreement, the Shareholders are only required to vote shares representing not less than 33% of the outstanding Synthes common stock in favor of the adoption of the merger agreement. In addition, the Shareholders have agreed not to (i) subject to certain exceptions, transfer their shares of Synthes common stock and (ii) solicit alternative transactions or enter into discussions concerning, or provide confidential information in connection with, any alternative transaction. The voting agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF SYNTHES

The following table sets forth information with respect to the beneficial ownership of shares of Synthes common stock as of October 20, 2011 (except where otherwise indicated), by each person or entity known by Synthes to beneficially own more than 5% of Synthes, by each of Synthes’ directors, by each of Synthes’ executive officers and by all of Synthes’ directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of Synthes common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Synthes, Inc., 1302 Wrights Lane East, West Chester, Pennsylvania 19380.

		Percentage of Total
Beneficial Owner	Number of Shares	Shares Outstanding

Dr. h.c. mult. Hansjörg Wyss(1)	45,810,708	38.58%
Charles Hedgepeth	52,010	0.04%
Robert Bland(2)	5,590,265	4.71%
Daniel Eicher	1,275	*
Dr. David Helfet	12,796	0.01%
Amin J. Khoury	4,500	*
André Mueller	4,199	*
Felix Pardo	4,500	*
Jobst Wagner	7,137	*
Amy Wyss(1)	6,573,520	5.54%
Michel Orsinger	227,943	0.19%
Robert Donohue	34,342	0.03%
Ciro Roemer	47,500	0.04%
Steven Murray	5,000	*
Harry Hall IV	5,000	*
Michael Mazzio	4,000	*
William Wachter	0	*
All executive officers and directors as a group (17 persons)	58,390,695	49.17%

*	Owns less than one one-hundreth of a percent (0.01%) of the total shares outstanding.

(1)	Disclaims ownership of any shares owned by family members.

(2)	Includes shares for which beneficial ownership is attributable due to his role as a trustee for certain Wyss family trusts.

SYNTHES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Synthes’ condensed consolidated financial statements and the corresponding notes included elsewhere in this proxy statement/prospectus. Certain percentages presented in this discussion and analysis are calculated from the underlying whole-dollar amounts and therefore may not recalculate from the rounded numbers used for disclosure purposes.

OVERVIEW

Synthes, Inc. and its subsidiaries (collectively, the “Group”) develop, manufacture, and distribute products for the operative treatment of bone fractures including both metallic and osteobiological materials. The Group’s operations are classified into four reportable segments that manufacture and sell similar products in different geographic areas. The North America, Europe (which covers Europe, the Middle East and Africa, or “EMEA”), Asia Pacific, and Latin America reportable segments derive their revenues from the sale of medical implants and instruments. The key determining factor in identifying the reportable segments is how the Group’s Chief Executive Officer routinely reviews the Group’s results. The Group’s regional sales performance is evaluated according to a focus on five primary product groups: Trauma, Spine, and Cranio-Maxillofacial (“CMF”) surgery, Power Tools, and Biomaterials. Operational results, beyond sales performance, are evaluated according to area of responsibility and/or region and not by product category, as expenses and profits are not available by product category.

Through dedicated sales forces for each of these product groups, the Group sells implants, instruments and power tools that are used in operating rooms throughout the world, and is focused on developing and launching innovative new products, providing a high service level to its customers through a dedicated sales force and delivering first-class educational offerings.

HIGHLIGHTS FROM 2010

In May 2010, the Group formally opened a new manufacturing facility in Suzhou, China. Production by this factory will primarily supply the Chinese market and certain countries within the Asia Pacific region. The facility also includes training and product development centers. Approval to sell selected products in China is expected in 2012 following completion of ongoing clinical studies.

In October 2010, the Group reached a settlement with the U.S. Department of Justice and the Office of Inspector General of the Department of Health and Human Services (“OIG”) relating to the Government’s inquiry into certain test marketing and promotional practices from May 2002 to July 2004 involving products of Synthes’ Norian subsidiary. Under the settlement, the parent company of the Group agreed to pay US$0.8 million in settlement, fines and forfeiture payments for a single misdemeanor violation of the U.S. Food, Drug and Cosmetic Act (the “Act”), and also agreed to divest the assets of Norian. Norian agreed to pay fines and forfeitures of approximately US$23.5 million for one felony and numerous misdemeanor violations of the Act. All amounts due under the settlement were paid, and the payments did not have a material effect on the financial performance or financial position of the Group. Additionally, as part of the settlement, the Group entered into a Corporate Integrity Agreement with the OIG. Under that agreement, the Group will build upon its existing corporate compliance program and has retained an Independent Review Organization to help the Group monitor and evaluate compliance in its promotional and product-related business functions.

In the fourth quarter of 2010, the Group acquired Anspach, a privately-held company specializing in the development, manufacturing, sale, and servicing of high-precision power tools. This acquisition was a complementary addition to the Group’s existing power tools product portfolio. The acquisition price was $182.9 million in cash. At the acquisition date, the cash consideration was financed from available cash balances of the Group.

Full year 2010 global revenue increased 8.6% versus the prior year to $3.7 billion. Foreign exchange positively impacted growth by 1.1%. Trauma and CMF generated combined 11% sales growth globally, primarily through new product launches and competitive conversions. However, pricing and market-related issues (i.e., reimbursement challenges with insurers, high procedure costs, and limited evidence of solid clinical outcomes) negatively impacted the U.S. Spine business, while Synthes generated single-digit growth in Spine outside the U.S.

In North America, Synthes had sales growth of 4.8% for the full year 2010, to $2.2 billion, a result of mixed performances in the various product groups. Trauma, CMF and Power Tools grew at rates of 7.2%, 11.4% and 65.7%, respectively. Spine revenues decreased due to market-related issues, delayed new product launches and pricing pressures.

In Europe, the Group achieved sales growth of 10.8% in 2010 with sales of $929.5 million. The Group had positive sales results in Trauma, CMF, and Power Tools with growth versus the prior year of 12.3%, 17.9% and 10.7%, respectively, in 2010. Severe winter weather in Europe contributed to increased accidents resulting in increased sales. In Spine, as in the U.S., the Group faced challenges in terms of lower procedure volumes, continued pricing pressure and the entry of new competitors. Despite these challenges, the Group experienced sales growth of 5.5% in Spine.

In Asia Pacific, the Group had sales growth of 18.5% in 2010, to $423.1 million as a result of mixed performances in the various areas within that region. In 2010, the business continued to expand profitably, with exceptional growth in both our Spine and CMF product groups, primarily due to our relatively recent entry into these emerging markets. Trauma, CMF, Spine, and Power Tools all experienced growth at 16.8%, 29.3%, 20.8% and 17.8%, respectively.

In Latin America, the Group had sales growth of 26.3% with sales of $176.5 million. Trauma, CMF and Power Tools grew at 27.7%, 31.2% and 37.6%, respectively. Spine also experienced strong performance in 2010 with 19.1% growth. Important new product launches across all product groups and ongoing dedicated sales force expansion were contributors to the region’s sales growth performance.

HIGHLIGHTS FROM FIRST HALF 2011

In June 2011, the Group and Eli Lilly announced the signing of an exclusive worldwide strategic collaboration agreement which will allow Synthes to expand its product portfolio to address the growing demand of the aging population by combining our innovative expertise within the medical device industry with a dedicated, best-in-class pharmaceutical partner who is focused on Osteoporosis. Moving forward, the Group will expand its breadth from primarily a provider of metallic implants to a total solutions provider, presenting customers with comprehensive metallic, biomaterial and in the future, biologic & pharmaceutical products — all with an ultimate goal to improve patient care. Together, the Group and Eli Lilly will collaborate in three distinct areas: 1) the co-promotion of Eli Lilly’s osteoporosis drug FORTEO® for current osteoporosis indications in the U.S. and in select markets within Europe, Asia Pacific and Latin America, 2) a joint clinical development program that will pursue regulatory approval for FORTEO® in potential future indications such as fracture healing and 3) the joint development and licensing of earlier stage compounds for the local delivery and treatment of bone defects and spinal fusion.

In May 2011, the Group sold assets comprising the product lines of Norian for $22 million in cash to Kensey Nash Corporation, (“Kensey Nash”) in conformity with the terms of the settlement reached with the U.S. Department of Justice and the Office of Inspector General (OIG) relating to the Government’s Norian inquiry. Kensey Nash made an initial payment of $11 million and will make an additional $11 million payment at the earlier of either the transfer of manufacturing to the Kensey Nash facility or 18 months following the closing. Also, as part of a long-term supply agreement, Kensey Nash will manufacture the Norian products, whereby the Group will exclusively distribute the products worldwide, and the companies also entered into a research and development agreement to create certain related future products. Additionally, the Group also sold the Norian manufacturing facility to Kensey Nash for $4 million.

In April 2011, the Group and Johnson & Johnson announced a definitive agreement whereby Johnson & Johnson will acquire Synthes for approximately $21.3 billion. Upon completion of the merger, the Group and the DePuy Companies of Johnson & Johnson together will comprise the largest business within the Medical Devices and Diagnostics segment of Johnson & Johnson. The combination is expected to deliver: enhanced product development capabilities and robust pipelines from the two organizations, global reach to a broader orthopaedics portfolio, and renowned leadership and expertise in professional education. Subject to the receipt of regulatory approvals and the approval of Synthes stockholders, the transaction is expected to close during the first half of 2012.

First half 2011 global revenue increased 9.5% versus the prior year to $2.0 billion. Foreign exchange positively impacted growth by 3.8%. Trauma and CMF generated combined 9% sales growth globally, primarily through new product launches and competitive conversions in spite of difficult market challenges. Significant pricing and market-related issues (i.e., reimbursement challenges with insurers, high procedure costs, and limited evidence of solid clinical outcomes) negatively impacted the U.S. Spine business, while the Group generated double-digit growth in Spine outside the U.S.

In North America, the Group had sales growth of 5.8% for the first half 2011, to $1.1 billion, a result of mixed performances in the various product groups. Trauma, CMF and Power Tools grew at rates of 3.9%, 10.6% and 232.7%, respectively. Spine revenues decreased slightly by 2.0% due to market-related issues and pricing pressures.

In Europe, the Group achieved sales growth of 9.6% in first half 2011 with sales of $499.6 million. The Group had positive sales results in Spine, CMF, and Power Tools with growth versus the prior year of 10.5%, 29.9% and 21.4%, respectively, in first half 2011. In Trauma, the Group faced challenges in terms of a very high first half 2010 sales base due to severe winter weather in Europe, which contributed to increased accidents, and therefore, resulted in increased sales. Also contributing to a high first half 2010 sales base were orders of Saudi Tenders (not repeated in first half 2011). Despite the high first half 2010 sales base, the Group experienced sales growth of 6.6% in Trauma in the first half 2011.

In Asia Pacific, the Group had sales growth of 25.2% in first half 2011, to $252.5 million as a result of mixed performances in the various countries within that region. In the first half 2011, the business continued to expand, with exceptional growth in all product groups, primarily due to our relatively recent entry into these emerging markets. Trauma, CMF, Spine, and Power Tools all experienced growth at 21.8%, 45.5%, 30.6% and 20.5%, respectively.

In Latin America, the Group had sales growth of 18.9% with sales of $97.1 million. Trauma and CMF grew at 19.9% and 34.9%, respectively. Spine also experienced strong performance in first half 2011 with 14.8% growth. Important new product launches across all product groups and ongoing dedicated sales force expansion were contributors to the region’s sales growth performance.

RESULTS OF OPERATIONS

Net Sales by Reportable Segment

The following tables present net sales by reportable segment and the components of the percentage changes (US$ in millions):

	Year Ended
	December 31,				Price/	Foreign
	2010	2009	% Inc/(Dec)	Volume	Mix	Exchange

North America	$2,157.9	$2,059.2	4.8%	3.2%	1.3%	0.3%
Europe	929.5	838.8	10.8	12.4	0.3	(1.9)
Asia Pacific	423.1	357.0	18.5	12.2	(2.2)	8.5
Latin America	176.5	139.7	26.3	10.7	3.9	11.7

Total	$3,687.0	$3,394.7	8.6%	6.7%	0.8%	1.1%

	Year Ended
	December 31,				Price/	Foreign
	2009	2008	% Inc/(Dec)	Volume	Mix	Exchange

North America	$2,059.2	$1,922.2	7.1%	2.9%	4.4%	(0.2)%
Europe	838.8	824.7	1.7	8.2	1.3	(7.8)
Asia Pacific	357.0	309.0	15.5	16.8	(2.1)	0.8
Latin America	139.7	136.6	2.3	13.8	(0.5)	(11.0)

Total	$3,394.7	$3,192.5	6.3%	6.1%	2.8%	(2.6)%

“Foreign Exchange” included in the table above represents the effect of changes in foreign currency exchange rates on sales growth. Generally, the strengthening of the U.S. dollar will reduce U.S. GAAP reported revenues and expenses.

2010 compared to 2009 and 2009 compared to 2008

The Group’s net sales increased 8.6% to $3,687.0 million in 2010 from $3,394.7 million in 2009. Net sales grew by 7.5% as a result of volume and price/mix changes and 1.1% due to the favorable impact of foreign currency exchange rates on net sales. The Group’s net sales increased 6.3% to $3,394.7 million in 2009 from $3,192.5 million in 2008. Net sales grew by 8.9% as a result of volume and price/mix changes and declined 2.6% due to the unfavorable impact of foreign currency exchange rates on net sales.

Net sales in North America grew 4.8% in 2010 to $2,157.9 million compared to net sales of $2,059.2 million in 2009. The growth in net sales in North America in 2010 is attributable to 7.2% growth in Trauma sales and 11.4% growth in CMF sales, partially offset by a decline of 4.6% in Spine. Net sales in North America grew 7.1% in 2009 to $2,059.2 million compared to $1,922.2 million of net sales in 2008 as a result of 6.4% growth in Trauma sales, 9.2% growth in CMF sales and 8.9% growth in Spine sales.

Net sales in Europe grew 10.8% in 2010 to $929.5 million compared to net sales of $838.8 million in 2009. The growth in net sales in Europe in 2010 is attributable to 12.3% growth in Trauma sales, 17.9% growth in CMF sales and 5.5% growth in Spine sales. Net sales in Europe grew 1.7% in 2009 to $838.8 million compared to$824.7 million of net sales in 2008 as a result of 1.5% growth in Trauma sales, 4.7% growth in CMF sales and 3.0% growth in Spine sales.

Net sales in Asia Pacific grew 18.5% in 2010 to $423.1 million compared to net sales of $357.0 million in 2009. The growth in net sales in Asia Pacific in 2010 is attributable to 16.8% growth in Trauma sales, 29.3% growth in CMF sales and 20.8% growth in Spine sales. Net sales in Asia Pacific grew 15.5% in 2009 to $357.0 million compared to $309.0 million of net sales in 2008 as a result of 13.3% growth in Trauma sales, 25.0% growth in CMF sales and 19.7% growth in Spine sales.

Net sales in Latin America grew 26.3% in 2010 to $176.5 million compared to net sales of $139.7 million in 2009. The growth in net sales in Latin America in 2010 is attributable to 27.7% growth in Trauma sales, 31.2% growth in CMF sales and 19.1% growth in Spine sales. Net sales in Latin America grew 2.3% in 2009 to $139.7 million compared to $136.6 million of net sales in 2008 as a result of 3.4% growth in Trauma sales, 8.8% growth in CMF sales and 0.6% growth in Spine sales.

Operating Expenses

The following table presents operating expenses and the respective percentage of net sales by year (US$ in millions):

	2010	2009	2008

Selling and Promotion	$1,080.1	$978.9	$934.3
% of Net Sales	29.3%	28.8%	29.3%
General and Administrative	$393.3	$382.4	$349.4
% of Net Sales	10.7%	11.3%	10.9%
Research and Development	$172.4	$168.3	$169.9
% of Net Sales	4.7%	5.0%	5.3%

Selling and promotion (“S&P”) expense has increased in each of the last three years while S&P as a percent of sales increased in 2010; but, decreased in 2009. S&P expense over the last three years increased primarily as a result of sales force increases from 2,940 in 2008 to 3,319 in 2009 to 3,636 in 2010 and higher depreciation of field sales equipment, somewhat offset by lower continuing education expenses. Foreign exchange increased S&P by 0.1%, 0.0%, and 0.1% in 2010, 2009 and 2008, respectively (as a percentage of sales).

General and administrative (“G&A”) expense has increased in dollar terms over the last three years; however, as a percent of sales was lower in 2010 and 2008 compared to 2009 as a result of higher legal costs in 2009. In 2010, G&A spending increased versus 2009 approximately 3%, while sales grew 8.6%, reflecting spending control and lower legal expense. This resulted in an approximately 60 basis points decrease (as a percent of sales) in 2010 compared to 2009. In 2009, G&A as a percent of sales increased approximately 40 basis points compared to 2008. The G&A increase in 2009 was primarily due to higher legal expenses associated with major litigation (i.e., the Norian matter which is discussed in the second paragraph of the “Highlights from 2010” section). A majority of our G&A spend is incurred in the U.S. and Switzerland, primarily in corporate and regional headquarters. Foreign exchange increased G&A by 0.2%, 0.1% and 0.1% in 2010, 2009 and 2008, respectively (as a percentage of sales).

Research and development (“R&D”) expense as a percent of sales has decreased in each of the last two years. These decreases reflect lower spending for clinical trials. Foreign exchange increased R&D by 0.1%, 0.2% and 0.1% in 2010, 2009 and 2008, respectively (as a percentage of sales).

Profitability (US$ in millions)

	2010	2009	2008

Net Sales	$3,687.0	$3,394.7	$3,192.5
Gross Profit Margin	82.6%	82.6%	82.7%
Operating Income Margin	34.8%	34.3%	33.8%
Net Earnings Margin	24.6%	24.3%	23.0%

Gross profit margin in total has not changed significantly over the past three years. Full year 2010 gross profit margin of 82.6% (as a percentage of sales) remained high due to continued operational productivity improvements, despite continuing pricing pressures and increased manufacturing costs. Foreign exchange positively impacted gross profit margin by 0.3% (as a percentage of sales). Full year 2009 gross profit margin was 82.6% (as a percentage of sales) and benefited from foreign exchange rate changes positively impacting gross profit margin by 1.1% (as a percentage of sales). Full year 2008 gross profit margin of 82.7% (as a percentage of sales) benefited from foreign exchange rates which positively impacted gross profit margin by 0.9% (as a percentage of sales).

Other Income (Expenses), Income Taxes and Net Earnings

Other expense increased in 2010 versus 2009 primarily due to the intangible assets write-off in connection with the N Spine acquisition of $9.0 million and foreign exchange losses of $13.4 million in 2010. In 2009 and 2008, other expense included $6.1 million and $24.0 million in foreign exchange losses, respectively.

The Group’s effective tax rate is a blend of U.S. and foreign income tax expense. The effective tax rate on earnings before income taxes for the years ended December 31, 2010, 2009 and 2008 has been 27.7%, 28.6% and 30.3%, respectively. The effective tax rates for 2010 and 2009 are positively impacted by ongoing tax planning and favorable settlement of contingencies.

As a result of the revenues and expenses discussed previously, net earnings in 2010 increased 10.2% to $907.7 million from $824.0 million in 2009. In 2009, net earnings increased 12.1% compared to 2008. Basic and diluted earnings per share increased 10.2% in 2010 compared to 2009, while 2009 basic and diluted earnings per share increased 12.1% from 2008.

Health Care Reform in the U.S.

The Group continues to assess the impact that the health care reform legislation passed in 2010 by the U.S. federal government will have on our business. The new law includes a 2.3% excise tax on a majority of our U.S. sales that is scheduled to be implemented in 2013.

First Half 2011 compared to First Half 2010

Net Sales by Reportable Segment

The following tables present net sales by reportable segment and the components of the percentage changes (US$ in millions):

	Six Months				Price/	Foreign
	2011	2010	% Inc/(Dec)	Volume	Mix	Exchange

North America	$1,125.8	$1,064.5	5.8%	4.3%	1.2%	0.3%
Europe	499.6	455.9	9.6	2.0	(0.2)	7.8
Asia Pacific	252.5	201.8	25.2	14.1	(0.2)	11.3
Latin America	97.1	81.7	18.9	12.4	(2.2)	8.7

Total	$1,975.0	$1,803.9	9.5%	5.2%	0.5%	3.8%

“Foreign Exchange” included in the table above represents the effect of changes in foreign currency exchange rates on sales growth. Generally, the strengthening of the U.S. dollar will reduce U.S. GAAP reported revenues and expenses.

The Group’s net sales increased 9.5% to $1,975.0 million in first half 2011 from $1,803.9 million in first half 2010. Net sales grew by 5.7% as a result of volume and price/mix changes and 3.8% due to the favorable impact of foreign currency exchange rates on net sales.

Net sales in North America grew 5.8% in first half 2011 to $1,125.8 million compared to net sales of $1,064.5 million in first half 2010. The growth in net sales in North America in first half 2011 is attributable to 3.9% growth in Trauma sales, 10.6% growth in CMF sales and 232.7% growth in Power Tools sales, partially offset by a decline of 2.0% in Spine.

Net sales in Europe grew 9.6% in first half 2011 to $499.6 million compared to net sales of $455.9 million in first half 2010. The growth in net sales in Europe in first half 2011 is attributable to 6.6% growth in Trauma sales, 29.9% growth in CMF sales, 10.5% growth in Spine sales and 21.4% growth in Power Tool sales.

Net sales in Asia Pacific grew 25.2% in first half 2011 to $252.5 million compared to net sales of $201.8 million in first half 2010. The growth in net sales in Asia Pacific in first half 2011 is attributable to 21.8% growth in Trauma sales, 45.5% growth in CMF sales, 30.6% growth in Spine sales and 20.5% growth in Power Tools sales.

Net sales in Latin America grew 18.9% in first half 2011 to $97.1 million compared to net sales of $81.7 million in first half 2010. The growth in net sales in Latin America in first half 2011 is attributable to 19.9% growth in Trauma sales, 34.9% growth in CMF sales, 14.8% growth in Spine sales which were slightly offset by a decline of 0.3% in Power Tools sales.

Operating Expenses

The following table presents operating expenses and the respective percentage of net sales by year (US$ in millions):

	First Half 2011	First Half 2010

Selling and Promotion	$592.6	$530.3
% of Net Sales	30.0%	29.4%
General and Administrative	$235.7	$210.4
% of Net Sales	11.9%	11.7%
Research and Development	$99.2	$85.6
% of Net Sales	5.0%	4.7%

Selling and promotion (“S&P”) expense increased 0.6% as a percent of sales in the first half 2011 versus first half 2010. S&P expense increased primarily as a result of sales force increases from 3,636 in 2010 to 3,764 in first half 2011 and higher investments in field sales equipment. Foreign exchange increased S&P by 0.1% in first half 2011 versus first half 2010 (as a percentage of sales).

General and administrative (“G&A”) expense increased 0.2% as a percent of sales in the first half 2011 versus first half 2010, primarily as a result of higher legal expense associated with major litigation, somewhat offset by cost reduction initiatives. Foreign exchange increased G&A by 0.2% in first half 2011 versus first half 2010 (as a percentage of sales).

Research and development (“R&D”) expense increased 0.3% as a percent of sales in the first half 2011 versus first half 2010, primarily due to spending related to the worldwide strategic collaboration agreement with Eli Lily. Foreign exchange increased R&D by 0.2% in first half 2011 versus first half 2010 (as a percentage of sales).

Profitability (US$ in millions)

	First Half 2011	First Half 2010

Net Sales	$1,975.0	$1,803.9
Gross Profit Margin	82.5%	82.4%
Operating Income Margin	32.0%	33.4%
Net Earnings Margin	23.0%	23.5%

First half year 2011 gross profit margin of 82.5% (as a percentage of sales) increased slightly versus first half 2010 gross profit margin of 82.4%, primarily due to continued operational productivity improvements, despite continuing pricing pressures, product mix, and increased manufacturing costs.

Other Income (Expenses), Income Taxes and Net Earnings

Other expense decreased in first half 2011 versus first half 2010 primarily due to the gain on the Norian sale of $11.3 million partially offset by higher foreign exchange losses in the first half 2011 of $11.5 million versus first half 2010 of $6.3 million.

The Group’s effective tax rate is a blend of U.S. and foreign income tax expense. The effective tax rate on earnings before income taxes for first half 2011 was 27.4% versus first half 2010 income tax rate of 28.6%.

As a result of the revenues and expenses discussed previously, net earnings in first half 2011 increased 7.0% to $454.4 million from $424.6 million in first half 2010. Basic and diluted earnings per share increased 6.9% in first half 2011 compared to first half 2010.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2010, the Group had $736.6 million in cash and cash equivalents, comprised of $0.9 million in prime money market and government funds, and $735.7 million in short-term deposits and interest-bearing accounts. At December 31, 2009, the Group had $1,419.2 million in cash and cash equivalents, comprised of $1,006.3 million in government funds, and $412.9 million in short-term deposits and interest-bearing accounts. The Group’s policy is to invest excess cash in short-term marketable securities earning a market rate of interest without assuming undue risk to principle limiting our exposure to any one company or industry.

Cash flows provided by operating activities were $1,166.3 million in 2010 compared to $1,054.2 million in 2009. The principal source of cash from operating activities in 2010 was net earnings. Certain adjustments to reconcile net earnings to net cash provided by operating activities accounted for another $366.0 million of operating cash. All other items of operating cash flows in 2010 were net cash outflows of $107.4 million, primarily due to working capital requirements. Cash flows provided by operating activities were $1,054.2 million in 2009 compared to $818.1 million in 2008. The principal source of cash from operating activities in 2009 was net earnings. Certain adjustments to reconcile net earnings to net cash provided by operating activities accounted for another $282.0 million of operating cash. All other items of operating cash flows in 2009 were net cash outflows of $51.8 million, primarily due to working capital requirements.

Cash flows used in investing activities were $1,833.5 million in 2010, compared to $399.9 million in 2009. Included in 2010 investment activity was $189.7 million invested in business acquisitions, including Anspach. In 2011, we expect to spend approximately $490 million to purchase property, plant and equipment, reflecting the cash outlays necessary to complete new product-related investments, buildings and manufacturing equipment. During 2010, the Group purchased $3.3 billion and had maturities of $2.0 billion in U.S. government securities. The securities are classified as short-term available-for-sale marketable securities on the consolidated balance sheets. The purchases and any sales or maturities of these investments are reflected as cash flows from investing activities. Cash flows used in investing activities were $399.9 million in 2009, compared to $359.8 million in 2008. Included in investing activities for 2010, 2009 and 2008 were $48.0 million, $108.6 million and $78.6 million, respectively in consideration in connection with prior acquisitions including the acquisition of AO Foundation intellectual property.

Cash flows used in financing activities were $69.6 million for 2010 versus $118.2 million in 2009 and compared to $127.0 million in 2008. In 2010 and 2009, the only significant cash used in financing activities related to the dividends paid to holders of Synthes common stock of $151.6 million and $116.6 million, respectively.

In January 2010, the Group entered a CHF 120 million credit facility with three Swiss banks. Borrowings under the credit facility bear interest at a floating rate and the principal balances at December 31, 2010 total CHF 90.0 million (US$96.0 million). The credit facility is hedged by an interest rate swap to fix the rate on the borrowings to maturity in December 2016. The borrowing is secured by a new European headquarters building in Solothurn, Switzerland and is intended to fund the construction of the same. Interest expense associated with the credit facility of CHF 0.4 million (US$0.4 million) has been capitalized as of December 31, 2010.

At June 30, 2011, the Group had $1,513.2 million in cash and cash equivalents which is comprised of short-term deposits and interest-bearing accounts. The Group’s policy is to invest excess cash in short-term marketable securities earning a market rate of interest without assuming undue risk to principle limiting our exposure to any one company or industry.

Cash flows provided by operating activities were $593.5 million in the first half 2011 compared to $540.7 million in the first half 2010. The principal source of cash from operating activities in the first half 2011 was net earnings. Certain adjustments to reconcile net earnings to net cash provided by operating activities accounted for another $193.5 million of operating cash. All other items of operating cash flows in first half 2011 were net cash outflows of $54.4 million, primarily due to working capital requirements.

Cash flows provided by investing activities were $284.1 million in the first half 2011, compared to cash flows used in investing activities of $1,278.9 million in the first half 2010. Included in the first half 2011 were purchases of $1.8 billion and maturities of $2.3 billion in U.S. government securities. The securities are classified as short-term available-for-sale marketable securities on the condensed consolidated balance sheet. The purchases and any sales or maturities of these investments are reflected as cash flows from investing activities.

Cash flows used in financing activities were $193.7 million for the first half 2011, compared to $98.9 million in the first half 2010. In the first half 2011, the only significant cash used in financing activities related to the payment of dividends to holders of Synthes common stock of $231.4 million.

Cash and cash equivalents are invested in highly rated financial institutions and invested only in high-quality financial instruments, primarily issued by the U.S. government, in accordance with our internal investment policy, and limit the amount of credit exposure to any one entity.

As of June 30, 2011, the Group had short-term and long-term investments in debt securities with a fair value of $729.9 million. These investments are in debt securities of many different companies and, therefore, we have no significant concentration of risk with a single counterparty. All debt securities are highly rated, and, therefore, we believe the risk of default by the companies is low.

As of June 30, 2011, $852.7 million of our cash and cash equivalents and short-term and long-term investments are held in jurisdictions outside of the U.S., and are expected to be indefinitely reinvested for continued use in foreign operations. Repatriation of these assets to the U.S. would have negative tax consequences. Approximately

$7 million of this amount is denominated in U.S. dollars, and therefore bears no foreign currency translation risk. The remaining is denominated in the various currencies where we operate.

Management believes that cash flows from operations and available borrowings under the CHF 120 million credit facility are sufficient to meet our expected working capital, capital expenditure and debt service needs. Should investment opportunities arise, we believe that our earnings, balance sheet and cash flows will allow us to obtain additional capital, if necessary.

CONTRACTUAL OBLIGATIONS

We have entered into contracts with various third parties in the normal course of business that will require future payments. The following table illustrates our contractual obligations as of December 31, 2010 (US$ in millions):

			2012	2014	2016
			and	and	and
Contractual Obligations	Total	2011	2013	2015	Thereafter

Long-term debt	$98.4	$0.1	$0.3	$0.4	$97.6
AO installment payments	77.9	51.5	26.4	—	—
Operating leases	43.3	15.3	19.0	8.4	0.6
Capital leases	4.4	0.4	0.8	0.8	2.4
Contributions to defined benefit plans	21.6	21.6	—	—	—

Total contractual obligations	$245.6	$88.9	$46.5	$9.6	$100.6

Approximately 32% of the other long-term liabilities on our consolidated balance sheet are liabilities related to defined benefit pension plans. Defined benefit plan liabilities are based upon the underfunded status of the respective plans; they are not based upon future contributions. Due to uncertainties regarding future plan asset performance, changes in interest rates and our intentions on voluntary contributions, we are unable to reasonably estimate future contributions beyond 2011. Therefore, this table does not include any amounts related to future contributions to our plans. See Note C10 to the consolidated financial statements included in our 2010 Annual Report for the year ended December 31, 2010 for further information on our defined benefit plans.

Also included in other long-term liabilities on our consolidated balance sheet are liabilities related to uncertain tax benefits and corresponding interest and penalties thereon. Due to the uncertainties inherent in these liabilities, such as the ultimate timing and resolution of tax audits, we are unable to reasonably estimate the amount or period in which potential tax payments related to these positions will be made. Therefore, this table does not include any obligations related to uncertain tax benefits. See Note C6 to the consolidated financial statements included in our 2010 Annual Report for the year ended December 31, 2010 for further information on these uncertain tax benefits.

We have entered into various contractual agreements that may result in future payments dependent upon various events such as granting of patents, regulatory approvals and product launches. Since there is uncertainty on the timing or whether such payments will have to be made, we have not included them in this table. These payments could range from $0 to $28 million.

CRITICAL ACCOUNTING ESTIMATES

We have adopted various accounting policies to prepare the condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Our most significant accounting policies are disclosed in Note B to the consolidated financial statements included in our 2010 Annual Report for the year ended December 31, 2010.

The preparation of the interim condensed consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Significant areas that require management’s estimates include the allowance for doubtful accounts receivable, provision for obsolete inventories, fair values of acquired assets and liabilities, useful lives of assets, asset impairment, product liability claims, self-insurance, pensions and other post-retirement benefits, stock-based compensation, commitments and contingencies, and income taxes. We base our estimates on historical experience, actuarial valuations, or various assumptions that are believed to be reasonable under the circumstances. The Group is subject to risks and uncertainties, such as changes in the health care environment, regulatory oversight, changes in the financial markets, competition and legislation that may cause actual results to differ from estimated results.

Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the accounting estimates are made and (2) material changes in the estimates are reasonably likely to occur from period to period. Our critical accounting estimates include the following:

Legal Proceedings

The Group is, and will likely continue to be, subject to various lawsuits and claims that arise from time to time in the ordinary course of business, including without limitation those involving product liability, intellectual property, commercial transactions, employment-related matters, real estate, environmental and antitrust matters (collectively, “Actions”). The outcomes of such Actions are not within the Group’s control and may not be known for prolonged periods of time. In some Actions, the claimants seek damages as well as other relief, including without limitation injunctions barring the sale of certain products by the Group, that could require significant expenditures or result in lost revenues to the Group. In accordance with U.S. GAAP, the Group records a liability in the condensed consolidated financial statements for an Action when a loss from that Action is either known or considered probable, and the amount of such loss can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is possible, but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the condensed consolidated financial statements. In most cases, significant judgment is required to estimate the likelihood, amount and timing of a loss to be recorded in connection with any Action. The Group’s significant legal proceedings are discussed in Note 11 to the condensed consolidated financial statements (the “Significant Actions”). While it is not possible to predict the outcome for most of the Significant Actions, management does not anticipate that any of the Significant Actions will result in any material loss not covered by provisions therefor.

Income Tax Strategies

The Group’s effective tax rate is based on income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Group operates. The Group establishes reserves when, despite management’s belief that the tax return positions are fully supportable, management believes that certain positions are likely to be challenged and that the Group may or may not prevail. These reserves are established and adjusted in accordance with the principles of U.S. GAAP. Under U.S. GAAP, if the Group determines that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, then a benefit is recognized. The benefit is measured by determining the amount that is greater than 50% likely of being realized upon settlement. The Group presumes that all tax positions will be examined by a taxing authority with full knowledge of all relevant information. The Group regularly monitors its tax positions and tax liabilities. The Group reevaluates the technical merits of its tax positions and recognizes an uncertain tax benefit, or derecognizes a previously recorded tax benefit, when (i) there is a completion of a tax audit, (ii) there is a change in applicable tax law including a tax case or legislative guidance or (iii) there is an expiration of the statute of limitations. Significant judgment is required in accounting for tax reserves.

Tax regulations require certain items to be included in the tax return at different times than when those items are required to be recorded in the condensed consolidated financial statements. As a result, the Group’s effective tax rate reflected in the condensed consolidated financial statements is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible on the tax return, and some are temporary differences, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which the Group has already recorded the tax benefit in our condensed consolidated statements of earnings. The Group establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. Deferred tax liabilities generally represent tax expense recognized in the condensed consolidated financial statements for which payment has been deferred or expense has already been taken as a deduction on the tax return; however, has not yet been recognized as an expense in the condensed consolidated statements of operations.

Valuation of Goodwill and Other Intangible Assets

When the Group acquires a company, the purchase price is allocated, as applicable, among other identifiable intangible assets, net tangible assets and goodwill as required by U.S. GAAP. The amount of the purchase price allocated to other intangible assets is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present values. The discount rate used is determined at the time of the acquisition in accordance with accepted valuation methods.

Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of acquired businesses. Goodwill is tested for impairment at least annually or whenever impairment indicators exist which suggest that the carrying amount may be impaired.

The test for impairment requires management to make numerous estimates about fair value, most of which are based on projected future cash flows. The Group’s estimates associated with the goodwill impairment test are considered critical due to the amount of goodwill recorded on our condensed consolidated balance sheets and the judgment required in determining fair value, including projected future cash flows.

Intangible assets with finite lives consist mainly of customer relationships, acquired patents and patent rights, software, product-related know-how and licensing and marketing agreements and are amortized on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. Such assets are evaluated for impairment whenever impairment indicators exist.

Intangible assets with indefinite lives consist of the Synthes trade names, corporate trade names and geographic marketing rights. Indefinite-lived assets are not amortized but are required to be tested for potential impairment at least annually or whenever impairment indicators exist. Such assets are deemed to be impaired if book value exceeds estimated fair value.

RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting pronouncements that we have not yet adopted that are expected to have a material effect on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF SYNTHES

The Group distributes its products throughout the world. As a result, the Group’s financial results could be significantly affected by factors such as weak economic conditions or changes in foreign currency exchange rates. The Group’s operating results are primarily exposed to changes in exchange rates among the U.S. dollar, European currencies, in particular the euro, the Swiss franc, the British pound, the Japanese yen, the Australian dollar, Colombian peso, Brazilian real and the Canadian dollar. When the U.S. dollar weakens against foreign currencies, the dollar value of sales denominated in foreign currencies increases. When the U.S. dollar strengthens, the opposite situation occurs. The Group develops and manufactures its products in the United States, Switzerland, Germany, China, Brazil, Mexico and Austria and incurs costs in the applicable local currencies. This worldwide deployment of facilities serves to partially mitigate the impact of currency exchange rate changes on the Group’s cost of goods sold. For the year ended December 31, 2010, a hypothetical 10% adverse change in foreign exchange rates would have resulted in a decrease to operating income of approximately $21 million.

Financial instruments that may potentially subject the Group to concentration of credit risk consist principally of cash, cash equivalents, marketable securities, trade accounts receivable and derivatives. All cash, cash equivalents, marketable securities, and derivatives are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment.

The Group has cash and cash equivalents which consist of cash and highly liquid short-term investments with original maturities of three months or less. The Group places its cash and cash equivalents in financial institutions that are highly rated. Management believes it effectively safeguards cash assets given the current economic conditions.

The Group has investments in marketable debt securities that are classified and accounted for as available-for-sale. The Group’s debt securities are U.S. government securities invested with many different counterparties and, therefore, the Group has no significant concentration of risk with a single counterparty. All debt securities are highly rated, and, therefore, the Group believes the risk of default by the counterparties is low.

Concentration of credit risks with respect to trade accounts receivable is limited, due to the large number of customers and their dispersion across many geographic areas. Also, the Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history. However, a significant portion of trade accounts receivable is with national health care systems in several countries. Although the Group does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those customers.

The Group enters into forward exchange contracts to minimize the impact of currency fluctuations on transactions and cash flows denominated in nonfunctional currencies, thereby limiting risk to the Group that would otherwise result from changes in exchange rates. These nonfunctional currency exposures principally relate to changes in foreign currency on settled intercompany debt agreements and related forward exchange contracts, as well as intercompany receivables and payables arising from intercompany purchases of manufactured products. The periods of the forward currency exchange contracts correspond to the periods of the exposed transactions, with realized gains and losses included in the measurement and recording of transactions denominated in the nonfunctional currencies. All forward currency exchange contracts are recorded at their fair value each period, with resulting gains (losses) recorded in “other income (expense)” in the consolidated statements of operations.

The Group has a 6 1/2 year floating-to-fixed interest rate swap agreement with notional amount of CHF 60 million at the start of the agreement and increasing to CHF 120 million in June 2011. The interest rate swap is designated as a cash flow hedge of the floating interest rate obligation under the Group’s CHF 120 million credit facility due March 2016. The outstanding market value of the interest rate swap is recorded in accrued expenses other with the offset recorded in accumulated other comprehensive income in the stockholders’ equity section of the consolidated balance sheets.

MARKET PRICE AND DIVIDEND INFORMATION

Johnson & Johnson common stock is listed for trading on the NYSE under the trading symbol “JNJ” and Synthes common stock is listed for trading on the SIX Swiss Exchange under the symbol “SYST”. The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Johnson & Johnson common stock and of Synthes common stock as reported by the NYSE Composite Transaction Tape and the SIX Swiss Exchange, respectively. For current price information, Synthes stockholders are urged to consult publicly available sources.

	Johnson & Johnson			Synthes
	Common Stock			Common Stock
			Dividends			Dividends
Calendar Period	High	Low	Declared	High	Low	Declared(1)

2009
First Quarter	$61.00	$46.25	$0.46	CHF 148.40	CHF 116.50	CHF 1.10
Second Quarter	56.65	50.12	0.49	132.20	103.30	—
Third Quarter	62.47	55.71	0.49	130.10	102.60	—
Fourth Quarter	65.41	58.78	0.49	138.60	118.10	—
2010
First Quarter	65.95	61.89	0.49	146.50	124.50	1.35
Second Quarter	66.20	57.55	0.54	133.10	117.40	—
Third Quarter	62.70	56.86	0.54	131.80	109.30	—
Fourth Quarter	64.92	61.25	0.54	129.50	110.10	—
2011
First Quarter	63.54	57.50	0.54	135.00	117.90	1.80
Second Quarter	67.37	59.25	0.57	155.70	124.30	—
Third Quarter	68.05	59.08	0.57	148.70	126.30	—
Fourth Quarter (through October 24, 2011)	64.84	60.83	0.57	149.40	145.10	—

(1)	Synthes pays dividends once annually.

The following table sets forth the high, low and closing prices per share of Johnson & Johnson common stock and of Synthes common stock as reported by the NYSE Composite Transaction Tape and the SIX Swiss Exchange, respectively, and the price per share of Synthes common stock on an equivalent basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Synthes common stock in the merger, in each case on April 26, 2011, the last full trading day prior to the public announcement of the merger, and on October 24, 2011, the latest practicable date before the date of this proxy statement/prospectus. The equivalent price per share of Synthes common stock is always equal to CHF 159.00 to the extent that the average of the volume weighted average trading prices per share of Johnson & Johnson common stock on each day during the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, is within the range of CHF 52.54 and CHF 60.45. Within this range, the CHF 159.00 equivalent price per share represents the cash consideration of CHF 55.65 to be paid in respect of each share of Synthes common stock in the merger plus the stock consideration of shares of Johnson & Johnson having a value in the aggregate of CHF 103.35 to be issued in respect of each share of Synthes common stock in the merger. However, the equivalent price per share of Synthes common stock will be less than CHF 159.00 to the extent that the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is less than CHF 52.54, and will be more than CHF 159.00 to the extent that the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period, as converted into CHF on each day in the valuation period, is greater than CHF 60.45.

							Equivalent Price
							per Share
	Johnson & Johnson Common Stock			Synthes Common Stock			of Synthes
	High	Low	Close	High	Low	Close	Common Stock(1)

April 26, 2011	$65.30	$64.07	$64.95	CHF 148.50	CHF 146.40	CHF 146.50	CHF 159.00
October 24, 2011	$64.79	$63.60	$64.73	CHF 149.40	CHF 148.50	CHF 148.80	CHF 159.00

(1)	Calculated using an average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the ten trading days ending two trading days prior to April 26, 2011 and October 24, 2011, respectively, as converted into CHF on each day in these periods.

These prices will fluctuate prior to the special meeting and the closing of the merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of income for the fiscal year ended January 2, 2011 and for the six months ended July 3, 2011 combine the historical consolidated statements of income of Johnson & Johnson and Synthes, giving effect to the merger as if it had occurred on January 4, 2010. The unaudited pro forma condensed combined balance sheet as of July 3, 2011 combines the historical consolidated balance sheets of Johnson & Johnson and Synthes, giving effect to the merger as if it had occurred on July 3, 2011. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate historical financial statements of Johnson & Johnson as of and for the year ended January 2, 2011 and the related notes included in Johnson & Johnson’s Annual Report on Form 10-K for the year ended January 2, 2011, which is incorporated by reference in this proxy statement/prospectus;

•	separate historical financial statements of Synthes as of and for the year ended December 31, 2010 and the related notes included in Synthes’ Annual Report for the year ended December 31, 2010 included in this proxy statement/prospectus.

•	separate historical financial statements of Johnson & Johnson as of and for the six months ended July 3, 2011 and the related notes included in Johnson & Johnson’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2011, which is incorporated by reference in this proxy statement/prospectus; and

•	separate historical financial statements of Synthes as of and for the six months ended June 30, 2011 and the related notes included in Synthes’ unaudited interim report included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Johnson & Johnson and Synthes during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or “GAAP standards”, which are subject to change and interpretation. Johnson & Johnson has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of Johnson & Johnson and Synthes or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For The Year Ended January 2, 2011

			Pro Forma Adjustments			Pro Forma
			Reclassification
	Johnson & Johnson	Synthes	(refer to note 3)	Transaction		Combined
	(In millions, except per share data)

Sales to customers	$61,587	3,687				65,274
Cost of products sold	18,792	641	63	632	a	20,128

Gross profit	42,795	3,046	(63)	(632)		45,146
Selling, marketing and administrative expenses	19,424	—	1,528	(54	)b	20,898
Selling and promotion	—	1,080	(1,080)			—
General and administrative	—	394	(394)			—
Research and development expense	6,844	172				7,016
Royalty expense	—	71	(71)			—
Amortization of intangible assets	—	46	(46)			—
Interest income	(107)	(6)				(113)
Interest expense, net of portion capitalized	455	4		258	c	717
Foreign exchange losses	—	13	(13)			—
Other (income) expense, net	(768)	17	13			(738)

Earnings before provision for taxes on income	16,947	1,255	—	(836)		17,366
Provision for taxes on income	3,613	347	—	(293	)d	3,667

Net Earnings	$13,334	908	—	(543)		13,699

Basic net earnings per share	$4.85	7.65				4.62
Diluted net earnings per share	$4.78	7.65				4.56
Cash dividends per share	$2.110	1.28				2.110
Basic average shares outstanding	2,751.4	118.7				2,965.4	e
Diluted average shares outstanding	2,788.8	118.7				3,002.8	e

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For The Six Months Ended July 3, 2011

			Pro Forma Adjustments			Pro Forma
			Reclassification
	Johnson & Johnson	Synthes	(refer to note 3)	Transaction		Combined
	(In millions, except per share data)

Sales to customers	$32,770	1,975				34,745
Cost of products sold	9,950	346	36	244	a	10,576

Gross profit	22,820	1,629	(36)	(244)		24,169
Selling, marketing and administrative expenses	10,271	—	863	(32	)b	11,102
Selling and promotion	—	593	(593)			—
General and administrative	—	236	(236)			—
Research and development expense	3,620	99				3,719
Royalty expense	—	44	(44)			—
Amortization of intangible assets	—	26	(26)			—
Interest income	(39)	(3)				(42)
Interest expense, net of portion capitalized	254	3		129	c	386
Foreign exchange gains	—	11	(11)			—
Other (income) expense, net	193	(5)	11			199
Restructuring expense	589	—				589

Earnings before provision for taxes on income	7,932	625	—	(341)		8,216
Provision for taxes on income	1,680	171		(119	)d	1,732

Net Earnings	$6,252	454	—	(222)		6,484

Basic net earnings per share	$2.28	3.83				2.20
Diluted net earnings per share	$2.25	3.83				2.17
Cash dividends per share	$1.11	1.95				1.11
Basic average shares outstanding	2,739.6	118.8				2,953.8	(e)
Diluted average shares outstanding	2,778.1	118.8				2,992.3	(e)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of July 3, 2011

			Pro Forma Adjustments			Pro Forma
			Reclassification
	Johnson & Johnson	Synthes	(refer to note 3)	Transaction		Combined
	(In millions, except per share data)

ASSETS
Current assets
Cash and cash equivalents	$14,974	1,513				16,487
Marketable securities	14,708	730				15,438
Accounts receivable trade, less allowances for doubtful accounts	10,982	762				11,744
Accounts receivable other	—	150	(150)			—
Inventories	6,413	536	122	480	f	7,551
Deferred taxes on income	2,306	54				2,360
Prepaid expenses and other receivables	3,290	50	150			3,490

Total current assets	52,673	3,795	122	480		57,070

Property, plant and equipment, net	14,974	1,027	(122)	225	g	16,104
Intangible assets, net	18,378	2,335		9,665	h	30,378
Goodwill	16,243	1,446		7,348	i	25,037
Deferred taxes on income	5,653	138				5,791
Other assets	4,193	99				4,292

Total assets	$112,114	8,840	—	17,718		138,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loans and notes payable	$5,046	1				5,047
Accounts payable	5,689	63				5,752
Income taxes payable	—	39	(39)			—
Accrued taxes other than income and payroll	—	65	(65)			—
Accrued liabilities	4,405	186	114	90	j	4,795
Accrued rebates, returns and promotions	2,933	—	10			2,943
Accrued compensation and employee related obligations	2,104	178				2,282
Current acquisition-related liabilities	—	59	(59)			—
Accrued taxes on income	808	—	61			869
Deferred income taxes	—	22	(22)			—

Total current liabilities	20,985	613	—	90		21,688

Long-term debt	13,680	151		7,384	c	21,215
Deferred taxes on income	1,888	360		4,178	k	6,426
Employee related obligations	6,202	69		150	l	6,421
Other liabilities	7,227	130				7,357

Total liabilities	49,982	1,323	—	11,802		63,107

Shareholders’ equity
Preferred stock — without par value	—	—				—

			Pro Forma Adjustments			Pro Forma
			Reclassification
	Johnson & Johnson	Synthes	(refer to note 3)	Transaction		Combined
	(In millions, except per share data)

Common stock	3,120	—		214	m	3,334
Additional paid-in-capital	—	1,942	(1,942)			—
Accumulated other comprehensive income	(1,192)	1,429		(1,429	)n	(1,192)
Retained earnings	80,836	4,148	1,942	7,129	o	94,055
Less: common stock held in treasury, at cost	(20,632)	(2)		2	p	(20,632)

Total shareholders’ equity	62,132	7,517	—	5,916		75,565

Total liabilities and shareholders’ equity	$112,114	8,840	—	17,718		138,672

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

In the merger, each issued and outstanding share of Synthes common stock (other than shares owned by Synthes as treasury stock, shares owned by Johnson & Johnson and shares for which appraisal rights have been properly demanded and perfected under the DGCL) will be automatically converted into the right to receive a combination of (i) CHF 55.65 in cash and (ii) shares of Johnson & Johnson common stock. The number of shares of Johnson & Johnson common stock each Synthes stockholder will receive is based on the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is between CHF 52.54 and CHF 60.45, then each share of Synthes common stock will be converted into the right to receive a number of shares of Johnson & Johnson common stock having an aggregate value of CHF 103.35. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is less than CHF 52.54, then each share of Synthes common stock will be converted into the right to receive 1.9672 shares of Johnson & Johnson common stock. If the average of the volume weighted average trading prices of Johnson & Johnson common stock on each day during the valuation period is greater than CHF 60.45, then each share of Synthes common stock will be converted into the right to receive 1.7098 shares of Johnson & Johnson common stock.

Each outstanding Synthes option will be cancelled upon the closing of the merger and converted into an amount in cash equal to the excess, if any, of (A) the sum of (x) the CHF 55.65 cash consideration in the merger and (y) the product of the share exchange ratio multiplied by the average of the volume weighted average trading prices of Johnson & Johnson common stock on each of the ten trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day in this valuation period, over (B) the exercise price per share of Synthes common stock subject to the option, less applicable withholding taxes, if any.

Each Synthes restricted stock award will become fully vested upon the closing of the merger, and the holder of the restricted stock award will be entitled to receive, without any interest thereon, the merger consideration less applicable withholding taxes.

Johnson & Johnson will account for the merger as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Synthes will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Johnson & Johnson. The reported consolidated financial condition and results of operations of Johnson & Johnson after completion of the merger will reflect these fair values.

The merger is subject to customary closing conditions, including the approval of Synthes stockholders and regulatory approvals. Subject to these conditions, the merger is expected to close in the first half of 2012.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

2.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Synthes:

		($ in Millions)

Number of shares of Synthes common stock outstanding as of October 21, 2011 (in thousands)	118,756
Estimated Synthes shares issued pursuant to restricted stock awards as of October 21, 2011 (in thousands)	92

Total Synthes shares and share equivalents prior to transaction	118,848
Assumed exchange ratio(1)	1.8029

Number of shares of Johnson & Johnson common stock issued to holders of Synthes common stock (in thousands)(1)	214,272
Multiplied by assumed price per share of Johnson & Johnson common stock(1)	$63.81	$13,673

Cash purchase price per share (CHF55.65 / 0.8983 CHF/USD x 118,848)(1)		$7,362
Estimated Synthes stock options vested and unvested as of October 21, 2011 expected to be canceled and exchanged for a cash payment (in thousands)	668
Multiplied by the difference between the per share value of the merger consideration and the weighted-average option exercise price of the in-the-money options converted to USD at 0.8983 CHF/USD	$33.05	$22

Total cash consideration		$7,384

Estimated consideration expected to be transferred(2)		$21,057

For the purpose of this pro forma analysis, the above estimated consideration to be transferred has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

ESTIMATED CONSIDERATION EXPECTED TO BE TRANSFERRED	($ in Millions)

Net book value of assets acquired as of June 30, 2011	$7,517
Less: Write-off of existing goodwill and other intangible assets, including related deferred taxes	(3,512)

Adjusted book value of net assets acquired	$4,005
Remaining allocation:
Increase inventory to fair value(3)	480
Increase property, plant and equipment to fair value(4)	225
Identifiable intangible assets at fair value(5)	12,000
Deferred taxes on income	(4,447)
Goodwill(6)	8,794

Estimated consideration expected to be transferred	$21,057

(1) The exchange ratio for the merger will be determined shortly before we complete the merger, and will be calculated based upon the volume weighted average Johnson & Johnson common stock price, as calculated in CHF during the 10 trading days ending on and including the trading day that is two trading days prior to the date of completion of the merger. For purposes of the unaudited pro forma condensed combined financial statements, we have assumed an exchange ratio for the merger of 1.8029, which was calculated using the volume weighted average trading price of Johnson & Johnson common stock converted into the CHF equivalent for the ten trading days

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

ending two trading days prior to October 25, 2011 (October 21, 2011). The assumed average volume weighted average trading price of Johnson & Johnson common stock is $63.81, which is the average volume weighted trading price of Johnson & Johnson common stock for the ten trading days ending two trading days prior to October 25, 2011 (October 21, 2011). The assumed CHF/USD rate is 0.8983, which is the average World Market Fix rate for the ten trading days ending two trading days prior to October 25, 2011 (October 21, 2011).

The exchange ratio will be determined shortly before we complete the merger. The actual exchange ratio and, accordingly, the actual number of shares of Johnson & Johnson common stock issued in respect of each share of Synthes common stock in the merger, may differ from the examples described above and those which are reflected in the unaudited pro forma condensed combined financial statements, and will not be known at the special meeting because the merger will not be completed until after the special meeting.

(2) The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in an equity component different than these unaudited pro forma condensed combined financial statements.

(3) As of the effective time of the merger, inventories are required to be measured at fair value. Johnson & Johnson does not have detailed information at this time as to the specific finished goods on hand, the actual stage of completion of work-in-progress inventories, or the specific types and nature of raw materials and supplies. The estimated step-up is preliminary and could vary materially from the actual step-up calculated after closing. For purposes of the unaudited pro forma condensed combined financial statements, Johnson & Johnson estimated the fair value of inventory based on estimated percentage of completion of work-in-progress inventory and selling costs left to incur and estimated cost of goods sold and operating profit.

(4) As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. Johnson & Johnson does not have sufficient information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. For purposes of the unaudited pro forma condensed combined financial statements, Johnson & Johnson estimated the property, plant and equipment step-up by asset class based on limited information such as gross and net book amounts. These amounts may change subject to further diligence and review.

(5) At this time, Johnson & Johnson does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. In addition, upon further review the scope of intangible assets considered for review may be revised. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. For purposes of the unaudited pro forma condensed combined financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within the following general categories:

•	customer relationships;

•	patented and unpatented technology providing benefit to currently marketed products;

•	trademarks and trade names; and

•	in process research and development.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible asset value of $12.0 billion, $10.4 billion of which is amortized on a straight line basis over a weighted average of 20 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the merger.

(6) Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

3.	Accounting Policies and Financial Statement Classifications (Pro Forma Reclassification Adjustments)

For purposes of the unaudited pro forma condensed combined financial statements certain reclassifications were made to Synthes financial statements to conform to those classifications used by Johnson & Johnson. Reclassifications primarily relate to the following:

•	Selling and promotion and General and administrative to Selling, marketing and administrative expenses;

•	Royalty expense to Cost of products sold and Selling, marketing and administrative expenses;

•	Amortization of intangible assets to Cost of products sold;

•	Foreign exchange gains (losses) to Other (income) expense, net;

•	Property, plant and equipment, net to Inventories (for Synthes implant inventory deployed in the field);

•	Accounts receivable other to Prepaid expenses and other receivables;

•	Accrued liabilities to Accrued rebates, returns and promotions;

•	Income taxes payable & Deferred income taxes (current) to Accrued taxes on income;

•	Accrued taxes other than income and payroll, and Current acquisition-related liabilities to Accrued liabilities; and

•	Additional paid-in-capital to Retained earnings.

No adjustments have been made as a result of differences in year end (Johnson & Johnson January 2, 2011 and Synthes December 31, 2010) and quarter end (Johnson & Johnson July 3, 2011 and Synthes June 30, 2011) closing dates.

Upon completion of the merger, Johnson & Johnson will further review Synthes accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

4.	Pro Forma Transaction Adjustments

This note should be read in conjunction with Note 1, Description of Transaction and Basis of Presentation and Note 2, Estimate of Consideration Expected to be Transferred. Adjustments included in the column under the heading “Pro Forma Transaction Adjustments” primarily relate to the following (amounts in millions):

Pro Forma Condensed Combined Statement of Earnings

(a) To record the following cost of products sold adjustments:

	Year Ended	Six Months Ended
	January 2, 2011	July 3, 2011

Acquired intangible amortization(1)	$520	$260
PP&E depreciation step-up(2)	23	11
Existing intangible amortization	(46)	(26)
Excess and obsolescence reserves	135	(1)

Total pro forma adjustment	$632	$244

(1)	Weighted average life of 20 years

(2)	Weighted average life of 10 years

The excess and obsolescence reserve adjustment is booked to conform the Synthes excess and obsolescence calculation (36 months) to Johnson & Johnson’s calculation (24 months).

(b) To record the following selling, marketing and administrative expense adjustments to conform to Johnson & Johnson policy:

	Year Ended	Six Months Ended
	January 2, 2011	July 3, 2011

Reversal of depreciation on Synthes field equipment	$(74)	$(42)
Post-employment benefits	20	10

Total pro forma adjustment	$(54)	$(32)

(c) To record the cash portion of the merger consideration ($7,384) and related impact to interest expense at a 3.5% blended interest rate based on expected debt issuances consisting of multiple maturities. A 0.125% change in interest rate would change the amount recorded in the unaudited pro forma condensed combined statement of earnings for the year ended January 2, 2011 by approximately $9 million and for the six months ended July 3, 2011 by approximately $5 million.

(d) To adjust income taxes for pro forma adjustments utilizing a 35% tax rate.

(e) Represents adjusted weighted average shares outstanding after giving effect to the issuance of 214.0 million common shares (118.7 million Synthes shares converted at 1.8029) or 214.2 million common shares (118.8 million Synthes shares converted at 1.8029) to Synthes shareholders pursuant to the merger which are assumed outstanding for all of 2010 and the six months ended July 3, 2011.

Pro Forma Condensed Combined Balance Sheet

(f) To record the difference between the book value and fair value of inventory acquired (step up). (See Note 2)

(g) To record the difference between the book value and the fair value of net property plant and equipment acquired (step up). (See Note 2)

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(h) To record the following intangible asset adjustments:

July 3, 2011

Elimination of Synthes existing intangibles	$(2,335)
Acquired identifiable amortizable intangibles	10,400
Purchased In Process Research and Development	600
Acquired indefinite lived trademarks	1,000

Total pro forma adjustment	$9,665

(i) To record the following goodwill adjustments:

July 3, 2011

Elimination of pre-existing Synthes goodwill	$(1,446)
Acquired goodwill	8,794

Total pro forma adjustment	$7,348

(j) To accrue estimated transaction related costs which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of earnings.

(k) To record the following deferred tax adjustments

July 3, 2011

Elimination of deferred tax on pre-existing Synthes goodwill and intangible assets	$269
Deferred tax liability on acquired identifiable intangible assets, inventory and property, plant and equipment step ups at a 35% tax rate (see Note 2)	(4,447)

Total pro forma adjustments	$(4,178)

(l) To record estimated post employment obligations to conform to Johnson & Johnson policy.

(m) To record the following common stock adjustments:

July 3, 2011

Elimination of Synthes common stock (no par value)	$—
Issuance of Johnson & Johnson common stock ($1 par value)	214

Total pro forma adjustments	$214

(n) To eliminate Synthes accumulated other comprehensive income balance.

(o) To record the following retained earnings adjustments:

July 3, 2011

Elimination of Synthes retained earnings	$(4,148)
Elimination of Synthes additional paid-in-capital	(1,942)
Retained earnings adjustment-post employment obligations	(150)
Retained earnings adjustment-transaction related costs	(90)
Additional paid-in-capital	13,459

Total pro forma adjustment	$7,129

(p) To eliminate Synthes common stock held in treasury.

DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK

The following summary of the capital stock of Johnson & Johnson is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson by-laws. See “Comparison of Rights of Common Shareholders of Johnson & Johnson and Synthes” on page 102 and “Where You Can Find More Information” beginning on page 116.

The total authorized shares of capital stock of Johnson & Johnson consist of (1) 4,320,000,000 shares of common stock, par value $1.00 per share, and (2) 2,000,000 shares of preferred stock, without par value. At the close of business on October 24, 2011, 2,730,397,526 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding.

The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any, and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
OF JOHNSON & JOHNSON AND SYNTHES

Johnson & Johnson is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act, which we refer to in this section as “New Jersey law”. Synthes is a Delaware corporation subject to the provisions of the DGCL, which we refer to in this section as Delaware law. Synthes stockholders, whose rights are currently governed by Synthes’ certificate of incorporation, Synthes’ by-laws and Delaware law, will, if the merger is completed, become shareholders of Johnson & Johnson and their rights will be governed by Johnson & Johnson’s certificate of incorporation, Johnson & Johnson’s by-laws and New Jersey law.

The following description summarizes the material differences that may affect the rights of shareholders of Johnson & Johnson and the stockholders of Synthes but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of New Jersey law, Delaware law, the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws, the Synthes certificate of incorporation and the Synthes by-laws.

	Johnson & Johnson	Synthes

Capitalization	Johnson & Johnson’s authorized capital stock is described under “Description of Johnson & Johnson Capital Stock”.	Synthes’ total authorized shares of capital stock consists of (1) 150,000,000 shares of common stock, par value CHF 0.001 per share, and (2) 150,000 shares of preferred stock, par value CHF 0.01 per share. On the close of business on October 20, 2011, which is the record date for the special meeting, approximately 118,756,463 shares of Synthes common stock were issued and outstanding and no shares of Synthes preferred stock were issued and outstanding.
Number, Election, Vacancy and Removal of Directors	Johnson & Johnson’s certificate of incorporation and Johnson & Johnson’s by-laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board of directors from time to time. Johnson & Johnson currently has 12 directors.

All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. Johnson & Johnson’s by-laws do not provide for cumulative voting in the election of directors. Johnson & Johnson’s by-laws provide that vacancies on the Johnson & Johnson board of directors will be filled by appointment made by a majority vote of the remaining directors. Johnson & Johnson’s certificate of	Synthes’ certificate of incorporation and Synthes’ by-laws provide that the total number of Synthes directors will not be less than seven nor more than 12, as determined by the Synthes board of directors from time to time. Synthes currently has ten directors.

The Synthes board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. Synthes’ by-laws provide that a plurality of the votes cast at a meeting at which a quorum is present will be sufficient to elect directors.

Under Delaware law, unless a corporation’s certificate of incorporation or by-laws provide otherwise, vacancies and newly created directorships resulting

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incorporation and by-laws provide that directors may be removed, with cause, by a majority vote of the shareholders.	from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director. Synthes’ certificate of incorporation is consistent with the vacancy provisions under Delaware law, but also state that any director so chosen will only hold office until the next annual meeting of the stockholders.

As permitted by Delaware law, Synthes’ certificate of incorporation provides that directors may be removed, with or without cause, by an affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.
Amendments to Charter Documents	Under New Jersey law, a New Jersey corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation’s certificate of incorporation provides otherwise. The Johnson & Johnson certificate of incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required.	Under Delaware law, a Delaware corporation’s certificate of incorporation may, except as otherwise provided by law, be amended only if the proposed amendment is approved by (i) the board of directors, (ii) the holders of a majority of the outstanding stock entitled to vote thereon and (iii) the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

In addition to the voting requirements prescribed by Delaware law, Synthes’ certificate of incorporation also provides that the affirmative vote of holders of at least 80% of the shares of stock present in person or represented by proxy at a meeting and entitled to vote thereon is required to amend, alter, change or repeal any provisions of: (1) Article Fourth(b) of Synthes’ certificate of incorporation (restrictions on issuance of shares), (2) Article Sixth(b)(ii) of Synthes’ certificate of incorporation (classes of directors and vacancies in the board of directors), (3) Article Eighth of Synthes’ certificate of incorporation (indemnification and liabilities of the board of

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directors), (4) Article Ninth of Synthes’ certificate of incorporation (stockholder action by written consent), and (5) Article Eleventh of Synthes’ certificate of incorporation (amendments). Synthes’ certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the outstanding shares of stock entitled to vote is required to amend, alter, change or repeal any provisions of Article Tenth of Synthes’ certificate of incorporation (vote requirements for approving certain transactions).
Amendments to By-Laws	Under New Jersey law, Johnson & Johnson’s certificate of incorporation and Johnson & Johnson’s by-laws, Johnson & Johnson’s by-laws generally may be amended or repealed in whole or in part by the shareholders at a regular or special meeting of the shareholders or by the Johnson & Johnson board of directors at a regular or special meeting of the board of directors, if notice of the proposed amendment is contained in the notice of such meeting. However, a by-law adopted or amended by the Johnson & Johnson board of directors may be superseded by shareholder action and that shareholder action may preempt any further action by the Johnson & Johnson board of directors with respect to that by-law provision.	Synthes’ by-laws provide that Synthes’ by- laws may be altered or repealed, and new by-laws made by a majority vote of the Synthes board of directors. Synthes’ by-laws also provide that stockholders may alter and repeal or make additional by-laws by the affirmative vote of holders of a majority of the shares of stock present in person or by proxy at a meeting and entitled to vote thereon.
Shareholder Action By Written Consent	Under New Jersey law, other than the annual election of directors, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. In addition, any action to	Synthes’ certificate of incorporation and by-laws do not allow for stockholder action by written consent for any action that is required to be taken by the stockholders of Synthes at any annual or special meeting of the stockholders.

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be taken to approve a merger, consolidation or acquisition of all shares or assets of Johnson & Johnson may be taken without a meeting only if all shareholders entitled to vote thereon consent in writing.
Notice of Shareholder Actions	New Jersey law and Johnson & Johnson’s by-laws provide that written notice of the time, place and purpose(s) of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, telegram, radiogram, cablegram or telex, to each shareholder of record entitled to vote at the meeting. Johnson & Johnson’s by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of shareholders are those matters properly brought before the meeting. To be properly brought before an annual meeting, the matter must be:

•     specified in the notice of meeting given by or at the direction of the Johnson & Johnson board of directors;

•   otherwise properly brought by the Johnson & Johnson board of directors; or

•   otherwise properly brought by a shareholder.

Generally, Johnson & Johnson’s by-laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the date of the proxy statement relating to the prior year’s annual meeting. The notice must contain information about the shareholder and the proposed business, including a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the shareholder in such proposed business. The chairman of the meeting will have	Synthes’ by-laws provide that written notice of the date, time and place and, if it is a special meeting, the purpose(s) of the meeting, be given to each stockholder entitled to vote at such meeting not less than 20 days (23 days if by U.S. or Swiss mail) nor more than 60 days prior to such meeting. Synthes’ by-laws further provide that the only business to be conducted at an annual meeting of stockholders is such business properly brought before the meeting:

•     through the notice of meeting;

•   by the Synthes Chairman of the Board or the board of directors; or

•   by a stockholder who is entitled to vote at the meeting.

Generally, Synthes’ by- laws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action in writing to the Secretary of Synthes not less than 70 days nor more than 90 days prior to the first anniversary date of the prior year’s annual meeting. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting, reasons for conducting such business at the meeting and must identify any personal or other material interest of the stockholder in such proposed business.

Johnson & Johnson	Synthes

the discretion to determine whether any item of business was brought before such meeting in compliance with the above procedures.
Special Shareholder Meetings	Under Johnson & Johnson’s by-laws, a special meeting of the shareholders may be called at any time by the chairman of the Johnson & Johnson board of directors, a vice-chairman of the Johnson & Johnson board of directors, the chairman of the executive committee, a vice-chairman of the executive committee, the president, a majority of the Johnson & Johnson board of directors or upon written request to the secretary by record holders of at least 25% of the outstanding shares of stock of Johnson & Johnson entitled to vote, and may be held on the business day and place stated in the notice of the meeting.
Under Delaware law, a special meeting of the stockholders may be called for any purpose by the board of directors or by any other person authorized to do so in the certificate of incorporation or by-laws.

Synthes’ certificate of incorporation and by-laws further provide that the board of directors must call a special meeting upon the request of stockholders who hold in the aggregate shares representing no less than 10% of the total number of vote entitled to be cast at any stockholder’s meeting. No other stockholders have the right to call a special meeting.

In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.
Shareholder Inspection Rights; Shareholder Lists	Under New Jersey law, a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days’ written notice, to inspect in person or by agent or attorney the minutes of the proceedings of the corporation’s shareholders and its record of shareholders. Irrespective of the period such shareholder has held his, her or its stock or the amount of stock such shareholder holds, a court may, upon proof of proper	Under Delaware law and Synthes’ by-laws, any stockholder may inspect Synthes’ books and records for a proper purpose.

Under Synthes’ by-laws, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in each stockholder’s name, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting, either (i) at a place within

Johnson & Johnson	Synthes

purpose, compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of Johnson & Johnson.

Under Johnson & Johnson’s by-laws, the board of directors must produce a list of shareholders at the time and place of every meeting of shareholders which must be open to examination by any shareholder listed therein for reasonable periods during the meeting.	the city where the meeting is to be held, as specified in the notice of the meeting or (ii) at the place where the meeting will be held.

Under Delaware law and Synthes’ by-laws, the stock list shall also be kept at the place of the meeting (if the meeting is to be held at a place) during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the meeting is held by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting.
Limitation of Personal Liability and Indemnification of Directors and Officers	Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

•     the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•   with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Johnson & Johnson’s certificate of incorporation provides that, to the full extent permitted under New Jersey law, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its shareholders for damages for breach of any duty owed to Johnson & Johnson or its shareholders.

Johnson & Johnson’s by-laws provide that to the full extent	Delaware law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

•     Breaching the duty of loyalty to the corporation or its stockholders;

•   Acts or omissions not in good faith or intentional misconduct or a knowing violation of law;

•   Obtaining an improper personal benefit from the corporation; or

•   Paying an improper dividend or approving an improper repurchase or redemption of the stock of the corporation.

Under Synthes’ certificate of incorporation, a director of Synthes shall not be personally liable to Synthes or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not

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permitted under New Jersey law, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.

Johnson & Johnson enters into insurance agreements on its own behalf.	permitted under Delaware law.

Under Delaware law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Synthes’ certificate of incorporation state that the corporation will indemnify current or former members of the board of directors of the corporation to the fullest extent permitted under Delaware law.

Synthes’ by-laws also provide that the corporation must indemnify and hold harmless, to the fullest extent permitted by Delaware law,

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any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The corporation must also indemnify a person in connection with a proceeding (or part thereof) initiated by such persons only if the proceeding was authorized by the board of directors.

The rights conferred on any person in the indemnification provisions of Synthes’ certificate of incorporation and by-laws are not exclusive of any right which such persons may have or acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
Dividends	Johnson & Johnson’s certificate of incorporation provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.	Under Delaware law, the directors of every corporation may declare and pay dividends upon shares of the corporation’s capital stock either: (i) out of its surplus, as defined in Delaware law, or (ii) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Synthes’ by-laws provide that dividends, if paid in cash, are to be paid in Swiss Francs.
Conversion	Holders of Johnson & Johnson common stock have no rights to convert their shares into any other securities.	Holders of Synthes common stock have no rights to convert their shares into any other securities.

	Johnson & Johnson	Synthes

Shareholder Rights Plan	Johnson & Johnson does not have a rights plan.	Synthes does not currently have a rights plan.
New Jersey law, however, endorses share rights or options issued by New Jersey corporations that, among other things, include conditions precluding holders of a specified percentage of outstanding shares of a corporation from exercising such share rights or options or which invalidate the share rights or options beneficially owned by such holders and their transferees.
Voting Rights	Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.	Each holder of Synthes common stock is entitled to one vote for each share held of record.
Required Vote for Authorization of a Merger or Consolidation	Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; however, no such approval and vote are required if such corporation is the surviving corporation, and

•     such corporation’s certificate of incorporation is not amended;

•   the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after; and

• the number of voting shares and participation shares outstanding after the merger, including voting shares and participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by 40% the total number	Under Delaware law, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be adopted by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides for a higher vote.

Synthes’ certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power not owned directly or indirectly by a majority stockholder (defined as a direct or indirect holder of at least 10% of the outstanding shares of the corporation) involved in the transaction is required to approve a transaction between Synthes and the majority stockholder for certain transactions that have not been approved by at least a majority of the members of the board of directors who are disinterested in such transaction.

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of voting or participating shares of the surviving corporation before the merger.

Similarly, a sale of all or substantially all of such corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.
Required Vote of Authorization of a Business Combination	Under New Jersey law, no New Jersey corporation may engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

Under New Jersey law, “business combination” includes:

•     any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

•   with an interested shareholder; or

•   with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder;

•   any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income, on a consolidated basis, of such resident domestic corporation; and

• other specified self-dealing transactions between such	Delaware law’s Section 203 prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.

Under Delaware law, a “business combination” means:

•     any merger or consolidation of the corporation or one of its subsidiaries with:

•   an interested stockholder; or

•   any other entity if the merger or consolidation is caused by the interested stockholder and would, as a result, be prohibited by Delaware law;

•   any transfer or disposition in one or a series of transactions (except proportionately as a stockholder of such corporation), to or with an interested stockholder, of assets of the corporation or of any of its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; and

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resident domestic corporation and an interested shareholder or any affiliate or associate thereof.

In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

•     a business combination approved by the board of directors of such corporation prior to the stock acquisition;

•   a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose; or

• a business combination in which the interested shareholder meets certain fair price criteria.	• other specified self-dealing transactions between such corporation and an interested shareholder.

In addition, a Delaware corporation may not engage, at any time, in any business combination with any interested shareholder of such corporation unless:

•   the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, in each case before the stockholder became an interested stockholder;

•   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding the shares owned by directors and officers and certain employee stock plans); or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Although under certain circumstances, a corporation may opt out of the applicability of Section 203, Synthes has not opted out of Section 203 in its certificate of incorporation and is therefore subject to the terms of this provision of Delaware law. For the purposes of this merger only, the Synthes board of directors has approved the merger

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agreement and voting agreement and neither Johnson & Johnson nor any of its affiliates is subject to any of the restrictions on business combinations with Synthes set forth in Section 203 of Delaware law.
Consideration of Other Constituencies	New Jersey law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the long- term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation. New Jersey law also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation, it may reject the offer.	Neither Delaware law nor Synthes’ certificate of incorporation or by-laws contain specific provisions providing for the consideration of corporate constituencies other than Synthes’ stockholders and Synthes itself in determining whether a proposal or offer to acquire the corporation is in the best interest of the corporation.
Dissenters’ or Appraisal Rights	Under New Jersey law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will	Under Delaware law, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under Delaware law to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Notwithstanding the foregoing sentence, appraisal rights shall be available to those stockholders who are required by the terms of the merger or consolidation to accept for their stock anything

Johnson & Johnson	Synthes

either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, New Jersey law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. In addition, unless a corporation’s certificate of incorporation provides otherwise, New Jersey law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (x) cash or (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (3) from a sale pursuant to an order of a court having jurisdiction.
other than:

•     shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders; or

•   cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

• any combination of the items listed above.
Johnson & Johnson’s certificate of incorporation and by-laws are silent as to dissenters’ rights.

LEGAL MATTERS

The validity of the shares of Johnson & Johnson common stock to be issued in the merger will be passed upon by James J. Bergin, Assistant General Counsel of Johnson & Johnson.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Johnson & Johnson and subsidiaries incorporated in this proxy statement/prospectus by reference to the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 2, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Synthes, Inc. and subsidiaries at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in the Registration Statement of Johnson & Johnson, which is referred to and made a part of this Prospectus and Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Synthes board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

FUTURE STOCKHOLDER PROPOSALS

Synthes will hold a 2012 annual meeting of Synthes stockholders only if the merger is not completed. Synthes’ by-laws contain an advance notice provision which requires that a stockholder’s notice of a proposal to be brought before an annual meeting must be “timely”. To be timely, a stockholder’s notice must be delivered to Synthes’ principal executive offices not less than 70 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, the stockholder’s notice must be delivered not earlier than the 90th day prior the annual meeting and not later than the close of business on the later of the 70th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Under Synthes’ by-laws, notice with respect to the 2012 annual meeting of stockholders must be received at our principal executive offices between January 29, 2012 and February 18, 2012, unless the 2012 annual meeting is called for a date that is not between April 8, 2012 and July 7, 2012. The notice must set forth the information required by the provisions of Synthes’ by-laws dealing with stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

Johnson & Johnson files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Johnson & Johnson files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintain an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Johnson & Johnson, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Johnson & Johnson’s website for more information at www.jnj.com. Information included on Johnson & Johnson’s website is not incorporated by reference in this proxy statement/prospectus.

Johnson & Johnson has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Johnson & Johnson common stock to be issued to Synthes stockholders in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about Johnson & Johnson and Johnson & Johnson common stock. The rules and regulations of the SEC allow Johnson & Johnson to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Johnson & Johnson to incorporate by reference in this proxy statement/prospectus documents it files with the SEC. This means that Johnson & Johnson can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Johnson & Johnson has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Johnson & Johnson, its financial condition or other matters.

Johnson & Johnson Filings	Period

Annual Report on Form 10-K	Fiscal Year ended January 2, 2011
Proxy Statement on Schedule 14A	Filed on March 16, 2011
Quarterly Report on Form 10-Q	Quarter ended April 3, 2011
Quarterly Report on Form 10-Q	Quarter ended July 3, 2011
Current Report on Form 8-K	Filed on March 10, 2011
Current Report on Form 8-K	Filed on April 8, 2011
Current Report on Form 8-K	Filed on April 15, 2011
Current Report on Form 8-K	Filed on April 27, 2011
Current Report on Form 8-K	Filed on April 29, 2011
Current Report on Form 8-K	Filed on May 2, 2011
Current Report on Form 8-K	Filed on May 20, 2011
Current Report on Form 8-K	Filed on June 14, 2011
Current Report on Form 8-K	Filed on June 15, 2011
Current Report on Form 8-K	Filed on July 19, 2011

In addition, Johnson & Johnson incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the date of the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Johnson & Johnson will provide you with copies of these documents, without charge, upon written or oral request to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: Office of Corporate Secretary
Telephone: (732) 524-2455

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference in this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

Johnson & Johnson has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Johnson & Johnson and Synthes has supplied all information contained in this proxy statement/prospectus relating to Synthes.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus is dated October 27, 2011. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance by Johnson & Johnson of shares of common stock pursuant to the merger will create any implication to the contrary.

Synthes, Inc. and Subsidiaries

Unaudited Interim Condensed Consolidated Financial Statements

Synthes, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
as of June 30, 2011 and December 31, 2010

	June 30,	Dec. 31,
	2011	2010
	(Unaudited)
	(In 1,000 US$, except share
	and per share data)

ASSETS
Current assets
Cash and cash equivalents	1,513,227	736,565
Marketable securities	729,883	1,254,683
Accounts receivable
Trade, less allowance of US$36.6 million and US$31.9 million in June 2011 and December 2010, respectively	762,253	706,127
Other	149,784	99,294
Inventories, net	536,229	520,867
Prepaid expenses and other current assets	50,152	44,096
Deferred income taxes	53,879	53,269

Total current assets	3,795,407	3,414,901
Property, plant and equipment, net	1,026,449	893,817
Other assets
Intangible assets, less accumulated amortization of US$357.3 million and US$303.1 million in June 2011 and December 2010, respectively	2,335,257	2,119,322
Goodwill	1,446,442	1,293,082
Other assets	98,506	78,522
Deferred income taxes	137,961	123,972

Total other assets	4,018,166	3,614,898
Total assets	8,840,022	7,923,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	506	121
Accounts payable	63,422	48,727
Income taxes payable	39,042	40,230
Accrued payroll and other compensation and benefits including withholding taxes and pensions	177,791	196,356
Accrued taxes other than income and payroll	65,133	44,157
Accrued expenses other	185,964	153,986
Current acquisition-related liabilities	59,181	51,540
Deferred income taxes	21,778	19,518

Total current liabilities	612,817	554,635
Long-term debt, net of current maturities	150,936	98,297
Long-term acquisition-related liabilities	—	26,431
Employee benefits and pension liabilities	69,302	61,706
Other long-term liabilities	129,517	128,881
Deferred income taxes	360,165	314,997

Total liabilities	1,322,737	1,184,947
Stockholders’ equity
Common stock CHF 0.001 par value, shares authorized — 150,000,000; shares issued — June 2011 — 118,777,075; December 2010 — 118,777,075	79	79
Additional paid-in-capital	1,942,391	1,938,525
Treasury stock — at cost	(2,404)	(5,149)
Retained earnings	4,148,212	3,925,243
Accumulated other comprehensive income	1,429,007	879,971

Total stockholders’ equity	7,517,285	6,738,669
Total liabilities and stockholders’ equity	8,840,022	7,923,616

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Synthes, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
for the Six Months Ended June 30, 2011 and 2010

	June 30,	June 30,
	2011	2010
	(Unaudited)
	(In 1,000 US$, except share
	and per share data)

Net sales	1,974,986	1,803,880
Cost of goods sold	345,849	318,305

Gross profit	1,629,137	1,485,575
Operating expenses
Selling and promotion	592,640	530,322
General and administrative	235,658	210,417
Research and development	99,204	85,644
Royalty expense	43,664	33,789
Amortization of intangible assets	25,723	22,504

Operating income	632,248	602,899
Other income (expenses)
Interest expense	(2,894)	(2,173)
Interest income	3,189	3,909
Foreign exchange losses	(11,485)	(6,277)
Other, net	4,799	(4,052)

Earnings before income taxes	625,857	594,306
Income taxes	171,491	169,714

Net earnings	454,366	424,592
Basic and diluted earnings per share (expressed in US$)	3.83	3.58

	In 1,000 of Shares	In 1,000 of Shares

Weighted-average number of common shares outstanding	118,763	118,676
Weighted-average number of common shares outstanding with dilutive effect	118,802	118,702

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Synthes, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2011 and 2010

	June 30,	June 30,
	2011	2010
	(Unaudited)
	(In 1,000 US$)

Cash flows from operating activities
Net earnings	454,366	424,592
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	146,491	118,466
Amortization	26,492	23,129
Share-based compensation	6,245	4,969
Provisions for inventory obsolescence	25,865	28,812
Realized foreign exchange (gains) losses	(11,588)	1,458
Changes in income taxes payable	(5,315)	(25,041)
Changes in working capital	(64,793)	(60,871)
Other	15,767	25,165

Net cash provided by operating activities	593,530	540,679
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(215,343)	(136,119)
Consideration in connection with prior acquisitions	(26,653)	(23,079)
Proceeds (payments) of other instruments	11,588	(1,458)
Purchases of available-for-sale securities	(1,771,200)	(1,364,484)
Sales and maturities of available-for-sale securities	2,296,000	250,000
Other investing activities	(10,248)	(3,774)

Net cash provided by (used in) investing activities	284,144	(1,278,914)
Cash flows from financing activities
Principal payments of debt and capital lease obligations	(113)	(158)
Proceeds from issuance of long-term debt	37,814	56,580
Dividends paid to stockholders	(231,397)	(151,613)
Purchases of treasury shares	—	(3,688)

Net cash used in financing activities	(193,696)	(98,879)
Effect of exchange rate changes on cash and cash equivalents	92,684	(21,867)
Net increase (decrease) in cash and cash equivalents	776,662	(858,981)
Cash and cash equivalents, beginning of period	736,565	1,419,246

Cash and cash equivalents, end of period	1,513,227	560,265
Supplemental disclosures of cash flow information
Interest paid	1,654	476
Income taxes paid	210,609	193,786

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	Description and nature of operations

Synthes, Inc. and its subsidiaries (the Group) develops, manufactures, and distributes products for the operative treatment of bone fractures including both metallic and osteobiological materials. Additionally, the Group has a power tools business including development, manufacturing, and distribution.

2.	Basis of the condensed consolidated financial statements

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) on the same basis as the audited consolidated financial statements for the year ended December 31, 2010 included in the Group’s 2010 Annual Report. In the opinion of management, the interim unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the financial position, the results of operations, and cash flows for the six months ended June 30, 2011 and 2010. Operating results for the six-month period ended June 30, 2011, are not necessarily indicative of the results that may be expected for a full fiscal year. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted under the Securities and Exchange Commission rules and regulations. For further information, refer to the consolidated financial statements and notes included in the Group’s Annual Report for the year ended December 31, 2010.

The condensed consolidated financial statements include the accounts of Synthes, Inc. and all companies in which Synthes, Inc. has directly or indirectly more than a 50% voting interest, or is the primary beneficiary of a variable interest entity. For those consolidated subsidiaries where ownership is less than 100%, the outside stockholders’ interests are shown in noncontrolling interest in the accompanying condensed consolidated financial statements. As of June 30, 2011 and 2010, the Group does not have a noncontrolling interest in a consolidated subsidiary. Subsidiaries are consolidated from the date of acquisition. Acquisitions of subsidiaries are accounted for using the purchase method of accounting. All intercompany transactions and balances between Group companies are eliminated.

Pursuant to the Subsequent Events topic of the Financial Accounting Standards Board (FASB) Codification, the Group evaluated subsequent events after June 30, 2011 through October 27, 2011, representing the date that these condensed consolidated financial statements were approved by the Group’s management and are available to be issued. The Group concluded that no material transactions occurred subsequent to June 30, 2011, that provided additional evidence about conditions that existed at June 30, 2011, or after that requires adjustment to the unaudited condensed consolidated financial statements.

3.	Significant accounting policies

The Group’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2010 included in the Group’s 2010 Annual Report. Since the date of those financial statements, there have been no material changes to the Group’s significant accounting policies.

4.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Significant areas that require management’s estimates include the allowance for doubtful accounts receivable, provision for obsolete inventories, fair values of acquired assets and liabilities, useful lives of assets, product liability claims, commitments and contingencies, and income taxes. The Group is subject to risks and uncertainties, such as changes in the health care environment, regulatory oversight, changes in the financial markets, competition and legislation that may cause actual results to differ from estimated results.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

5.	Foreign currency translation

The financial statements of the holding company’s subsidiaries outside the United States of America are translated into U.S. dollars (US$), the Group’s reporting currency, as follows:

•	The condensed consolidated balance sheets are translated at quarter-end or year-end exchange rates.

•	The condensed consolidated statements of operations are translated at the weighted-average exchange rates for the period. Weighted-average exchange rates are calculated based on monthly average rates for the applicable currencies.

•	Translation adjustments are charged or credited to accumulated other comprehensive income.

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary assets and liabilities denominated in foreign currencies are recognized in the condensed consolidated statements of operations.

6.	Marketable securities

The Group’s marketable securities are available-for-sale securities recorded at fair value on the condensed consolidated balance sheets, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of accumulated other comprehensive income with any unrealized losses that are deemed to be other-than-temporary included in current period earnings, if applicable. Realized and unrealized gains and losses are determined based on the specific identification method.

At June 30, 2011 and December 31, 2010, the Group had no held-to-maturity or trading securities.

During the first six months 2011 and full year 2010, the Group purchased US$1.8 billion and US$3.3 billion and had maturities of US$2.3 billion and US$2.0 billion in U.S. Government securities, respectively. The securities are classified as short-term available-for-sale marketable securities on the accompanying condensed consolidated balance sheet.

Investments in marketable securities are summarized as follows at June 30, 2011 (in 1,000 US$):

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

Available-For-Sale:
U.S. Government Obligations	729,803	80	—	729,883

	729,803	80	—	729,883

Investments in marketable securities are summarized as follows at December 31, 2010 (in 1,000 US$):

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

Available-For-Sale:
U.S. Government Obligations	1,254,624	63	(4)	1,254,683

	1,254,624	63	(4)	1,254,683

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

6.	Marketable securities — (Continued)

The net carrying value and estimated fair value of available-for-sale marketable securities at June 30, 2011 by contractual maturity are as follows (in 1,000 US$):

Due in 1 year or less	729,883
Due from 1 through 5 years	—
Due from 5 through 10 years	—
Due after 10 years	—

729,883

As of June 30, 2011, there were no unrealized losses on the Group’s available-for-sale marketable securities.

For the six months ending June 30, 2011 and 2010, the cost of securities purchased, proceeds from sales and maturities, and gross realized gains and losses on securities classified as available-for-sale were:

	2011	2010
	In 1,000 US$	In 1,000 US$

Cost of securities purchased	(1,771,200)	(1,364,484)
Sales/maturities proceeds	2,296,000	250,000
Gross realized losses	—	—
Gross realized gains	—	—

7.	Long-term debt

In January 2010, the Group entered a CHF 120 million credit facility with three Swiss banks. Borrowings under the credit facility bear interest at a floating rate and the principal balances at June 30, 2011 and December 31, 2010, total CHF 120.0 million (US$144.4 million) and CHF 90.0 million (US$96.0 million), respectively. The credit facility is hedged by an interest rate swap to fix the rate on the CHF 120 million of borrowings to maturity in December 2016. The borrowing is secured by a new European headquarters building in Solothurn, Switzerland, and is intended to fund the construction of the same. Interest expense associated with the credit facility of CHF 1.3 million (US$1.4 million) has been capitalized as of June 30, 2011.

8.	Pensions-defined benefit plans

The amounts recognized in the condensed consolidated statements of operations related to the Group’s defined benefit pension plans, for the six months ended June 30, 2011 and 2010, are as follows (in 1,000 US$):

	2011	2010

Service cost	14,557	12,684
Interest cost	5,350	4,995
Expected return on plan assets	(5,323)	(5,021)
Net actuarial losses recognized year-to-date June 30th	66	82
Employee contributions	(6,432)	(5,832)
Total, net pension expense	8,218	6,908

9.	Segment reporting

The Group’s operations are classified into four reportable segments that manufacture and sell similar products in different geographic areas. The North America, Europe, Asia Pacific, and Latin America reportable segments

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

9.	Segment reporting — (Continued)

derive their revenues from the sale of medical implants. The key determining factor in identifying the reportable segments is how the Group’s Chief Executive Officer routinely reviews the Group’s results.

Intersegment revenues are sales made between Group companies, and are based upon transfer prices. The “Eliminations” column consists primarily of intercompany eliminations between the reportable segments. Generally, the Group evaluates performance on the basis of revenues, operating profit, and net profit.

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Six Months Ended June 30, 2011	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	1,125,760	499,578	252,528	97,120	—	1,974,986
Intersegment revenue	90,212	364,133	—	—	(454,345)	—
Interest income	825	2,026	162	176	—	3,189
Interest expense	220	2,636	16	22	—	2,894
Depreciation and amortization	92,073	76,205	32,043	6,973	(34,311)	172,983
Segment operating income (loss)	421,368	229,030	(11,763)	5,433	(11,820)	632,248
Income tax expense (benefit)	145,387	27,526	1,771	5,059	(8,252)	171,491
Segment net earnings (loss)	283,722	190,789	(12,358)	(2,497)	(5,290)	454,366
Segment total assets	3,033,911	5,091,341	743,803	204,853	(233,886)	8,840,022
Expenditures for long-lived assets	145,534	91,984	40,450	14,288	(51,719)	240,537

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Six Months Ended June 30, 2010	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	1,064,523	455,874	201,780	81,703	—	1,803,880
Intersegment revenue	66,075	253,064	—	—	(319,139)	—
Interest income	282	3,415	106	106	—	3,909
Interest expense	381	1,747	45	—	—	2,173
Depreciation and amortization	82,854	61,022	23,241	5,715	(31,237)	141,595
Segment operating income (loss)	389,178	196,450	(8,959)	9,920	16,310	602,899
Income tax expense (benefit)	135,939	28,003	(21)	3,655	2,138	169,714
Segment net earnings (loss)	255,280	160,486	(8,773)	5,111	12,488	424,592
Segment total assets	2,555,055	3,708,288	555,894	153,838	(193,429)	6,779,646
Expenditures for long-lived assets	63,854	65,438	29,420	6,484	(23,454)	141,742

10.	Earnings per share (EPS)

The following is a calculation of basic and diluted earnings per share for the six months ended June 30, 2011 and 2010. For the diluted earnings per share, the weighted-average shares are adjusted to assume conversion of all potentially dilutive stock options.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

10.	Earnings per share (EPS) — (Continued)

	For the Six Months	For the Six Months
	Ended June 30, 2011	Ended June 30, 2010
	In 1,000 US$	In 1,000 US$

Net earnings	454,366	424,592

	In 1,000 of Shares	In 1,000 of Shares

Weighted-average number of common shares used in basic EPS	118,763	118,676
Effects of dilutive equity incentive plan stock options	39	26
Weighted-average number of common shares and dilutive potential common shares used in diluted EPS	118,802	118,702
Basic EPS of common stock (expressed in US$)	3.83	3.58
Diluted EPS of common stock (expressed in US$)	3.83	3.58

11.	Commitments and contingencies

The Group must observe the laws, government orders, and regulations of the countries in which it operates. Synthes, Inc. and certain subsidiaries are currently involved in legal and administrative proceedings arising out of the normal conduct of their business.

The Group is, and will likely continue to be, subject to various lawsuits and claims that arise from time to time in the ordinary course of business, including those involving product liability, intellectual property, commercial, employment, real estate, environmental, and antitrust matters. Legal proceedings of this nature are inherently unpredictable and substantial losses sometimes result. As a consequence, the Group may in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its financial position, results of operations, or cash flows. Management does not anticipate that any currently pending legal proceedings will result in any material losses not covered by provisions therefor.

Governments and regulatory authorities have been stepping up their compliance and law enforcement activities in recent years in key areas, including food and drug regulation, sales and marketing practices, corruption, environmental, and antitrust matters. The Group’s businesses are, and will likely continue to be, subject to such governmental investigations and information requests and audits by regulatory authorities. Government investigations are inherently unpredictable and substantial costs and losses sometimes result.

As previously disclosed, on June 16, 2009, the United States Attorney’s Office for the Eastern District of Pennsylvania filed an indictment against Synthes, Inc. (the parent company of the Group), its subsidiary, Norian Corporation (Norian), and four individuals who were executives of the Group during the period in question, charging them with violations of the U.S. Food, Drug and Cosmetic Act (the Act) in connection with certain test marketing and promotional practices involving Norian products during the period May 2002 to July 2004. The indictment followed an investigation by the government that was first disclosed to the Group when it received a grand jury subpoena in March 2006. In October 2010, Synthes, Inc. and Norian announced that they had entered into agreements (Agreements) with the U.S. Department of Justice and the Office of Inspector General of the Department of Health and Human Services (OIG) to resolve the investigation, subject to court approval. Under the Agreements, the parent company of the Group agreed to pay US$0.808 million in settlement, fines and forfeiture payments for a single misdemeanor violation of the Act, and also agreed to divest the assets of Norian. Norian agreed to pay fines and forfeitures of approximately US$23.5 million for one felony and numerous misdemeanor violations of the Act. In addition, Synthes, Inc. entered into a Corporate Integrity Agreement (CIA) with the OIG. Under that agreement, which is to remain in effect for five years, Synthes, Inc. will build upon its existing corporate compliance program, which was established in 2005, and has retained an Independent Review Organization to help

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

11.	Commitments and contingencies — (Continued)

the company monitor and evaluate compliance in its promotional and product-related business functions. On November 30, 2010, the United States District Court for the Eastern District of Pennsylvania accepted the pleas by the parent company of the Group and Norian referenced in the Agreements, and the Agreements became effective. All amounts due under the Agreements have been paid, and the payments did not have a material effect on the financial performance or financial position of the Group. On May 24, 2011, the Group completed the divestiture of the assets of Norian as required under the terms of the settlement with the OIG. Four former Synthes executives have each entered a guilty plea to a single misdemeanor violation of the Act under the responsible corporate officer doctrine, and they are awaiting sentencing. Under the CIA, the Group is obligated to notify the OIG of probable violations of relevant laws and regulations (Reportable Events). Management does not believe any Reportable Event reported to the OIG to date is expected to have a material adverse effect upon the Group.

12.	AO Foundation

On August 28, 2006, the Group acquired the Synthes trade names and marks and substantially all of the intellectual property, including patents and patent rights from the AO Foundation (AO). The acquisition cost was CHF 999.9 million (US$809.3 million) including a combination of stock CHF 503.4 million (US$407.5 million), cash CHF 100.0 million (US$80.9 million) at closing, CHF 75.0 million (US$60.7 million) due six months after closing, installment payments of CHF 300.0 million (US$242.8 million), and CHF 21.5 million (US$17.4 million) including the assumption of certain liabilities and transaction costs net of imputed interest. As of June 30, 2011, the present value of the remaining installment payments is CHF 49.2 million (US$59.2 million). Additionally, the Group has a receivable due from the AO in connection with the acquisition of assets for US$24.6 million as of June 30, 2011.

13.	Fair value measurement

The Group follows the authoritative guidance of FASB Codification topic, Fair Value Measurements and Disclosures, with respect to financial assets and liabilities measured on a recurring basis and with respect to its fair value measurement of nonfinancial assets and liabilities. This topic applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis and establishes a framework for measuring fair value of assets and liabilities and expands disclosures about fair value measurements. On a nonrecurring basis, the Group uses fair value measures when analyzing asset impairment. Long-lived assets, including intangible assets and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. During the fourth quarter of each year, the Group evaluates goodwill for impairment at the reporting unit level in addition to indefinite-lived intangible assets.

FASB Codification topic, Fair Value Measurements and Disclosures, includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions and counterparty credit risk. The fair value hierarchy consists of the following three levels:

Level 1:  Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

13.	Fair value measurement — (Continued)

observable, and market-corroborated inputs that are derived principally from or corroborated by observable market data.

Level 3:  Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The Group utilizes the market approach to measure fair value for financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The Group’s Level 2 available-for-sale marketable securities primarily include U.S. Government securities. The fair value of the securities is determined, by an independent pricing service, using prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals. The Group has not adjusted the prices obtained from the independent pricing service. Foreign currency exchange contracts are valued using a market approach based on foreign currency exchange rates obtained from active markets. The estimated fair value of forward currency exchange contracts represents the measurement of the contracts at month-end spot rates as adjusted by current forward points. The spot rates and forward points are provided by an independent pricing service.

The following tables summarize the valuation of the Group’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010, and the basis for that measurement (in 1,000 US$):

		Quoted Prices in	Significant
	Total Fair	Active Markets	Other	Significant
	Value	for Identical Assets	Observable	Unobservable
	Measurement	or Liabilities	Inputs	Inputs
	June 30, 2011	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable securities	$729,883	—	$729,883	—
Foreign Exchange (FX) Contracts(1)	$23,367	—	$23,367	—
Liabilities:
Foreign Exchange (FX) Contracts(2)	$186	—	$186	—
Interest Rate Swaps(3)	$5,606	—	$5,606	—

(1)	Contained within prepaid expenses and other current assets in the condensed consolidated balance sheet as of June 30, 2011.

(2)	Contained within accrued expenses other, and other long-term liabilities in the condensed consolidated balance sheet as of June 30, 2011.

(3)	Contained within accrued expenses other in the condensed consolidated balance sheet as of June 30, 2011.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

13.	Fair value measurement — (Continued)

		Quoted Prices in	Significant
	Total Fair	Active Markets	Other	Significant
	Value	for Identical Assets	Observable	Unobservable
	Measurement	or Liabilities	Inputs	Inputs
	December 31, 2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable securities	$1,254,683	—	$1,254,683	—
Foreign Exchange (FX) Contracts(1)	$25,504	—	$25,504	—
Liabilities:
Foreign Exchange (FX) Contracts(2)	$1,722	—	$1,722	—
Interest Rate Swaps(3)	$4,325	—	$4,325	—

(1)	Contained within prepaid expenses and other current assets in the condensed consolidated balance sheet as of December 31, 2010.

(2)	Contained within accrued expenses other, and other long-term liabilities in the condensed consolidated balance sheet as of December 31, 2010.

(3)	Contained within accrued expenses other in the condensed consolidated balance sheet as of December 31, 2010.

Although there were no fair value adjustments to nonfinancial assets, the Group typically uses the following valuation techniques (all Level 3) to determine the fair value of its assets measured on a nonrecurring basis:

Goodwill:

When performing goodwill impairment tests, the Group estimates the fair value of its reporting units using an income approach, generally a discounted cash flow methodology, that includes assumptions for, among other things, forecasted revenues, gross profit margins, operating profit margins, working capital cash flow, growth rates, income tax rates, expected tax benefits, and long-term discount rates, all of which require significant judgments by management. The Group also considers comparable market data based on multiples of revenue, as well as the reconciliation of the Group’s market capitalization to the total fair value of its reporting units. There are, however, inherent uncertainties related to these factors and to management’s judgment in applying them to this analysis. Nonetheless, management believes that the combination of these two methods provides a reasonable approach to estimate the fair value of the Group’s reporting units. If the estimated fair value of any reporting unit is less than its carrying value, an impairment exists.

Intangible Assets:

When performing an intangible asset impairment test, the Group estimates the fair value of the asset using either a discounted cash flow or a relief of royalty methodology, which includes assumptions for, among other things, budgets and economic projections, market trends, product development cycles and long-term discount rates. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, and are evaluated for potential impairment when current facts or circumstances indicate that the carrying value of such assets may not be recoverable. Indefinite-lived intangible assets are not amortized but are required to be tested for potential impairment at least annually, or whenever impairment indicators exist. If the estimated fair value of the asset is less than its carrying value, an impairment exists.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

14.	Financial derivatives

Forward exchange contracts:

The Group has entered into forward exchange contracts to minimize the impact of currency fluctuations on transactions and cash flows. These contracts have not been designated as hedges and changes in their fair value have been recorded in the condensed consolidated statements of operations in “other income (expense).” As these contracts settle, the realized gain or loss attributed to changes in foreign currency is classified as an investing activity in the statements of cash flows. The Group recognized US$11.6 million in realized gains and US$1.5 million in realized losses during the first half of 2011 and 2010, respectively, related to changes in foreign currency on settled intercompany debt agreements and related forward exchange contracts. The impact of the foreign exchange derivatives, related to intercompany debt (mentioned above), on the Group’s net earnings was minimal as realized gains and losses were offset by unrealized gains and losses.

Interest Rate Swap:

In January 2010, the Group entered into a 6 1/2 year floating-to-fixed interest rate swap agreement with notional amount of CHF 60 million at the start of the agreement and increasing to CHF 120 million in June 2011. The interest rate swap is designated as a cash flow hedge of the floating interest rate obligation under the Group’s CHF 120 million credit facility due December 2016 as disclosed in Note 7. The outstanding market value of the interest rate swap is a CHF 4.7 million (US$5.6 million) unrealized loss as of June 30, 2011, which is recorded in accrued expenses other with the offset recorded in accumulated other comprehensive income in the stockholders’ equity section of the condensed consolidated balance sheets.

15.	Comprehensive income (loss)

The Group classifies items of other comprehensive income (loss) separately within stockholders’ equity. For the six months ended June 30, 2011 and 2010, comprehensive income (loss) was:

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2011	June 30, 2010
	In 1,000 US$	In 1,000 US$

Net earnings	454,366	424,592
Unrealized losses on interest rate swap	(1,281)	(4,662)
Unrealized gains on marketable securities	21	32
Foreign currency translation adjustment	550,296	(159,706)
Comprehensive income (loss)	1,003,402	260,256

16.	Acquisitions, divestitures and agreements

On June 9, 2011, the Group and Eli Lilly (Lilly) announced the signing of an exclusive worldwide strategic collaboration agreement which will allow the Group to expand its product portfolio to address the growing demand of the aging population by combining its innovative expertise within the medical device industry with a dedicated, best-in-class pharmaceutical partner who is focused on Osteoporosis. Together, the Group and Lilly will collaborate in three distinct areas: 1) the co-promotion of Lilly’s osteoporosis drug FORTEO® for current osteoporosis indications in the U.S. and in select markets within Europe, Asia Pacific and Latin America, 2) a joint clinical development program that will pursue regulatory approval for FORTEO® in potential future indications such as fracture healing and 3) the joint development and licensing of earlier stage compounds for the local delivery and treatment of bone defects and spinal fusion. As part of this exclusive worldwide strategic collaboration agreement, the Group acquired intangible assets of US$10.0 million which is subject to amortization over the estimated useful life of 15 years. Additionally, during the first half of 2011, the Group recorded a charge of US$5.1 million for research and development costs incurred in connection with this agreement.

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

16.	Acquisitions, divestitures and agreements — (Continued)

As disclosed in Note 11, the Group completed the divestiture of the assets of Norian as required under the terms of the settlement with the OIG. Pursuant to an asset purchase agreement dated May 24, 2011 between Norian and Kensey Nash Corporation (Kensey Nash), the Group sold operating assets related to the product lines of Norian including patents and trademarks, inventories, and property, plant and equipment and assumed certain select accrued liabilities of Norian in return for approximately US$26 million in cash minus accrued vacation and bonus liabilities. In connection with this transaction, the Group recorded a gain of US$11.3 million which was record in “Other, net” within the Group’s condensed consolidated statements of operations for the six months ended June 30, 2011.

On April 27, 2011, the Group and Johnson & Johnson (JNJ) announced a definitive agreement whereby JNJ will acquire the Group for (i) CHF 55.65 in cash and (ii) a number of shares of JNJ common stock based on an exchange ratio that will be calculated based upon the average of the volume weighted average trading prices of JNJ common stock on each of the ten days ending two trading days prior to the effective time of the merger per share, or approximately US$21.3 billion, consisting of cash of approximately US$7 billion and the remainder in common stock of JNJ. The combination is expected to bring: product development capabilities and robust pipelines from the two organizations, global reach to a broader orthopaedics portfolio, and renowned leadership and expertise in professional education. The transaction, which is subject to required stockholder and regulatory approvals among other things, is expected to close during the first half of 2012.

On November 5, 2010, the Group purchased 100% of the outstanding stock of The Anspach Effort, Inc. (Anspach), a developer, manufacturer and marketer of surgical power tools for use in neurosurgery, ENT, and orthopedics. The condensed consolidated financial statements include the operations of Anspach from the date of acquisition forward. The acquisition was made for the purpose of establishing a worldwide dedicated power tools division, optimally positioned to offer better solutions to a wider variety of surgeon specialists, with the goal of improving clinical outcomes through a focus on education, quality, and innovation. The acquisition price was US$182.9 million consisting entirely of cash. At the acquisition date, the cash consideration was financed from available cash balances of the Group.

The unaudited pro forma information that follows assumes that Anspach had been acquired at the beginning of 2010 and includes the effects of depreciation and amortization of acquired fixed assets and intangible assets that were written up to fair value, respectively, from that date.

The pro forma information is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of 2010.

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2011	June 30, 2010
	In 1,000 US$	In 1,000 US$

Net sales	1,974,986	1,837,453
Net earnings	454,366	429,161
Basic and diluted earnings per share of common stock (expressed in US$)	3.83	3.62

17.	Recently issued accounting standards

In June 2011, the FASB amended the provisions of the Comprehensive Income Topic of the FASB Codification. The amended provisions were issued to enhance comparability between entities that report under U.S. GAAP and International Financial Reporting Standards (IFRS), and to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. This topic eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other

Synthes, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (Unaudited) — (Continued)

17.	Recently issued accounting standards — (Continued)

comprehensive income either in a single continuous statement or in two separate but consecutive statements. These amended provisions are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption of the new guidance is permitted and full retrospective application is required. The Group is currently reviewing what effect this new provision will have on its condensed consolidated financial statements.

In May 2011, the FASB amended the provisions of the Fair Value Measurement Topic of the FASB Codification. This amendment provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. This topic changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. These provisions are effective for reporting periods beginning on or after December 15, 2011, applied prospectively. The Group is currently reviewing what effect, if any, this new provision will have on its condensed consolidated financial statements.

On January 1, 2011, the Group adopted the amended provisions of the Fair Value Measurements and Disclosures Topic “Improving Disclosures About Fair Value Measurements” of the FASB Codification related to the reconciliation of fair value measurement using significant unobservable inputs (Level 3). This topic requires companies to separately disclose information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The adoption of these provisions for enhanced disclosures within the Level 3 fair value reconciliation did not have an impact on the Group’s condensed consolidated financial statements as they are currently not applicable.

On January 1, 2010, the Group adopted the provisions of the Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities topic of the FASB Codification. The topic requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. The adoption of these provisions did not have an impact on the Group’s condensed consolidated financial statements.

On January 1, 2010, the Group adopted the provisions of the Fair Value Measurements and Disclosures Topic Improving Disclosures About Fair Value Measurements of the FASB Codification. This topic requires companies to make new disclosures about recurring and nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements, and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The enhanced disclosures about recurring and nonrecurring fair value measurements are included in Note 13 to the Group’s condensed consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the Years Ended
December 31, 2010 and 2009

Report of Independent Auditors

Board of Directors and Shareholders
Synthes, Inc.

We have audited the accompanying consolidated balance sheets of Synthes, Inc. and subsidiaries (the Group) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 16, 2011

Synthes, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31, 2010 and 2009

	2010	2009
	In 1,000 US$	In 1,000 US$

ASSETS
Current assets
Cash and cash equivalents	736,565	1,419,246
Marketable securities	1,254,683	—
Accounts receivable
Trade, less allowance of US$31.9 million and US$25.0 million in 2010 and 2009, respectively	706,127	613,225
Other	99,294	77,514
Inventories, net	520,867	525,499
Prepaid expenses and other current assets	44,096	26,368
Deferred income taxes	53,269	42,428
Total current assets	3,414,901	2,704,280
Property, plant and equipment, net	893,817	743,885
Other assets
Intangible assets, less accumulated amortization of US$303.1 million and US$236.7 million in 2010 and 2009, respectively	2,119,322	1,911,541
Goodwill	1,293,082	1,138,238
Other assets	78,522	56,797
Deferred income taxes	123,972	103,877
Total other assets	3,614,898	3,210,453
Total assets	7,923,616	6,658,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	121	527
Accounts payable	48,727	42,194
Income taxes payable	40,230	90,208
Accrued payroll and other compensation and benefits including withholding taxes and pensions	196,356	178,702
Accrued taxes other than income and payroll	44,157	37,410
Accrued expenses other	153,986	142,755
Current acquisition-related liabilities	51,540	45,155
Deferred income taxes	19,518	19,408
Total current liabilities	554,635	556,359
Long-term debt, net of current maturities	98,297	2,716
Long-term acquisition-related liabilities	26,431	70,662
Employee benefits and pension liabilities	61,706	28,693
Other long-term liabilities	128,881	81,588
Deferred income taxes	314,997	280,431
Total liabilities	1,184,947	1,020,449
Stockholders’ equity
Common stock CHF 0.001 par value; shares authorized — 150,000,000; shares issued — 2010 — 118,777,075; 2009 — 118,717,913; shares outstanding — 2010 — 118,732,935; 2009 — 118,681,184	79	79
Additional paid-in capital	1,938,525	1,932,814
Treasury stock — at cost	(5,149)	(4,044)
Retained earnings	3,925,243	3,169,123
Accumulated other comprehensive income	879,971	540,197
Total stockholders’ equity	6,738,669	5,638,169
Total liabilities and stockholders’ equity	7,923,616	6,658,618

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Operations
for the Years Ended December 31, 2010 and 2009

	2010	2009
	In 1,000 US$	In 1,000 US$

Net sales	3,686,952	3,394,652
Cost of goods sold	640,416	592,274
Gross profit	3,046,536	2,802,378
Operating expenses
Selling and promotion	1,080,137	978,863
General and administrative	393,260	382,351
Research and development	172,365	168,345
Royalty expense	71,154	65,816
Amortization of intangible assets	46,262	44,272
	1,763,178	1,639,647
Operating income	1,283,358	1,162,731
Other income (expenses)
Interest expense	(4,341)	(5,739)
Interest income	6,363	3,032
Foreign exchange losses	(13,400)	(6,124)
Other, net	(16,810)	186
	(28,188)	(8,645)
Earnings before income taxes	1,255,170	1,154,086
Income taxes	347,437	330,131
Net earnings	907,733	823,955
Basic and diluted earnings per share (expressed in US$)	7.65	6.94

	In 1,000 of shares	In 1,000 of shares

Weighted-average number of common shares outstanding	118,678	118,677
Weighted-average number of common shares outstanding with dilutive effect	118,699	118,687

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
for the Years Ended December 31, 2010 and 2009

						Accumulated
						Other
			Additional			Comprehensive	Total	Comprehensive
			Paid-In	Treasury	Retained	Income	Stockholders’	Income
	Common Stock		Capital	Stock	Earnings	(Loss)	Equity	(Loss)
	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000
	of shares	US$	US$	US$	US$	US$	US$	US$

Balance December 31, 2008	118,718	79	1,930,002	(6,623)	2,461,762	440,600	4,825,820	854,334
Net earnings 2009	—	—	—	—	823,955	—	823,955	823,955
Re-issuance of treasury shares	—	—	98	2,579	—	—	2,677	—
Dividends CHF 1.1000 (US$0.9824) per share	—	—	—	—	(116,594)	—	(116,594)	—
Share-based payment arrangements compensation	—	—	2,714	—	—	—	2,714	—
Defined benefit pension plans, net of deferred taxes of US$(1.616) million	—	—	—	—	—	7,278	7,278	7,278
Reclassification adjustment for gains included in net earnings	—	—	—	—	—	1,238	1,238	1,238
Foreign currency translation adjustment 2009	—	—	—	—	—	91,081	91,081	91,081
Balance December 31, 2009	118,718	79	1,932,814	(4,044)	3,169,123	540,197	5,638,169	923,552
Net earnings 2010	—	—	—	—	907,733	—	907,733	907,733
Issuance of common stock in connection with share-based compensation arrangements	59	—	—	—	—	—	—	—
Purchases of treasury shares	—	—	—	(3,688)	—	—	(3,688)	—
Re-issuance of treasury shares	—	—	146	2,583	—	—	2,729	—
Dividends CHF 1.3500 (US$1.2776) per share	—	—	—	—	(151,613)	—	(151,613)	—
Share-based payment arrangements compensation	—	—	5,565	—	—	—	5,565	—
Defined benefit pension plans, net of deferred taxes of US$4.956 million	—	—	—	—	—	(26,244)	(26,244)	(26,244)
Unrealized loss on interest rate swap	—	—	—	—	—	(4,325)	(4,325)	(4,325)
Unrealized gain on investment securities	—	—	—	—	—	59	59	59
Foreign currency translation adjustment 2010	—	—	—	—	—	370,284	370,284	370,284
Balance December 31, 2010	118,777	79	1,938,525	(5,149)	3,925,243	879,971	6,738,669	1,247,507

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
for the Years Ended December 31, 2010 and 2009

	2010	2009
	In 1,000 US$	In 1,000 US$

Cash flows from operating activities
Net earnings	907,733	823,955
Adjustments to reconcile net earnings to net cash provided by operating activities Depreciation	256,739	220,329
Amortization	47,605	44,689
Share-based compensation	8,148	5,293
Provisions for inventory obsolescence	44,963	45,458
Provisions for doubtful accounts	5,556	3,925
Deferred income tax benefit	(16,205)	(28,484)
Losses on sale of property, plant and equipment	9,413	3,096
Realized foreign exchange gains	(8,238)	(6,358)
Intangible asset impairment charge	9,000	—
Other	9,020	(5,964)
Changes in assets and liabilities, net of effects of business acquisitions Accounts receivable — trade	(89,892)	(32,442)
Accounts receivable — other	(18,416)	(20,701)
Inventories	(20,202)	(90,840)
Prepaid expenses and other current assets	(14,384)	24,926
Accounts payable	15,063	(7,307)
Income taxes payable	(25,275)	26,352
Accrued expenses	45,699	48,245
Net cash provided by operating activities	1,166,327	1,054,172
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(345,463)	(299,637)
Consideration in connection with prior acquisitions	(48,020)	(108,555)
Business acquisitions, net of cash acquired	(189,715)	—
Proceeds from disposal of property, plant and equipment	488	143
Proceeds of other instruments	8,238	6,358
Investment in nonconsolidated investments and other long-term assets	(7,283)	(6,088)
Disposals of nonconsolidated investments and other long-term assets	2,184	6,807
Issuance of loans	(1,023)	—
Proceeds from loans	1,742	1,053
Purchases of available-for-sale securities	(3,279,683)	—
Sales and maturities of available-for-sale securities	2,025,000	—
Net cash used in investing activities	(1,833,535)	(399,919)
Cash flows from financing activities
Principal payments of debt and capital lease obligations	(777)	(1,646)
Proceeds from issuance of long-term debt	86,435	—
Purchases of treasury shares	(3,688)	—
Dividends paid to stockholders	(151,613)	(116,594)
Net cash used in financing activities	(69,643)	(118,240)
Effect of exchange rate changes on cash and cash equivalents	54,170	11,690
Net (decrease) increase in cash and cash equivalents	(682,681)	547,703
Cash and cash equivalents as of January 1	1,419,246	871,543
Cash and cash equivalents as of December 31	736,565	1,419,246
Supplemental disclosures of cash flow information
Interest paid	1,491	480
Income taxes paid	366,623	330,144

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

Note A:	Basis of presentation

1  Description and nature of operations

Synthes, Inc. and its subsidiaries (the Group) develops, manufactures, and distributes products for the operative treatment of bone fractures including both metallic and osteobiological materials. Additionally, the Group has a power tools business including development, manufacturing, and distribution.

The Group is comprised of Synthes, Inc. and the companies shown in Note C20 (list of fully consolidated companies as of December 31, 2010). Synthes, Inc. is a corporation registered in Delaware, USA.

Note B:	Summary of significant accounting policies

A summary of the Group’s significant accounting policies that were applied in the preparation of the accompanying consolidated financial statements follows:

1	Basis of the consolidated financial statements

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All policies and procedures are consistent with these principles.

The consolidated financial statements include the accounts of Synthes, Inc. and all companies in which Synthes, Inc. has directly or indirectly more than a 50% voting interest or is the primary beneficiary of a variable interest entity. For those consolidated subsidiaries where ownership is less than 100%, the outside stockholders’ interests are shown in noncontrolling interest in the accompanying consolidated financial statements. As of December 31, 2010 and 2009, the Group does not have a noncontrolling interest in a consolidated subsidiary. Subsidiaries are consolidated from the date of acquisition. Acquisitions of subsidiaries are accounted for using the purchase method of accounting. All intercompany transactions and balances between Group companies are eliminated.

Pursuant to the Subsequent Events topic of the Financial Accounting Standards Board (FASB) Codification, the Group evaluated subsequent events after December 31, 2010 through February 16, 2011, representing the date that these consolidated financial statements were approved by the Group’s management and are available to be issued. The Group concluded that no material transactions occurred subsequent to December 31, 2010 that provided additional evidence about conditions that existed at December 31, 2010 or after that requires adjustment to the audited consolidated financial statements.

2	Foreign currency translation

The financial statements of the holding company’s subsidiaries outside the United States of America are translated into US dollars (US$), the Group’s reporting currency, as follows:

The consolidated balance sheets are translated at year-end exchange rates.

The consolidated statements of operations are translated at the weighted-average exchange rates for the period. Weighted-average exchange rates are calculated based on monthly average rates for the applicable currencies. Translation adjustments are charged or credited to accumulated other comprehensive income.

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The following is a summary of the Group’s major exchange rates used in relation to US$:

			Weighted-
			Average Rates
	Year-End Rates		for Year Ended
	at December 31		December 31
	2010	2009	2010	2009

CHF 1 =	1.0661	0.9662	0.9604	0.9211
CDN 1 =	1.0000	0.9493	0.9706	0.8775
GBP 1 =	1.5441	1.6077	1.5450	1.5416
EUR 1 =	1.3300	1.4366	1.3250	1.3907
BRL 1 =	0.6025	0.5759	0.5689	0.5041
COP 100 =	0.0525	0.0488	0.0527	0.0465
AUD 1 =	1.0168	0.8967	0.9187	0.7882
CNY 1 =	0.1519	0.1471	0.1479	0.1464
INR 1 =	0.0224	0.0215	0.0219	0.0207
JPY 100 =	1.2271	1.0820	1.1413	1.0691

3	Reclassifications

Certain 2009 financial information has been reclassified to conform to the current-year presentation.

4	Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. The Group places its cash and cash equivalents in financial institutions that are highly rated. Management believes it effectively safeguards cash assets given the current economic conditions.

5	Marketable securities

The Group’s marketable securities are available-for-sale securities recorded at fair value on the consolidated balance sheets, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of accumulated other comprehensive income with any unrealized losses which are deemed to be other-than-temporary included in current period earnings, if applicable. Realized and unrealized gains and losses are determined based on the specific-identification method.

At December 31, 2010 and 2009, the Group had no held-to-maturity or trading securities. During 2010, the Group purchased US$3.3 billion and had maturities of US$2.0 billion in U.S. Government securities. The securities are classified as short-term available-for-sale marketable securities on the consolidated balance sheets. The Group had no investments in marketable securities outstanding as of December 31, 2009.

6	Accounts receivable

The majority of the Group’s accounts receivable are due from various health care facilities. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Payment terms vary. Accounts outstanding longer than the payment terms are considered past due. The Group determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, the customer’s current ability to pay its obligation, and the condition of the general economy and industry as a whole. The Group writes off accounts receivable when they are determined to be uncollectible.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

7	Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method. The Group maintains provisions for excess and obsolete inventory. The Group estimates these provisions based on historical experience and expected future trends.

8	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful life of the asset. The estimated useful lives are as follows:

Land	—
Buildings	30 — 50 years
Building improvements	10 — 20 years
Machinery and fixtures	3 — 12 years
Equipment/EDP	3 — 8 years
Loan sets and samples	3 years
Vehicles	3 — 8 years

9	Impairment of long-lived assets

The Group periodically evaluates whether current facts or circumstances indicate that the carrying value of long-lived assets (other than goodwill and indefinite-lived intangible assets) to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows to be produced by the long-lived asset is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on fair value using quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted estimated future cash flows.

10	Intangible assets

Intangible assets with finite lives consist mainly of customer relationships, acquired patents and patent rights, software, product-related know-how, and licensing and marketing agreements and are amortized on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. Such assets are evaluated for impairment whenever impairment indicators exist.

Intangible assets with indefinite lives consist of the Synthes trade names, corporate trade names, and geographic marketing rights. Indefinite-lived assets are not amortized but are required to be tested for potential impairment at least annually, or whenever impairment indicators exist. Such assets are deemed to be impaired if book value exceeds estimated fair value.

11	Goodwill

The excess of cost over fair value of assets acquired in business combinations (goodwill) is assigned to specific reporting units and is tested for possible impairment at least annually, or whenever impairment indicators exist. Potential impairment is indicated when the carrying value of a reporting unit, including goodwill, exceeds its fair value. If potential for impairment exists, an impairment charge is recognized when the carrying value of a reporting unit’s goodwill exceeds its implied fair value. Goodwill is allocated among the Group’s four reportable segments that manufacture and sell similar products in different geographic areas.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

12	Other assets

Other long-term assets are primarily nonconsolidated investments, loans and other deferred costs. Nonconsolidated investments are stated at cost, less any impairment adjustments. Loans are long-term loans to third parties which are carried at cost.

13	Contingencies

The Group records provisions for contingencies when it is judged probable that a liability has been incurred and the amount can be reasonably estimated. These provisions are adjusted periodically as assessments change or additional information becomes available.

Product liabilities

Product liability cases are routinely handled by in-house counsel and external counsel. Provisions are made for present product liability obligations resulting from past sales including related legal and other fees and expenses. The provision is actuarially determined taking into consideration such factors as past experience, amount and number of claims reported and estimates of claims incurred but not yet reported. Individually significant cases are provided for when probable and reasonably estimable. Management does not anticipate that any material losses not covered by the provision will be sustained by the Group as a result of these claims.

Legal liabilities

Provisions are made for anticipated settlement or judgment costs where a reasonable estimate can be made of the probable outcome of legal proceedings or claims against the Group.

14	Revenue recognition

Sales are recognized on products when the related goods have been shipped, title has passed to the customer, and there are no undelivered elements or uncertainties. For consignment inventory, revenue is recognized when the Group is notified that the product has been used.

Services revenue, which is insignificant, is recognized upon the completion of re-furbishment of certain products and the shipment of that product back to the customer. Amounts billed to customers for shipping and handling of products are included in net sales. Costs incurred related to shipping and handling are included in cost of sales.

The Group records estimated sales returns and allowances as a reduction of net sales in the same period revenue is recognized.

15	Income taxes

The Group accounts for income taxes using the liability method that requires determination of deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences are expected to reverse. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities during the year. The Group recognizes interest and penalties related to unrecognized income tax positions in income tax expense.

16	Equity compensation

The Group has an equity incentive plan for directors and employees, which is a fixed employee stock-based compensation plan. Under this plan, the Group may grant options and shares for up to 1,500,000 shares of Common Stock. The exercise price of each option is equal to the market price of the Group’s stock on the date of grant. The

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

maximum term of the options ranges from 8 to 14 years and the options vest over periods ranging from immediately to 5 years. Certain option and share awards provide for accelerated vesting if there is a change of control (as defined by the plan). During 2010, the equity incentive plan was renewed for 10 years, and each newly granted option has a life of 10 years rather than the previous 8 to 14 year range.

The Group recognizes compensation cost for all share-based payments based on the grant-date fair value.

17	Financial instruments

In assessing the fair value of financial instruments, the Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. The fair values of investments are based on quoted market prices at the balance sheet date. Other techniques, such as estimated discounted value of future cash flows, are used to determine fair value for the remaining financial instruments. The carrying value of financial instruments approximates fair value.

18	Concentrations of credit risk

Financial instruments that may potentially subject the Group to concentration of credit risk consist principally of cash, cash equivalents, marketable securities, trade accounts receivable, and derivatives. All cash, cash equivalents, marketable securities, and derivatives are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment.

Concentration of credit risks with respect to trade accounts receivable is limited, due to the large number of customers and their dispersion across many geographic areas. Also, the Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history. However, a significant portion of trade accounts receivable is with national health care systems in several countries. Although the Group does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those customers.

19	Derivatives

The Group uses derivative financial instruments to manage interest rate risk and currency exchange risk. While these derivative financial instruments are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures. The Group minimizes the risk of credit loss by entering into these agreements with major financial institutions that have high credit ratings. The Group recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value.

The Group is exposed to foreign currency fluctuations relating to its operations throughout the world. The Group periodically enters into forward exchange contracts in order to minimize the impact of currency fluctuations on transactions and cash flows. These undesignated contracts are valued and recorded at their fair value on the accompanying consolidated balance sheets in other current assets and accrued liabilities. Changes in the fair value of these undesignated derivative contracts are recorded currently in the consolidated statements of operations in “foreign exchange (losses) gains” (Note C23). None of the foreign exchange contracts outstanding in 2010 and 2009 were designated as cash-flow hedges.

The Group had an interest rate derivative with a notional value of CHF 120 million and a maturity of less than six years outstanding at December 31, 2010. This interest rate swap is designated as a cash flow hedge of the debt disclosed in Note C8, and is recorded at its fair value on the accompanying consolidated balance sheets in other current assets and accrued liabilities, while the related gains and losses are deferred in other comprehensive income in the equity section of the consolidated balance sheets. The group did not have any interest rate derivatives outstanding as of December 31, 2009.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

20	Advertising costs

Advertising and promotion costs are expensed as incurred, and were US$37.1 million and US$39.4 million in 2010 and 2009, respectively.

21	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Significant areas that require management’s estimates include the allowance for doubtful accounts receivable, provision for obsolete inventories, fair values of acquired assets and liabilities, useful lives of assets, product liability claims, commitments and contingencies, and income taxes. The Group is subject to risks and uncertainties, such as changes in the health care environment, regulatory oversight, changes in the financial markets, competition and legislation that may cause actual results to differ from estimated results.

22	New accounting standards

On January 1, 2010, the Group adopted the provisions of the Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities topic of the FASB Codification. The topic requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. The adoption of these provisions did not have an impact on the Group’s consolidated financial statements.

On January 1, 2010, the Group adopted the provisions of the Fair Value Measurements and Disclosures Topic Improving Disclosures About Fair Value Measurements of the FASB Codification. This topic requires companies to make new disclosures about recurring and nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements, and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The enhanced disclosures about recurring and nonrecurring fair value measurements are included in Note C23 to the Group’s consolidated financial statements.

As disclosed in Note C23, effective January 1, 2008, the Group adopted the provisions of the Fair Value Measurements and Disclosures topic of the FASB Codification related to financial assets and financial liabilities. Additionally, in accordance with the provisions of this topic, the Group adopted the provisions for its fair value measurement of its nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, on January 1, 2009. The adoption of these provisions did not have an impact on the Group’s consolidated financial statements, except as disclosed in Note C21 in relation to the acquisition of Anspach.

In 2009, the Group adopted the provisions of the Subsequent Events topic of the FASB Codification. This topic establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the date that the financial statements are issued or are available to be issued. This topic requires disclosure of the date through which an entity has evaluated subsequent events. The required disclosures are included in Note B1 to the consolidated financial statements.

In 2008, the FASB issued new authoritative guidance regarding employer disclosures about postretirement benefit plan assets which now is included within the FASB Codification topic, Plan Accounting — Defined Benefit Pension Plans. This new guidance requires increased disclosures about an employer’s defined benefit pension or other postretirement plan assets. Specifically, the new guidance requires an entity to disclose information regarding

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

its investment policies and strategies, its categories of plan assets, its fair value measurements of plan assets and any significant concentrations of risk in plan assets. The new authoritative guidance was effective for the Group in the year ended December 31, 2009, and the additional disclosures necessary to the consolidated financial statements are included in Note C10.

In December 2007, the FASB issued new authoritative guidance regarding business combinations and noncontrolling interests in consolidated financial statements which now is included within the FASB Codification topic, Business Combinations. The provisions of this guidance established new principles and requirements for accounting for business combinations, including recognition and measurement of identifiable assets acquired, goodwill acquired, liabilities assumed, and noncontrolling financial interests. Additionally, the provisions of this guidance require all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. These new provisions will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. The provisions of this guidance were required to be adopted simultaneously and were effective for fiscal years beginning on or after December 15, 2008. Earlier adoption was prohibited. Effective January 1, 2009, the Group adopted the new authoritative guidance regarding business combinations and non-controlling interests in consolidated financial statements, as required, and the adoption of these provisions did not have a material effect on the Group’s consolidated financial statements.

In March 2008, the FASB issued new authoritative guidance regarding disclosures about derivative instruments and hedging activities which now is included within the FASB Codification topic, Derivatives and Hedging. These new provisions require increased disclosures about an entity’s strategies and objectives for using derivative instruments; the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under the FASB Codification topic, Derivatives and Hedging; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Certain disclosures will also be required with respect to derivative features that are credit-risk related. The provisions of this guidance were effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The provisions of this guidance encourage, but do not require, comparative disclosures for earlier periods at initial adoption. Effective January 1, 2009, the Group adopted the new authoritative guidance regarding disclosures about derivative instruments and hedging activities, as required, and the adoption of these provisions did not have a material effect on the Group’s consolidated financial statements.

Note C:	Footnotes

1	Marketable securities

Investments in marketable securities are summarized as follows at December 31, 2010:

	Cost Gross Unrealized Gain		Gross Unrealized Loss	Fair Value
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Available-for-sale:
U.S. Government obligations	1,254,624	63	(4)	1,254,683
Total	1,254,624	63	(4)	1,254,683

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The net carrying value and estimated fair value of available-for-sale marketable securities at December 31, 2010, by contractual maturity, are as follows (in 1,000 US$):

Due in 1 year or less	1,254,683
Due from 1 through 5 years	—
Due from 5 through 10 years	—
Due after 10 years	—
1,254,683

As of December 31, 2010, the gross unrealized losses of the Group’s available-for-sale marketable securities was US$0.004 million and the fair value of the available-for-sale marketable securities with unrealized losses was US$234.9 million. The investments with unrealized losses have been in an unrealized loss position for less than twelve months, were caused by changes in interest rates and the unrealized losses recognized do not represent an other-than-temporary decline in value.

For the twelve months ended December 31, 2010 and 2009, the cost of securities purchased, proceeds from sales and maturities and gross realized gains and losses on securities classified as available-for-sale were:

	2010	2009
	In 1,000 US$	In 1,000 US$

Cost of securities purchased	(3,279,683)	—
Sales/maturities proceeds	2,025,000	—
Gross realized losses	—	—
Gross realized gains	—	—

2	Inventories

Inventories are summarized at December 31, as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Raw materials	60,669	67,848
Work-in-progress and semi-finished products	128,992	118,071
Finished products	415,929	379,302
Customer consignment stock	48,690	64,450
Gross value	654,280	629,671
Less provision for obsolescence	(133,413)	(104,172)
Net value	520,867	525,499

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

3	Property, plant and equipment

Details of property, plant and equipment at December 31, are as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Land and buildings	278,902	270,628
Machines and fixtures	497,735	444,796
Office equipment, field equipment and vehicles	1,349,213	1,145,447
	2,125,850	1,860,871
Less: accumulated depreciation	(1,430,942)	(1,222,725)
	694,908	638,146
Construction in progress	198,909	105,739
	893,817	743,885

Depreciation expense recorded in the consolidated statements of operations was US$256.7 million and US$220.3 million in 2010 and 2009, respectively.

4	Accounts receivable other

Following is a summary of accounts receivable other at December 31:

	2010	2009
	In 1,000 US$	In 1,000 US$

Refundable taxes, principally value-added tax (V.A.T.)	55,163	41,259
Receivable due from the AO Foundation	24,630	24,630
Deposits	2,679	4,480
Due from officers, directors and employees	3,918	2,549
All other	12,904	4,596
	99,294	77,514

5	Intangible assets

Following is a summary of intangible assets, excluding goodwill, at the end of the year:

	December 31, 2010
		Gross	Accumulated
	Total	Amount	Amortization
	In 1,000 US$	In 1,000 US$	In 1,000 US$

Finite-lived:
Product intangible assets	47,447	96,400	(48,953)
Customer relationships	823,477	986,907	(163,430)
Patents/Patent rights	178,374	239,902	(61,528)
Other intangible assets	12,485	41,669	(29,184)
Subtotal — finite-lived intangible assets	1,061,783	1,364,878	(303,095)
Indefinite-lived:
Geographic marketing rights	266,535	266,535	—
Trade names	791,004	791,004	—
Subtotal — indefinite-lived intangible assets	1,057,539	1,057,539	—
Total — intangible assets	2,119,322	2,422,417	(303,095)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

	December 31, 2009
		Gross	Accumulated
	Total	Amount	Amortization
	In 1,000 US$	In 1,000 US$	In 1,000 US$

Finite-lived:
Product intangible assets	64,320	105,400	(41,080)
Customer relationships	716,256	843,259	(127,003)
Patents/Patent rights	171,270	215,712	(44,442)
Other intangible assets	15,901	40,067	(24,166)
Subtotal — finite-lived intangible assets	967,747	1,204,438	(236,691)
Indefinite-lived:
Geographic marketing rights	241,550	241,550	—
Trade names	702,244	702,244	—
Subtotal — indefinite-lived intangible assets	943,794	943,794	—
Total — intangible assets	1,911,541	2,148,232	(236,691)

As disclosed in Note C21, customer relationships, patents/patent rights and trade names intangible assets increased by US$100.4 million as a result of the Group’s acquisition of Anspach during 2010. The remaining increases in gross intangible assets from December 31, 2009 to December 31, 2010 result from changes in foreign currency translation rates. Additionally, during 2010, the Group made a decision to remove, from the U.S. market, a product related to the N Spine, Inc. acquisition. As part of that plan, an impairment loss of US$9.0 million was recognized, which is included in “Other, net” in the 2010 consolidated statement of operations, representing the excess of the aggregate carrying amount of certain intangible assets over the aggregate of their fair value. All of the impaired assets are part of the North America reportable segment.

Amortization expense for intangible assets, was US$47.6 million and US$44.7 million in 2010 and 2009, respectively. Estimated amortization expense for each of the five years through December 31, 2015 is as follows (in millions): US$46.2, US$45.8, US$44.0, US$41.5 and US$40.2, respectively.

6	Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Deferred tax assets and liabilities recognized in the consolidated balance sheets as of December 31, are as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Deferred income tax assets
Product liability	9,753	7,872
Net operating loss carryforwards	6,390	10,722
Inventories	94,035	69,415
Accounts receivable	5,371	11,654
Payments to employees	8,017	8,531
Other	52,508	42,524
Gross deferred income tax assets	176,074	150,718
Valuation allowance	(6,178)	(8,299)
Net deferred income tax assets	169,896	142,419
Deferred income tax liabilities
Accelerated tax depreciation	(63,046)	(43,500)
Intangible assets	(250,415)	(226,223)
Inventories	(12,130)	(9,895)
Other	(1,579)	(16,335)
Gross deferred income tax liabilities	(327,170)	(295,953)
Net deferred income tax liabilities	(157,274)	(153,534)

At December 31, 2010, the approximate amounts and expiration of net operating loss carryforwards (primarily foreign) are as follows (in millions): 2011: US$0.2, 2012 — 2015: US$5.6, 2016 and later years: US$1.5, and US$13.7 have an indefinite carryforward period.

The change in net deferred income tax liabilities is as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Beginning of the year	(153,534)	(179,231)
Statement of operations benefit	16,205	28,484
Anspach purchase accounting	601	—
Pension liability adjustment	4,956	(1,564)
Currency translation adjustment	(25,502)	(1,223)
End of the year	(157,274)	(153,534)

Deferred income tax assets and liabilities are included in the consolidated balance sheets as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Current assets — deferred income taxes	53,269	42,428
Noncurrent assets — deferred income taxes	123,972	103,877
Current liabilities — deferred income taxes	(19,518)	(19,408)
Noncurrent liabilities — deferred income taxes	(314,997)	(280,431)
Total net deferred tax liabilities	(157,274)	(153,534)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated US$1.154 billion at December 31, 2010. As the Group intends to permanently reinvest all such earnings, no provision has been made for income taxes that may become payable upon distribution of such earnings, and it is not practicable to determine the amount of the related unrecognized deferred income tax liability. While there are no specific plans to distribute the undistributed earnings in the immediate future, where economically appropriate to do so, such earnings may be remitted.

Tax expense consists of:

	2010	2009
	In 1,000 US$	In 1,000 US$

Current taxes	363,642	358,615
Deferred tax benefit	(16,205)	(28,484)
	347,437	330,131

The following reconciles the provision for income taxes, at the U.S. statutory federal income tax rate to the provision for income taxes as reported:

	2010	2009
	In 1,000 US$	In 1,000 US$

Earnings before income taxes	1,255,169	1,154,086
Tax expense calculated at a statutory tax rate of 35%	439,309	403,930
Effect of permanent items	(7,394)	(9,993)
Effect of taxes in other countries	(89,295)	(71,230)
State income taxes, net of federal income tax benefit	18,180	19,016
Tax benefits relating to tax credits	(18,898)	(10,050)
Change in unrecognized tax positions, net	5,535	(1,542)
Income tax expense	347,437	330,131

The Group recognizes tax benefits only if it is more likely than not that the benefit will be sustained on examination by tax authorities based on technical merits of the tax position creating the benefit.

The amount of gross unrecognized income tax benefits at December 31, 2009 is US$58.9 million, and the amount of accrued interest and penalties related to unresolved income tax positions is US$16.3 million, net of tax. The amount of net unrecognized income tax benefits at January 1, 2010, all of which would, if recognized, impact the Group’s effective tax rate, is US$45.5 million including accrued interest and penalties. At December 31, 2010, the amount of gross unrecognized income tax benefits is US$64.8 million. The amount of net unrecognized income tax benefits, all of which would, if recognized, impact the Group’s effective tax rate is US$52.9 million including accrued interest and penalties. In 2010, the increase in expense for interest and penalties related to unresolved income tax positions amounted to US$3.2 million, net of tax. At December 31, 2010, accrued interest and penalties related to unresolved income tax positions were US$19.5 million, net of tax.

The Group operates in various tax jurisdictions both inside and outside the United States. At December 31, 2010, tax authorities in several tax jurisdictions were conducting routine audits of the Group’s income tax returns filed in prior years. With a few exceptions, the Group is no longer subject to audits by tax authorities for tax years prior to 2007. Tax years subsequent to 2006 are open to examination in many of the tax jurisdictions in which the Group operates.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Following is a reconciliation of beginning and ending amounts of gross unrecognized income tax positions for fiscal years 2010 and 2009:

	2010	2009
	In 1,000 US$	In 1,000 US$

Beginning Balance January 1st	58,929	64,036
Increase from current-year tax positions	4,365	4,906
Increase from prior years’ tax positions	3,506	2,742
Decrease from prior years’ tax positions	(2,964)	(7,748)
Decrease from settlements with taxing authorities	(791)	(2,219)
Decrease from lapse of statute of limitations	(120)	(4,434)
Currency translation adjustment	1,853	1,646
Ending Balance December 31st	64,778	58,929

It is expected that the amount of tax liability for unrecognized income tax positions will change in the next twelve months; however, these changes are not expected to have a significant impact on the Group’s consolidated statements of operations or financial position.

7	Goodwill

Changes in the carrying amount of goodwill during 2010 and 2009, by reporting unit and in the aggregate, are summarized in the following tables:

2010	Total	North America	Europe	Asia Pacific	Latin America
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Balance, January 1, 2010	1,138,238	72,962	938,654	77,006	49,616
Arising in business acquisitions	52,376	51,063	827	—	486
Currency translation adjustments	102,143	—	89,335	7,965	4,843
Other	325	—	—	—	325
Balance, December 31, 2010	1,293,082	124,025	1,028,816	84,971	55,270

2009	Total	North America	Europe	Asia Pacific	Latin America
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Balance, January 1, 2009	1,123,716	81,642	918,494	75,319	48,261
Currency translation adjustments	22,962	—	20,160	1,687	1,115
Other	(8,440)	(8,680)	—	—	240
Balance, December 31, 2009	1,138,238	72,962	938,654	77,006	49,616

8	Long-term debt

In January 2010, the Group entered a CHF 120 million credit facility with three Swiss banks. Borrowings under the credit facility bear interest at a floating rate and the principal balances at December 31, 2010 total CHF 90.0 million (US$96.0 million). The credit facility is hedged by an interest rate swap to fix the rate on the CHF 120 million of planned borrowings to maturity in December 2016. The borrowing is secured by a new European headquarters building in Solothurn, Switzerland and is intended to fund the construction of the same. Interest expense associated with the credit facility of CHF 0.4 million (US$0.4 million) has been capitalized as of December 31, 2010.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Details of long-term debt as of December 31, are as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Secured loans	95,953	—
Unsecured loans	—	57
Other, including capital lease obligations	2,465	3,186
	98,418	3,243
Less: current maturities	(121)	(527)
	98,297	2,716

Required principal payments for the next five years and thereafter are as follows:

Year Ended December 31
In 1,000 US$

2011	121
2012	121
2013	152
2014	170
2015	191
Thereafter	97,663

9	Leases

Leased assets included in property, plant and equipment, where the Group is a lessee under a capital lease, are comprised of a single building, office equipment and vehicles as of December 31, 2010 and 2009. Following is a summary of property held under capital leases as of December 31:

	2010	2009
	In 1,000 US$	In 1,000 US$

Cost	6,428	6,139
Accumulated depreciation	(4,668)	(4,151)
Net book amount	1,760	1,988

The Group leases office buildings from a related party. One of the leases is classified as a capital lease with the related asset and liability recorded. The lease provides for minimum annual lease payments, in the aggregate, of US$4.4 million through 2021, plus contingent annual rentals based on the change in the U.S. Consumer Price Index.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Minimum future lease payments under capital leases as of December 31, 2010 for each of the next five years and in the aggregate are:

Year Ended December 31	Amount
In 1,000 US$

2011	399
2012	399
2013	399
2014	399
2015	399
Thereafter	2,360
Total minimum lease payments	4,355
Less: amount representing interest	(1,878)
Present value of minimum lease payments	2,477

Operating leases consist primarily of rental agreements for real estate, aircraft, machinery and office equipment expiring in various years through 2021, generally with options to renew.

Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the period of the lease.

The future minimum rental payments as of December 31, 2010 under noncancelable operating leases having initial or remaining terms in excess of one year are:

Year Ended December 31	Amount
In 1,000 US$

2011	15,275
2012	11,650
2013	7,358
2014	4,952
2015	3,417
Thereafter	623
Total minimum future rental payments	43,275

Operating lease expense for the years ended December 31, 2010 and 2009 was US$24.3 million and US$19.8 million, respectively.

10	Pensions and other postretirement benefits

Upon retirement, employees of certain non-U.S. subsidiaries are entitled to pensions according to the laws and practices of the individual countries where the employees are located.

Certain non-U.S. subsidiaries have defined benefit pension plans. The major defined benefit pension plans provide pensions as well as life and disability insurance mainly for subsidiaries in Switzerland.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Following are reconciliations of the pension benefit obligation and plan assets for 2010 and 2009.

	2010	2009
	In 1,000 US$	In 1,000 US$

Pension benefit obligation
Balance, beginning of year	(322,037)	(274,583)
Service cost	(28,728)	(24,569)
Interest cost	(10,400)	(9,390)
Benefits paid	8,553	4,284
Actuarial losses	(18,833)	(9,655)
Changes in foreign currency exchange rates	(38,309)	(8,124)
Balance, end of year	(409,754)	(322,037)
Plan assets
Fair value, beginning of year	310,860	250,598
Actual return on plan assets	3,219	27,997
Company contributions	19,474	16,823
Contributions by plan participants	12,678	11,461
Changes in foreign currency exchange rates	34,576	8,265
Benefits paid to plan participants	(8,553)	(4,284)
Fair value, end of year	372,254	310,860
Funded status	(37,500)	(11,177)

For 2010 and 2009, the amounts recognized in the consolidated balance sheets were classified as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Other assets — noncurrent	22,846	16,686
Employee benefits and pension liabilities — noncurrent	(60,346)	(27,863)
Accrued pension liability, net — noncurrent	(37,500)	(11,177)
Accumulated other comprehensive income	47,819	21,575

The underfunded status of the plans of US$37.500 million and US$11.177 million at December 31, 2010 and 2009, respectively, is recognized in the accompanying consolidated balance sheets in other long-term liabilities. No plan assets are expected to be returned to the Group during the fiscal year ending December 31, 2011.

The accumulated benefit obligation was US$384.1 million and US$305.0 million at December 31, 2010 and 2009, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with accumulated and projected benefit obligations in excess of plan assets were US$406.1 million, US$381.0 million and US$368.7 million, respectively, as of December 31, 2010. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with projected benefit obligations in excess of plan assets were US$5.4 million, US$3.5 million and US$2.7 million, respectively, as of December 31, 2009.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The amounts recognized in the consolidated statements of operations, for the years ended December 31, are as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Service cost	28,728	24,569
Interest cost	10,400	9,390
Expected return on plan assets	(11,615)	(9,445)
Net actuarial losses recognized during the year	122	834
Employee contributions	(12,678)	(11,461)
Settlement or curtailment loss	207	—
Total pension expense, included in personnel costs	15,164	13,887

The pension plan assets include corporate bonds and equity securities of Swiss and international companies, real estate and cash with a total fair value of US$372.3 million at December 31, 2010. The Swiss pension fund complies with the provisions of the Swiss Pension Fund Act (BVG; Bundesgesetz über die berufliche Vorsorge).

The last actuarial valuation was completed December 31, 2010.

Principal actuarial assumptions (expressed as weighted averages):

	2010	2009
	In %	In %

Discount rate	2.64	3.24
Expected return on plan assets	3.58	3.73
Future salary increases	2.02	2.03
Future pension increases	0.25	0.25

The Group’s defined benefit pension funds’ investment managers propose the expected long-term rate-of-return on assets assumption for each asset category, and the Group’s management then reviews and confirms the proposal. The expected long-term rate-of-return on assets for the Group’s major defined benefit pension fund in Switzerland is as follows: domestic equities at 6.50%, foreign equities at 5.50%, domestic bonds at 3.00%, foreign bonds at 3.50% and real estate at 4.00%. This results in a weighted expected long-term rate-of-return on assets assumption of 3.60% for the Group. The pension plan asset allocation at December 31, 2010 and the target asset allocation for 2011 are as follows:

		Percentage of
	Target	Plan Assets at
	Allocation	December 31,
Asset Category	2011	2010
	In %	In %

Equity securities	25.37	25.22
Debt securities	59.74	59.86
Real estate	11.87	11.90
Other	3.02	3.02
Total	100.00	100.00

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The maturities of debt securities at December 31, 2010, range from 1 to approximately 50 years with a weighted-average maturity of 2.5 years.

Pension Contributions
In 1,000 US$

2011 (expected)	21,556

Of the US$21.6 million in cash expected to be contributed to the defined benefit pension plans during 2011, US$21.6 million is estimated to be needed to satisfy minimum funding requirements, and no additional contribution is expected to be contributed at the Group’s discretion.

At December 31, 2010, the following benefit payments, which reflect expected future service, are expected to be paid from the defined benefit pension plans:

Year Ending December 31
In 1,000 US$

2011	11,204
2012	7,556
2013	9,625
2014	10,460
2015	11,726
2016 — 2020	86,146

The Group’s foundation board for the major defined benefit pension fund in Switzerland has a defined target investment strategy. Additionally, four different investment managers manage a portion of the assets according to the target investment strategy, and there is a monthly review of each asset category’s performance.

The fair value of each major category of plan assets, according to the level within the fair value hierarchy in which the fair value measurements fall in their entirety, as of December 31, 2010 and 2009 is as follows:

FY 2010

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Total Fair Value of	Identical Assets	Observable Inputs	Unobservable Inputs
	Plan Assets	(Level 1)	(Level 2)	(Level 3)
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Asset Category
Cash and cash equivalents(a)	5,969	5,969	—	—
Equity securities(b)	134,377	134,377	—	—
Corporate bonds(c)	225,644	225,606	38	—
Other(d)	6,264	4,851	1,413	—
Total	372,254	370,803	1,451	—

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

FY 2009

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Total Fair Value of	Identical Assets	Observable Inputs	Unobservable Inputs
	Plan Assets	(Level 1)	(Level 2)	(Level 3)
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Asset Category
Cash and cash equivalents(a)	23,565	23,565	—	—
Equity securities(b)	119,930	119,930	—	—
Corporate bonds(c)	161,207	161,207	—	—
Other(d)	6,158	4,978	1,180	—
Total	310,860	309,680	1,180	—

As of December 31, 2010 and 2009, there were no fair value measurements using significant unobservable (Level 3) inputs for any of the Group’s pension plan assets. The Group’s fair value hierarchy input levels are defined in Note C23.

(a)	Cash and cash equivalents: Consists primarily of Swiss Francs and Euros plus various other foreign currencies. See Note B4 for a definition of cash and cash equivalents.

(b)	Equity securities: Predominantly includes investments in Swiss companies and indirect investments (i.e., exchange-traded funds, investment funds) replicating the Swiss Performance Index (SPI), indirect investments in diversified portfolios replicating the Morgan Stanley Capital International (MSCI) Developed Markets World ex Switzerland (companies in developed countries outside Switzerland) and MSCI Emerging Markets Free (emerging markets outside of Switzerland and the U.S.), and investments in real estate through listed institutional investment funds/investment vehicles according to the Swiss laws for pension schemes.

(c)	Corporate bonds: Corporate bonds consist primarily of fixed income securities issued by U.S., Swiss and other foreign corporations or governments. These assets are rated “A” or higher by Standard & Poor’s and “A2” or higher by Moody’s or a comparable rating agency. These assets are valued at market prices (mark-to-market).

(d)	Other: This category consists of several miscellaneous assets such as cash surrender value of insurance contracts and other equity securities and corporate bonds. The majority of these investments have directly observable values and are classified as Level 1 investments, while the others have valuations that are based on observable inputs and are classified as Level 2 investments.

Synthes defined contribution plans

The Group has defined contribution retirement plans, which cover substantially all North American employees. The expense recorded in the consolidated statements of operations for the years ended December 31, 2010 and 2009 was US$24.4 million and US$18.8 million, respectively.

11  Commitments and contingencies

The Group must observe the laws, government orders and regulations of the countries in which it operates. Synthes, Inc. and certain subsidiaries are currently involved in legal and administrative proceedings arising out of the normal conduct of their business.

The Group is, and will likely continue to be, subject to various lawsuits and claims that arise from time to time in the ordinary course of business, including those involving product liability, intellectual property, commercial, employment, real estate, environmental and antitrust matters. Legal proceedings of this nature are inherently unpredictable and substantial losses sometimes result. As a consequence, the Group may in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its financial position,

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

results of operations or cash flows. Management does not anticipate that any currently pending legal proceedings of this nature will result in any material losses not covered by provisions therefor.

Governments and regulatory authorities have been stepping up their compliance and law enforcement activities in recent years in key areas, including food and drug regulation, sales and marketing practices, corruption, environmental and antitrust matters. The Group’s businesses have been subject, from time to time, to such governmental investigations and information requests and audits by regulatory authorities. Government investigations are inherently unpredictable and substantial losses sometimes result.

As previously disclosed, on June 16, 2009, the United States Attorney’s Office for the Eastern District of Pennsylvania filed an indictment against Synthes, Inc. (the parent company of the Group), its subsidiary, Norian Corporation (“Norian”), and four individuals who were executives of the Group during the period in question, charging them with violations of the U.S. Food, Drug and Cosmetic Act (the “Act”) in connection with certain test marketing and promotional practices involving Norian products during the period May 2002 to July 2004. The indictment followed an investigation by the government that was first disclosed to the Group when it received a grand jury subpoena in March 2006. In October 2010, Synthes, Inc. and Norian announced that they had entered into agreements (“Agreements”) with the U.S. Department of Justice and the Office of Inspector General of the Department of Health and Human Services (“OIG”) to resolve the investigation, subject to court approval. Under the Agreements, the parent company of the Group agreed to pay $808,000 in settlement, fines and forfeiture payments for a single misdemeanor violation of the U.S. Food, Drug and Cosmetic Act (the “Act”), and also agreed to divest the assets of Norian. Norian agreed to pay fines and forfeitures of approximately $23.5 million for one felony and numerous misdemeanor violations of the Act. In addition, Synthes, Inc. entered into a Corporate Integrity Agreement (“CIA”) with the OIG. Under that agreement, which is to remain in effect for five years, Synthes, Inc. will build upon its existing corporate compliance program, which was established in 2005, and retain an Independent Review Organization to help the company monitor and evaluate compliance in its promotional and product-related business functions. On November 30, 2010, the United States District Court for the Eastern District of Pennsylvania accepted the pleas by the parent company of the Group and Norian referenced in the Agreements, and the Agreements became effective. All amounts due under the Agreements have been paid, and the payments did not have a material effect on the financial performance or financial position of the Group. The Group is in the process of divesting the assets of Norian. Each of the four former executives has entered a guilty plea to a single misdemeanor violation of the Act under the responsible corporate officer doctrine, and they are awaiting sentencing. Under the CIA, the Group is obligated to notify the OIG of probable violations of relevant laws and regulations (“Reportable Events”). Management does not believe any Reportable Event reported to the OIG to date is expected to have a material adverse effect upon the Group.

The book value of pledged assets, which includes property, plant, equipment and receivables, at December 31, 2010 and 2009 was US$95.5 million and US$0.6 million, respectively.

The aggregate fair value of all outstanding third-party guarantees included in the consolidated balance sheets at December 31, 2010 and 2009 was US$0.5 million and US$0.6 million, respectively.

Capital expenditures for property, plant and equipment contracted for but not recognized in the consolidated financial statements are US$6.2 million and US$2.4 million at December 31, 2010 and 2009, respectively.

12  Share capital

Synthes, Inc. has 150,000,000 shares of Common Stock authorized with a par value of CHF 0.001 and a stated value of CHF 0.50. At December 31, 2010 and 2009, 118,777,075 and 118,717,913 shares were issued and fully paid, respectively. Additionally, 150,000 shares of Series A junior participating Preferred Stock with a par value of CHF 0.01 and a stated value of CHF 5.00 have been authorized. None have been issued.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Preferred Stock is authorized only for issuance upon exercise of rights issued pursuant to the Synthes Shareholders’ Rights plan. The rights under the plan become exercisable in certain circumstances where a person or persons acquires or agrees to acquire beneficial ownership of 33 1/3% or more of the Group’s Common Stock. The rights provide shareholders (except the person or persons that acquired greater than 33 1/3%) the right to buy a fractional share of Preferred Stock that approximates the value of a share of Common Stock for half-price, thereby substantially diluting the value of the Group’s existing Common Stock.

The holders of Synthes, Inc. Common Stock are entitled to receive dividends as declared from time to time and are entitled to one vote per share at the General Meeting of Shareholders. The stock is listed on the Swiss Stock Exchange (SIX Swiss Exchange).

Equity incentive plan

Under the equity incentive plan, each Common Stock option gives its holder the right to purchase one share of Synthes, Inc. Common Stock. The options vest over periods ranging from immediately to five years and expire after eight to fourteen years. Additionally, under the equity incentive plan, 59,162 restricted shares were awarded to officers of the Group during 2010 with a weighted-average grant date fair value of CHF 123.6 (US$131.77) per share. None of these instruments vested and all were outstanding at December 31, 2010. Restricted shares are typically awarded under the incentive plan with vesting requirements similar to those of stock options.

The weighted-average exercise price is listed in CHF since it is payable in CHF and Synthes, Inc. shares are traded on the SIX Swiss Exchange.

Following is a summary of the status of the fixed employee stock-based compensation plan during 2010 and 2009:

		Weighted-	Weighted
		Average	Average	-
	Number of	Exercise Price	Remaining	Aggregate
	Option Shares	per Share	Contractual Term	Intrinsic Value
		(CHF)	(Years)	(In 1,000 CHF)

Outstanding at December 31, 2009	375,000	127.3	8.2	3,020
Granted	315,000	132.0	—	—
Forefeited/canceled	(22,500)	132.4	—	—
Outstanding at December 31, 2010	667,500	129.3	8.1	(2,010)
Vested and exercisable at December 31, 2010	200,000	132.1	6.5	(1,165)
Nonvested at December 31, 2010	467,500	128.1	8.7	(845)
Vested & expected to vest at December 31, 2010	667,500	129.3	8.1	(2,010)

		Weighted-	Weighted-
		Average	Average
	Number of	Exercise Price	Remaining	Aggregate
	Option Shares	per Share	Contractual Term	Intrinsic Value
		(CHF)	(Years)	(In 1,000 CHF)

Outstanding at December 31, 2008	250,000	138.1	8.5	(1,180)
Granted	125,000	105.5	—	—
Outstanding at December 31, 2009	375,000	127.3	8.2	3,020
Vested and exercisable at December 31, 2009	127,500	133.5	6.6	235
Nonvested at December 31, 2009	247,500	124.1	9.0	2,786

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The weighted-average fair value of options granted in 2010 and 2009, estimated on the date of grant using the Black-Scholes option pricing model was US$40.22 and US$32.77, respectively, using the following assumptions:

Assumption	2010	2009

Dividend yield	1.02%	1.04%
Risk-free interest rate	3.09%	3.19%
Expected life of options (years)	7.0	7.0
Expected volatility	23.76%	24.47%

The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was zero.

The total share-based compensation cost associated with stock options and restricted share awards, that has been recognized in results of operations, was US$5.565 million and US$2.714 million for fiscal 2010 and 2009, respectively. The total income tax benefit recognized in results of operations for share-based compensation arrangements was US$1.542 million and US$0.839 million for fiscal 2010 and 2009, respectively.

As of December 31, 2010, there was US$21.480 million (pretax) / US$15.530 million (net of tax) of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a period of 4.9 years.

Treasury shares

Synthes, Inc. directly owned 44,140 shares and 36,729 shares of its own stock at December 31, 2010 and 2009, respectively. During 2010, 30,000 shares were repurchased and 22,589 shares were distributed. Zero shares were repurchased and 23,421 shares were distributed during 2009. Treasury shares are recorded at cost.

13  Segment reporting

The Group’s operations are classified into four reportable segments that manufacture and sell similar products in different geographic areas. The North America, Europe, Asia Pacific and Latin America reportable segments derive their revenues from the sale of medical implants. The key determining factor in identifying the reportable segments is how the Group’s Chief Executive Officer routinely reviews the Group’s results .

Intersegment revenues are sales made between Group companies, and are based upon transfer prices. The “Eliminations” column consists primarily of intercompany eliminations between the reportable segments. Generally, the Group evaluates performance on the basis of revenues, operating profit and net profit. The

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

accounting policies applied by each of the segments are the same as those described in the summary of significant accounting policies (Note B).

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Year Ended December 31, 2010	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	2,157,909	929,450	423,095	176,498	—	3,686,952
Intersegment revenue	135,739	560,126	—	—	(695,865)	—
Interest income	1,561	4,331	224	247	—	6,363
Interest expense	613	3,235	64	385	44	4,341
Depreciation and amortization	173,190	129,254	50,521	11,246	(59,867)	304,344
Segment operating income (loss)	865,441	419,990	(23,345)	18,819	2,453	1,283,358
Income tax expense (benefit)	298,217	42,132	465	6,836	(213)	347,437
Segment net earnings (loss)	562,762	357,363	(19,223)	7,362	(531)	907,733
Segment total assets	3,002,203	4,301,883	672,228	179,772	(232,470)	7,923,616
Expenditures for long-lived assets	331,914	147,199	65,903	13,116	(53,206)	504,926

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Year Ended December 31, 2009	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	2,059,131	838,829	356,960	139,732	—	3,394,652
Intersegment revenue	114,355	539,999	—	68	(654,422)	—
Interest income	971	1,546	275	240	—	3,032
Interest expense	682	4,735	57	265	—	5,739
Depreciation and amortization	156,523	119,884	34,220	9,089	(54,698)	265,018
Segment operating income (loss)	787,130	393,845	(3,872)	8,435	(22,807)	1,162,731
Income tax expense (benefit)	272,569	51,137	4,134	5,555	(3,264)	330,131
Segment net earnings (loss)	516,275	328,538	(5,471)	7,334	(22,721)	823,955
Segment total assets	2,475,168	3,627,175	574,051	191,140	(208,916)	6,658,618
Expenditures for long-lived assets	194,985	123,550	50,583	12,148	(75,541)	305,725

Geographic information

Revenues, which are based on the location of the customer, and property, plant and equipment, net in the United States and other countries, for the years ended December 31, 2010 and 2009, respectively, are as follows:

	2010	2009
	In 1,000 US$	In 1,000 US$

Revenues
United States	2,083,897	2,000,866
Rest of the world	1,603,055	1,393,786
Totals	3,686,952	3,394,652
Property, plant and equipment, net
United States	358,437	314,515
Switzerland	347,357	272,135
Rest of the world	188,023	157,235
Totals	893,817	743,885

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

14  Personnel expenses

Personnel expenses were as follows:

	For the Year Ended December 31
	2010	2009
	In 1,000 US$	In 1,000 US$

Wages and salaries	1,035,777	959,560
Social Security costs	100,023	114,197
Pension costs — defined benefit plans	15,164	13,887
Pension costs — defined contribution plans	24,380	18,776
Other, including training and education	78,700	67,572
	1,254,044	1,173,992

15  Research and development expense

Research and development costs are charged to operations when incurred and are included in operating expenses. For the years ended December 31, 2010 and 2009, the costs amounted to US$172.4 million and US$168.3 million, respectively, and consist of the cost of personnel, material, depreciation and related overhead cost.

They are 4.67% and 4.96% of sales for the years ended December 31, 2010 and 2009, respectively.

16  Earnings per share (EPS)

The following is a calculation of basic and diluted earnings per share for the years ended December 31, 2010 and 2009. For the diluted earnings per share, the weighted-average shares are adjusted to assume conversion of all potentially dilutive stock options.

	For the Year Ended December 31
	2010	2009
	In 1,000 US$	In 1,000 US$

Net earnings	907,733	823,955

	In 1,000 of Shares	In 1,000 of Shares

Weighted-average number of common shares used in basic EPS	118,678	118,677
Effect of dilutive equity incentive plan stock options	21	10
Weighted-average number of common shares and dilutive potential common shares used in diluted EPS	118,699	118,687
Basic EPS of common stock (expressed in US$)	7.65	6.94
Diluted EPS of common stock (expressed in US$)	7.65	6.94

The dilutive effect of stock options in the aggregate of 477,500 and 200,000 shares were not included in the computation of diluted earnings per share for the years ended December 31, 2010 and 2009, respectively, as their effect would be anti-dilutive.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

17  Total personnel

The number of personnel employed by the Group at December 31, 2010 and 2009 was 11,426 and 10,705, respectively. The average number of personnel employed during the period was 11,066 and 10,326, for the years ended December 31, 2010 and 2009, respectively.

18  Related party transactions

The Group has entered into transactions in the normal course of business with related parties, including companies controlled by or affiliated with a major shareholder of the Group. Transactions in 2010 and 2009 between the Group and related parties are summarized below:

1. The Group leases buildings and certain other assets from various related parties, which are classified as both operating and capital leases. The operating leases provide for minimum aggregate rentals of US$4.2 million through November 2021, plus contingent annual rental adjustments based on the United States Consumer Price Index. The capital lease, where the related assets and liabilities have been recorded, provides for minimum aggregate lease payments of US$4.4 million through November 2021, plus contingent annual rental adjustments also based on the United States Consumer Price Index.

2. The Group has a non-interest-bearing loan receivable from a related party for approximately US$1.0 million and US$2.7 million at December 31, 2010 and 2009, respectively. This loan is secured by an assignment of the cash surrender value or the proceeds of insurance policies of the related party.

3. Following is a summary of transactions and balances with the Group’s related parties for 2010 and 2009:

	2010	2009
	In 1,000 US$	In 1,000 US$

Lease payments to related parties	2,973	2,990
Due from related parties (included in the accompanying consolidated balance sheets)	17	11
Purchases from related parties	—	—

Contributions to defined contribution plans for officers and directors

Contributions to defined contribution plans for officers and directors were US$0.055 million in both 2010 and 2009.

Equity compensation benefits to officers and directors

The aggregate number of shares issued to the officers and directors of the Group during 2010 and 2009 were 81,751 shares, including 59,162 restricted shares as disclosed in Note C12, and 23,421 shares, respectively. In 2010 and 2009, charges to operations related to the issuance of these shares were US$3.1 million and US$2.7 million, respectively.

The outstanding number of share options issued to the officers and directors of the Group was 355,000 options and 325,000 options at the end of 2010 and 2009, respectively.

Officers’ and directors’ remuneration

In 2010 and 2009, the total remuneration of the officers and directors was US$20.4 million and US$17.6 million, respectively.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

19  Comprehensive income

Comprehensive income is the total of net income plus all other changes in net assets arising from nonowner sources, which are referred to as “other comprehensive income.”

Changes in the components of other comprehensive income and in accumulated other comprehensive income for 2010 and 2009 are as follows:

				Unrealized	Accumulated
	Foreign Currency	Defined Benefit	Unrealized Gains	Gains on	Other
	Translation	Pension Plans,	(Losses) on Financial	Investment	Comprehensive
	Adjustment	Net of Taxes	Derivatives	Securities	Income
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Balance at December 31, 2008	470,691	(28,853)	(1,238)	—	440,600
Change during 2009	91,081	7,278	1,238	—	99,597
Balance at December 31, 2009	561,772	(21,575)	—	—	540,197
Change during 2010	370,284	(26,244)	(4,325)	59	339,774
Balance at December 31, 2010	932,056	(47,819)	(4,325)	59	879,971

20  Fully consolidated companies

The following is a list of fully consolidated companies, all of which are unlisted, as of December 31, 2010:

			Nominal Share
Name, Domicile	Country	Percentage Held	Capital in 1,000

Synthes Argentina S.A., Buenos Aires	Argentina	100	ARS	9,900
Synthes Australia Pty., Ltd., North Ryde	Australia	100	AUD	10
Synthes Oesterreich GmbH, Salzburg	Austria	100	EUR	2,000
Synthes S.A., Brussels	Belgium	100	EUR	250
Synthes Industria e Comercio Ltda., Rio Claro	Brazil	100	BRL	15,602
Synthes Canada, Ltd., Mississauga, Ontario	Canada	100	CDN	50
Synthes Chile SpA, Santiago	Chile	100	CLP	10,000
Synthes Colombia S.A., Bogota	Colombia	100	COP	594,000
Synthes Costa Rica SCR, Ltda., San Jose	Costa Rica	100	CRC	103,204
Synthes. s.r.o., Praha	Czech Republic	100	CZK	95,100
Synthes A/S, Herlev	Denmark	100	DKK	502
Synthes Oy, Helsinki	Finland	100	EUR	34
Synthes, Etupes Cedex	France	100	EUR	9,131
Spine Solutions GmbH, Tuttlingen	Germany	100	EUR	25
Synthes Deutschland Holding GmbH, Umkirch	Germany	100	EUR	1,023
Synthes GmbH, Umkirch	Germany	100	EUR	250
Synthes Medical Immobilien GmbH, Umkirch	Germany	100	EUR	900
Synthes Tuttlingen GmbH, Tuttlingen	Germany	100	EUR	103
Innomedic GmbH, Philippsburg-Rheinsheim	Germany	100	EUR	220
Synthes (Hong Kong) Ltd., Hong Kong	Hong Kong	100	HKD	5,000
Synthes Hong Kong Holdings Ltd., Hong Kong	Hong Kong	100	HKD	46,800
Synthes Medical Kft., Budapest	Hungary	100	HUF	50,000
Synthes Medical Ireland Ltd., Dublin	Ireland	100	EUR	1

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

			Nominal Share
Name, Domicile	Country	Percentage Held	Capital in 1,000

Synthes Medical Pvt. Ltd., New Delhi	India	100	INR	247,650
Synthes S.r.l., Mailand	Italy	100	EUR	1,600
Synthes K.K., Tokyo	Japan	100	JPY	95,000
Synthes Korea Ltd., Seoul	Korea	100	KRW	8,050,000
Synthes Luxembourg S.a.r.l., Luxembourg	Luxembourg	100	USD	262,073
Synthes Lux Finance S.a.r.l., Luxembourg	Luxembourg	100	CHF	286,019
Synthes Lux Holding S.a.r.l., Luxembourg	Luxembourg	100	CHF	3,650,089
Synthes Malaysia Sdn Bhd., Selangor	Malaysia	100	MYR	200
Synthes S.M.P., S.A. de C.V., Mexico City	Mexico	100	MXP	199,018
Synthes B.V., Zeist	Netherlands	100	EUR	18
Synthes New Zealand Ltd., Auckland	New Zealand	100	NZD	53
Synthes AS, Oslo	Norway	100	NOK	200
Synthes (Shanghai) Medical Trading Co. Ltd., Shanghai	People’s Republic of China	100	USD	500
Synthes (Suzhou) Medical Trading Co. Ltd., Suzhou	People’s Republic of China	100	USD	6,000
Synthes Peru SAC., Lima	Peru	100	PEN	10,147
Synthes Poland Sp. z.o.o., Warsaw	Poland	100	PLN	8,000
Synthes Comercializaçao de dispositivos médicos, Lda., Amadora	Portugal	100	EUR	249
Synthes Ltd., Moscow	Russia	100	RUB	0.5
Synthes Singapore Pte Ltd., Singapore	Singapore	100	SGD	1,050
Synthes Slovakia s.r.o., Bratislava	Slovakia	100	EUR	5
Synthes (Proprietary) Ltd., Johannesburg	South Africa	100	ZAR	10
Synthes-Stratec S.A., Madrid	Spain	100	EUR	14,613
Synthes AB, Solna	Sweden	100	SEK	100
Synthes Bettlach GmbH, Bettlach	Switzerland	100	CHF	2,000
Synthes Finanz AG, Zuchwil	Switzerland	100	CHF	1,000
Synthes GmbH, Oberdorf	Switzerland	100	CHF	1,000
Synthes Produktions GmbH, Hägendorf	Switzerland	100	CHF	350
Synthes Holding AG, Solothurn	Switzerland	100	CHF	507,800
Synthes Almaco Holding AG, Zuchwil	Switzerland	100	CHF	100
Synthes Medical Taiwan Ltd., Taipei	Taiwan	100	TWD	25,000
Synthes Tibbi Cihazlar Sanayi Ve Ticaret Limited Sirketi, Istanbul	Turkey	100	TRY	5
Synthes Ltd, Hertfordshire	United Kingdom	100	GBP	20
Anspach Europe Limited, High Wycombe	United Kingdom	100	GBP	0.3
The Anspach Effort, Inc.	USA	100	USD	3.3
HFSC Company	USA	100	Partnership

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

			Nominal Share
Name, Domicile	Country	Percentage Held	Capital in 1,000

Norian Corporation	USA	100	USD	—
Spine Solutions, Inc.	USA	100	USD	—
Subsidiary Canada, Inc.	USA	100	USD	—
Synthes USA HQ, Inc.	USA	100	USD	—
Synthes USA Sales, LLC	USA	100	USD	—
Synthes USA, LLC	USA	100	USD	—
Synthes USA Products, LLC	USA	100	USD	—
Synthes Corporate, Inc.	USA	100	USD	—
Synthes LAT, Inc.	USA	100	USD	—
N Spine, Inc.	USA	100	USD	—
Synthes USA Development Center, LLC	USA	100	USD	—
Synthes Vietnam OMLLC, Ho Chi Minh City	Vietnam	100	USD	600

21  Acquisitions

The Anspach Effort, Inc.

On November 5, 2010, the Group purchased 100% of the outstanding stock of The Anspach Effort, Inc. (Anspach), a developer, manufacturer and marketer of surgical power tools for use in neurosurgery, ENT and orthopedics. The consolidated financial statements include the operations of Anspach from the date of acquisition forward. The acquisition was made for the purpose of establishing a worldwide dedicated power tools division, optimally positioned to offer better solutions to a wider variety of surgeon specialists, with the goal of improving clinical outcomes through a focus on education, quality, and innovation.

The acquisition price was US$182.9 million consisting entirely of cash. At the acquisition date, the cash consideration was financed from available cash balances of the Group.

Under purchase accounting, the total purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values.

The purchase price has been allocated to the acquired assets and liabilities based on fair values as follows:

Amount
In 1,000 US$

Current assets, including accounts receivable, inventory, and other assets	17,397
Property, plant and equipment	22,466
Intangible assets	100,400
Liabilities, including accounts payable, warranties, and accrued expenses	(8,469)
Total identifiable net assets	131,794
Goodwill	51,063
Total consideration	182,857

The fair values of the Anspach agent and customer relationships are included as intangible assets on the consolidated balance sheet. These intangible assets acquired of US$21.5 million and US$35.2 million, respectively, are being amortized over estimated useful lives of 27 and 24 years, respectively, based on an analysis of agent and customer turnover. The value assigned to Anspach’s agent and customer relationships was determined by using a multi-period excess earnings method. The estimated cash flows were based on revenues for those existing

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

customers net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow from those customers. The projected revenues were based on assumed revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected customer cash flow were based on the estimated fair value of those assets. A discount rate of 12% was deemed appropriate for valuing the existing customer base and was based on the risks associated with the respective cash flows taking into consideration the Group’s weighted average cost of capital.

Additionally, the fair value of Anspach’s core technologies (Pneumatic and Electric) are included as intangible assets on the consolidated balance sheet at US$10.5 million, and are being amortized over estimated useful lives ranging from 8 to 10 years based upon expected future revenues realized from these technologies. The value assigned to Anspach’s core technology (electric and pneumatic) was determined by using a relief from royalty approach. Developed and core technology, which consists of products that have reached technological feasibility, includes products in Anspach’s current product line. The royalty rates used to value the technology were based on the estimated profit split attributable to the Technology and third party licensing agreements relating to similar technologies. A discount rate of 12% was deemed appropriate for valuing developed and core technology and was based on the risks associated with the respective royalty savings taking into consideration the Group’s weighted average cost of capital. It is not anticipated that such assets will have significant residual value.

The remaining US$33.2 million of intangibles acquired represent corporate trade name, and are not being amortized as the asset’s useful life is estimated to be indefinite based on the history of the name in the marketplace, management’s intended use for the name going forward, and the expectation of cash flows for an indefinite period. The value assigned to Anspach’s corporate trade name was determined by using the relief from royalty approach. The royalty rate used to value the trade name was based on estimates of prevailing royalty rates paid for the use of similar trade names in market transactions based on the visibility of the trade name in the marketplace and estimated profit split attributable to the name. A discount rate of 12% was deemed appropriate for valuing Anspach’s trade name and was based on the risks associated with the respective royalty savings taking into consideration the Group’s weighted average cost of capital.

Additionally, acquired inventories and fixed assets were written up to fair value by US$1.3 million and US$10.2 million, respectively. The written-up inventory is being amortized over four months based on inventory turns, while the write-up of fixed assets are being depreciated over various estimated useful lives ranging from zero to 30 years. Goodwill of US$51.1 million arising in the acquisition, attributable to strategic business synergies, has been allocated to the North American reporting unit and will be deductible for tax purposes. The fair values of certain fixed assets (machinery and equipment) and intangible assets acquired were determined by an independent valuation. Costs related to the acquisition, which include legal, accounting, government filing and valuation fees, in the amount of US$0.6 million have been charged directly to operations and are included in general and administrative expenses in the 2010 consolidated statement of operations.

The amounts of Anspach’s net sales and earnings included in the consolidated statement of operations (from the date of acquisition) for 2010 are US$10.7 million and US$1.1 million, respectively. The unaudited pro forma information that follows assumes that Anspach had been acquired at the beginning of 2009 and includes the effects of depreciation and amortization of acquired fixed assets and intangible assets that were written up to fair value, respectively, from that date. The pro forma information is presented for information purposes only and is not

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of 2009.

	2010	2009
	In 1,000 US$	In 1,000 US$

Net sales	3,742,851	3,456,801
Net earnings	908,576	826,827
Basic and diluted earnings per share (expressed in US$)	7.66	6.97

22  AO Foundation

On August 28, 2006, the Group acquired the Synthes trade names and marks and substantially all of the intellectual property, including patents and patent rights from the AO Foundation (“AO”). The acquisition cost was CHF 999.9 million (US$809.3 million) including a combination of stock CHF 503.4 million (US$407.5 million), cash CHF 100.0 million (US$80.9 million) at closing, CHF 75.0 million (US$60.7 million) due six months after closing, installment payments of CHF 300.00 million (US$242.8 million), and CHF 21.5 million (US$17.4 million) including the assumption of certain liabilities and transaction costs net of imputed interest. The future payments are due as follows:

Year Ending December 31	Amount
In 1,000 US$

2011	53,307
2012	26,654
Total installment payments	79,961
Less: amount representing interest	(1,990)
Present value of installment payments	77,971

The Group paid consideration fees to the AO. Consideration fees paid during 2010 and 2009 were US$53.2 million and US$47.9 million, respectively. Additionally, the Group has a receivable due from the AO in connection with the acquisition of assets as disclosed in Note C4.

The AO will continue the mission of educating surgeons, conducting basic and clinical research and providing technical services to assure the safety and efficacy of osteosynthesis products.

23  Fair value measurement

Derivatives

The Group has entered into forward exchange contracts to minimize the impact of currency fluctuation on transactions and cash flows. No foreign exchange contracts were designated as cash flow hedges in 2010 or 2009. Since there were no outstanding foreign exchange cash flow hedges as of December 31, 2010, there were no deferred gains (losses) to affect earnings in 2010 or in future periods. Changes in the fair value of the foreign exchange contracts which were not designated as cash flow hedges have been recorded currently in the consolidated statements of operations in “foreign exchange (losses) gains.” At December 31, 2010 and 2009, the net fair value of these undesignated derivatives was a gain of US$23.8 million and US$3.8 million, respectively.

The Group had an interest rate derivative outstanding as of December 31, 2010 that is being accounted for as a cash flow hedge. Changes in the fair value of this contract are deferred in other comprehensive income in the equity section of the consolidated balance sheets. At December 31, 2010, the net fair value of this contract was a loss of US$4.3 million. The Group did not have any interest rate derivatives in 2009.

Effective January 1, 2008, the Group adopted the provisions of the Fair Value Measurements and Disclosures topic of the FASB Codification, for financial assets and liabilities measured on a recurring basis. This topic applies

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

to all financial assets and financial liabilities that are being measured and reported on a fair value basis and establishes a framework for measuring fair value of assets and liabilities and expands disclosures about fair value measurements. The Group’s adoption of the Fair Value Measurements and Disclosures topic was limited to its foreign currency forward derivative contracts, and there was no impact to the consolidated financial statements as a result of the adoption.

In accordance with FASB Codification topic, Fair Value Measurements and Disclosures, the Group deferred the adoption of the provisions for its nonfinancial assets and nonfinancial liabilities until January 1, 2009. As of January 1, 2009, the Group adopted the provisions for its fair value measure of nonfinancial assets and liabilities and there was no material impact on the consolidated results of operations. On a nonrecurring basis, the Group uses fair value measures when analyzing asset impairment. Long-lived assets, including intangible assets and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. During the fourth quarter of each year, the Group evaluates goodwill for impairment at the reporting unit level in addition to indefinite-lived intangible assets.

FASB Codification topic, Fair Value Measurements and Disclosures, includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions and counterparty credit risk. The fair value hierarchy consists of the following three levels:

Level 1:  Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3:  Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The Group utilizes the market approach to measure fair value for financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The Group’s Level 2 available-for-sale marketable securities primarily include U.S. government securities. The fair value of the securities is determined, by an independent pricing service, using prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals. The Group has not adjusted the prices obtained from the independent pricing service. Foreign currency exchange contracts are valued using a market approach based on foreign currency exchange rates obtained from active markets. The estimated fair value of forward currency exchange contracts represents the measurement of the contracts at month-end spot rates as adjusted by current forward points. The spot rates and forward points are provided by an independent pricing service.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

The following tables summarize the valuation of the Group’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, and the basis for that measurement (in 1,000 US$):

		Quoted Prices	Significant
	Total Fair	in Active Markets	Other	Significant
	Value	for Identical Assets	Observable	Unobservable
	Measurement	or Liabilities	Inputs	Inputs
	December 31, 2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable securities	1,254,683	—	1,254,683	—
Foreign exchange (FX) contracts(1)	25,504	—	25,504	—
Liabilities:
Foreign exchange (FX) contracts(2)	1,722	—	1,722	—
Interest rate swaps(3)	4,325	—	4,325	—

(1)	Contained within prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2010.

(2)	Contained within accrued expenses other, and other long-term liabilities in the consolidated balance sheet as of December 31, 2010.

(3)	Contained within accrued expenses other in the consolidated balance sheet as of December 31, 2010.

		Quoted Prices	Significant
	Total Fair	in Active Markets	Other	Significant
	Value	for Identical Assets	Observable	Unobservable
	Measurement	or Liabilities	Inputs	Inputs
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Assets:
FX contracts(1)	5,903	—	5,903	—
Liabilities:
FX contracts(2)	2,086	—	2,086	—

(1)	Contained within prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2009.

(2)	Contained within accrued expenses other, and other long-term liabilities in the consolidated balance sheet as of December 31, 2009.

Although there were no fair value adjustments to nonfinancial assets, the Group typically uses the following valuation techniques (all Level 3) to determine the fair value of its assets measured on a nonrecurring basis:

Goodwill

When performing goodwill impairment tests, the Group estimates the fair value of its reporting units using an income approach, generally a discounted cash flow methodology, that includes assumptions for, among other things, forecasted revenues, gross profit margins, operating profit margins, working capital cash flow, growth rates, income tax rates, expected tax benefits and long-term discount rates, all of which require significant judgments by management. The Group also considers comparable market data based on multiples of revenue as well as the reconciliation of the Group’s market capitalization to the total fair value of its reporting units. There are, however, inherent uncertainties related to these factors and to management’s judgment in applying them to this analysis. Nonetheless, management believes that the combination of these two methods provides a reasonable approach to estimate the fair value of the Group’s reporting units. If the estimated fair value of any reporting unit is less than its carrying value, an impairment exists.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

Intangible Assets

When performing an intangible asset impairment test, the Group estimates the fair value of the asset using either a discounted cash flow or a relief of royalty methodology, which includes assumptions for, among other things, budgets and economic projections, market trends, product development cycles and long-term discount rates. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, and are evaluated for potential impairment when current facts or circumstances indicate that the carrying value of such assets may not be recoverable. Indefinite-lived intangible assets are not amortized but are required to be tested for potential impairment at least annually, or whenever impairment indicators exist. If the estimated fair value of the asset is less than its carrying value, an impairment exists.

Financial derivatives

Forward exchange contracts

The Group has entered into forward exchange contracts to minimize the impact of currency fluctuations on transactions and cash flows. These contracts have not been designated as hedges and changes in their fair value have been recorded in the consolidated statements of operations in “other income (expense).” As these contracts settle, the realized gain or loss attributed to changes in foreign currency is classified as an investing activity in the statements of cash flows. The Group recognized US$8.2 million and US$6.4 million in realized gains for the years ended December 31, 2010 and 2009, respectively, related to changes in foreign currency on settled intercompany debt agreements and related forward exchange contracts. The impact of the foreign exchange derivatives, related to intercompany debt (mentioned above), on the Group’s net earnings was minimal as realized gains and losses were offset by unrealized gains and losses.

Interest Rate Swap

In January 2010, the Group entered into a 6 1/2 year floating-to-fixed interest rate swap agreement with notional amount of CHF 60 million at the start of the agreement and increasing to CHF 120 million in June 2011. The interest rate swap is designated as a cash flow hedge of the floating interest rate obligation under the Group’s CHF 120 million credit facility due December 2016 as disclosed in Note 8. The outstanding market value of the interest rate swap is a CHF 4.1 million (US$4.3 million) unrealized loss as of December 31, 2010 which is recorded in accrued expenses other with the offset recorded in accumulated other comprehensive income in the stockholders’ equity section of the consolidated balance sheets.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2010 and 2009

24  Summary of Director and Group Management Committee Compensation for 2010

						Share Awards Earned
		Salary &	Committee	Bonus		Number of
Name	Position	Consulting Fees	Fees	Payments	Other(1)	Shares	Amount	Total
		In 1,000	In 1,000	In 1,000	In 1,000		In 1,000	In 1,000
		US$	US$	US$	US$		US$	US$

Dr. h.c. mult Hansjörg Wyss, MD	Chairman — Executive	650	—	4,146	493	13,000	1,745	7,034
Mr. Charles Hedgepeth	Vice Chairman —	—	—	—	10	1,700	228	238
	Non-Executive
Dr. Roland Brönnimann(2)	Director —	160	—	—	23	2,150	289	472
	Non-Executive
Mr. Robert Bland	Director —	—	20	—	—	1,500	201	221
	Non-Executive
Mr. Daniel Eicher	Director —	—	—	—	—	1,500	201	201
	Non-Executive
Dr. David Helfet	Director —	—	10	—	—	1,500	201	211
	Non-Executive
Mr. Amin Khoury(3)	Director —	—	81	1,000	—	1,500	201	1,282
	Non-Executive
Mr. André Mueller	Director —	—	100	—	—	1,500	201	301
	Non-Executive
Mr. Felix Pardo	Director —	—	69	—	—	1,500	201	270
	Non-Executive
Mr. Jobst Wagner	Director —	—	10	—	—	1,500	201	211
	Non-Executive
Ms. Amy Wyss	Director —	—	—	—	—	1,500	201	201
	Non-Executive
		810	290	5,146	526	28,850	3,870	10,642

(1)	Includes retirement, health and insurance payments, reimbursement of legal fees and other perquisites and compensation benefits paid during the year.

(2)	Dr. Roland Brönnimann also provided consulting services to the Group in addition to his work as a Director. A portion was paid in cash and a portion is paid in stock.

(3)	Mr. Amin Khoury received a bonus for special project-related services provided during the year.

In the aggregate, the compensation paid to the members of the Group Management Committee in fiscal year 2010 amounted to US$16.8 million.

25  Risk assessment disclosures

The Corporate Risk Management function coordinates and aligns the risk management processes, and reports to the Board of Directors and Audit Committee on a regular basis on risk assessment and risk management. Organizationally, the responsibility for risk assessment and management is allocated to the divisions, with specialized corporate functions such as compliance, finance, operations, legal, quality, regulatory and information technology providing support and controlling the effectiveness of the risk management by the divisions.

Financial risk management is described in more detail in Notes B17, B18 and B19 to the Group’s consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the Years Ended
December 31, 2009 and 2008

Report of Independent Auditors

Board of Directors and Shareholders
Synthes, Inc.

We have audited the accompanying consolidated balance sheets of Synthes, Inc. and subsidiaries (the Group) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 17, 2010

Synthes, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31, 2009 and 2008

	2009	2008
	In 1,000 US$	In 1,000 US$

ASSETS
Current assets
Cash and cash equivalents	1,419,246	871,543
Accounts receivable
Trade, less allowance of US$25.0 million and US$20.4 million in 2009 and 2008, respectively	613,225	565,884
Other	77,514	60,922
Inventories, net	525,499	471,335
Prepaid expenses and other current assets	26,368	50,531
Deferred income taxes	42,428	40,835
Total current assets	2,704,280	2,061,050
Property, plant and equipment, net	743,885	643,850
Other assets
Intangible assets, less accumulated amortization of US$236.7 million and US$188.2 million in 2009 and 2008, respectively	1,911,541	1,919,258
Goodwill	1,138,238	1,123,716
Other assets	56,797	58,454
Deferred income taxes	103,877	90,930
Total other assets	3,210,453	3,192,358
Total assets	6,658,618	5,897,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	527	2,007
Accounts payable	42,194	45,970
Income taxes payable	90,208	62,520
Accrued payroll and other compensation and benefits including withholding taxes and pensions	178,702	170,407
Accrued taxes other than income and payroll	37,410	28,663
Accrued expenses other	142,755	128,192
Current acquisition-related liabilities	45,155	96,106
Deferred income taxes	19,408	25,103
Total current liabilities	556,359	558,968
Long-term debt, net of current maturities	2,716	2,770
Long-term acquisition-related liabilities	70,662	113,279
Other long-term liabilities	110,281	110,528
Deferred income taxes	280,431	285,893
Total liabilities	1,020,449	1,071,438
Stockholders’ equity
Common stock CHF 0.001 par value; shares authorized — 150,000,000; shares issued — 2009 — 118,717,913; 2008 — 118,717,913; shares outstanding — 2009 — 118,681,184; 2008 — 118,657,763	79	79
Additional paid-in capital	1,932,814	1,930,002
Treasury stock — at cost	(4,044)	(6,623)
Retained earnings	3,169,123	2,461,762
Accumulated other comprehensive income	540,197	440,600
Total stockholders’ equity	5,638,169	4,825,820
Total liabilities and stockholders’ equity	6,658,618	5,897,258

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Operations
for the Years Ended December 31, 2009 and 2008

	2009	2008
	In 1,000 US$	In 1,000 US$

Net sales	3,394,652	3,192,544
Cost of goods sold	592,274	553,884
Gross profit	2,802,378	2,638,660
Operating expenses
Selling and promotion	978,863	934,306
General and administrative	382,351	349,417
Research and development	168,345	169,856
Royalty expense	65,816	61,271
Amortization of intangible assets	44,272	43,666
	1,639,647	1,558,516
Operating income	1,162,731	1,080,144
Other income (expenses)
Interest expense	(5,739)	(7,960)
Interest income	3,032	12,621
Foreign exchange losses	(6,124)	(23,975)
Other, net	186	(5,941)
	(8,645)	(25,255)
Earnings before income taxes	1,154,086	1,054,889
Income taxes	330,131	319,925
Net earnings	823,955	734,964
Basic and diluted earnings per share (expressed in US$)	6.94	6.19

	In 1,000 of shares	In 1,000 of shares

Weighted average number of common shares outstanding	118,677	118,698
Weighted average number of common shares outstanding with dilutive effect	118,687	118,723

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
for the Years Ended December 31, 2009 and 2008

						Accumulated
						Other
			Additional			Comprehensive	Total	Comprehensive
			Paid-In	Treasury	Retained	Income	Stockholders’	Income
	Common Stock		Capital	Stock	Earnings	(Loss)	Equity	(Loss)
	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000	In 1,000
	of shares	US$	US$	US$	US$	US$	US$	US$

Balance December 31, 2007	118,700	79	1,929,991	(33)	1,834,706	321,230	4,085,973	806,848
Net earnings 2008	—	—	—	—	734,964	—	734,964	734,964
Issuance of common stock	18	—	(1,735)	—	—	—	(1,735)	—
Purchases of treasury shares	—	—	—	(9,480)	—	—	(9,480)	—
Re-issuance of treasury shares	—	—	(57)	2,890	—	—	2,833	—
Dividends CHF 0.9000 (US$0.9092) per share	—	—	—	—	(107,908)	—	(107,908)	—
Share-based payment arrangements compensation	—	—	1,803	—	—	—	1,803	—
Defined benefit pension plans, net of deferred taxes of US$5.244 million	—	—	—	—	—	(21,346)	(21,346)	(21,346)
Unrealized losses on foreign currency hedges	—	—	—	—	—	(1,268)	(1,268)	(1,268)
Foreign currency translation adjustment 2008	—	—	—	—	—	141,984	141,984	141,984
Balance December 31, 2008	118,718	79	1,930,002	(6,623)	2,461,762	440,600	4,825,820	854,334
Net earnings 2009	—	—	—	—	823,955	—	823,955	823,955
Re-issuance of treasury shares	—	—	98	2,579	—	—	2,677	—
Dividends CHF 1.1000 (US$0.9824) per share	—	—	—	—	(116,594)	—	(116,594)	—
Share-based payment arrangements compensation	—	—	2,714	—	—	—	2,714	—
Defined benefit pension plans, net of deferred taxes of US$(1.616) million	—	—	—	—	—	7,278	7,278	7,278
Reclassification adjustment for gains included in net earnings	—	—	—	—	—	1,238	1,238	1,238
Foreign currency translation adjustment 2009	—	—	—	—	—	91,081	91,081	91,081
Balance December 31, 2009	118,718	79	1,932,814	(4,044)	3,169,123	540,197	5,638,169	923,552

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
for the Years Ended December 31, 2009 and 2008

	2009	2008
	In 1,000 US$	In 1,000 US$

Cash flows from operating activities
Net earnings	823,955	734,964
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	220,329	215,777
Amortization	44,689	43,699
Share-based compensation	5,293	4,693
Provisions for inventory obsolescence	45,458	43,786
Provisions/(recovery) for doubtful accounts	3,925	(221)
Deferred income tax benefit	(28,484)	(7,748)
Losses on sale of property, plant and equipment	3,096	6,006
Realized foreign exchange (gains) losses	(6,358)	6,827
Other	(5,964)	6,454
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable trade	(32,442)	(100,908)
Accounts receivable other	(20,701)	(10,108)
Inventories	(90,840)	(77,804)
Prepaid expenses and other current assets	24,926	(7,107)
Accounts payable	(7,307)	16,771
Income taxes payable	26,352	(80,639)
Accrued expenses	48,245	23,659
Net cash provided by operating activities	1,054,172	818,101
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(299,637)	(261,086)
Consideration in connection with prior acquisitions	(108,555)	(78,611)
Business acquisitions, net of cash acquired	—	(4,047)
Proceeds from disposal of property, plant and equipment	143	234
Proceeds (payments) of other instruments	6,358	(6,827)
Investment in nonconsolidated investments and other long-term assets	(6,088)	(9,432)
Disposals of nonconsolidated investments and other long-term assets	6,807	4,183
Issuance of loans	—	(4,300)
Proceeds from loans	1,053	44
Net cash used in investing activities	(399,919)	(359,842)
Cash flows from financing activities
Principal payments of debt and capital lease obligations	(1,646)	(10,800)
Proceeds from issuance of long-term debt	—	1,404
Purchases of treasury shares	—	(11,215)
Dividends paid to stockholders	(116,594)	(107,908)
Excess tax benefits from share-based arrangements	—	1,475
Net cash used in financing activities	(118,240)	(127,044)
Effect of exchange rate changes on cash and cash equivalents	11,690	(4,554)
Net increase in cash and cash equivalents	547,703	326,661
Cash and cash equivalents as of January 1	871,543	544,882
Cash and cash equivalents as of December 31	1,419,246	871,543
Supplemental disclosures of cash flow information
Interest paid	480	1,081
Income taxes paid	330,144	372,499

The accompanying notes are an integral part of these consolidated financial statements.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements
December 31, 2009 and 2008

Note A —	Basis of presentation

1  Description and nature of operations

Synthes, Inc. and its subsidiaries (the Group) develops, manufactures, and distributes products for the operative treatment of bone fractures including both metallic and osteobiological materials. Additionally, the Group has a power tools business including development, manufacturing, and distribution.

The Group is comprised of Synthes, Inc. and the companies shown in Note C19 (list of fully consolidated companies as of December 31, 2009). Synthes, Inc. is a corporation registered in Delaware, USA.

Note B —	Summary of significant accounting policies

A summary of the Group’s significant accounting policies that were applied in the preparation of the accompanying consolidated financial statements follows:

1  Basis of the consolidated financial statements

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All policies and procedures are consistent with these principles.

The consolidated financial statements include the accounts of Synthes, Inc. and all companies in which Synthes, Inc. has directly or indirectly more than a 50% voting interest or is the primary beneficiary of a variable interest entity. For those consolidated subsidiaries where ownership is less than 100%, the outside stockholders’ interests are shown in noncontrolling interest in the accompanying consolidated financial statements. As of December 31, 2009 and 2008, the Group does not have a noncontrolling interest in a consolidated subsidiary. Subsidiaries are consolidated from the date of acquisition. Acquisitions of subsidiaries are accounted for using the purchase method of accounting. All intercompany transactions and balances between Group companies are eliminated.

Pursuant to the Subsequent Events topic of the Financial Accounting Standards Board (FASB) Codification, the Group evaluated subsequent events after December 31, 2009 through February 17, 2010, representing the date that these consolidated financial statements were approved by the Group’s management and are available to be issued. The Group concluded that no material transactions occurred subsequent to December 31, 2009 that provided additional evidence about conditions that existed at December 31, 2009 or after that requires adjustment to the audited consolidated financial statements.

2  Foreign currency translation

The financial statements of the holding company’s subsidiaries outside the United States of America are translated into US dollars (US$), the Group’s reporting currency, as follows:

The consolidated balance sheets are translated at year-end rates.

The consolidated statements of operations are translated at the weighted average exchange rates for the period. Weighted average exchange rates are calculated based on monthly average rates for the applicable currencies. Translation adjustments are charged or credited to accumulated other comprehensive income.

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The following is a summary of the Group’s major exchange rates used in relation to US$:

			Weighted
	Year-End Rates		Average Rates
	at December 31		for Year Ended December 31
	2009	2008	2009	2008

CHF 1 =	0.9662	0.9450	0.9211	0.9233
CDN 1 =	0.9493	0.8172	0.8775	0.9383
GBP 1 =	1.6077	1.4436	1.5416	1.8411
EUR 1 =	1.4366	1.4081	1.3907	1.4635
BRL 1 =	0.5759	0.4288	0.5041	0.5528
COP 100 =	0.0488	0.0450	0.0465	0.0517
AUD 1 =	0.8967	0.6891	0.7882	0.8441
CNY 1 =	0.1471	0.1463	0.1464	0.1441
INR 1 =	0.0215	0.0208	0.0207	0.0230
JPY 100 =	1.0820	1.1069	1.0691	0.9731

3  Reclassifications

Certain 2008 financial information has been reclassified to conform to the current-year presentation.

4  Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. The Group places its cash and cash equivalents in financial institutions that are highly rated. Management believes it effectively safeguards cash assets given the current economic conditions.

5  Accounts receivable

The majority of the Group’s accounts receivable are due from various health care facilities. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Payment terms vary. Accounts outstanding longer than the payment terms are considered past due. The Group determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, the customer’s current ability to pay its obligation, and the condition of the general economy and industry as a whole. The Group writes off accounts receivable when they are determined to be uncollectible.

6  Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method. The Group maintains provisions for excess and obsolete inventory. The Group estimates these provisions based on historical experience and expected future trends.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

7  Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful life of the asset. The estimated useful lives are as follows:

Land	—
Buildings	30 — 50 years
Building improvements	10 — 20 years
Machinery and fixtures	3 — 12 years
Equipment/EDP	3 — 8 years
Loan sets and samples	3 years
Vehicles	3 — 8 years

8  Impairment of long-lived assets

The Group periodically evaluates whether current facts or circumstances indicate that the carrying value of long-lived assets (other than goodwill and indefinite-lived intangible assets) to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows to be produced by the long-lived asset is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on fair value using quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted estimated future cash flows.

9  Intangible assets

Intangible assets with finite lives consist mainly of customer relationships, acquired patents and patent rights, software, product-related know-how, and licensing and marketing agreements and are amortized on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. Such assets are evaluated for impairment whenever impairment indicators exist.

Intangible assets with indefinite lives consist of the Synthes trade names and geographic marketing rights. Indefinite-lived assets are not amortized but are required to be tested for potential impairment at least annually, or whenever impairment indicators exist. Such assets are deemed to be impaired if book value exceeds estimated fair value.

10  Goodwill

The excess of cost over fair value of assets acquired in business combinations (goodwill) is assigned to specific reporting units and is tested for possible impairment at least annually, or whenever impairment indicators exist. Potential impairment is indicated when the carrying value of a reporting unit, including goodwill, exceeds its fair value. If potential for impairment exists, an impairment charge is recognized when the carrying value of a reporting unit’s goodwill exceeds its implied fair value. Goodwill is allocated among the Group’s four reportable segments that manufacture and sell similar products in different geographic areas.

11  Other assets

Other long-term assets are primarily nonconsolidated investments, loans and other deferred costs. Nonconsolidated investments are stated at cost, less any impairment adjustments. Loans are long-term loans to third parties which are carried at cost.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

12  Contingencies

The Group records provisions for contingencies when it is judged probable that a liability has been incurred and the amount can be reasonably estimated. These provisions are adjusted periodically as assessments change or additional information becomes available.

Product liabilities

Product liability cases are routinely handled by in-house counsel and external counsel. Provisions are made for present product liability obligations resulting from past sales including related legal and other fees and expenses. The provision is actuarially determined taking into consideration such factors as past experience, amount and number of claims reported and estimates of claims incurred but not yet re-ported. Individually significant cases are provided for when probable and reasonably estimable. Management does not anticipate that any material losses not covered by the provision will be sustained by the Group as a result of these claims.

Legal liabilities

Provisions are made for anticipated settlement or judgment costs where a reasonable estimate can be made of the probable outcome of legal proceedings or claims against the Group.

13  Revenue recognition

Sales are recognized on products when the related goods have been shipped, title has passed to the customer, and there are no undelivered elements or uncertainties. For consignment inventory, revenue is recognized when the Group is notified that the product has been used.

Services revenue, which is insignificant, is recognized upon the completion of refurbishment of certain products and the shipment of that product back to the customer.

Amounts billed to customers for shipping and handling of products are included in net sales. Costs incurred related to shipping and handling are included in cost of sales.

The Group records estimated sales returns and allowances as a reduction of net sales in the same period revenue is recognized.

14  Income taxes

The Group accounts for income taxes using the liability method that requires determination of deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences are expected to reverse. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities during the year. The Group recognizes interest and penalties related to unrecognized income tax positions in income tax expense.

15  Equity compensation

The Group has an equity incentive plan for directors and employees, which is a fixed employee stock-based compensation plan. Under this plan, the Group may grant options and shares for up to 1,500,000 shares of Common Stock. The exercise price of each option is equal to the market price of the Group’s stock on the date of grant. The maximum term of the options ranges from 8 to 14 years and the options vest over periods ranging from immediately to 5 years. Certain option and share awards provide for accelerated vesting if there is a change of control (as defined by the plan).

The Group recognizes compensation cost for all share-based payments based on the grant-date fair value.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

16  Financial instruments

In assessing the fair value of financial instruments, the Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. The fair values of investments are based on quoted market prices at the balance sheet date. Other techniques, such as estimated discounted value of future cash flows, are used to determine fair value for the remaining financial instruments. The carrying value of financial instruments approximates fair value.

17  Concentrations of credit risk

Financial instruments that may potentially subject the Group to concentration of credit risk consist principally of cash, cash equivalents, trade accounts receivable and derivatives. All cash, cash equivalents, and derivatives are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment.

Concentration of credit risks with respect to trade accounts receivable is limited, due to the large number of customers and their dispersion across many geographic areas. Also, the Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history. However, a significant portion of trade accounts receivable is with national health care systems in several countries. Although the Group does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those customers.

18  Derivatives

The Group uses derivative financial instruments to manage interest rate risk and currency exchange risk. While these derivative financial instruments are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures. The Group minimizes the risk of credit loss by entering into these agreements with major financial institutions that have high credit ratings. The Group recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value.

The Group is exposed to foreign currency fluctuations relating to its operations throughout the world. The Group periodically enters into forward exchange contracts in order to minimize the impact of currency fluctuations on transactions and cash flows. A portion of these contracts are designated as cash flow hedges and are recorded at their fair value on the accompanying consolidated balance sheets in other current assets and accrued liabilities, while the related gains and losses are deferred in other comprehensive income in the equity section of the consolidated balance sheets. Amounts so deferred on these cash flow hedges are recognized when product is ultimately sold to third-party customers. All derivatives designated as cash flow hedges in 2008 had maturities of less than 6 months at inception, and no foreign exchange contracts were designated as cash flow hedges in 2009. The remainder of these contracts have not been designated as hedges and are also valued and recorded at their fair value on the accompanying consolidated balance sheets in other current assets and accrued liabilities. Changes in the fair value of these undesignated derivative contracts are recorded currently in the consolidated statements of operations in “foreign exchange (losses) gains” (Note C22).

The Group does not have any interest rate derivatives outstanding as of December 31, 2009 or 2008.

19  Advertising costs

Advertising and promotion costs are expensed as incurred, and were US$39.4 million and US$38.0 million in 2009 and 2008, respectively.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

20  Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Significant areas that require management’s estimates include the allowance for doubtful accounts receivable, provision for obsolete inventories, fair values of acquired assets and liabilities, useful lives of assets, product liability claims, commitments and contingencies, and income taxes. The Group is subject to risks and uncertainties, such as changes in the health care environment, regulatory oversight, changes in the financial markets, competition and legislation that may cause actual results to differ from estimated results.

21  New accounting standards

As disclosed in Note C22, effective January 1, 2008, the Group adopted the provisions of the Fair Value Measurements and Disclosures topic of the FASB Codification related to financial assets and financial liabilities. Additionally, in accordance with the provisions of this topic, the Group adopted the provisions for its fair value measurement of its nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, on January 1, 2009. The adoption of these provisions did not have an impact on the Group’s consolidated financial statements.

In 2009, the Group adopted the provisions of the Subsequent Events topic of the FASB Codification. This topic establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the date that the financial statements are issued or are available to be issued. This topic requires disclosure of the date through which an entity has evaluated subsequent events. The required disclosures are included in Note B1 to the consolidated financial statements.

In 2008, the FASB issued new authoritative guidance regarding employer disclosures about postretirement benefit plan assets which now is included within the FASB Codification topic, Plan Accounting — Defined Benefit Pension Plans. This new guidance requires increased disclosures about an employer’s defined benefit pension or other postretirement plan assets. Specifically, the new guidance requires an entity to disclose information regarding its investment policies and strategies, its categories of plan assets, its fair value measurements of plan assets and any significant concentrations of risk in plan assets. The new authoritative guidance was effective for the Group in the year ended December 31, 2009, and the additional disclosures necessary to the consolidated financial statements are included in Note C9.

In December 2007, the FASB issued new authoritative guidance regarding business combinations and noncontrolling interests in consolidated financial statements which now is included within the FASB Codification topic, Business Combinations. The provisions of this guidance established new principles and requirements for accounting for business combinations, including recognition and measurement of identifiable assets acquired, goodwill acquired, liabilities assumed, and noncontrolling financial interests. Additionally, the provisions of this guidance require all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. These new provisions will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. The provisions of this guidance were required to be adopted simultaneously and were effective for fiscal years beginning on or after December 15, 2008. Earlier adoption was prohibited. Effective January 1, 2009, the Group adopted the new authoritative guidance regarding business combinations and noncontrolling interests in consolidated financial statements, as required, and the adoption of these provisions did not have a material effect on the Group’s consolidated financial statements.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

In March 2008, the FASB issued new authoritative guidance regarding disclosures about derivative instruments and hedging activities which now is included within the FASB Codification topic, Derivatives and Hedging. These new provisions require increased disclosures about an entity’s strategies and objectives for using derivative instruments; the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under the FASB Codification topic, Derivatives and Hedging; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Certain disclosures will also be required with respect to derivative features that are credit-risk related. The provisions of this guidance were effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The provisions of this guidance encourage, but do not require, comparative disclosures for earlier periods at initial adoption. Effective January 1, 2009, the Group adopted the new authoritative guidance regarding disclosures about derivative instruments and hedging activities, as required, and the adoption of these provisions did not have a material effect on the Group’s consolidated financial statements.

Note C —	Footnotes

1  Inventories

Inventories are summarized at December 31, as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Raw materials	67,848	62,890
Work-in-progress and semi-finished products	118,071	110,451
Finished products	379,302	346,699
Customer consignment stock	64,450	66,827
Gross value	629,671	586,867
Less provision for obsolescence	(104,172)	(115,532)
Net value	525,499	471,335

2  Property, plant and equipment

Details of property, plant and equipment at December 31, are as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Land and buildings	270,628	252,349
Machines and fixtures	444,796	394,634
Office equipment, field equipment and vehicles	1,145,447	961,015
	1,860,871	1,607,998
Less: accumulated depreciation	(1,222,725)	(1,010,193)
	638,146	597,805
Construction in progress	105,739	46,045
	743,885	643,850

Depreciation expense recorded in the consolidated statements of operations was US$220.3 million and US$215.8 million in 2009 and 2008, respectively.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

3  Accounts receivable other

Following is a summary of accounts receivable other at December 31:

	2009	2008
	In 1,000 US$	In 1,000 US$

Refundable taxes, principally value added tax (V.A.T.)	41,259	44,924
Receivable due from the AO Foundation	24,630	—
Deposits	4,480	2,944
Due from officers, directors and employees	2,549	3,280
All other	4,596	9,774
	77,514	60,922

4  Intangible assets

Following is a summary of intangible assets, excluding goodwill, at the end of the year:

	December 31, 2009
		Gross	Accumulated
	Total	Amount	Amortization
	In 1,000 US$	In 1,000 US$	In 1,000 US$

Finite-lived:
Product intangible assets	64,320	105,400	(41,080)
Customer relationships	716,256	843,259	(127,003)
Patents/Patent rights	171,270	215,712	(44,442)
Other intangible assets	15,901	40,067	(24,166)
Subtotal — finite-lived intangible assets	967,747	1,204,438	(236,691)
Indefinite-lived:
Geographic marketing rights	241,550	241,550	—
Trade names	702,244	702,244	—
Subtotal — indefinite-lived intangible assets	943,794	943,794	—
Total — intangible assets	1,911,541	2,148,232	(236,691)

	December 31, 2008
		Gross	Accumulated
	Total	Amount	Amortization
	In 1,000 US$	In 1,000 US$	In 1,000 US$

Finite-lived:
Product intangible assets	72,193	105,400	(33,207)
Customer relationships	721,117	824,841	(103,724)
Patents/Patent rights	182,073	212,812	(30,739)
Other intangible assets	17,143	37,662	(20,519)
Subtotal — finite-lived intangible assets	992,526	1,180,715	(188,189)
Indefinite-lived:
Geographic marketing rights	236,258	236,258	—
Trade names	690,474	690,474	—
Subtotal — indefinite-lived intangible assets	926,732	926,732	—
Total — intangible assets	1,919,258	2,107,447	(188,189)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The increases in gross amount of trade names, customer relationships and geographic marketing rights from December 31, 2008 to December 31, 2009 result from changes in foreign currency translation rates.

Amortization expense for intangible assets,was US$44.7 million and US$43.7 million in 2009 and 2008, respectively. Estimated amortization expense for each of the five years through December 31, 2014 is as follows (in millions): US$45.2, US$44.3, US$43.3, US$43.0 and US$41.4, respectively.

5  Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred tax assets and liabilities recognized in the consolidated balance sheets as of December 31, are as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Deferred income tax assets
Product liability	7,872	7,439
Net operating loss carryforwards	10,722	15,144
Inventories	69,415	54,146
Accounts receivable	11,654	12,858
Payments to employees	8,531	8,819
Other	42,524	46,551
Gross deferred income tax assets	150,718	144,957
Valuation allowance	(8,299)	(11,932)
Net deferred income tax assets	142,419	133,025
Deferred income tax liabilities
Accelerated tax depreciation	(43,500)	(32,862)
Intangible assets	(226,223)	(244,591)
Inventories	(9,895)	(11,245)
Other	(16,335)	(23,558)
Gross deferred income tax liabilities	(295,953)	(312,256)
Net deferred income tax liabilities	(153,534)	(179,231)

At December 31, 2009, the approximate amounts and expiration of net operating loss carryforwards (primarily foreign) are as follows (in millions): 2010: US$0.2, 2011 — 2014: US$5.3, 2015 and later years: US$25.7, and US$22.2 have an indefinite carryforward period.

The change in net deferred income tax liabilities is as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Beginning of the year	(179,231)	(181,047)
Statement of operations benefit	28,484	7,748
Pension liability adjustment	(1,564)	5,326
Currency translation adjustment	(1,223)	(11,258)
End of the year	(153,534)	(179,231)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Deferred income tax assets and liabilities are included in the consolidated balance sheets as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Current assets — deferred income taxes	42,428	40,835
Noncurrent assets — deferred income taxes	103,877	90,930
Current liabilities — deferred income taxes	(19,408)	(25,103)
Noncurrent liabilities — deferred income taxes	(280,431)	(285,893)
Total net deferred tax liabilities	(153,534)	(179,231)

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated US$884 million at December 31, 2009. As the Group intends to permanently reinvest all such earnings, no provision has been made for income taxes that may become payable upon distribution of such earnings, and it is not practicable to determine the amount of the related unrecognized deferred income tax liability. While there are no specific plans to distribute the undistributed earnings in the immediate future, where economically appropriate to do so, such earnings may be remitted.

Tax expense consists of:

	2009	2008
	In 1,000 US$	In 1,000 US$

Current taxes	358,615	327,673
Deferred tax benefit	(28,484)	(7,748)
	330,131	319,925

The following reconciles the provision for income taxes, at the U.S. statutory federal income tax rate to the provision for income taxes as reported:

	2009	2008
	In 1,000 US$	In 1,000 US$

Earnings before income taxes	1,154,086	1,054,889
Tax expense calculated at a statutory tax rate of 35%	403,930	369,211
Effect of permanent items	(9,993)	(18,369)
Effect of taxes in other countries	(71,230)	(56,532)
State income taxes, net of federal income tax benefit	19,016	29,626
Tax benefits relating to tax credits	(10,050)	(5,158)
Change in unrecognized tax positions, net	(1,542)	1,147
Income tax expense	330,131	319,925

The Group recognizes tax benefits only if it is more likely than not that the benefit will be sustained on examination by tax authorities based on technical merits of the tax position creating the benefit.

The amount of gross unrecognized income tax benefits at December 31, 2008 is US$64.0 million, and the amount of accrued interest and penalties related to unresolved income tax positions is US$15.8 million, net of tax. The amount of net unrecognized income tax benefits at January 1, 2009, all of which would, if recognized, impact the Group’s effective tax rate, is US$45.4 million including accrued interest and penalties. At December 31, 2009, the amount of gross unrecognized income tax benefits is US$58.9 million. The amount of net unrecognized income tax benefits, all of which would, if recognized, impact the Group’s effective tax rate is US$45.5 million including accrued interest and penalties. In 2009, the increase in expense for interest and penalties related to unresolved income tax positions amounted to US$0.5 million, net of tax. At December 31, 2009, accrued interest and penalties related to unresolved income tax positions were US$16.3 million, net of tax.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The Group operates in various tax jurisdictions both inside and outside the United States. At December 31, 2009, tax authorities in several tax jurisdictions were conducting routine audits of the Group’s income tax returns filed in prior years. With a few exceptions, the Group is no longer subject to audits by tax authorities for tax years prior to 2006. Tax years subsequent to 2005 are open to examination in many of the tax jurisdictions in which the Group operates.

Following is a reconciliation of beginning and ending amounts of gross unrecognized income tax positions for fiscal years 2009 and 2008:

	2009	2008
	In 1,000 US$	In 1,000 US$

Beginning Balance January 1st	64,036	92,056
Increase from current-year tax positions	4,906	15,444
Increase from prior years’ tax positions	2,742	18,519
Decrease from prior years’ tax positions	(7,748)	(18,380)
Decrease from settlements with taxing authorities	(2,219)	(43,248)
Decrease from lapse of statute of limitations	(4,434)	(355)
Currency translation adjustment	1,646	—
Ending Balance December 31st	58,929	64,036

It is expected that the amount of tax liability for unrecognized income tax positions will change in the next twelve months; however, these changes are not expected to have a significant impact on the Group’s consolidated statements of operations or financial position.

6  Goodwill

Changes in the carrying amount of goodwill during 2009 and 2008, by reporting unit and in the aggregate, are summarized in the following tables:

2009	Total	North America	Europe	Asia Pacific	Latin America
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Balance, January 1, 2009	1,123,716	81,642	918,494	75,319	48,261
Currency translation adjustments	22,962	—	20,160	1,687	1,115
Other	(8,440)	(8,680)	—	—	240
Balance, December 31, 2009	1,138,238	72,962	938,654	77,006	49,616

2008	Total	North America	Europe	Asia Pacific	Latin America
	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$

Balance, January 1, 2008	1,051,253	78,752	857,198	70,525	44,778
Currency translation adjustments	67,915	—	59,804	4,794	3,317
Other	4,548	2,890	1,492	—	166
Balance, December 31, 2008	1,123,716	81,642	918,494	75,319	48,261

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

7	Long-term debt

Details of long-term debt as of December 31, are as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Unsecured loans	57	1,663
Other, including capital lease obligations	3,186	3,114
	3,243	4,777
Less: current maturities	(527)	(2,007)
	2,716	2,770

Required principal payments for the next five years and thereafter are as follows:

Year Ended December 31	In 1,000 US$

2010	527
2011	343
2012	151
2013	152
2014	170
Thereafter	1,900

The Guaranteed Senior Notes were repaid in 2008.

8	Leases

Leased assets included in property, plant and equipment, where the Group is a lessee under a capital lease, are comprised of a single building, office equipment and vehicles as of December 31, 2009 and 2008. Following is a summary of property held under capital leases as of December 31:

	2009	2008
	In 1,000 US$	In 1,000 US$

Cost	6,139	6,076
Accumulated depreciation	(4,151)	(3,772)
Net book amount	1,988	2,304

The Group leases office buildings from a related party. One of the leases is classified as a capital lease with the related asset and liability recorded. The lease provides for minimum annual lease payments, in the aggregate, of US$4.8 million through 2021, plus contingent annual rentals based on the change in the U.S. Consumer Price Index.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Minimum future lease payments under capital leases as of December 31, 2009 for each of the next five years and in the aggregate are:

Year Ended December 31	Amount
In 1,000 US$

2010	540
2011	411
2012	399
2013	399
2014	399
Thereafter	2,760
Total minimum lease payments	4,908
Less: amount representing interest	(2,169)
Present value of minimum lease payments	2,739

Operating leases consist primarily of rental agreements for real estate, aircraft, machinery and office equipment expiring in various years through 2021, generally with options to renew.

Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the period of the lease.

The future minimum rental payments as of December 31, 2009 under noncancelable operating leases having initial or remaining terms in excess of one year are:

Year Ended December 31	Amount
In 1,000 US$

2010	13,769
2011	10,713
2012	6,943
2013	3,999
2014	3,411
Thereafter	1,358
Total minimum future rental payments	40,193

Operating lease expense for the years ended December 31, 2009 and 2008 was US$19.8 million and US$15.5 million, respectively.

9	Pensions and other postretirement benefits

Upon retirement, employees of certain non-U.S. subsidiaries are entitled to pensions according to the laws and practices of the individual countries where the employees are located.

Certain non-U.S. subsidiaries have defined benefit pension plans. The major defined benefit pension plans provide pensions as well as life and disability insurance mainly for subsidiaries in Switzerland.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Following are reconciliations of the pension benefit obligation and plan assets for 2009 and 2008:

	2009	2008
	In 1,000 US$	In 1,000 US$

Pension benefit obligation
Balance, beginning of year	(274,583)	(244,299)
Service cost	(24,569)	(23,029)
Interest cost	(9,390)	(8,765)
Benefits paid	4,284	14,530
Actuarial (losses) gains	(9,655)	4,729
Changes in foreign currency exchange rates	(8,124)	(17,749)
Balance, end of year	(322,037)	(274,583)
Plan assets
Fair value, beginning of year	250,598	241,656
Actual return (loss) on plan assets	27,997	(19,537)
Company contributions	16,823	15,399
Contributions by plan participants	11,461	10,677
Changes in foreign currency exchange rates	8,265	16,933
Benefits paid to plan participants	(4,284)	(14,530)
Fair value, end of year	310,860	250,598
Funded status	(11,177)	(23,985)

For 2009 and 2008, the amounts recognized in the consolidated balance sheets were classified as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Accrued liability — noncurrent	(11,177)	(23,985)
Accumulated other comprehensive income	21,575	28,853

The underfunded status of the plans of US$11.177 million and US$23.985 million at December 31, 2009 and 2008, respectively, is recognized in the accompanying consolidated balance sheets in other long-term liabilities. No plan assets are expected to be returned to the Group during the fiscal year ending December 31, 2010.

The accumulated benefit obligation was US$305.0 million and US$261.2 million at December 31, 2009 and 2008, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with accumulated and projected benefit obligations in excess of plan assets were US$5.4 million, US$3.5 million and US$2.7 million, respectively, as of December 31, 2009. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with projected benefit obligations in excess of plan assets were US$273.0 million, US$260.3 million and US$249.4 million, respectively, as of December 31, 2008.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The amounts recognized in the consolidated statements of operations, for the years ended December 31, are as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Service cost	24,569	23,029
Interest cost	9,390	8,765
Expected return on plan assets	(9,445)	(10,574)
Net actuarial losses recognized during the year	834	31
Employee contributions	(11,461)	(10,677)
Total pension expense, included in personnel costs	13,887	10,574

The pension plan assets include corporate bonds and equity securities of Swiss and international companies, real estate and cash with a total fair value of US$310.9 million at December 31, 2009. The Swiss pension fund complies with the provisions of the Swiss Pension Fund Act (BVG; Bundesgesetz über die berufliche Vorsorge).

The last actuarial valuation was completed December 31, 2009.

Principal actuarial assumptions (expressed as weighted averages):

	2009	2008
	In %	In %

Discount rate	3.24	3.50
Expected return on plan assets	3.73	3.85
Future salary increases	2.03	2.00
Future pension increases	0.25	0.25

The Group’s defined benefit pension funds’ investment managers propose the expected long-term rate-of-return on assets assumption for each asset category, and the Group’s management then reviews and confirms the proposal. The expected long-term rate-of-return on assets for the Group’s major defined benefit pension fund in Switzerland is as follows: domestic equities at 6.00%, foreign equities at 7.00%, domestic bonds at 3.00%, foreign bonds at 3.50% and real estate at 4.50%. This results in a weighted expected long-term rate-of-return on assets assumption of 3.75% for the Group. The pension plan asset allocation at December 31, 2009 and the target asset allocation for 2010 are as follows:

		Percentage of
	Target	Plan Assets at
	Allocation	December 31,
Asset Category	2010	2009
	In %	In %

Equity securities	25.22	38.58
Debt securities	59.86	51.86
Real estate	11.90	7.58
Other	3.02	1.98
Total	100.00	100.00

The maturities of debt securities at December 31, 2009, range from 1 to approximately 12 years with a weighted-average maturity of 4.7 years.

Pension Contributions	In 1,000 US$

2010 (expected)	16,708

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Of the US$16.7 million in cash expected to be contributed to the defined benefit pension plans during 2010, US$16.7 million is estimated to be needed to satisfy minimum funding requirements, and no additional contribution is expected to be contributed at the Group’s discretion.

At December 31, 2009, the following benefit payments, which reflect expected future service, are expected to be paid from the defined benefit pension plans:

Year Ending December 31	In 1,000 US$

2010	8,556
2011	7,249
2012	6,927
2013	8,982
2014	9,764
2015 — 2019	73,114

The Group’s foundation board for the major defined benefit pension fund in Switzerland has a defined target investment strategy. Additionally, four different investment managers manage a portion of the assets according to the target investment strategy, and there is a monthly review of each asset category’s performance.

The fair value of each major category of plan assets, according to the level within the fair value hierarchy in which the fair value measurements fall in their entirety, as of December 31, 2009 is as follows:

FY 2009

		Quoted Prices in		Significant
	Total	Active Markets for	Significant Other	Unobservable
	Fair Value of	Identical Assets	Observable Inputs	Inputs
Asset Category	Plan Assets	(Level 1)	(Level 2)	(Level 3)
	In thousand USD	In thousand USD	In thousand USD	In thousand USD

Cash and cash equivalents(a)	23,565	23,565	—	—
Equity securities(b)	119,930	119,930	—	—
Corporate bonds(c)	161,207	161,207	—	—
Other(d)	6,158	4,978	1,180	—
Total	310,860	309,680	1,180	—

As of December 31, 2009, there were no fair value measurements using significant unobservable (Level 3) inputs for any of the Group’s pension plan assets. The Group’s fair value hierarchy input levels are defined in Note C22.

(a)	Cash and cash equivalents: Consists primarily of Swiss Francs and Euros plus various other foreign currencies. See Note B4 for a definition of cash and cash equivalents.

(b)	Equity securities: Predominantly includes investments in Swiss companies and indirect investments (i.e., exchange-traded funds, investment funds) replicating the Swiss Performance Index (SPI), indirect investments in diversified portfolios replicating the Morgan Stanley Capital International (MSCI) Developed Markets World ex Switzerland (companies in developed countries outside Switzerland) and MSCI Emerging Markets Free (emerging markets outside of Switzerland and the U.S.), and investments in real estate through listed institutional investment funds/investment vehicles according to the Swiss laws for pension schemes.

(c)	Corporate bonds: Corporate bonds consist primarily of fixed income securities issued by U.S., Swiss and other foreign corporations or governments. These assets are rated “A” or higher by Standard & Poor’s and “A2” or higher by Moody’s or a comparable rating agency. These assets are valued at market prices (mark-to-market).

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(d)	Other: This category consists of several miscellaneous assets such as cash surrender value of insurance contracts and other equity securities and corporate bonds. The majority of these investments have directly observable values and are classified as level 1 investments, while the others have valuations that are based on observable inputs and are classified as level 2 investments.

Synthes defined contribution plans

The Group has defined contribution retirement plans, which cover substantially all North American employees. The expense recorded in the consolidated statements of operations for the years ended December 31, 2009 and 2008 was US$18.8 million and US$19.6 million, respectively.

10	Commitments and contingencies

The Group must observe the laws, government orders and regulations of the countries in which it operates. Synthes, Inc. and certain subsidiaries are currently involved in legal and administrative proceedings arising out of the normal conduct of their business.

The Group is, and will likely continue to be, subject to various lawsuits and claims that arise from time to time in the ordinary course of business, including those involving product liability, intellectual property, commercial, employment, real estate, environmental and antitrust matters. Legal proceedings of this nature are inherently unpredictable and substantial losses sometimes result. As a consequence, the Group may in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its financial position, results of operations or cash flows. Management does not anticipate that any currently pending legal proceedings of this nature will result in any material losses not covered by provisions therefor.

Governments and regulatory authorities have been stepping up their compliance and law enforcement activities in recent years in key areas, including food and drug regulation, sales and marketing practices, corruption, environmental and antitrust matters. The Group’s businesses have been subject, from time to time, to such governmental investigations and information requests and audits by regulatory authorities. Government investigations are inherently unpredictable and substantial losses sometimes result.

As previously disclosed, on June 16, 2009, the United States Attorney’s Office for the Eastern District of Pennsylvania filed an indictment against the parent company of the Group, its subsidiary, Norian Corporation, and four executives of the Group during the period in question, charging them in connection with alleged unauthorized clinical trials and off-label promotion involving Norian XR®, a Spine product which the Group voluntarily stopped selling in 2004. The indictment followed an investigation by the government that was first disclosed to the Group when it received a grand jury subpoena in March 2006. On July 30, 2009, counsel for the parent company of the Group and Norian Corporation appeared in Court and entered pleas of not guilty on behalf of each company. No trial date has been set. Each of the four executives has pled guilty to a single misdemeanor charge under the responsible corporate officer doctrine. Management does not anticipate that this matter will result in any material losses not covered by provisions therefor.

The book value of pledged assets, which includes property, plant, equipment and receivables, at December 31, 2009 and 2008 was US$0.6 million and zero, respectively.

The aggregate fair value of all outstanding third-party guarantees included in the consolidated balance sheets at December 31, 2009 and 2008 was US$0.6 million and zero, respectively.

Capital expenditures for property, plant and equipment contracted for but not recognized in the consolidated financial statements are US$2.4 million and US$3.1 million at December 31, 2009 and 2008, respectively.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

11	Share capital

Synthes, Inc. has 150,000,000 shares of Common Stock authorized with a par value of CHF 0.001 and a stated value of CHF 0.50. At December 31, 2009 and 2008, 118,717,913 shares were issued and fully paid.

Additionally, 150,000 shares of Series A junior participating Preferred Stock with a par value of CHF 0.01 and a stated value of CHF 5.00 have been authorized. None have been issued.

Preferred Stock is authorized only for issuance upon exercise of rights issued pursuant to the Synthes Shareholders’ Rights plan. The rights under the plan become exercisable in certain circumstances where a person or persons acquires or agrees to acquire beneficial ownership of 33 1/3% or more of the Group’s Common Stock. The rights provide shareholders (except the person or persons that acquired greater than 33 1/3%) the right to buy a fractional share of Preferred Stock that approximates the value of a share of Common Stock for half-price, thereby substantially diluting the value of the Group’s existing Common Stock.

The holders of Synthes, Inc. Common Stock are entitled to receive dividends as declared from time to time and are entitled to one vote per share at the General Meeting of Shareholders. The stock is listed on the Swiss Stock Exchange (SIX Swiss Exchange).

Equity incentive plan

Under the equity incentive plan, each Common Stock option gives its holder the right to purchase one share of Synthes, Inc. Common Stock. The options vest over periods ranging from immediately to five years and expire after eight to fourteen years.

The weighted average exercise price is listed in CHF since it is payable in CHF and Synthes, Inc. shares are traded on the SIX Swiss Exchange.

Following is a summary of the status of the fixed employee stock-based compensation plan during 2009 and 2008:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Option Shares	per Share	Term	Value
		(CHF)	(Years)	(In 1,000 CHF)

Outstanding at December 31, 2008	250,000	138.1	8.5	(1,180)
Granted	125,000	105.5	—	—
Outstanding at December 31, 2009	375,000	127.3	8.2	3,020
Vested at December 31, 2009	127,500	133.5	6.6	235
Exercisable at December 31, 2009	127,500	133.5	6.6	235
Nonvested at December 31, 2009	247,500	124.1	9.0	2,786

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Option Shares	per Share	Term	Value
		(CHF)	(Years)	(In 1,000 CHF)

Outstanding at December 31, 2007	250,000	124.7	5.8	3,970
Granted	150,000	143.2	—	—
Exercised	(150,000)	120.9	—	—
Outstanding at December 31, 2008	250,000	138.1	8.5	(1,180)
Vested at December 31, 2008	80,000	128.1	6.3	427
Exercisable at December 31, 2008	80,000	128.1	6.3	427
Nonvested at December 31, 2008	170,000	142.9	9.6	(1,607)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

The weighted-average fair value of options granted in 2009 and 2008, estimated on the date of grant using the Black-Scholes option pricing model was US$32.77 and US$46.01, respectively, using the following assumptions:

Assumption	2009	2008

Dividend yield	1.04%	0.63%
Risk-free interest rate	3.19%	3.40%
Expected life of options (years)	7.0	7.0
Expected volatility	24.47%	25.61%

The total intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was zero and US$4.215 million, respectively.

The total share-based compensation cost associated with stock options, that has been recognized in results of operations, was US$2.714 million and US$1.794 million for fiscal 2009 and 2008, respectively. The total income tax benefit recognized in results of operations for share-based compensation arrangements was US$0.839 million and US$0.614 million for fiscal 2009 and 2008, respectively.

As of December 31, 2009, there was US$8.221 million (pretax)/US$5.777 million (net of tax) of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a period of 4.5 years.

Treasury shares

Synthes, Inc. directly owned 36,729 shares and 60,150 shares of its own stock at December 31, 2009 and 2008, respectively. During 2009, zero shares were repurchased and 23,421 shares were distributed. 80,000 shares were repurchased and 20,414 shares were distributed during 2008. Treasury shares are recorded at cost.

12	Segment reporting

The Group’s operations are classified into four reportable segments that manufacture and sell similar products in different geographic areas. The North America, Europe, Asia Pacific and Latin America reportable segments derive their revenues from the sale of medical implants. The key determining factor in identifying the reportable segments is how the Group’s Chief Executive Officer routinely reviews the Group’s results.

Intersegment revenues are sales made between Group companies, and are based upon transfer prices. The “Eliminations” column consists primarily of intercompany eliminations between the reportable segments. Generally, the Group evaluates performance on the basis of revenues, operating profit and net profit. The accounting policies applied by each of the segments are the same as those described in the summary of significant accounting policies (Note B).

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Year Ended December 31, 2009	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	2,059,131	838,829	356,960	139,732	—	3,394,652
Intersegment revenue	114,355	539,999	—	68	(654,422)	—
Interest income	971	1,546	275	240	—	3,032
Interest expense	682	4,735	57	265	—	5,739
Depreciation and amortization	156,523	119,884	34,220	9,089	(54,698)	265,018
Segment operating income (loss)	787,130	393,845	(3,872)	8,435	(22,807)	1,162,731
Income tax expense (benefit)	272,569	51,137	4,134	5,555	(3,264)	330,131
Segment net earnings (loss)	516,275	328,538	(5,471)	7,334	(22,721)	823,955
Segment total assets	2,475,168	3,627,175	574,051	191,140	(208,916)	6,658,618
Expenditures for long-lived assets	194,985	123,550	50,583	12,148	(75,541)	305,725

	Reportable Segments
	North		Asia	Latin		Consolidated
For the Year Ended December 31, 2008	America	Europe	Pacific	America	Eliminations	Totals
	(In 1,000 US$)

External revenue	1,922,243	824,693	308,986	136,622	—	3,192,544
Intersegment revenue	104,859	461,022	—	—	(565,881)	—
Interest income	7,786	4,243	301	291	—	12,621
Interest expense	1,347	6,252	64	297	—	7,960
Depreciation and amortization	145,638	114,809	30,930	8,030	(39,931)	259,476
Segment operating income (loss)	764,011	369,965	(6,226)	17,768	(65,374)	1,080,144
Income tax expense (benefit)	279,521	43,860	1,690	1,688	(6,834)	319,925
Segment net earnings (loss)	500,139	299,285	(8,590)	5,558	(61,428)	734,964
Segment total assets	2,013,709	3,452,325	500,411	152,797	(221,984)	5,897,258
Expenditures for long-lived assets	192,946	113,001	31,073	9,234	(64,775)	281,479

Geographic information

Revenues, which are based on the location of the customer, and property, plant and equipment, net in the United States and other countries, for the years ended December 31, 2009 and 2008, respectively, are as follows:

	2009	2008
	In 1,000 US$	In 1,000 US$

Revenues
United States	2,000,866	1,862,293
Rest of the world	1,393,786	1,330,251
Totals	3,394,652	3,192,544
Property, plant and equipment, net
United States	314,515	286,303
Switzerland	272,135	243,774
Rest of the world	157,235	113,773
Totals	743,885	643,850

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

13	Personnel expenses

Personnel expenses were as follows:

	For the Year Ended December 31
	2009	2008
	In 1,000 US$	In 1,000 US$

Wages and salaries	959,560	887,866
Social Security costs	114,197	95,125
Pension costs — defined benefit plans	13,887	10,574
Pension costs — defined contribution plans	18,776	19,624
Other, including training and education	67,572	62,747
	1,173,992	1,075,936

14	Research and development expense

Research and development costs are charged to operations when incurred and are included in operating expenses. For the years ended December 31, 2009 and 2008, they amounted to US$168.3 million and US$169.9 million, respectively, and consist of the cost of personnel, material, depreciation and related overhead cost. They are 4.96% and 5.32% of sales for the years ended December 31, 2009 and 2008, respectively.

15	Earnings per share (EPS)

The following is a calculation of basic and diluted earnings per share for the years ended December 31, 2009 and 2008. For the diluted earnings per share, the weighted average shares are adjusted to assume conversion of all potentially dilutive stock options.

	For the Year Ended December 31
	2009	2008
	In 1,000 US$	In 1,000 US$

Net earnings	823,955	734,964

	In 1,000 of Shares	In 1,000 of Shares

Weighted average number of common shares used in basic EPS	118,677	118,698
Effect of dilutive equity incentive plan stock options	10	25
Weighted average number of common shares and dilutive potential common shares used in diluted EPS	118,687	118,723
Basic EPS of common stock (expressed in US$)	6.94	6.19
Diluted EPS of common stock (expressed in US$)	6.94	6.19

16	Total personnel

The number of personnel employed by the Group at December 31, 2009 and 2008 was 10,705 and 9,947, respectively. The average number of personnel employed during the period was 10,326 and 9,509, for the years ended December 31, 2009 and 2008, respectively.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

17	Related party transactions

The Group has entered into transactions in the normal course of business with related parties, including companies controlled by or affiliated with a major share-holder of the Group. Transactions in 2009 and 2008 between the Group and related parties are summarized below:

1. The Group leases buildings and certain other assets from various related parties, which are classified as both operating and capital leases. The operating leases provide for minimum aggregate rentals of US$4.9 million through November 2021, plus contingent annual rental adjustments based on the United States Consumer Price Index. The capital lease, where the related assets and liabilities have been recorded, provides for minimum aggregate lease payments of US$4.8 million through November 2021, plus contingent annual rental adjustments also based on the United States Consumer Price Index.

2. The Group has a non-interest-bearing loan receivable from a related party for approximately US$2.7 million and US$3.4 million at December 31, 2009 and 2008, respectively. This loan is secured by an assignment of the cash surrender value or the proceeds of insurance policies of the affiliate.

3. Following is a summary of transactions and balances with the Group’s related parties for 2009 and 2008:

	2009	2008
	In 1,000 US$	In 1,000 US$

Lease payments to related parties	2,990	3,331
Due from related parties (included in the accompanying consolidated balance sheets)	11	8
Purchases from related parties	—	—

Contributions to defined contribution plans for officers and directors

Contributions to defined contribution plans for officers and directors were US$0.055 million and US$0.052 million in 2009 and 2008, respectively.

Equity compensation benefits to officers and directors

The aggregate number of shares issued to the officers and directors of the Group during 2009 and 2008 were 23,421 shares and 20,414 shares, respectively. In 2009 and 2008, charges to operations related to the issuance of these shares were US$2.7 million and US$2.8 million, respectively.

The outstanding number of share options issued to the officers and directors of the Group was 325,000 options and 200,000 options at the end of 2009 and 2008, respectively.

Officers’ and directors’ remuneration

In 2009 and 2008, the total remuneration of the officers and directors was US$17.6 million and US$14.2 million, respectively.

18	Comprehensive income

Comprehensive income is the total of net income plus all other changes in net assets arising from nonowner sources, which are referred to as “other comprehensive income.”

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

Changes in the components of other comprehensive income and in accumulated other comprehensive income for 2009 and 2008 are as follows (in 1,000 US$):

			Unrealized
			Gains
			(Losses) on	Accumulated
	Foreign Currency	Defined Benefit	Foreign	Other
	Translation	Pension Plans,	Currency	Comprehensive
	Adjustment	Net of Taxes	Hedges	Income
	US$	US$	US$	US$

Balance at December 31, 2007	328,707	(7,507)	30	321,230
Change during 2008	141,984	(21,346)	(1,268)	119,370
Balance at December 31, 2008	470,691	(28,853)	(1,238)	440,600
Change during 2009	91,081	7,278	1,238	99,597
Balance at December 31, 2009	561,772	(21,575)	—	540,197

19  Fully consolidated companies

The following is a list of fully consolidated companies, all of which are unlisted, as of December 31, 2009:

		Percentage	Nominal Share
Name, Domicile	Country	Held	Capital in 1,000

Synthes Argentina S.A., Buenos Aires	Argentina	100	ARS	593
Synthes Australia Pty., Ltd., North Ryde NSW	Australia	100	AUD	10
Synthes Oesterreich GmbH, Salzburg	Austria	100	EUR	2,000
Synthes S.A., Brussels	Belgium	100	EUR	250
Synthes Industria e Comercio Ltda., Rio Claro	Brazil	100	BRL	10,745
Synthes Canada, Ltd., Mississauga, Ontario	Canada	100	CDN	50
Synthes Colombia S.A., Bogota	Colombia	100	COP	594,000
Synthes Costa Rica SCR, Ltda., San Jose	Costa Rica	100	CRC	103,204
Synthes. s.r.o., Praha	Czech Republic	100	CZK	95,100
Synthes A/S, Herlev	Denmark	100	DKK	502
Synthes Oy, Helsinki	Finland	100	EUR	34
Synthes, Etupes Cedex	France	100	EUR	9,131
Spine Solutions GmbH, Tuttlingen	Germany	100	EUR	25
Synthes Deutschland Holding GmbH, Umkirch	Germany	100	EUR	1,088
Synthes GmbH, Umkirch	Germany	100	EUR	250
Synthes Medical Immobilien GmbH, Umkirch	Germany	100	EUR	900
Synthes Tuttlingen GmbH, Tuttlingen	Germany	100	EUR	103
Synthes Innomedic GmbH, Herxheim bei Landau	Germany	100	EUR	220
Synthes (Hong Kong) Ltd., Hong Kong	Hong Kong	100	HKD	5,000
Synthes Hong Kong Holdings Ltd., Hong Kong	Hong Kong	100	HKD	—

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

		Percentage	Nominal Share
Name, Domicile	Country	Held	Capital in 1,000

Stratec Medical Kft., Budapest	Hungary	100	HUF	50,000
Synthes Medical Ltd., Ireland	Ireland	100	EUR	—
Synthes Medical Pvt. Ltd., Haryana	India	100	INR	247,650
Synthes S.r.l., Mailand	Italy	100	EUR	1,600
Synthes K.K., Tokyo	Japan	100	JPY	95,000
Synthes Korea Ltd., Seoul	Korea	100	KRW	8,050,000
Synthes Luxembourg S.a.r.l., Luxembourg	Luxembourg	100	USD	262,073
Synthes Lux Finance S.a.r.l., Luxembourg	Luxembourg	100	CHF	286,019
Synthes Lux Holding S.a.r.l., Luxembourg	Luxembourg	100	CHF	3,100,998
Synthes Malaysia Sdn Bhd., Selangor	Malaysia	100	MYR	200
Synthes S.M.P., S.A. de C.V., Mexico City	Mexico	100	MXP	199,018
Synthes B.V., Zeist	Netherlands	100	EUR	18
Synthes New Zealand Ltd., Auckland	New Zealand	100	NZD	51
Synthes AS, Oslo	Norway	100	NOK	200
Synthes (Shanghai) Medical Trading Co. Ltd., Shanghai	People’s Republic of China	100	USD	500
Synthes (Suzhou) Medical Trading Co. Ltd.,Jiangsu	People’s Republic of China	100	USD	6,000
Synthes Peru SAC., Lima	Peru	100	PEN	10,147
Synthes Poland Sp. zo.o., Warsaw	Poland	100	PLN	8,000
Synthes-Comercializaçao de dispositivos médicos, Lda., Amadora	Portugal	100	EUR	249
Synthes Ltd., Moscow	Russia	100	RUB	0.5
Synthes Singapore Pte Ltd., Singapore	Singapore	100	SGD	1,050
Synthes Proprietary Ltd., Gauteng	South Africa	100	ZAR	10
Synthes-Stratec S.A., Madrid	Spain	100	EUR	7,613
Synthes AB, Solna	Sweden	100	SEK	100
Synthes Bettlach GmbH, Bettlach	Switzerland	100	CHF	2,000
Synthes Finanz AG, Bettlach	Switzerland	100	CHF	1,000
Synthes GmbH, Oberdorf	Switzerland	100	CHF	1,000
Synthes Hägendorf GmbH, Hägendorf	Switzerland	100	CHF	350
Synthes Holding AG, Solothurn	Switzerland	100	CHF	507,800
Synthes Mezzovico GmbH, Mezzovico	Switzerland	100	CHF	400
Synthes Raron GmbH, Raron	Switzerland	100	CHF	763
Synthes Almaco AG, Balsthal	Switzerland	100	CHF	100
Synthes Almaco Holding AG, Balsthal	Switzerland	100	CHF	100
Synthes Medical Taiwan Ltd., Taipei	Taiwan	100	TWD	—

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

		Percentage	Nominal Share
Name, Domicile	Country	Held	Capital in 1,000

Synthes Tibbi Cihazlar Sanayi Ve Ticaret Limited, Istanbul	Turkey	100	TRY	5
Synthes Ltd, Hertfordshire	United Kingdom	100	GBP	20
HFSC Company	USA	100	Partnership
Norian Corporation	USA	100	USD	—
Spine Solutions, Inc.	USA	100	USD	—
Subsidiary Canada, Inc.	USA	100	USD	—
Synthes USA HQ, Inc.	USA	100	USD	—
Synthes USA Sales, LLC	USA	100	USD	—
Synthes USA, LLC (CO/NY)	USA	100	USD	—
Synthes USA Products, LLC (PA)	USA	100	USD	—
Synthes Corporate, Inc.	USA	100	USD	—
Synthes LAT, Inc.	USA	100	USD	—
N Spine, Inc.	USA	100	USD	—
Synthes USA Development Center, LLC	USA	100	USD	—

20  Acquisitions

Effective December 17, 2007, the Group purchased 100% of the outstanding stock of N Spine, Inc., a privately held company based in San Diego, CA (USA) that designs, develops and markets devices to treat lumbar spinal disorders using posterior dynamic stabilization. The acquisition was made for the purpose of enabling the Group to strengthen its position in the treatment of spinal disorders, expand its core pedicle screw business and add a platform for further product development in this field. The acquisition price included US$32.7 million consisting of cash at closing and transaction costs, payments of up to US$45.0 million based upon the achievement of certain milestones, and additional earn-out payments based on product sales. In connection with the milestones, the Group recorded a liability as of December 31, 2007 for the portion of the consideration considered payable beyond a reasonable doubt, and through December 31, 2009 all payments corresponding to this liability have been settled.

21  AO Foundation

On August 28, 2006, the Group acquired the Synthes trade names and marks and substantially all of the intellectual property, including patents and patent rights from the AO Foundation (“AO”). The acquisition cost was CHF 999.9 million (US$809.3 million) including a combination of stock CHF 503.4 million (US$407.5 million), cash CHF 100.0 million (US$80.9 million) at closing, CHF 75.0 million (US$60.7 million) due six months after closing, installment payments of CHF 300.00 million (US$242.8 million), and CHF 21.5 million (US$17.4 million)

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

including the assumption of certain liabilities and transaction costs net of imputed interest. The future payments are due as follows:

Year Ending December 31	Amount
In 1,000 US$

2010	48,310
2011	48,310
2012	24,155
Total installment payments	120,775
Less: amount representing interest	(4,958)
Present value of installment payments	115,817

The Group paid consideration fees to the AO. Consideration fees paid during 2009 and 2008 were US$47.9 million and US$46.8 million, respectively. Additionally, the Group has a receivable due from the AO in connection with the acquisition of assets as disclosed in Note C3.

The AO will continue the mission of educating surgeons, conducting basic and clinical research and providing technical services to assure the safety and efficacy of osteosynthesis products.

22  Fair value measurement

Derivatives

The Group has entered into forward exchange contracts to minimize the impact of currency fluctuation on transactions and cash flows. Some of these contracts were designated as cash flow hedges in 2008, although no foreign exchange contracts were designated as cash flow hedges in 2009. For cash flow hedges that matured in 2008, deferred losses of $1.1 million were recognized in earnings in 2009. Since there are no outstanding cash flow hedges as of December 31, 2009, there are no deferred gains (losses) to affect earnings in future periods. For forward exchange contracts not designated as cash flow hedges, changes in the fair value of the contracts have been recorded currently in the consolidated statements of operations in “foreign exchange (losses) gains.” At December 31, 2009 and 2008, the net fair value of these undesignated derivatives was a gain of US$3.8 million and US$16.2 million, respectively.

The Group does not have any interest rate derivatives outstanding as of December 31, 2009 and 2008.

Effective January 1, 2008, the Group adopted the provisions of the Fair Value Measurements and Disclosures topic of the FASB Codification, for financial assets and liabilities measured on a recurring basis. This topic applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis and establishes a framework for measuring fair value of assets and liabilities and expands disclosures about fair value measurements. The Group’s adoption of the Fair Value Measurements and Disclosures topic was limited to its foreign currency forward derivative contracts, and there was no impact to the consolidated financial statements as a result of the adoption.

In accordance with FASB Codification topic, Fair Value Measurements and Disclosures, the Group deferred the adoption of the provisions for its nonfinancial assets and nonfinancial liabilities until January 1, 2009. As of January 1, 2009, the Group adopted the provisions for its fair value measure of nonfinancial assets and liabilities and there was no material impact on the consolidated results of operations. On a nonrecurring basis, the Group uses fair value measures when analyzing asset impairment. Long-lived assets, including intangible assets and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

carrying values are reduced to estimated fair value. During the fourth quarter of each year, the Group evaluates goodwill for impairment at the reporting unit level in addition to indefinite-lived intangible assets.

FASB Codification topic, Fair Value Measurements and Disclosures, includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions and counterparty credit risk. The fair value hierarchy consists of the following three levels:

Level 1:  Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3:  Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The Group utilizes the market approach to measure fair value for financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The following tables summarize the valuation of the Group’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008, and the basis for that measurement (in 1,000 US$):

Quoted Prices
	Total Fair	in Active	Significant
	Value	Markets for	Other	Significant
	Measurement	Identical Assets	Observable	Unobservable
	December 31,	or Liabilities	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Assets
Derivative assets(1)	5,903	—	5,903	—
Liabilities
Derivative liabilities(2)	2,086	—	2,086	—

(1)	Contained within prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2009.

(2)	Contained within accrued expenses other, and other long-term liabilities in the consolidated balance sheet as of December 31, 2009.

Quoted Prices
	Total Fair	in Active	Significant
	Value	Markets for	Other	Significant
	Measurement	Identical Assets	Observable	Unobservable
	December 31,	or Liabilities	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Assets
Derivative assets(1)	29,751	—	29,751	—
Liabilities
Derivative liabilities(2)	13,560	—	13,560	—

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

(1)	Contained within prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2008.

(2)	Contained within accrued expenses other, and other long-term liabilities in the consolidated balance sheet as of December 31, 2008.

Although there were no fair value adjustments to nonfinancial assets, the Group typically uses the following valuation techniques (all Level 3) to determine the fair value of its assets measured on a nonrecurring basis:

Goodwill

When performing goodwill impairment tests, the Group estimates the fair value of its reporting units using an income approach, generally a discounted cash flow methodology, that includes assumptions for, among other things, forecasted revenues, gross profit margins, operating profit margins, working capital cash flow, growth rates, income tax rates, expected tax benefits and long-term discount rates, all of which require significant judgments by management. The Group also considers comparable market data based on multiples of revenue as well as the reconciliation of the Group’s market capitalization to the total fair value of its reporting units. There are, however, inherent uncertainties related to these factors and to management’s judgment in applying them to this analysis. Nonetheless, management believes that the combination of these two methods provides a reasonable approach to estimate the fair value of the Group’s reporting units. If the estimated fair value of any reporting unit is less than its carrying value, an impairment exists.

Intangible Assets

When performing an intangible asset impairment test, the Group estimates the fair value of the asset using either a discounted cash flow or a relief of royalty methodology, which includes assumptions for, among other things, budgets and economic projections, market trends, product development cycles and long-term discount rates. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, and are evaluated for potential impairment when current facts or circumstances indicate that the carrying value of such assets may not be recoverable. Indefinite-lived intangible assets are not amortized but are required to be tested for potential impairment at least annually, or whenever impairment indicators exist. If the estimated fair value of the asset is less than its carrying value, an impairment exists.

Financial derivatives

The Group has entered into forward exchange contracts to minimize the impact of currency fluctuations on transactions and cash flows. A majority of these contracts have not been designated as hedges and changes in their fair value have been recorded in the consolidated statements of operations in “other income (expense).” As these contracts settle, the realized gain or loss attributed to changes in foreign currency is classified as an investing activity in the statements of cash flows. The Group recognized US$6.4 million and US$ (6.8) million in realized gains and losses for the years ended December 31, 2009 and 2008, respectively, related to changes in foreign currency on settled forward exchange contracts and intercompany debt agreements. The impact of the foreign exchange derivatives, related to intercompany debt (mentioned above), on the Group’s net earnings was minimal as realized gains and losses were offset by unrealized gains and losses.

Synthes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements — (Continued)
December 31, 2009 and 2008

23  Summary of Director and Group Management Committee Compensation for 2009

		Salary &				Share Awards Earned
		Consulting	Directors	Bonus		Number of
Name	Position	Fees	Fees	Payments	Other(1)	Shares	Amount	Total
		In 1,000 US$	In 1,000 US$	In 1,000 US$	In 1,000 US$		In 1,000 US$	In 1,000 US$

Dr. h.c. mult. Hansjörg Wyss, MD	Chairman —	650	—	3,971	274	13,000	1,695	6,590
	Executive
Mr. Charles Hedgepeth	Vice Chairman —	—	—	—	10	1,700	221	231
	Non-Executive
Mr. Robert Bland	Director —	—	20	—	—	1,500	196	216
	Non-Executive
Dr. Roland Brönnimann(2)	Director —	154	—	—	22	2,900	378	554
	Non-Executive
Dr. David Helfet	Director —	—	10	—	—	1,500	196	206
	Non-Executive
Mr. Amin Khoury	Director —	—	54	—	—	1,500	196	250
	Non-Executive
Mr. André Mueller	Director —	—	40	—	—	1,500	196	236
	Non-Executive
Mr. Felix Pardo	Director —	—	48	—	—	1,500	196	244
	Non-Executive
Mr. Jobst Wagner	Director —	—	10	—	—	1,500	196	206
	Non-Executive
Ms. Amy Wyss	Director —	—	—	—	—	1,500	196	196
	Non-Executive
		804	182	3,971	306	28,100	3,666	8,929

(1)	Includes retirement, health and insurance payments and other perquisites and compensation benefits paid during the year.

(2)	Dr. Roland Brönnimann provides consulting services to the Group in addition to his work as a Director. A portion is paid in cash and a portion is paid in stock.

In the aggregate, the compensation paid to the members of the Group Management Committee in fiscal year 2009 amounted to US$15.3 million.

24  Risk assessment disclosures

The Corporate Risk Management function coordinates and aligns the risk management processes, and reports to the Board of Directors and Audit Committee on a regular basis on risk assessment and risk management. Organizationally, the responsibility for risk assessment and management is allocated to the divisions, with specialized corporate functions such as compliance, finance, operations, legal, quality, regulatory and information technology providing support and controlling the effectiveness of the risk management by the divisions.

Financial risk management is described in more detail in Notes B16, B17 and B18 to the Group’s consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
JOHNSON & JOHNSON
SAMSON ACQUISITION CORP.
and
SYNTHES, INC.
Dated as of April 26, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2011 (this “Agreement”), among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), SAMSON ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SYNTHES, INC., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (as defined below) (the “Merger”);

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, (i) the Parent Board (as defined below) has approved this Agreement and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, Parent and certain stockholders of the Company have entered into a voting agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, such stockholders will vote their shares of Company Common Stock (as defined below) in favor of the adoption of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01  Certain Defined Terms.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c) containing terms no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time. The volume weighted average of the trading prices of Parent Common Stock for each trading day shall be the CHF equivalent calculated at the end of such trading day by reference to the World Market Fix rate as of 11:00 a.m. (New York time) for such trading day.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash Consideration” means CHF 55.65.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value CHF 0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries.

“Company IP Agreements” means all (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (b) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, (c) contracts that provide for co-existence arrangements with respect to any Intellectual Property, including covenants not to sue, that are relied upon in the conduct of the business of the Company or any of its Subsidiaries as it is being conducted as of the date of this Agreement and (d) consents, Orders or settlements governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, may be bound.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any change in the market price or trading volume of the Shares or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred); (ii) changes in general economic or political conditions, or in the financial, credit or securities markets in general, to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iii) changes in applicable Law or GAAP or in any interpretation thereof, to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iv) changes in the industries in which the Company and its Subsidiaries conduct their respective businesses (including legal and regulatory changes), to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement, except if such acts are directed at the properties or assets of the Company or any of its Subsidiaries; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or force majeure events, except if such events directly involve the properties or assets of the Company or any of its Subsidiaries; or

(vii) the public announcement of this Agreement; or (b) would prevent consummation of the Transactions by the Company or otherwise prevent the Company from performing its obligations under this Agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means preferred stock, par value CHF 0.01 per share and stated value CHF 5 per share, of the Company.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Restricted Stock Awards” means restricted Shares granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Options” means options to purchase Shares granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Plans” means the Synthes, Inc. 2010 Equity Incentive Plan and the Synthes-Stratec, Inc. Equity Incentive Plan, effective April 4, 2000.

“Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and by-laws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement.

“Competing Proposal” means any bona fide proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger) (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other contract or agreement which contemplates or which would reasonably be expected to lead to any Competing Proposal (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the confidentiality agreement, effective as of September 24, 2010, between DePuy Orthopaedics, Inc. and Synthes USA HQ, Inc., as amended.

“contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of stockholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.22, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Substance” means (a) any material, substance or waste (i) that is listed, classified or regulated as a “hazardous waste,” “hazardous substance” or “toxic substance” pursuant to any applicable Environmental Law, or (ii) with respect to which liability or standards of conduct are imposed under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, toxic mold and radon; (e) any contaminant or pollutant; (f) any other substance, material or waste regulated by any Governmental Authority; and (g) any other substance, material or waste that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by indentures, credit agreements, loan agreements, security agreements, notes, bonds, debentures or other similar instruments, all such Indebtedness of others guaranteed by such Person, and all capital lease obligations, recorded as such under GAAP, of such Person.

“Intellectual Property” means rights in or to all (a) inventions, concepts and discoveries (whether patentable or unpatentable), patents, utility models, statutory invention registrations, certificates of invention, mask works, invention disclosures, and industrial designs, community designs and other designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (b) Trademarks; (c) works of authorship and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know how and invention rights, neighboring rights, database rights and topography rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other similar proprietary rights.

“IRS” means the United States Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule, in each case after reasonable inquiry.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“Major Market Country” means each of Germany, Japan, Switzerland and the United States.

“Material Subsidiary” means each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company.

“Non-U.S. Benefit Plan” means a Plan that is not subject exclusively to United States Law.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means April 26, 2012.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Confidentiality Agreement” means the mutual confidentiality agreement, effective as of March 28, 2011, by and between the Company and Parent.

“Parent Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect resulting from the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) any change in the market price or trading volume of the Parent Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Parent Material Adverse Effect has occurred); (ii) changes in general economic or political conditions, or in the financial, credit or securities markets in general, to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iii) changes in applicable Law or GAAP or in any interpretation thereof, to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iv) changes in the industries in which Parent and its Subsidiaries conduct their respective businesses (including legal and regulatory changes), to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement, except if such acts are directed at the properties or assets of Parent or any of its Subsidiaries; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or force majeure events, except if such events directly involve the properties or assets of Parent or any of its Subsidiaries; or (vii) the public announcement of this Agreement; or (b) would prevent consummation of the Transactions by Parent or Merger Sub or otherwise prevent either of Parent or Merger Sub from performing its respective obligations under this Agreement.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property owned by the Company or any of its Subsidiaries which are not violated in any material respect by the current use and operation of such real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the owned real property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises and (h) restrictions not materially affecting the present use of such assets or properties.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Registered Company Intellectual Property” means any (a) patents and patent applications (including provisional applications), (b) registered trademarks and applications to register trademarks (including intent-to-use applications), (c) registered copyrights and applications for copyright registration, (d) domain names and (e) other Intellectual Property that is Company Intellectual Property and is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“SIX” means the SIX Swiss Exchange, including the SIX Exchange Regulation division, the SIX Sanction Commission, the SIX Regulatory Board, the SIX Appeals Board, the SIX Board of Arbitration and any other body or division of the SIX Swiss Exchange.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Stock Value” means CHF 103.35.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Proposal (other than pursuant to clause (e) of such definition) which the Company Board reasonably determines, in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (i) more favorable to the stockholders of the Company from a financial point of view (after taking into account all of the terms and conditions of such proposal) than the Merger (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably expected to be consummated. For the purposes of the definition of ‘‘Superior Proposal”, each reference to “15%” in the definition of “Competing Proposal” shall be replaced with “50%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means (a) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Termination Fee” means $650,000,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

Section 1.02  Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Affected Employees	§ 7.05
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)

Defined Term	Location of Definition

Change in the Company Recommendation	§ 7.03(d)
Closing	§ 2.02
Company	Preamble
Company SIX Notifications and Filings	§ 4.18
Company Welfare Plan	§ 4.10(h)
Dissenting Shares	§ 3.04
Dissenting Stockholder	§ 3.04
Divestiture	§ 7.08(c)
Effective Time	§ 2.02
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Ratio	§ 2.04(a)
FDA	§ 4.21(a)
FDCA	§ 4.21(a)
Filed Parent SEC Reports	Article V
Financial Statements	§ 4.07(a)
Material Contracts	§ 4.16(a)
Medical Device	§ 4.21(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Money Laundering Laws	§ 4.22(b)
Notice of Adverse Recommendation	§ 7.03(d)
OIG	§ 4.06(b)
Offer Letters	Recitals
Parent	Preamble
Parent SEC Reports	§ 5.07(a)
Plans	§ 4.10(a)
Primary Company Executives	§ 4.10(g)
Proxy Statement	§ 7.01(a)
Registration Statement	§ 7.01(a)
Regulatory Laws	§ 4.21(a)
Restraint	§ 8.01(c)
Reverse Termination Fee	§ 9.03(b)
Shares	§ 2.04(a)
SIX Rules	§ 4.18
Social Security Act	§ 4.21(e)
Stock Consideration	§ 2.04(a)
Surviving Corporation	§ 2.01
Total Option Value	§ 3.03(a)
Voting Agreement	Recitals

Section 1.03  Interpretation; Headings.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the ‘‘Surviving Corporation”).

Section 2.02  Closing; Effective Time.  As promptly as practicable, but in no event later than the third Business Day, after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company, the parties hereto shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”); provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or waived (where permissible) on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or waived (where permissible) unless another time is agreed to in writing by Parent and the Company. Immediately prior to such filing of the Certificate of Merger, a closing of the Merger (the “Closing”) shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04  Conversion of Securities.  (a) Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 2.04(b)) shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, (i) the Cash Consideration, without interest, and (ii) that number (the “Exchange Ratio”) of validly issued, fully-paid and non-assessable shares of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the ‘‘Merger Consideration”) equal to the quotient determined by dividing the Stock Value by the Average Parent Stock Price, and rounding the result to the nearest 1/10,000 of a share of Parent

Common Stock, payable in the manner set forth in Section 3.01; provided, however, that (x) if the number determined by dividing the Stock Value by the Average Parent Stock Price is less than or equal to 1.7098, the Exchange Ratio shall be 1.7098 and (y) if the number determined by dividing the Stock Value by the Average Parent Stock Price is greater than or equal to 1.9672, the Exchange Ratio shall be 1.9672. Except as set forth in Section 2.04(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) and each holder of Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such Shares except (x) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(j)) or (y) as provided by Law.

(b) Cancellation of Certain Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.05  Certificate of Incorporation; By-laws.  (a) At the Effective Time, the Company’s certificate of incorporation shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall continue as the by-laws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 2.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01  Exchange of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Parent shall designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the exchange of Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares (other than Shares cancelled pursuant to Section 2.04(b) and Dissenting Shares), for exchange in accordance with this Article III at or prior to the Effective Time, (i) book-entry shares representing the number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.04(a), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.04(a) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 3.01(e) (such cash and book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures.  (i) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with the required indemnity) or transfer of the Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c); and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock (and no cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 3.03(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.01(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.01(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.03(e).

(d) No Further Rights in Company Common Stock.  All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f) Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c).

(h) No Liability.  None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) Withholding Rights.  Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.01(c).

Section 3.02  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such

Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.03  Company Stock Options and Company Restricted Stock Awards.  (a) Company Stock Options.  As of the Effective Time, each outstanding Company Stock Option shall be cancelled, and each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Shares subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the sum of (x) the Cash Consideration and (y) the product of the Exchange Ratio (as determined in accordance with Section 2.04(a)) multiplied by the Average Parent Stock Price (such sum, the “Total Option Value”) over (B) the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Total Option Value shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(b) Company Restricted Stock Awards.  As of the Effective Time, each outstanding Company Restricted Stock Award the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, without any interest thereon, the Merger Consideration in accordance with Articles II and III hereof, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Section 3.04  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the ‘‘Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 3.04) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses (through failure to perfect or otherwise) the right to appraisal. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost (through failure to perfect or otherwise) the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Articles II and III hereof, less applicable withholding taxes, if any, required to be withheld. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give Parent notice of any such demands prior to the Effective Time, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights.

Section 3.05  Tax Treatment.  Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the Shares for the Merger Consideration (and not as a “reorganization” described in Section 368(a) of the Code) for United States federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01  Organization and Qualification; Subsidiaries.  (a) Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to the Company’s Subsidiaries, where the failure to be so organized, existing or in good standing or to have such power, authority and governmental authorizations and approvals would not have a Company Material Adverse Effect and (ii) with respect to the Company, where the failure to have such governmental authorizations and approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of the Material Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Material Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Material Subsidiary owned by the Company, and each of its other Subsidiaries is set forth in Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02  Certificate of Incorporation and By-laws.  The Company has made available to Parent, prior to the execution of this Agreement, a complete and correct copy of the Company’s certificate of incorporation and by-laws and the equivalent organizational documents of each Material Subsidiary, in each case, as amended to the date of this Agreement. Such certificates of incorporation, by-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Material Subsidiaries is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

Section 4.03  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares and (ii) 150,000 shares of Company Preferred Stock. As of April 25, 2011, (x) 118,756,463 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (y) an additional 20,612 Shares are issued and held in the treasury of the Company and (z) 726,662 Shares are reserved for future issuance pursuant to the Company Stock Plans, of which 59,162 Shares are subject to outstanding Company Restricted Stock Awards and 667,500 Shares are subject to outstanding Company Stock Options. As of April 25, 2011, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, there are no issued, reserved for issuance or outstanding shares of capital stock, voting securities or other equity interests of the Company. Except as set forth in this Section 4.03, there are no options, calls, warrants, convertible debt, other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by the Company or any of its Subsidiaries relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All Company Stock Options and Company Restricted Stock Awards are evidenced by stock option agreements, restricted stock agreements or other award agreements, in each case, in the forms made available to Parent by the Company, and no stock option agreement, restricted stock agreement or other award agreement contains terms that are inconsistent with such forms. After the Closing, no holder of a Company Stock Option or Company Restricted Stock Award (or former holder of a Company Stock Option or Company Restricted Stock Award) or any current or former participant in the Company Stock Plans or any other Plan shall have the right thereunder to acquire any capital stock of Parent, the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests).

(b) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and each such share or interest is owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances. Except for the capital stock of, or other equity interest in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(c) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to any voting contract with respect to the voting of any such securities.

Section 4.04  Authority Relative to This Agreement; Vote Required.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting.

(c) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.

Section 4.05  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, by-laws or other equivalent organizational documents of the Company or any of its Material Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its

Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of Blue Sky Laws, any filings required to be made with the SIX, the pre-merger notification requirements of the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06  Permits; Compliance.  (a) Each of the Company and each of its Subsidiaries (i) as of the date of this Agreement, has in effect all material Company Permits and (ii) as of the Closing Date, will hold in effect all Company Permits, except, in the case of this clause (ii), where the failure to possess any of the Company Permits would not have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the material Company Permits is pending or, to the knowledge of the Company, threatened in writing. As of the Closing Date, no suspension or cancellation of any of the Company Permits will be pending or, to the knowledge of the Company, threatened in writing, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Since January 1, 2009, neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have complied in all material respects with (i) the Settlement Agreement, entered into on September 27, 2010, among the United States of America, the Office of Inspector General of the United States Department of Health and Human Services (the ‘‘OIG”), the United States Department of Defense TRICARE Management Activity, the United States Department of Veterans Affairs, the Company and Norian Corporation, (ii) the Corporate Integrity Agreement, entered into on September 23, 2010, between the OIG and the Company and (iii) the Assurance of Voluntary Compliance, entered into on May 1, 2009, between the Company and the State of New Jersey, by the Attorney General of the State of New Jersey and the New Jersey Division of Consumer Affairs. The Company and its Subsidiaries have complied with the Divestiture Agreement, entered into on September 23, 2010, among the OIG, the Company and Norian Corporation; provided, however, that the Company and its Subsidiaries may complete the Divesture (as defined in such Divesture Agreement) by a date later than May 24, 2011, so long as (x) the OIG grants an extension pursuant to the terms and conditions of such Divesture Agreement, (y) such extension does not, and would not reasonably be expected to, result in or give rise to any adverse consequence to Parent, the Company or any of their respective Subsidiaries (other than a de minimis monetary fine, penalty or payment imposed on the Company in connection with the granting of any such extension) and (z) the Divestiture is completed by the Closing Date.

Section 4.07  Financial Statements.  (a) True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended on such dates (collectively, and including the notes thereto, the “Financial Statements”) have been delivered to Parent.

(b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein and (iii) were prepared in accordance with GAAP on a consistent basis throughout the periods indicated.

(c) The Company and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d) Except as disclosed, reflected or reserved against in the Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect.

Section 4.08  Absence of Certain Changes or Events.  Since December 31, 2010, there has not been any Company Material Adverse Effect. From December 31, 2010 to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09  Absence of Litigation.  (a) As of the date of this Agreement, there is no Action that is material to the Company and its Subsidiaries, taken as a whole, pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority. As of the Closing Date, there will be no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that would have a Company Material Adverse Effect as defined in clause (a) of such definition.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, is subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, in each case, that is material to the Company and its Subsidiaries, taken as a whole. As of the Closing Date, neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, will be subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, in each case that would have a Company Material Adverse Effect.

Section 4.10  Employee Benefit Plans.  (a) Section 4.10(a) of the Company Disclosure Schedule lists all material Plans. For purposes of this Agreement, “Plans” means (i) all compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or any of its Subsidiaries has any obligation (actual or contingent) or (C) that are maintained, contributed to or sponsored, or required to be maintained, contributed to or sponsored, by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former Service Provider that provide for employment, consultancy, compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits arising from or related to the Transactions, to any current or former Service Provider. Section 4.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA. To the extent applicable, with respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule applicable to current or former Service Providers in a Major Market Country, correct and complete copies of the following have been delivered or made available to Parent by the Company: (v) all Plan documents (including all amendments and attachments thereto), or written summaries of any Plan not in writing; (w) all related trust documents, insurance contracts or other funding arrangements and the two most recent actuarial reports; (x) the two most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (y) the most recent determination letter from the IRS or other applicable Governmental Authority; and (z) the most recent summary plan description and any summary of material modification thereto. To the extent applicable, with respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule applicable to current or former Service Providers not in a Major Market Country, as soon as practicable after the date of this Agreement and in no event later than 30 days following the date of this Agreement, correct and complete copies of each of the items set forth in (v), (w), (x), (y) and (z) above, to the extent applicable, shall have been delivered or made available to Parent by the Company.

(b) Except as would not have a Company Material Adverse Effect, (i) each document prepared in connection with a Plan complies with applicable Law and each Plan has been operated and funded in accordance with its terms, applicable Law and the terms of all collective bargaining agreements or similar contracts, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, there are not any facts that would be reasonably expected to give rise to any liability in the event of any such Action.

(c) For each Plan that is intended to be qualified under Section 401(a) of the Code, the Company has (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Plan or (ii) filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle applicable to such Plan.

(d) Neither the Company nor any of its Subsidiaries has incurred any liability (actual or contingent) under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course) and no fact or event exists that could result in the incurrence by the Company or any of its Subsidiaries of such liability, except as would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(e) With respect to each Plan, except as would not have a Company Material Adverse Effect, (i) there have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) none of the Company, any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Plan or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(f) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any current or former Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans.

(g) Other than payments or benefits that may be made to the Persons listed in Section 4.10(g) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution of this Agreement or the consummation of the Transactions (alone or in connection with the termination of employment or service of any individual following, or in connection with, the Transactions) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Plan or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual. The Company has made available to Parent with respect to those employees listed in Section 4.10(g) of the Company Disclosure Schedule the following information: (i) the grant dates, exercise prices (if applicable) and vesting schedules applicable to each Company Option and each Company Restricted Stock Award, (ii) the estimated maximum payout amounts for such individuals under any agreement or arrangement in place as of the date of this Agreement pursuant to which such individual is entitled to a payment that is contingent on a change in control, and (iii) the Form W-2s for each such individual for each of the years 2006 through 2010, or in the case of employees who were hired after January 1, 2006, for all years between 2006 and 2010 for which they received a Form W-2 from the Company.

(h) Section 4.10(h) of the Company Disclosure Schedule discloses whether each Plan applicable to current or former Service Providers in a Major Market Country that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (each, a “Company Welfare Plan”) is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to Parent or any of its Subsidiaries at any time after the Effective Time. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

(i) In addition to the foregoing, with respect to each Non-U.S. Benefit Plan:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not have a Company Material Adverse Effect;

(ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, except as would not have a Company Material Adverse Effect; and

(iii) each Non-U.S. Benefit Plan is fully funded and in compliance with applicable funding requirements.

Section 4.11  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar contract applicable to any current or former Service Provider. From January 1, 2009 through the date of this Agreement, there have not been and there are no material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider or, to the knowledge of the Company, there are no such material labor disputes or work stoppages or campaigns, petitions or other activities threatened. As of the Closing Date, there will not be any labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider or, to the knowledge of the Company, there will not be any such labor disputes or work stoppages or campaigns, petitions or other activities threatened, in each case, that that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are currently in compliance with all Laws related to the employment of labor, including those related to wages, hours, classification, immigration, health, safety and collective bargaining. Except as would not result in a material liability to the Company, no current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any Plan. To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions shall trigger any consultation or similar obligations of the Company or any of its Subsidiaries with any work council or similar body required by applicable Law.

Section 4.12  Real Property; Title to Assets.  Except as would not have a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets owned or leased by it necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Liens; and (b) no uncured default exists by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any landlord, with respect to any of the leases or subleases to which it is a party and under which it is in occupancy and, to the knowledge of the Company, no event has occurred or condition exists which, with the giving of notice or lapse of time or both, would constitute such default.

Section 4.13  Intellectual Property.  (a) Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property that is owned by the Company or a Subsidiary of the Company and that is material to the Company and its Subsidiaries, taken as a whole, specifying in respect of each such item, as applicable: (i) the owner of the item; (ii) the jurisdiction in which the item is registered or in which any application for registration has been filed; (iii) the respective registration, publication or application number of the item; and (iv) the date of application, publication or registration of the item. All Registered Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, is owned by the Company or a Subsidiary of the Company free and clear of all Encumbrances or licensed to the Company or a Subsidiary of the Company.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has in the past six years infringed or is infringing (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the valid and enforceable rights of any Person’s Intellectual Property. No written claim is pending nor, to the knowledge of the Company, has a Person threatened the Company or any of its Subsidiaries (i) concerning the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries has in the past six years infringed or is infringing any Intellectual Property rights of any Person. For purposes of this Section 4.13(b), (x) any written claim that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company shall be deemed to be “threatened” rather than “pending” and (y) “knowledge of the Company” shall mean the actual knowledge of the individuals listed in Section 4.13(b) of the Company Disclosure Schedule.

(c) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any Company Intellectual Property that would have a Company Material Adverse Effect.

(d) All material Registered Company Intellectual Property that is owned by the Company or any of its Subsidiaries has been duly registered or filed with or issued by each appropriate Governmental Authority, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance and renewal fees have been timely paid to continue all such rights in effect, other than immaterial failures to be duly registered, filed, issued or paid. None of the material patents required to be listed in Section 4.13(a) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Authority. There are no ongoing interferences, oppositions, cancellations, reissues, reexaminations or other proceedings challenging any of the material Registered Company Intellectual Property owned by the Company or any of its Subsidiaries (or, to the knowledge of the Company, challenging any such material Registered Company Intellectual Property licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent or trademark office or similar administrative agency.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights (including the confidence of trade secrets) in all material Company Intellectual Property owned by the Company or any of its Subsidiaries. All Persons who have created or invented material Company Intellectual Property that is owned by the Company or any of its Subsidiaries have assigned all of their rights, title and interest therein to the Company or any of its Subsidiaries.

(f) All obligations for payment of monies due and payable by or to the Company or any of its Subsidiaries in connection with any option, right, license or interest relating to Intellectual Property (i) granted to the Company or any of its Subsidiaries or (ii) granted by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner, except as would not have a Company Material Adverse Effect.

(g) The representations and warranties contained in this Section 4.13 are the only representations and warranties being made by the Company in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

Section 4.14  Taxes.  (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries have been timely paid or, in the case of Taxes not yet due or which are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the Financial Statements. There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable, and Tax liens being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, in accordance with GAAP, on the Financial Statements.

(c) Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) Section 4.14(d) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of each United States federal and state income Tax Return of the Company and its Subsidiaries for which a waiver of the relevant statute of limitations is outstanding. Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) has liability for payment of any amount as a result of being party to any Tax Sharing

Agreement or (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was the Company).

(h) Section 4.14(h) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries owns or leases any material interest in real property.

(i) Section 4.14(i) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries files any material Tax Returns.

(j) As of the date of this Agreement, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(k) The Company and each of its Subsidiaries have disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code and have properly prepared all applicable documentation described in Section 6662(e)(3) of the Code and the regulations thereunder.

(l) Neither the Company nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method or open transaction method of accounting; (iv) deferral of cancellation of indebtedness income pursuant to Section 108(i) of the Code; or (v) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

(n) The Company has made available to Parent all U.S. transfer pricing studies for taxable periods beginning after December 31, 2006, regarding the transfer pricing methodology of the Company and its Subsidiaries for purposes of Section 482 of the Code (or similar provision of state, local or foreign Law).

Section 4.15  Environmental Matters.  Except as would not have a Company Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of its current or former Subsidiaries has any liability for any off-site contamination by or disposal of Hazardous Substances; (d) none of the Company or any of its current or former Subsidiaries has any liability under any Environmental Law (including pending or threatened liens, including with respect to exposure to Hazardous Substances and including with respect to any liabilities it has assumed or retained); (e) each of the Company and its Subsidiaries has all Environmental Permits necessary for their respective operations; and (f) each of the Company and its Subsidiaries is in compliance with its Environmental Permits.

Section 4.16  Material Contracts.  (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (such contracts, whether or not set forth on Section 4.16 of the Company Disclosure Schedule and including any contract entered into after the date hereof in accordance with the terms of this

Agreement that would have been required to be set forth on Section 4.16 of the Company Disclosure Schedule if it had been entered into as of the date of this Agreement, the “Material Contracts”):

(i) all joint venture contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(ii) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries and requiring payments by the Company in any fiscal year in excess of $500,000.00 (or its equivalent in another currency);

(iii) all contracts relating to Indebtedness (including commitments to provide Indebtedness) of the Company or any of its Subsidiaries in excess of $5,000,000.00 (or its equivalent in another currency);

(iv) all contracts (A) that limit, or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than the Company and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment (for purposes of this Section 4.16(a)(iv)(A) only and without any change to the definition of “Material Contracts”, except agreements entered into in the ordinary course of business with the Company’s distributors) and (B) that limit, or purport to limit, in any respect, the ability of any of the Company’s Affiliates (other than the Company’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment;

(v) all material Company IP Agreements, except for shrink-wrap or click-wrap licenses for off the shelf computer software;

(vi) each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, except for contracts providing for indemnification or reimbursement of expenses for officers or directors of the Company or any of its Subsidiaries;

(vii) all contracts that are material to the Company and its Subsidiaries, take as a whole, and that relate to the sale, supply, licensing, co-promotion, marketing or manufacturing of (A) any products or services of the Company or any of its Subsidiaries or (B) any products of a third party licensed by the Company or any of its Subsidiaries;

(viii) all contracts relating to research or development, clinical studies to gather safety and effectiveness data about a medical device to support a “premarket application” or “premarket notification” pursuant to 21 CFR 807, Subpart E, 21 CFR 814 and 21 CFR 812, or with any distributor of (A) any products or services of the Company or any of its Subsidiaries or (B) any products of a third party licensed by the Company or any of its Subsidiaries; and

(ix) all contracts that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms against the Company or such Subsidiaries and, to the knowledge of the Company, the other parties thereto, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a material breach or violation of, or default under, any Material Contract and (iii) as of the Closing Date, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract that is uncured or unresolved as of the Closing Date. As of the date of this Agreement, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any Material Contract that remains uncured or unresolved.

Section 4.17  Insurance.  Section 4.17 of the Company Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any of its Material Subsidiaries (or their respective assets or business) with policy periods in effect as of the date of this Agreement, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither the Company nor any of its Material Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default under, or permit termination or modification of, any such insurance policy. The Company or its relevant Material Subsidiary has paid all premiums under each such insurance policy, and, as of the date of this Agreement, no written notice of cancellation has been received by the Company under any such insurance policy.

Section 4.18  SIX Filings.  Since January 1, 2009, the Company has complied in all material respects with the relevant rules, regulations, directives, circulars, forms, schemes, requests and other requirements of the SIX (collectively, the “SIX Rules”). The Company has (a) made all publications, announcements and other notifications required to be made by it under the SIX Rules and (b) filed all forms, reports, statements, schedules and other information required to be filed by it with the SIX, in each case, since January 1, 2009 (collectively, the ‘‘Company SIX Notifications and Filings”). The Company SIX Notifications and Filings (i) at the time they were made or filed, as applicable, and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of Switzerland Law and the SIX Rules and (ii) did not, at the time they were made or filed, as applicable, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX regarding the Company or the listing of its Shares on the SIX. As of the Closing Date, there will not be any unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX regarding the Company or the listing of its Shares on the SIX) that would have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, there are no unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX with respect to current or former Service Providers. As of the Closing Date, there will not be any unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX with respect to current or former Service Providers that would have a Company Material Adverse Effect.

Section 4.19  Opinion of Financial Advisor.  The Company Board has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock (other than the holders entering into the Voting Agreement and their respective affiliates) is fair, from a financial point of view, to such holders. A signed copy of such opinion will be delivered to Parent, solely for informational purposes, after receipt thereof by the Company Board.

Section 4.20  Brokers.  No broker, finder, financial advisor or investment banker (other than Credit Suisse Securities (USA) LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all contracts under which any such fees or commissions are payable and all indemnification and other contracts related to the engagement of the Persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors, investments bankers (including Credit Suisse Securities (USA) LLC), legal counsel and other Persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.20 of the Company Disclosure Schedule.

Section 4.21  Regulatory Compliance.  (a) As to each product subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries (a ‘‘Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, except for failures in compliance that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device of any Law. As of the Closing Date, neither the Company nor any of its Subsidiaries has received any written notice or anticipates any receipt, notice or other communication from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Medical Device of any Law, in the case of (i) and (ii), that are uncured or unresolved as of the Closing Date and that would have a Company Material Adverse Effect.

(b) (i) From January 1, 2009 to the date of this Agreement, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) and (ii) as of the date of this Agreement, none of the actions described in the immediately preceding clause (i) is under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. As of the Closing Date, (x) no Medical Device will be the subject of any recall, withdrawal, suspension, seizure or discontinuance (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), where such recall, withdrawal, suspension, seizure or discontinuance would have a Company Material Adverse Effect and (y) none of the actions described in, and that would have the effect described in, the immediately preceding clause (x) will be under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. To the Company’s knowledge, there is no proceeding against the Company or any of its Subsidiaries or any licensee of any Medical Devices (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, which would have a Company Material Adverse Effect.

(c) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with Sec. 510 of the FDCA (21 U.S.C. § 360) and Sec. 515 of the FDCA (21 U.S.C. § 360e) and 21 C.F.R. Parts 812 and 814, respectively, and all other Regulatory Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which would not have a Company Material Adverse Effect. In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for any such failures to be in compliance which would not have a Company Material Adverse Effect.

(d) No article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other

Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws), except for failures to be in compliance with the foregoing that would not have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other Regulatory Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or any other Regulatory Law or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Regulatory Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

(f) Since January 1, 2009 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged. As of the Closing Date, neither the Company nor any of its Subsidiaries will have received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, in each case where such action would have a Company Material Adverse Effect.

(g) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA or any other Regulator Law, (ii) the Social Security Act or any similar Law in any foreign jurisdiction or (iii) regulations of the OIG or any similar Law in any foreign jurisdiction, in each case that would have a Company Material Adverse Effect.

Section 4.22  Foreign Corrupt Practices Act.  (a) None of the Company, any of its Subsidiaries, any of their respective officers or employees, and, to the knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the United States Foreign Corrupt Practices Act). There are no internal investigations and, to the knowledge of the Company, no pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.22(a). To the knowledge of the Company, (x) none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and (y) there are no familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. As of the date of this Agreement, no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened. As of the Closing Date, no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws will be pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, will any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws be pending or threatened, in each case, except for those that are uncured or unresolved as of the Closing Date and that would not have a Company Material Adverse Effect.

(c) As of the date of this Agreement, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened. As of the Closing Date, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) will be subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions will be pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, will any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions be pending or threatened, in each case, except as would not have a Company Material Adverse Effect.

Section 4.23  Rights Agreement; State Takeover Statutes.  (a) The Company is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b) The Company Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other Transactions, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other Transactions.

(c) To the knowledge of the Company, no foreign takeover statute or other foreign Law relating to, or that imposes conditions or restrictions on, the consummation of business combinations, acquisitions or similar corporate transactions (other than applicable antitrust, competition, fair trade or similar Laws), including under the laws of Switzerland or the SIX Rules, applies to this Agreement, the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as disclosed in the Parent SEC Reports filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to possess such governmental approvals would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02  Certificate of Incorporation and By-laws.  Parent has made available to the Company, prior to the execution of this Agreement, a complete and correct copy of the certificate of incorporation and by-laws of Parent and of Merger Sub, each as amended to the date of this Agreement. Such certificates of incorporation and by-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

Section 5.03  Capitalization.  (a) The authorized capital stock of Parent consists of (i) 4,320,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of preferred stock, no par value. As of April 25, 2011, (w) 3,119,842,548 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non assessable, (x) 380,376,252 shares of Parent Common Stock are held in the treasury of Parent (of which 1,916,404 shares of Parent Common Stock are held by Subsidiaries of Parent), (y) 230,835,749 shares of Parent Common Stock are subject to outstanding equity-based awards granted pursuant to Parent’s stock incentive plans and (z) there are no outstanding shares of preferred stock. Except as set forth in this Section 5.03 and except for stock options granted pursuant to the stock option plans of Parent and shares of Parent Common Stock issuable upon conversion of outstanding convertible debt of Alza Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by Parent or Merger Sub relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.04 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or by-laws or other equivalent organizational documents or any agreement to which Parent is a party or is bound, (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) will be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.04  Authority Relative to This Agreement; No Vote Required.  (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or by-laws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

Section 5.05  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, by-laws or other equivalent organizational documents of either Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii) of this Section 5.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with the NYSE, the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

Section 5.06  Financing.  Parent has and will as of the Closing have, and will make available to Merger Sub, sufficient funds to permit Merger Sub to consummate the Merger.

Section 5.07  SEC Filings; Financial Statements; Absence of Changes.  (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved, pending or, to the knowledge of Parent, threatened proceedings, requests or inquiries of, or investigations by the SEC with respect to the Parent SEC Reports. As of the Closing Date, there will not be any outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports that would have a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened regarding any accounting practices of Parent or any of its Subsidiaries. As of the Closing Date, none of the Parent SEC Reports will be the subject of ongoing SEC review and there will not be any inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or, to the knowledge of Parent, threatened regarding any accounting practices of Parent or any of its Subsidiaries, in each case, except as would not have a Parent Material Adverse Effect.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d) Except as disclosed, reflected or reserved against in the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Filed Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would have a Parent Material Adverse Effect.

(e) Since December 31, 2009, (i) there has not been any Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.08  Absence of Litigation.  There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that would have a Parent Material Adverse Effect (as defined in clause (a) of such definition). Neither Parent nor any of its Subsidiaries, nor any material property or asset of Parent or any of its Subsidiaries, is subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, in each case that would have a Parent Material Adverse Effect (as defined in clause (a) of such definition).

Section 5.09  Operations of Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.10  Ownership of Company Common Stock.  None of Parent, Merger Sub or any direct or indirect Subsidiary of Parent owns any shares of Company Common Stock.

Section 5.11  Brokers.  No broker, finder, financial advisor or investment banker (other than Goldman Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger.  (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as contemplated or permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall in all material respects be conducted only in, and the Company and its Subsidiaries shall not take any action except, in all material respects, in the ordinary course of business and in a manner consistent in all material respects with past practice, and the Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to preserve substantially intact their business organization and maintain and preserve intact their current relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, as contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance on, or permit an Encumbrance to exist on, any shares of any class of capital stock of the Company or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on, or permit an Encumbrance to exist on, any properties or other assets or any interests therein of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except for sales of inventory and used equipment in the ordinary course of business and in a manner consistent with past practice;

(iv) declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(vi) (A) acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof; (B) except for borrowings under the Company’s existing credit facility as in effect on the date of this Agreement, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except to employees in the ordinary course of business and in a manner consistent with past practice or to the Company or any wholly owned Subsidiary of the Company; or (C) authorize or make any commitments with respect to any capital expenditures in excess of the aggregate amount set forth in the budget of the Company for the calendar year 2011, set forth in Section 6.01(b)(vi) of the Company Disclosure Schedule;

(vii) modify in any material respect any accounting policies or procedures, other than as required by GAAP or Law;

(viii) (A) except as required by applicable Law, make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (D) file any amended Tax Return; (E) file any claim for refund of a material amount of Taxes; (F) enter into any closing agreement relating to a material amount of Taxes; or (G) waive or extend the statute of limitations in respect of material Taxes, in each case outside of the ordinary course of business and, to the extent applicable, in a manner consistent with past practice;

(ix) (A) abandon, disclaim, dedicate to the public, sell, transfer, assign or grant any security interest in, to or under any material Company Intellectual Property or material Company IP Agreement; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property; (C) disclose or allow to be disclosed any material confidential information to any Person, other than to Persons that are subject to a customary confidentiality or non-disclosure covenant protecting against further disclosure thereof; or (D) adversely amend or modify any rights to any material Company Intellectual Property in any material respect;

(x) except as required to ensure that any Plan is not then out of compliance with applicable Law or the terms of such Plan on the date hereof, (A) adopt, enter into, terminate or amend any collective bargaining agreement or similar contract or any Plan; (B) other than periodic base salary raises in the ordinary course of business and in a manner consistent with past practice or in connection with ordinary course promotions for employees below the level of Vice President, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former Service Provider; (D) grant any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any Plans or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder; or (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Plan or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined;

(xi) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) that are material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Financial Statements (or the notes thereto) of the Company (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and in a manner consistent with past practice; (B) cancel any material Indebtedness; or (C) waive or assign any claims or rights of material value;

(xii) (A) enter into, (B) terminate or cancel, except when it may be commercially reasonable to do so (so long as the Company consults in advance with the Company and in good faith takes Parent’s views into account with respect to any contract set forth under clauses (v), (vii) or (viii) in Section 4.16 of the Company Disclosure Schedule), (C) fail to exercise a right to renew on terms commercially reasonable to the Company, or (D) modify or amend in any material respect, any Material Contract;

(xiii) enter into, modify, amend or terminate any contract, or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xiv) enter into any contract that is material to the Company and its Subsidiaries, taken as a whole, to the extent consummation of the transactions contemplated by this Agreement would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such contract;

(xv) authorize, apply for, or cause to be approved, the listing of Shares on any stock exchange (other than SIX); or

(xvi) authorize or agree to do any of the foregoing.

Section 6.02  Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (a) as contemplated or permitted by any other provision of this Agreement or (b) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not do any of the following:

(i) amend or otherwise change its certificate of incorporation or by-laws, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transactions and (y) adversely affect the stockholders of the Company in any material respect differently than the stockholders of Parent;

(ii) declare, set aside, make or pay any extraordinary or special dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) (A) acquire or merge with any business, Person or division thereof, or enter into any joint venture, within the orthopedics market, if the entering into of a definitive agreement relating to such acquisition, merger or joint venture or the consummation of such acquisition, merger or joint venture would be reasonably likely to materially delay, materially impede or prevent the consummation of the Transactions (including the satisfaction of the conditions set forth in Section 8.01(d) and 8.02(d)); or (B) acquire or merge with any business, Person or division thereof, if the entering into of a definitive agreement relating to such acquisition or merger or the consummation of such acquisition or merger would be reasonably likely to materially delay the effectiveness of the Registration Statement; or

(iv) authorize or agree to do any of, the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Registration Statement; Proxy Statement.  (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

(b) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company promptly after receiving oral or written notice of (i) the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger, or (iv) any oral or written request by the SEC for amendment of the Registration Statement or SEC comments thereon or requests by the SEC for additional information. Parent shall promptly provide the Company with copies of any written communication from the SEC and the Company shall cooperate with Parent’s preparation of appropriate responses thereto (and Parent will provide the Company with copies of any such responses given to the SEC) and modifications to the Registration Statement as shall be reasonably appropriate.

(c) Parent represents and warrants to the Company that the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or Merger Sub, or their respective Affiliates or Representatives, shall be discovered by Parent or the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act.

(d) The Company represents and warrants to Parent that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the Company or any of its Subsidiaries, or their respective Affiliates or Representatives, shall be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 7.02  Company Stockholders’ Meeting.  Subject to Section 7.03(d), the Company shall (a) take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval and (b) solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Subject to Section 7.03(d), the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to clause (a) of the first sentence of this Section 7.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or any Change in the Company Recommendation.

Section 7.03  No Solicitation of Transactions.  (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any other action to facilitate or knowingly encourage any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into any Competing Transaction Agreement, (v) take any action to approve a third party becoming an “interested stockholder”, or to approve any transaction, for purposes of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.03(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) The Company shall promptly advise Parent orally and in writing of any Competing Proposal or any bona fide inquiry relating to or that could reasonably be expected to lead to any Competing Proposal, the financial and other material terms and conditions of any such Competing Proposal or bona fide inquiry (including any changes thereto) and the identity of the Person making any such Competing Proposal or bona fide inquiry. The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Competing Proposal or bona fide inquiry and (ii) provide to Parent, as soon as reasonably practicable after receipt or delivery thereof, with copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal or bona fide inquiry exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Proposal or bona fide inquiry (or its Representatives), on the other hand.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company may, subject to compliance with Section 7.03(b), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing Proposal so long as such Competing Proposal did not result from a breach of this Section 7.03 and, prior to furnishing such information and entering into such discussions, the Company Board has (i) reasonably determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that (A) such Competing Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, (ii) provided all such information to Parent (or provides such information to Parent substantially concurrent with the time it is provided to such Person), and (iii) obtained from such Person an Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify, modify or amend, or propose publicly to withdraw, qualify, modify or amend, the Company Recommendation or (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing Proposal or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the Company Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval and subject to compliance with Section 7.03(b), the Company Board determines in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law, then the Company Board may make a Change in the Company Recommendation; provided, however, that no Change in the Company Recommendation may be made that relates to a Competing Proposal unless such Competing Proposal constitutes a Superior Proposal; provided further that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation until after the fifth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in the Company Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be a two Business Day period). The Company agrees that, during the applicable five or two Business Day notice period prior to the Company Board making a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to make a Change in the Company Recommendation, the Company Board shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(e) Any disclosure that the Company Board is required to make under applicable Law will not constitute a violation of this Section 7.03; provided, however, that neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation in connection with such disclosure.

Section 7.04  Access to Information; Confidentiality.  (a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law or Order at the Effective Time); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law or Order at the Effective Time); provided, however, that the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

(b) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, provide to the Company and the Company’s Representatives access at reasonable times upon prior notice to Parent’s personnel and records (i) on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 8.03 are satisfied.

(c) All information obtained by the parties hereto pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement and the Parent Confidentiality Agreement.

(d) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05  Employee Benefits Matters.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to (in which case the Surviving Corporation and its Subsidiaries shall), provide the employees of the Company or its Subsidiaries who continue to be employed by the Company or the

Surviving Corporation after the Closing Date (collectively, the ‘‘Affected Employees”) with a base salary or wage rate, bonus opportunity (other than with respect to any participant in the Company’s Global Executive Incentive Compensation Plan as of the Closing Date) and a level of employee benefit plans and arrangements (excluding any equity-based compensation, defined benefit pension or post-employment health or post-employment welfare benefits) that are no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Closing Date, and with respect to participants in the Company’s Global Executive Incentive Compensation Plan as of the Closing Date, a bonus opportunity that is no less favorable in the aggregate than that provided to similarly situated employees of Parent. Affected Employees shall receive credit (a) for purposes of vesting under Parent’s defined benefit pension plan, (b) for purposes of eligibility and calculation of benefits for vacation and paid time off under Parent’s vacation and paid time off programs, (c) for purposes of eligibility under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (d) for purposes of eligibility and vesting under Parent’s 401(k) plan and (e) unless covered under another arrangement with or of the Company, for purposes of eligibility, vesting and calculation of benefits under Parent’s severance plan (in the case of each of clauses (a), (b), (c), (d) and (e), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of benefit accrual under any of the foregoing employee benefit plans of Parent and not for purposes of eligibility, vesting or benefit accrual under any other employee benefit plan of Parent. Parent shall enroll the Affected Employees in the severance plans of Parent, or a Subsidiary of Parent, at the same level of benefits as similarly situated employees of Parent, except to the extent, and for so long as, an Affected Employee is covered by another arrangement. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs. This Section 7.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.05, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.05. Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company, its Subsidiaries or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Section 7.06  Directors’ and Officers’ Indemnification and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation and by-laws of the Company or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 7.06 and pursuant to the terms of the certificate of incorporation or by-laws of the Company as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such certificate of incorporation or by-laws following the Effective Time (including in connection with the filing of the Certificate of Merger).

(b) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an amount in excess of 300% of the last annual premium paid by the Company for such insurance; provided, further, that, if the amount necessary to procure such insurance coverage exceeds such maximum amount, Parent shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

(c) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06.

Section 7.07  Notification of Certain Matters.  (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08  Reasonable Best Efforts; Further Action.  (a) Parent, Merger Sub and the Company shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the Transactions, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the Transactions and all parties hereto will cooperate fully with the other parties hereto in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and Orders. Upon the terms and subject to the conditions of this Agreement, each party hereto agrees to make any appropriate filings, if necessary or advisable (in the opinion of Parent), pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws with respect to the Transactions as promptly as practicable and to supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws. All antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act, the EU Merger Regulation and other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, as applicable.

(b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.08(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder. The Company shall use its reasonable best efforts to provide or cause to be provided promptly to Parent all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to these filings or in connection with any other review or investigation of the Transactions by a Governmental Authority. The Company

shall use its reasonable best efforts to provide or cause to be provided promptly all assistance and cooperation to allow Parent to prepare and submit any filings or submissions under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, including providing to Parent any information that Parent may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided, however, that, with respect to the jurisdictions referenced in Section 8.01(d), Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of obtaining antitrust or competition clearance in those jurisdictions and consult with the Company prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with Governmental Agencies in those jurisdictions. The Company shall consult with Parent prior to taking any material substantive position with respect to the filings under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Authority. With respect to the jurisdictions referenced in Section 8.01(d), each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities in those jurisdictions with respect to such filings. Each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws. The parties to this Agreement shall, and shall cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Parent and the Company shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the Transactions as promptly as practicable, and in any event prior to the Outside Date, including, subject to the last sentence of this Section 7.08(c), proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their assets, properties or businesses, and the entrance into such other arrangements, as are necessary or reasonably advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, subject to the last sentence of this Section 7.08(c), Parent and the Company shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date; provided, however, that such litigation in no way limits the obligations of the parties to comply with their reasonable best efforts obligations under the terms of this Section 7.08. Parent shall have the sole and exclusive right to direct and control any litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to cooperate with Parent with respect thereto; provided, however, that, with respect to the jurisdictions referenced in Section 8.01(d), Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of the defense of any such litigation and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or entering into any negotiations concerning such litigation. Notwithstanding the foregoing or any other provision of this Agreement, (i) none of Parent and any of its Subsidiaries and Affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, of (each, a “Divestiture”), any assets or businesses of DePuy, Inc. or any of its Subsidiaries or of the Company or any of its Subsidiaries that, in the aggregate, are material relative to (A) DePuy, Inc. and its Subsidiaries, taken as a whole, or (B) the Company and its Subsidiaries, taken as a whole, and (ii) the Company, only at the direction of Parent (in connection with satisfying the foregoing obligations), shall agree to any Divestiture of any of its assets or the assets of any of its Subsidiaries or Affiliates so long as such Divestiture is conditioned on the consummation of the Merger.

(d) With respect to the jurisdictions referenced in Section 8.01(d), Parent shall, to the extent practicable and permitted by the relevant Governmental Authority, give the Company (through its counsel) the opportunity to attend and participate in all substantive meetings, telephone calls or discussions in respect of any filings, investigation (including settlement of the investigation), litigation or other inquiry; provided that, Parent or its representatives may conduct such a meeting, telephone call or discussion without the Company or its representatives present if Parent determines in good faith, taking into account the relevant facts and circumstances at the time (including the nature of the jurisdiction and the relevant Governmental Authority in question), that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the Outside Date; and provided further that to the extent practicable, Parent shall consult with the Company in advance and consider in good faith the view of the Company in making any such determination.

(e) Each party hereto shall and shall cause its respective Subsidiaries to respond as promptly as reasonably practicable and advisable to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with any antitrust or competition matters related to this Agreement and the Transactions. The Company and its Subsidiaries shall not, but Parent may if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the Outside Date, extend any waiting period or agree to refile under the HSR Act, the EU Merger Regulation or any other applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Laws.

(f) The Company and the Company Board shall use their reasonable best efforts to (i) ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other Transactions, ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other Transactions.

Section 7.09  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.10  Consents of Accountants.  Parent and the Company will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 7.11  Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the Company shall cooperate with Parent to the extent reasonably necessary with respect to such listing.

Section 7.12  Public Announcements.  The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 7.12 shall terminate upon a Change in the Company Recommendation; provided, further, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly or approved by Parent and the Company and do not reveal material, nonpublic information regarding the other party.

Section 7.13  Certain Tax Matters.  During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (a) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with, to the extent applicable, past practice, (b) pay all Taxes due and payable in respect of such Tax Returns, (c) accrue a reserve in the applicable books and financial statements in accordance with past practices for all Taxes payable for which no Tax Return is due prior to the Closing Date and (d) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (in each case with respect to Taxes) that becomes pending against or with respect to the Company or any of its Subsidiaries. The Company shall deliver to Parent on or prior to the Closing Date a properly executed statement signed by the Company to the effect that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 7.14  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 7.15  Other Actions.  (a) The Company and its Subsidiaries shall comply in all material respects with the terms and conditions of (i) the Settlement Agreement, entered into on September 27, 2010, among the United States of America, the OIG, the United States Department of Defense TRICARE Management Activity, the United States Department of Veterans Affairs, the Company and Norian Corporation and (ii) the Corporate Integrity Agreement, entered into on September 23, 2010, between the OIG and the Company.

(b) The Company and its Subsidiaries shall (i) comply with the terms and conditions of the Divestiture Agreement, entered into on September 23, 2010, among the OIG, the Company and Norian Corporation and (ii) complete the Divestiture (as defined in such Divestiture Agreement) by May 24, 2011; provided, however, that the Company and its Subsidiaries may complete the Divesture by a later date (but in no event later than the Closing Date) if (x) the OIG grants an extension pursuant to the terms and conditions of such Divesture Agreement and (y) such extension does not, and would not reasonably be expected to, result in or give rise to any adverse consequence to Parent, the Company or any of their respective Subsidiaries (other than a de minimis monetary fine, penalty or payment imposed on the Company in connection with the granting of any such extension).

Section 7.16  Delisting of Shares.  The Company shall use its reasonable best efforts to cause (a) the delisting of the Shares on the SIX and (b) the Shares to cease trading on the Closing Date. The Company shall timely file for the approval of the delisting with the SIX and, if necessary, shall timely request for the shortening of the continued listing period under the SIX Rules.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(c) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”); provided, however, that any antitrust, competition, fair trade or similar Law or Order (whether temporary, preliminary or permanent) which has such an effect shall constitute a “Restraint” only if it arises in the United States, the European Union or a jurisdiction specified in Section 8.01(d) of the Company Disclosure Schedule.

(d) Regulatory Approvals.  (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) the approval of the European Commission of the Transactions shall have been obtained pursuant to the EU Merger Regulation (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the Transactions under the EU Merger Regulation); and (iii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the Company Disclosure Schedule shall have been obtained or terminated or shall have expired.

(e) NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.03, 4.04, 4.05(a)(i), 4.08 (but only with respect to clause (b) of the second sentence thereof and only as it relates to the covenant set forth in Section 6.01(b)(x)), 4.16(a)(iv)(B), Section 4.20 and Section 4.23(a) and the first sentence of Section 4.23(b) of this Agreement that are qualified as to materiality or by reference to Company Material Adverse Effect shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) No Litigation.  There shall not be pending any suit, action or proceeding with respect to any antitrust, competition, fair trade or similar Law by any Governmental Authority in the United States, the European Union or in any jurisdiction specified in Section 8.01(d) of the Company Disclosure Schedule (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Merger Sub or any other Subsidiary or Affiliate of Parent any damages that would meet the materiality standard set forth in the last sentence of Section 7.08(c), (ii) seeking to impose limitations on the ability of Parent or any Subsidiary or Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation,

(iii) seeking to prohibit Parent or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or Affiliates, (iv) seeking any Divestiture that is not required to be effected pursuant to the terms of this Agreement or (v) that would have a Company Material Adverse Effect or Parent Material Adverse Effect.

(e) Restraints.  No Restraint arising under an antitrust, competition, fair trade or similar Law or Order that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (v) of paragraph (d) of this Section 8.02 shall be in effect.

Section 8.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Section 5.10 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) The representations and warranties of Parent and Merger Sub contained in Section 5.04 and Section 5.05(a)(i) of this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect shall be true and correct, and such representations and warranties of Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and (iii) all other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (iii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein), individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company, duly authorized by the Parent Board and the Company Board, respectively; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act, the EU Merger Regulation or any other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws), Section 8.01(d), Section 8.02(d) or Section 8.02(e), then Parent or the Company may extend the Outside Date for an additional 60 calendar days by delivery of written notice of such extension to the other party not less than five Business Days prior to the original Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(ii) any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting; or

(c) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured or has not been cured on or before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either of Parent or Merger Sub is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii) if a Change in the Company Recommendation shall have occurred;

(iii) if the Company Board fails publicly to reaffirm the Company Recommendation within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Competing Proposal that has been publicly announced or that has become publicly known; or

(iv) if any Restraint arising under an antitrust, competition, fair trade or similar Law or Order having the effects referred to in clauses (i) through (v) of Section 8.02(d) shall be in effect and shall have become final and nonappealable; provided, however, that Parent shall have complied in all material respects with its obligations under Section 7.08; or

(d) by the Company, upon a breach by either of Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured or has not been cured on or before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Company is in material breach of its representations, warranties or covenants as of the time of such purported termination.

Section 9.02  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.20, Section 5.11, Section 7.04(c), Section 9.03 and Article X, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the Parent Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03  Fees and Expenses.  (a) The Company agrees that if:

(i) Parent terminates this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii); or

(ii) (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held prior to the date of such termination) or Section 9.01(b)(iii), (B) prior to the termination of this Agreement, a Competing Proposal shall have been publicly announced or shall have become publicly known, and (C) on or prior to the date that is 12 months after the date of such termination, the Company enters into a Competing Transaction Agreement or the transactions contemplated by a Competing Proposal are consummated; provided, however, that for purposes of this Section 9.03(a)(ii), all references to 15% in the definition of “Competing Proposal” shall be replaced with references to 35%.

then, in any such event, the Company shall pay to Parent (x) on the second Business Day following Parent’s termination of this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii) or (y) on the date of the first to occur of the events referred to in Section 9.03(a)(ii)(C), the Termination Fee, which amount shall be payable in cash in immediately available funds.

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.01(b)(i), Section 9.01(b)(ii) or Section 9.01(c)(iv) and (ii) at the time of such termination all of the conditions set forth in Article VIII have been satisfied or waived (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) except for any of the conditions set forth in Section 8.01(c), Section 8.01(d), Section 8.02(d) and Section 8.02(e), then Parent shall pay to the Company a fee equal to $650.0 million (the “Reverse Termination Fee”), by wire transfer on the first Business Day following the date of termination of this Agreement.

(c) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except expenses incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement which shall be shared equally by Parent and the Company.

(d) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) and 9.03(b) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 9.03(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit or (ii) if Parent fails promptly to pay the amount due pursuant to Section 9.03(b), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Reverse Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the amount of the Termination Fee or Reverse Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A., in effect on the date such payment was required to be made.

Section 9.04  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.06  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its board of directors or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of its board of directors to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.05, Section 7.06 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention:  Office of the General Counsel
Facsimile:  (732) 524-2788

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475

Attention:	Robert I. Townsend III
Damien R. Zoubek
Telephone:      212-474-1000
Facsimile:       212-474-3700

Email:	rtownsend@cravath.com
dzoubek@cravath.com

if to the Company:

Synthes, Inc.
1302 Wrights Lane East
West Chester, Pennsylvania 19380
Attention:  General Counsel
Telephone: 610-719-5215
Facsimile:  610-719-5141
Email:       carlson.terry@synthes.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Attention:	Creighton O’M. Condon
Christa A. D’Alimonte
Telephone:      212-848-4000
Facsimile:      212-848-7179

Email:	ccondon@shearman.com
cdalimonte@shearman.com

Section 10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment.  This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule), the Voting Agreement, the Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.05  Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06  Specific Performance.  The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts.

Section 10.08  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON & JOHNSON

By	/s/ William C. Weldon
Name:     William C. Weldon

Title:	Chairman, Board of Directors, and
Chief Executive Officer

SAMSON ACQUISITION CORP.

By	/s/ Aileen P. Stockburger
Name:     Aileen P. Stockburger

Title:	President

SYNTHES, INC.

By	/s/ Hansjörg Wyss
Name:     Hansjörg Wyss

Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 26, 2011 (this “Agreement”), between Johnson & Johnson, a New Jersey corporation (“Parent”), Mr. Hansjörg Wyss (“Mr. Wyss”), Ms. Amy Wyss (“Ms. Wyss”), the AW 2010 GRAT (the “2010 GRAT”) and the Wyss 1989 Distributive Trust (the “Distributive Trust” and, together with the 2010 GRAT, Mr. Wyss and Ms. Wyss, the “Shareholders”).

WHEREAS, as of the date hereof, the Shareholders own beneficially and of record certain shares of common stock, par value CHF 0.001 per share (“Company Common Stock”), of Synthes, Inc., a Delaware corporation (the “Company”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Samson Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Merger Agreement), a draft of which has been made available to the Shareholders, which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Shareholders hereby agree as follows:

1. Representations and Warranties.  The Shareholders represent and warrant that:

(a) (i) Schedule I to this Agreement sets forth, opposite each Shareholder’s name, the number of shares of Company Common Stock (“Voting Shares”) that each Shareholder owns beneficially and of record or otherwise has the power to vote as of the date of this Agreement and that are subject to this Agreement, (ii) the Shareholders have good and valid title to the Voting Shares, free and clear of any Encumbrances and commitments of any kind (other than pursuant to this Agreement) and, in the case of the 2010 GRAT and the Distributive Trust, any claims under such trust by any beneficiary thereof to such Voting Shares, (iii) the Shareholders have the sole power to vote all of the Voting Shares without restriction (other than as contemplated by this Agreement), (iv) any proxies heretofore given in respect of any or all of the Voting Shares have heretofore been revoked and (v) the Shareholders do not have any other interest in any shares of Company Common Stock or any other shares of capital stock or other equity interests or voting securities of the Company, except as set forth on Schedule II to this Agreement. If, after the date of this Agreement, the Shareholders purchase or otherwise acquire the power to vote shares of Company Common Stock not set forth in Schedule I, such shares of Company Common Stock shall be subject to the terms of this Agreement and shall be deemed to be Voting Shares for all purposes of this Agreement as if those shares were owned by the Shareholders on the date of this Agreement.

(b) in the case of the 2010 GRAT and the Distributive Trust, (i) each is duly formed and validly existing under the laws of its jurisdiction of formation pursuant to a declaration of trust or similar trust formation document currently in effect and (ii) the Person executing this Agreement on behalf of each of the 2010 GRAT and the Distributive Trust is a trustee thereof and is authorized to act on behalf of and bind the 2010 GRAT and the Distributive Trust, respectively;

(c) (i) the Shareholders have all necessary capacity, competency, power and authority to enter into this Agreement (including, in the case of the 2010 GRAT and the Distributive Trust, all necessary capacity, power and authority under its respective trust documents), (ii) the execution and delivery of this Agreement and the performance of their obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary actions on the part of the Shareholders (including, in the case of the 2010 GRAT and the Distributive Trust, by its respective trustee and any beneficiary of the Trust), (iii) the Shareholders have validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law) and (iv) in the case of Mr. Wyss and Ms. Wyss, if Voting Shares of Mr. Wyss or Ms. Wyss, as the case may be, constitute community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Mr. Wyss’s spouse or Ms. Wyss’s spouse, as the case may be, enforceable against such spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law); and

(d) (i) no filing with and no notification to, and no permit, authorization, consent or approval of any Governmental Authority is necessary on the part of the Shareholders for the execution, delivery and performance of this Agreement by the Shareholders and, except as contemplated by the Merger Agreement, the consummation by the Shareholders of the transactions contemplated hereby and thereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby or compliance by the Shareholders with any of the provisions hereof shall conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or any obligation or to the loss of benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of such Shareholder (including the Voting Shares) under (A) in the case of the 2010 GRAT or the Distributive Trust, any trust documents or formation documents, (B) any order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or any of the Voting Shares or (C) any contract to which such Shareholder is a party or any of its properties or assets (including the Voting Shares) is subject, in each case, except for violations, breaches or defaults that would not individually or in the aggregate impair the ability of any of the Shareholders to perform its obligations hereunder.

2. Agreement to Vote.

(a) Subject to Section 2(c), at the Company Stockholders’ Meeting or any other meeting of stockholders of the Company called to vote upon the Merger, the Shareholders shall vote (or cause to be voted) all of the Voting Shares in favor of the adoption of the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Shareholders shall vote (or cause to be voted) all of the Voting Shares in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Shareholders shall vote (or cause to be voted) all of the Voting Shares: (i) against any Competing Proposal or any action which is a component of any Competing Proposal, (ii) against the adoption of any Competing Transaction Agreement and (iii) against any other action that would in any manner (A) prevent, impede, frustrate or nullify any provision of the Merger Agreement, (B) change the voting rights of any class of capital stock of the Company or (C) otherwise interfere with or delay the transactions contemplated by the Merger Agreement.

(c) In the event of a Change in the Company Recommendation made in compliance with the Merger Agreement, solely in connection with a vote that is subject to Section 2(a):

(i) the number of shares of Company Common Stock that shall be considered “Voting Shares” pursuant to this Agreement shall be modified without any further notice or any action by the Company or the Shareholders to be only such number that is equal to thirty three percent (33%) of the total number of outstanding shares of Company Common Stock (the “Lock-Up Subject Shares”), such that the Shareholders shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 2(a); and

(ii) the Shareholders, in their sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the remaining Voting Shares in excess of the Lock-Up Subject Shares in any manner they may choose.

3. Transfer of Shares.  The Shareholders shall not, directly or indirectly, (a) sell, assign, transfer (including in any tender offer or by operation of law), dispose of or subject to an Encumbrance any of the Voting Shares, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or other arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including in any tender offer or by operation of law) or other disposition of any Voting Shares, (d) take any action that would make any representation or warranty of the Shareholders herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholders from performing their obligations hereunder or (e) otherwise agree to do any of the foregoing clauses (a) through (d); provided, however, that (i) the Shareholders may transfer Voting Shares in connection with any estate planning or charitable giving and (ii) the trustees of the 2010 GRAT shall be permitted to distribute Voting Shares to satisfy obligations under the 2010 GRAT to make annual annuity payments, so long as, in each case, any such Voting Shares continue to be bound after such transfer or distribution in all respects by the terms of this Agreement.

4. No Solicitation of Transactions.  The Shareholders shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Competing Proposal or (c) agree or authorize any Person to do any of the foregoing; provided, however, that nothing in this Section 4 shall prevent Mr. Wyss or Ms. Wyss, in each case, solely in their respective capacities as members of the Company Board, from engaging in any activity permitted or required by the Merger Agreement in the performance of their respective fiduciary obligations to the Company’s stockholders.

5. Termination.  The obligations of the Shareholders under this Agreement shall terminate upon the earliest of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Parent nor the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, provided, however, that nothing in this Section 5 shall relieve any party of liability for any intentional breach of this Agreement.

6. Additional Matters.  The Shareholders shall provide any required notice pursuant to Article Fourth (d) of the Company’s certificate of incorporation on the terms contained therein (including, in the case of a special meeting of shareholders, within 5 days after notice of any such meeting of shareholder is given), and shall take all other actions in any such case necessary to effectively carry out the transactions contemplated by this Agreement (including, from time to time, executing and delivering, or causing to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request).

7. Miscellaneous.

(a) Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b):

if to Parent, to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention:  Office of the General Counsel
Facsimile:  (732) 524-2788

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, N.Y. 10019-7475

Attention:	Robert I. Townsend III Damien R. Zoubek
Telephone:     212-474-1000
Facsimile:      212-474-3700

Email:	rtownsend@cravath.com
dzoubek@cravath.com

and if to the Shareholders, to:

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania 19103
Attention:  Joseph M. Sedlack
Telephone: 215-851-8132
Facsimile:  215-851-1420
Email:      jsedlack@reedsmith.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Attention:	Creighton O’M. Condon
Christa A. D’Alimonte
Telephone:     212-848-4000
Facsimile:      212-848-7179

Email:	ccondon@shearman.com
cdalimonte@shearman.com

(c) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(d) Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations and (ii) such assignment would not reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Specific Performance.  The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(h) Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above named courts.

(i) Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(j).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JOHNSON & JOHNSON

By:	/s/ William C. Weldon
Name:     William C. Weldon

Title:	Chairman, Board of Directors, and Chief
Executive Officer

[Parent Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HANSJÖRG WYSS

/s/  Hansjörg Wyss

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMY WYSS

/s/  Amy Wyss

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WYSS 1989 DISTRIBUTIVE TRUST

By:	/s/ Joseph M. Sedlack
Name:     Joseph M. Sedlack

Title:	Trustee

[Shareholder Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AW 2010 GRAT

By:	/s/ Joseph M. Sedlack
Name:     Joseph M. Sedlack

Title:	Trustee

[Shareholder Signature Page to Voting Agreement]

SCHEDULE I

Number of Shares of Company
Common Stock Owned
Beneficially and of Record,
Names of Shareholders	and Subject to this Agreement

Mr. Hansjörg Wyss	36,263,508
Ms. Amy Wyss	29,200
Wyss 1989 Distributive Trust	4,455,147
AW 2010 GRAT	4,077,970
TOTAL	44,825,825

SCHEDULE II

Various Grantor Retained Annuity Trusts and private foundations own an aggregate of 13,148,668 shares of Company Common Stock as of the date of this Agreement that are not subject to this Voting Agreement.

ANNEX C

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

April 25, 2011
Board of Directors
Synthes, Inc.
1302 Wrights Lane East
West Chester, Pennsylvania 19380

Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value Swiss franc (CHF) 0.001 per share (“Synthes Common Stock”), of Synthes, Inc. (“Synthes”), other than as specified herein, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Johnson & Johnson (“JNJ”), Samson Acquisition Corp., a wholly owned subsidiary of JNJ (“Merger Sub”), and Synthes. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Synthes (the “Merger”) pursuant to which each outstanding share of Synthes Common Stock will be converted into the right to receive (i) CHF 55.65 (the “Cash Consideration”) and (ii) that number (the “Exchange Ratio”) of shares of the common stock, par value U.S. dollars (USD) 1.00 per share (“JNJ Common Stock”), of JNJ equal to the quotient determined by dividing (x) CHF 103.35 by (y) the average of the volume weighted averages of the trading prices of JNJ Common Stock on the New York Stock Exchange on each of the 10 consecutive trading days ending on (and including) the trading day that is two trading days prior to the effective date of the Merger (such number of shares of JNJ Common Stock issuable pursuant to the Exchange Ratio, the “Stock Consideration”) (the Cash Consideration and the Stock Consideration being collectively referred to as the “Merger Consideration”). As more fully described in the Merger Agreement, the Exchange Ratio will not be greater than 1.9672 or less than 1.7098.

In arriving at our opinion, we have reviewed a draft, dated April 25, 2011, of the Merger Agreement and certain publicly available business and financial information relating to Synthes and JNJ. We also have reviewed certain other information relating to Synthes and JNJ, including financial forecasts relating to Synthes and certain publicly available research analysts’ estimates relating to JNJ, provided to or discussed with us by Synthes and JNJ, and have met with the managements of Synthes and JNJ to discuss the businesses and prospects of Synthes and JNJ, respectively. We also have considered certain financial and stock market data of Synthes and JNJ, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Synthes and JNJ, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Synthes that we have utilized in our analyses, the management of Synthes has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Synthes as to the future financial performance of Synthes. With respect to the publicly available research analysts’ estimates for JNJ that we have utilized in our analyses, we have reviewed and discussed such forecasts with the management of JNJ and have assumed, with your consent, that such forecasts are a reasonable basis upon which to evaluate the future financial performance of JNJ. We also have relied upon, with your consent and without independent verification, the assessments of the managements of Synthes and JNJ as to (i) the existing and future products, product candidates and technology of Synthes and the validity of, and risks associated with, such products, product candidates and technology and (ii) governmental and regulatory policies and matters affecting the healthcare industry and the potential impact thereof on Synthes, JNJ and the contemplated benefits of the Merger. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be material to our analyses or opinion.

Board of Directors
Synthes, Inc.
April 25, 2011

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, will be imposed that would have an adverse effect on Synthes, JNJ or the contemplated benefits of the Merger in any respect material to our analyses or opinion and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Synthes have advised us, and we also have assumed, that the terms of the Merger Agreement, when executed, will conform in all material respects to the terms reflected in the draft reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Synthes or JNJ, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Synthes Common Stock (other than holders entering into voting agreements in connection with the Merger and their respective affiliates) and does not address any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger Consideration or the Merger or any voting or other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of JNJ Common Stock actually will be when issued to the holders of Synthes Common Stock pursuant to the Merger or the prices at which shares of Synthes Common Stock or JNJ Common Stock will trade at any time. In addition, we express no view as to, and our opinion does not address, foreign currency exchange risks associated with the Merger. Our opinion also does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Synthes, nor does it address the underlying business decision of Synthes to proceed with the Merger.

We have acted as financial advisor to Synthes in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, Synthes has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided investment banking and other financial services to Synthes for which we and our affiliates have received compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Synthes, JNJ and their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Board of Directors
Synthes, Inc.
April 25, 2011

It is understood that this letter is for the information of the Board of Directors of Synthes (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Synthes Common Stock (other than holders entering into voting agreements in connection with the Merger and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

ANNEX D

Section 262 of the Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del.C. 1953, § 26256 Laws 1967, ch. 50; 56 Laws 1967, ch. 186, § 24; 57 Laws 1969, ch. 148, §§ 27-29; 59 Laws 1973, ch. 106, § 12; 60 Laws 1976, ch. 371, §§ 3-12; 63 Laws 1981, ch. 25, § 14; 63 Laws 1981, ch. 152, §§ 1, 2; 64 Laws 1983, ch. 112, §§ 46-54; 66 Laws 1987, ch. 136, §§ 30-32; 66 Laws 1988, ch. 352, § 9; 67 Laws 1990, ch. 376, §§ 19, 20; 68 Laws 1992, ch. 337, §§ 3, 4; 69 Laws 1993, ch. 61, § 10; 69 Laws 1994, ch. 262, §§ 1-9; 70 Laws 1995, ch. 79, § 16, eff. July 1, 1995; 70 Laws 1995, ch. 186, § 1; 70 Laws 1996, ch. 299, §§ 2, 3, eff. Feb. 1, 1996; 70 Laws 1996, ch. 349, § 22, eff. July 1, 1996; 71 Laws 1997, ch. 120, § 15, eff. July 1, 1997; 71 Laws 1998, ch. 339, §§ 49 to 52, eff. July 1, 1998; 73 Laws 2001, ch. 82, § 21, eff. July 1, 2001; 76 Laws 2007, ch. 145, §§ 11-16, eff. July 17, 2007; 77 Laws 2009, ch. 14, §§ 12, 13, eff. Aug. 1, 2009; 77 Laws 2010, ch. 253, §§ 47-50, eff. Aug. 1, 2010; 77 Laws 2010, ch. 290, §§ 16, 17, eff. Aug. 1, 2010.)

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